AMERICAN ELECTRIC POWER COMPANY, INC.

FORM U5S - ANNUAL REPORT
For the Year Ended December 31, 1999

                               TABLE OF CONTENTS                          Page


ITEM  1.  SYSTEM COMPANIES AND INVESTMENT THEREIN AS OF
          DECEMBER 31, 1999. . . . . . . . . . . . . . . . . . . . . .   1-6

ITEM  2.  ACQUISITIONS OR SALES OF UTILITY ASSETS. . . . . . . . . . .    7

ITEM  3.  ISSUE, SALE, PLEDGE, GUARANTEE OR ASSUMPTION OF SYSTEM
          SECURITIES . . . . . . . . . . . . . . . . . . . . . . . . .   7-8

ITEM  4.  ACQUISITION, REDEMPTION OR RETIREMENT OF SYSTEM SECURITIES .   9-11

ITEM  5.  INVESTMENTS IN SECURITIES OF NON-SYSTEM COMPANIES. . . . . .    12

ITEM  6.  OFFICERS AND DIRECTORS
          Part   I. Names, principal business address and positions
                    held as of December 31, 1999 . . . . . . . . . .     13-22
          Part  II. Banking connections. . . . . . . . . . . . . . .      23
          Part III. Compensation and other related information . . .     24-34

ITEM  7.  CONTRIBUTIONS AND PUBLIC RELATIONS . . . . . . . . . . . . .    35

ITEM  8.  SERVICE, SALES AND CONSTRUCTION CONTRACTS
          Part   I. Contracts for services or goods between system
                    companies. . . . . . . . . . . . . . . . . . . .      36
          Part  II. Contracts to purchase services or goods between
                    any system company and any affiliate . . . . . .      37
          Part III. Employment of any person by any system company
                    for the performance on a continuing basis of
                    management services. . . . . . . . . . . . . . .      37

ITEM  9.  WHOLESALE GENERATORS AND FOREIGN UTILITY COMPANIES . . . . .   38-41

ITEM 10   FINANCIAL STATEMENTS AND EXHIBITS (Index). . . . . . . . . .    42

SIGNATURE. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43

ITEM 1. SYSTEM COMPANIES AND INVESTMENT THEREIN AS OF DECEMBER 31, 1999.
                                                                                          Issuer          Owner's
                                                      Number of Common    Percent of       Book            Book
         Name of Company                                Shares Owned     Voting Power     Value (P)        Value (P)
               (1)                                           (2)             (3)            (4)             (5)

                                                                                                 (in thousands)
American Electric Power Company, Inc. (AEP)                 None            None              None            None
  AEP Communications, Inc. (AEPC)                           100 Shares       100         $   12,599      $    12,599
    AEP Communications, LLC (AEPCLLC)                   Uncertificated       100             14,752           14,752
  AEP Energy Services, Inc. (AEPES)                         200 Shares       100            (31,009)         (31,012)
  AEP Generating Company (AEGCo)                          1,000 Shares       100             33,907           33,907
  AEP Investments, Inc. (AEPINV)                            100 Shares       100             13,177           13,177
  AEP Power Marketing, Inc.                                 100 Shares       100               -                -
  AEP Resources Service Company (AEPRESC)                   110 Shares       100              1,260            1,260
  American Electric Power Service Corporation (AEPSC)    13,500 Shares       100              2,450            2,450
  AEP Resources, Inc. (AEPR)                                100 Shares       100            260,981          261,229
    AEP Delaware Investment Company(AEPDI)                      Shares       100              1,190            1,190
      AEP Holdings I  CV (AEPHLD)                          Partnership         1              1,190            1,190
        AEP Holdings II CV (AEPHLDII)                      Partnership       0.8                414              414
         AEP Energy Services Limited (AEPES-UK)             .01 Shares       0.8                 37               37
         AEP Funding Limited  (A)                           .01 Shares       0.8               -                -
         AEPR Global Investments B.V. (AEPRGI)              .31 Shares       0.8               -                -
          AEPR Global Holland Holding B.V. (AEPRGHH)        .31 Shares       0.8               -                -
          AEPR Global Ventures B.V. (AEPRGV)                .31 Shares       0.8               -                -
          Australian Energy International Pty. Ltd.           1 Shares       0.1   (C)         -                -
             AEI (Loy Yang) Pty. Ltd.                       .40 Shares       0.8               -                -
            Intergen Denmark, Aps                          Partnership        .4                377              377
    AEP Delaware Investment Company II (AEPDII)(B)        1,000 Shares       100             78,734           78,734
     AEP Holdings II CV (AEPHLDII)                         Partnership        15              7,763            7,763
       AEP Energy Services Limited (AEPES-UK)               .15 Shares        15                692              692
       AEP Funding Limited    (A)                             1 Shares        15             -                 -
        AEPR Global Investments B.V. (AEPRGI)                 6 Shares        15                  1                1
          AEPR Global Holland Holding B.V. (AEPRGHH)          6 Shares        15                  1                1
        AEPR Global Ventures B.V. (AEPRGV)                    6 Shares        15                 (1)              (1)
            Australian Energy International Pty. Ltd.        15 Shares       2.4   (C)         -                -
             AEI (Loy Yang) Pty. Ltd.                       .15 Shares        15               -                -
         Intergen Denmark, Aps                             Partnership       7.5              7,065            7,065
    AEP Energy Management, L.L.C.                       Uncertificated       100                 61
    AEP Holdings I CV (AEPHLD)                             Partnership        99            117,823          117,823
     AEP Holding II CV   (AEPHLDII)                        Partnership      84.2             43,577           43,577
       AEP Energy Services Limited (AEPES-UK)               .84 Shares      84.2              3,882            3,882
       AEP Funding Limited    (A)                           .84 Shares      84.2               -                  -
       AEPR Global Investments B.V. (AEPRGI)               33.7 Shares      84.2                  7                7
          AEPR Global Holland Holding B.V. (AEPRGHH)       33.7 Shares      84.2                  5                5
        AEPR Global Ventures B.V. (AEPRGV)                 33.7 Shares      84.2                 (5)              (5)
          Australian Energy International Pty. Ltd.          84 Shares      13.5   (C)        -                -

ITEM 1. (CONTINUED)
                                                                                          Issuer          Owner's
                                                      Number of Common    Percent of       Book            Book
         Name of Company                                Shares Owned     Voting Power     Value (P)        Value (P)
                (1)                                           (2)             (3)            (4)             (5)
                                                                                               (in thousands)
             AEI (Loy Yang) Pty. Ltd.                      .84 Shares       84.2              -                -
              Intergen Denmark, Aps                       Partnership       42.1            39,659           39,659

   AEP Resources Australia Holdings Pty Ltd (AEHOL)          1 Shares       100            379,146          379,146
     AEP Resources CitiPower I Pty Ltd (AECP1)               1 Shares       100            113,430          113,430
        Australia's Energy Partnership (AEPNP)            Partnership        99 (D)      1,140,654        1,140,654
          Marregon (No. 2) Pty Ltd (LDC1)          179,190,000 Shares        99             29,648           29,648
            CitiPower Pty (CTP)                           4.95 Shares        99              7,754            7,754
              CitiPower Trust (TRUST)                  Uncertificated        99          1,091,269        1,091,269
            Marregon Pty Ltd (AEMAR)                       .99 Shares        99               -                -
        AEP Resources CitiPower II Pty Ltd (AECP2)           1 Shares       100              2,986            2,986
          Australia's Energy Partnership (AEPNP)          Partnership         1 (D)         11,522           11,522
            Marregon (No. 2) Pty Ltd (LDC1)          1,810,000 Shares         1                300              300
              CitiPower Pty (CTP)                          .05 Shares         1                 79               79
                CitiPower Trust (TRUST)                Uncertificated         1             11,023           11,023
              Marregon Pty Ltd (AEMAR)                     .01 Shares         1               -                -
    AEP Resources Australia Pty., Ltd. (AEPRA)       3,753,752 Shares       100             17,990           17,990
      Pacific Hydro Limited                         23,478,300 Shares        20 (E)         15,305           17,925
    AEP Resources Limited (AEPRL)                            1 Shares       100                334              334
    AEP Resources Gas Holding Company (AEPRGH)              10 Shares       100            326,880          326,880
      AEP Resources Investments, Inc. (AEPRINV)            100 Shares       100            121,847          121,847
        LIG Pipeline Company (LIGPIPE)                     100 Shares       100            121,837          121,837
         LIG, Inc. (LIGINC)                                100 Shares       100             12,169           12,169
          Louisiana Intrastate Gas Company, L.L.C (LIG)    100 Shares        10 (F)         12,182           12,182
              LIG Chemical Company (LIGCHEM)               100 Shares        10               (237)            (237)
               LIG Liquids Company, L.L.C. (LIGLIQ)         10 Shares         1 (G)            139              139
              LIG Liquids Company, L.L.C. (LIGLIQ)          90 Shares         9 (G)          1,235            1,235
              Tuscaloosa Pipeline Company (TUSCALOOSA)     100 Shares        10                 85               85
          Louisiana Intrastate Gas Company, L.L.C. (LIG)   900 Shares        90 (F)        109,642          109,642
            LIG Chemical Company (LIGCHEM)                 900 Shares        90             (2,135)          (2,135)
             LIG Liquids Company, L.L.C. (LIGLIQ)           90 Shares         9 (G)          1,235            1,235
            LIG Liquids Company, L.L.C. (LIGLIQ)           810 Shares        81 (G)         11,120           11,120
            Tuscaloosa Pipeline Company (TUSCALOOSA)       900 Shares        90                764              764
      AEP Resources Ventures, Inc. (VENTURES)              100 Shares       100             22,730           22,730
         AEP Acquisition L.L.C. (AEPACQ)               Uncertificated        50 (H)         20,943           20,943
           Jefferson Island Storage & Hub L.L.C. (JISH)     50 Shares        50            104,322          104,327
      AEP Resources Ventures II, Inc. (VENTURES II)         10 Shares       100             22,730           22,730
         AEP Acquisition L.L.C. (AEPACQ)               Uncertificated        50 (H)         20,943           20,943
           Jefferson Island Storage & Hub L.L.C. (JISH)     50 Shares        50            104,322          104,327
         AEP Resources Ventures III, Inc. (VENTURES III)    10 Shares       100                  9                9

  ITEM 1. (CONTINUED)
                                                                                          Issuer          Owner's
                                                      Number of Common    Percent of       Book            Book
         Name of Company                                Shares Owned     Voting Power     Value (P)        Value (P)
               (1)                                           (2)             (3)            (4)             (5)
                                                                                               (in thousands)
    AEP Resources International, Ltd. (AEPRI)                 2 Shares       100             30,037           30,037
      AEP Pushan Power, LDC (PUSHAN)                         99 Shares        99   (I)       29,740           29,740
        Nanyang General Light Electric Co., Ltd. (NGLE)      (I)              69.3 (J)      102,493          102,459
      AEP Resources Mauritius Company (MAURITIUS)         9,900 Shares        99   (I)            7                7
      AEP Resources Mauritius Investment Company                             100               -                -
      AEP Resources Project Management Company, Ltd. (AEPRPM) 1 Shares       100                300              300
        AEP Pushan Power, LDC (PUSHAN)                        1 Shares         1   (I)          300              300
          Nanyang General Light Electric Co., Ltd. (NGLE)    (I)               0.7 (J)        1,035            1,035
        AEP Resources Mauritius Company (MAURITIUS)         100 Shares         1   (I)         -                -
    Yorkshire Power Group Limited                   220,000,001 Shares        50   (K)      367,860          367,860
      Yorkshire Cayman Holding Limited                          Shares       100               -                -
      Yorkshire Holdings plc                             50,000 Shares       100               -                -
        Yorkshire Electricity Group plc             159,270,953 Shares       100               -                -
        Yorkshire Power Finance Limited                      20 Shares         2   (L)         -                -
      Yorkshire Power Finance Limited                       980 Shares        98   (L)         -                -

          Total AEP Resources, Inc.                                                       1,320,055        1,320,055
  ITEM 1. (CONTINUED)
                                                                                          Issuer          Owner's
                                                      Number of Common    Percent of       Book            Book
         Name of Company                                Shares Owned     Voting Power     Value (P)        Value (P)
               (1)                                           (2)             (3)            (4)             (5)
                                                                                               (in thousands)

 Appalachian Power Company* (APCo)                   13,499,500 Shares        98.6        1,150,571        1,171,610
    Cedar Coal Co. (CeCCo)                                2,000 Shares       100              7,738            7,738
    Central Appalachian Coal Company** (CACCo)            3,000 Shares       100                721              721
    Central Coal Company** (CCCo)                         1,500 Shares        50   (M)          604              604
    Central Operating Company (COpCo)                     1,500 Shares        50   (M)           -                -
    Southern Appalachian Coal Company** (SACCo)           6,950 Shares       100             11,459           11,459
    West Virginia Power Company** (WVPCo)                   100 Shares       100                252              242

          Total Appalachian Power Company                                                    20,774           20,764

 Columbus Southern Power Company (CSPCo)*            16,410,426 Shares       100            860,482          860,482
    Colomet, Inc.** (COLM)                                1,500 Shares       100              1,950            1,950
    Conesville Coal Preparation Company (CCPC)              100 Shares       100              1,460            1,460
    Simco Inc.** (Simco)                                 90,000 Shares       100                477              477
    Ohio Valley Electric Corporation (OVEC)               4,300 Shares         4.3              516              430

          Total Columbus Southern Power Company                                               4,403            4,317

  Franklin Real Estate Company (FRECo)                      100 Shares       100                 30               28
    Indiana Franklin Realty, Inc. (IFRI)                     10 Shares       100                  1                1

  Indiana Michigan Power Company* (I&M)               1,400,000 Shares       100            955,712          962,899
    Blackhawk Coal Company** (BHCCo)                     39,521 Shares       100             56,956           56,956
    Price River Coal Company** (PRCCo)                    1,091 Shares       100                 27               27

          Total Indiana Michigan Power Company                                               56,983           56,983

  Kentucky Power Company (KEPCo)                      1,009,000 Shares       100            276,310          279,096
  Kingsport Power Company (KGPCo)                       410,000 Shares       100             25,085           25,742

  Ohio Power Company* (OPCo)                         27,952,473 Shares        99.1        1,371,101        1,375,523
    Cardinal Operating Company (CdOpCo)                     250 Shares        50   (N)          101               92
    Central Coal Company** (CCCo)                         1,500 Shares     50   (M)          604              604
    Central Ohio Coal Company (COCCo)                    69,000 Shares       100                  9                9
    Central Operating Company (COpCo)                     1,500 Shares        50   (M)         -                -
    Southern Ohio Coal Company (SOCCo)                    5,000 Shares       100             52,087           52,088
    Windsor Coal Company (WCCo)                           4,064 Shares       100                 33              205

          Total Ohio Power Company                                                           52,733           52,998

 ITEM 1. (CONTINUED)
                                                                                          Issuer          Owner's
                                                      Number of Common    Percent of       Book            Book
         Name of Company                                Shares Owned     Voting Power     Value (P)        Value (P)
               (1)                                           (2)             (3)            (4)             (5)

                                                                                               (in thousands)

 Ohio Valley Electric Corporation* (OVEC)                39,900 Shares        39.9            4,786            4,082
    Indiana-Kentucky Electric Corporation (IKEC)         17,000 Shares       100   (O)        3,400            3,400

  Wheeling Power Company (WPCo)                         150,000 Shares       100             25,815           26,797

  Equity in Subsidiaries - Unallocated                                                        9,840            9,840
          Total American Electric Power Company, Inc.                                     4,972,997        5,009,709

            Total All Companies                                                          $9,794,489       $9,833,966

                          ________________________________________________


New subsidiaries added during 1999 are:

Name of Company                            Date and Place of Organization           Description of Business
AEP Holdings I CV                                                                    To own and finance foreign
                                                                                     elctric projects and energy
                                                                                     trading
AEP Holdings II CV                                                                   To own and finance foreign
                                                                                     elctric projects and energy
                                                                                     trading
AEP Energy Services Limited               July 13, 1999 - Great Britain              To conduct energy trading
AEP Delaware Investment Company         November 12, 1999 - State of Delaware        To own and finance foreign
                                                                                     elctric projects and energy
                                                                                     trading
 .
AEP Energy Management, LLC              February 2, 1999 - State of Delaware
Intergen Denmark, Aps                                                       To own electric projects

(A)   Name changed from AEP Energy Services International, Limited on December 15, 1999.
(B)   Name changed from AEP Resources Delaware, Inc. on December 6, 1999.
(C)   AEP Resources Global Ventures B.V. owns 16% and the remaining 84% is owned an unaffiliated company.
(D)  Owned 99% by AEP Resources CitiPower I Pty Ltd and 1% by AEP Resources CitiPower II Pty Ltd.
(E)  Owned 20% by AEP Resources Australia Pty., Ltd. and 80% by unaffiliated companies.
(F)  Owned 10% by LIG, Inc. and 90% by LIG Pipeline Company.
(G)  Owned 10% by LIG Chemical Company and 90% by Louisiana Intrastate Gas Company.
(H)  Owned 50% by AEP Resources Ventures, Inc and 50% by AEP Resources Ventures II, Inc.
(I)  Owned 99% by AEP Resources International Ltd. and 1% by AEP Resources Project Management Company Ltd.
(J)  AEP Pushan Power, LDC owns 70%; the other 30% is owned by unaffiliated companies.  The Company is a joint venture company domiciled in the People's Republic of China.  It has registered capital totaling Renminbi four hundred seventy six million six hundred sixty seven thousand Yuan.
(K)   AEP Resources, Inc. owns 50% and the remaining 50% is owned by an unaffiliated company.
(L)  Owned 2% by Yorkshire Holdings plc and 98% by Yorkshire Power Group Limited.
(M)  Owned 50% by Appalachian Power Company and 50% by Ohio Power Company.
(N)  Ohio Power Company owns 50% of the stock; the other 50% is owned by a corporation not affiliated with
      American Electric Power Company, Inc.
(O)  This Company is a wholly-owned subsidiary of Ohio Valley Electric Corporation, 44.2% of whose voting securities are owned by the American Electric Power System, the balance by unaffiliated companies.
(P)  Includes unsecured debt as follows: for AEHOL - $214,666,000, AEPRA - $4,925,000,
     AEPRGH - $243,600,000, AEPSC - $1,100,000, NGLE - $69,946,000, CdOpCo - $92,000 and
     MAURITIUS - $1,034,000.

  *Exempt under Section 3(A) pursuant to Rule 2 thereof.
 **Inactive.
***Exempt under Securities and Exchange Commission Release No. 35-24295.

All of the active subsidiaries of AEP are involved in the electric utility business in the United States with the exceptions of AEPC, AEPCLLC, AEPES, AEPINV, AEP Power Marketing, Inc., AEPR, AEHOL, AECP1, AEPNP,
LDC1, CTP, TRUST, AEMAR, AECP2, AEPRA, Pacific Hydro Limited, AEPDI, AEPHLD, AEPHLDII, AEPES-UK,
AEP Funding Limited, AEPDII, AEP Energy Management, LLC, AEPRGH, AEPRINV, LIGPIPE, LIGINC, LIG, LIGCHEM,
LIGLIQ, TUSCALOOSA, VENTURES, AEPACQ, JISH, VENTURES II, VENTURES III, AEPRI, PUSHAN, NGLE, MAURITIUS,
AEP Resources Mauritius Investment Company, AEPRPM, AEPRL, AEPRGI, AEPRGHH, AEPRGV, Australian Energy
International Pty. Ltd., AEI (Loy Yang) Pty. Ltd.,Intergen Denmark, Aps, Yorkshire Power Group Limited,
Yorkshire Cayman Holding Limited, Yorkshire Holdings plc, Yorkshire Electricity Group plc, Yorkshire
Power Finance Limited, and AEPRESC.  AEPRESC offers consulting services to unaffiliated entities in
AEP and its subsidiaries' areas of expertise.  AEPINV is involved in the development of demand side management technologies.  Yorkshire Power Group Limited and its subsidiaries are involved in the electric utility business in the United Kingdom.  AEHOL and its subsidiaries own electric distribution assets in Melbourne, Australia.  Pacific Hydro Limited owns hydroelectric facilities.  AEPRGH and its subsidiaries owns and operates midstream gas operations in Louisiana.  AEPES operates a gas trading business.  AEPDI and subsidiaries operate a U. K. Electric and gas trading business. The other listed subsidiaries are pursuing opportunities in non-regulated electric and related activities.

ITEM 2. ACQUISITIONS OR SALES OF UTILITY ASSETS

        Information concerning acquisitions or sales of utility assets by System companies not reported in a certificate filed pursuant to Rule 24 are as follows:

        NONE


ITEM 3. ISSUE, SALE, PLEDGE, GUARANTEE OR ASSUMPTION OF SYSTEM SECURITIES


Name of Issuer and                                                                          Authorization
Description of Issues                Date and Form of Transactions        Consideration     or Exemption
         (1)                                      (2)                          (3)               (4)

                                                                         (in thousands)
Appalachian Power Company:

  Senior Unsecured Notes Payable
    6.60% Series Due 2009              5/20/99 - Public Offering             148,751           Rule 52
    7.45% Series Due 2004             10/19/99 - Public Offering              49,542           Rule 52

Indiana Michigan Power Company:

  Senior Unsecured Notes Payable
    Floating Rate Series Due 2000      11/23/99 - Public Offering             99,610           Rule 52
    6.875% Series Due 2004              7/22/99 - Public Offering            148,379           Rule 52

ITEM 3. (CONTINUED)


Name of Issuer and                                                                          Authorization
Description of Issues                Date and Form of Transactions        Consideration     or Exemption
         (1)                                      (2)                          (3)               (4)
                                                                          (in thousands)
Kentucky Power Company:

  Senior Unsecured Notes Payable
    Floating Rate Series Due 2000       11/2/99 - Public Offering             79,740           Rule 52

Ohio Power Company:

  Senior Unsecured Notes Payable
    6.75% Series Due 2004                6/9/99 - Public Offering             99,213           Rule 52
    7.00% Series Due 2004                9/1/99 - Public Offering             74,094           Rule 52


GUARANTEE:

At December 31, 1999, American Electric Power Company, Inc. had outstanding parental guaranties on behalf of
AEP Communications, LLC with two banks.  The net exposure under the guaranties at December 31, 1999 was approximately $5,500,000.

ITEM 4. ACQUISITION, REDEMPTION OR RETIREMENT OF SYSTEM SECURITIES

                                            Name of Company                       Extinguished (EXT)
Name of Issuer and                      Acquiring, Redeeming or                     or Held (H) for     Authorization
  Title of Issue                          Retiring Securities     Consideration   Further Disposition   or Exemption
        (1)                                       (2)                  (3)                (4)                (5)
                                                                  (in thousands)
American Electric Power Service Corp:

  Mortgage Notes
    9%    Series D Due 1999                      AEPSC                  2,500             EXT             Rule 42
    9.60% Series E Due 2008                      AEPSC                  2,500             EXT             Rule 42

Appalachian Power Company:

  Cumulative Preferred Stock,
    No Par Value
      4-1/2% Series                              APCo                     707             EXT             Rule 42
      5.90% Series                               APCo                   2,023             EXT             Rule 42

    First Mortgage Bonds
    7.00%  Series Due 1999                       APCo                  30,000             EXT             Rule 42
    8.43%  Series Due 2022                       APCo                  37,471             EXT             Rule 42
    7.80%  Series Due 2023                       APCo                   9,763             EXT             Rule 42
    7.90%  Series Due 2023                       APCo                  30,000             EXT             Rule 42
    7.15%  Series Due 2023                       APCo                   9,450             EXT             Rule 42

Columbus Southern Power Company:

  First Mortgage Bonds
    7.75%  Series Due 2023                       CSPCo                  6,930             EXT             Rule 42
    7.45%  Series Due 2024                       CSPCo                 19,637             EXT             Rule 42
    7.60%  Series Due 2024                       CSPCo                  8,957             EXT             Rule 42



ITEM 4. (CONTINUED)

                                            Name of Company                       Extinguished (EXT)
Name of Issuer and                      Acquiring, Redeeming or                     or Held (H) for     Authorization
  Title of Issue                          Retiring Securities     Consideration   Further Disposition   or Exemption
        (1)                                       (2)                  (3)                (4)                (5)
                                                                  (in thousands)


Indiana Michigan Power Company:

  Cumulative Preferred Stock,
    $100 Par Value
       4-1/8% Series                             I&M                        7             EXT             Rule 42
       4.56% Series                              I&M                       11             EXT             Rule 42
       5.90% Series                              I&M                    1,513             EXT             Rule 42
       6-1/4% Series                             I&M                    1,029             EXT             Rule 42
       6-7/8% Series                             I&M                    1,038             EXT             Rule 42

Indiana Michigan Power Company:

  First Mortgage Bonds
    7.30% Series Due 1999                        I&M                   35,000             EXT             Rule 42
    6.80% Series Due 2003                        I&M                   20,000             EXT             Rule 42
    6.55% Series Due 2003                        I&M                   20,000             EXT             Rule 42
    6.55% Series Due 2004                        I&M                   25,000             EXT             Rule 42
    7.20% Series Due 2024                        I&M                    9,500             EXT             Rule 42

Kentucky Power Company:

  First Mortgage Bonds
    7.20% Series Due 1999                       KEPCo                  35,000             EXT             Rule 42
    7.90% Series Due 2023                       KEPCo                  12,812             EXT             Rule 42
    7.90% Series Due 2023                       KEPCo                  10,495             EXT             Rule 42

  Notes Payable
    6.42% Due 1999                              KEPCo                  25,000             EXT             Rule 42

Kingsport Power Company:

  Notes Payable
    7.10% Due 1999                              KGPCo                  5,000              EXT             Rule 42
    7.69% Due 1999                              KGPCo                  5,000              EXT             Rule 42

ITEM 4. (CONTINUED)

                                            Name of Company                       Extinguished (EXT)
Name of Issuer and                      Acquiring, Redeeming or                     or Held (H) for     Authorization
  Title of Issue                          Retiring Securities     Consideration   Further Disposition   or Exemption
        (1)                                       (2)                  (3)                (4)                (5)
                                                                  (in thousands)

Ohio Power Company:

  Cumulative Preferred Stock,
    $100 Par Value
      4.08% Series                              OPCo                      25              EXT             Rule 42
      4-1/2% Series                             OPCo                     271              EXT             Rule 42
      4.40% Series                              OPCo                      26              EXT             Rule 42
      5.90% Series                              OPCo                   1,021              EXT             Rule 42
      6.02% Series                              OPCo                   2,050              EXT             Rule 42

  First Mortgage Bonds
    6.875% Series Due 2003                      OPCo                  40,000              EXT             Rule 42
    6.55% Series Due 2003                       OPCo                   7,865              EXT             Rule 42
    7.85% Series Due 2023                       OPCo                  40,000              EXT             Rule 42
    7.10% Series Due 2023                       OPCo                   1,870              EXT             Rule 42

Wheeling Power Company:

  Notes Payable
    7.10% Due 1999                              WPCo                   5,000              EXT             Rule 42


ITEM 5. INVESTMENTS IN SECURITIES OF NONSYSTEM COMPANIES AS OF DECEMBER 31, 1999.
1.   Aggregate amount of investments in persons operating in the retail service area of AEP or of its subsidiaries.

                   Aggregate Amount of Investments            Number of
Name of          in Persons (Entities), Operating in           Persons                     Description of
Company              Retail Service Area of Owner             (Entities)                 Persons (Entities)
  (1)                            (2)                             (3)                          (4)
                           (in thousands)
 APCo                          $  739                             8            Industrial  Development Corporations

 AEPCLLC                        6,412                             2            Personal Communications Services Provider

 AEPINV                           601                             1            Economic Development Company

 AEPINV                           100                             1            Economic Development Company

 I&M                                8                             1            Economic Development Company

 WPCo                              13                             1            Industrial Development Corporation

2.   Securities owned not included in 1 above.
Name of                             Nature of           Description         Number      Percent of      Owner's
Company  Name of Issuer         Issuer's Business      of Securities      of Shares    Voting Power    Book Value
  (1)          (2)                     (3)                  (4)              (5)            (6)           (7)
                                                                                                     (in thousands)
AEPINV   Intersource            Research &
         Technologies, Inc.     Technology Development  Common Stock       800,000          9.9         $11,500
                                                        Preferred Stock     95,000
AEPINV   EnviroTech Investment  Research &
         Fund I                 Technology Development  Limited Partner         *           9.9           2,733
AEPINV   Altra Energy           Internet-based Energy   Convertible
          Technologies, Inc.    Trading                 Preferred Stock    952,381           **           5,000
AEPRESC  LECTRIX LLC            Provide Services-Power  Limited Liability
                                Quality                 Company               ***          33.3             336

AEP      Integrated Communica-  Development of
         tions System, Inc.     Demand Side Management  Common Stock        80,000          8.4            -


  * Limited Partnership Interests
 ** Less than 3%
*** One-third Membership Interest

ITEM 6.  OFFICERS AND DIRECTORS
PART I as of December 31, 1999

The following are the abbreviations to
be used for principal business address
and positions.

Principal Business Address        Code

1 Riverside Plaza
Columbus, OH     43215               (a)

40 Franklin Road
Roanoke, VA     24022               (b)

700 Morrison Road
Gahanna, OH 43230               (c)

One Summit Square
Fort Wayne, IN 46801            (d)

One Memorial Drive
Lancaster, OH 43130                (e)

Dayuan Zhuan Village
Pushan Town, Nanyang City
People's Republic of China      (f)

Walker House, Mary Street
P.O. Box 265GT
George Town, Grand Cayman
Cayman Islands                  (g)

Les Cascades Building
Edith Cavell Street
Port Louis, Mauritius           (h)

1105 North Market Street
Wilmington, DE 19899            (i)

600 Bourke Street
Melbourne, Victoria 3000
Australia                       (j)

29/30 St. Jame's Street,London
Great Britain SW1A 1HB          (k)

P.O. Box B
Brilliant, OH 43913               (l)

301 Cleveland Ave., SW
Canton, OH 44702               (m)

225 South 15th Street
Philadelphia, PA 19102          (n)

Wetherby Road, Scarcroft,Leeds
LS14 3HS Great Britain          (o)

P.O. Box 309 George Town,
Grand Cayman, Cayman Islands     (p)

Herengracht 548,
1017 CG Amsterdam
The Netherlands                (q)

Suite 400, Deseret Building
Salt Lake City, UT 84111        (r)

1701 Central Avenue
Ashland, KY 41101                (s)


301 Virginia Street East
Charleston, WV 25301        (t)

P.O. Box 75
Wheeling, WV 26003             (u)

P.O. Box 389
New Haven, WV 25265             (v)

P.O. Box 468
Piketon, Ohio 45661             (w)

1225 17th Street, Suite 500
Denver, CO 80202             (x)

474 Flinders Street
Melbourne, Victoria 3000
Australia                  (aa)

555 San Felipe
Houston TX 77056             (bb)

461 Rua Butana, 4th Fl. Rm A
Sao Paulo, Sao Paulo
05424-240 Brazil             (cc)

Level 15, 624 Bourke Street
Melbourne, 3000 Australia        (dd)

Position                      Code

Director                      D
Chairman of the Board         CB
Vice Chairman of the Board    VCB
President                     P
Chief Executive Officer       CEO
Chief Operating Officer       COO
Executive Vice President      EVP
Senior Vice President         SVP
Vice President                VP
Controller                    C
Secretary                     S
Treasurer                     T
General Counsel               GC
Chief Financial Officer       CFO
Chief Accounting Officer      CAO
Managing Director             MD
Board of Managers             B
Delegate Manager              DM

The officer's or director's principal
business address is the same as
indicated in the Company heading unless
another address is provided with the
individual's name.

American Electric Power Company, Inc.
Name and Principal Address(a) Position

John P. DesBarres             D
32064 Pacifica Drive
Rancho Palos Verdes, CA 90275
E. Linn Draper, Jr.             D,CB,P,CEO
Robert M. Duncan             D
1397 Haddon Road
Columbus, OH 43209
Robert W. Fri             D
6001 Overlea Road
Bethesda, MD 20816
Lester A Hudson, Jr.        D
P.O. Box 8583
Greenville, SC 29604

ITEM 6.  OFFICERS AND DIRECTORS
PART I (Continued)

American Electric Power Company, Inc.
(continued)
Name and Principal Address(a) Position

Leonard J. Kujawa             D
225 Peachtree St.,NE
Atlanta, GA 30303

Donald G. Smith             D
P.O. Box 13948
Roanoke, VA 24038
Linda Gillespie Stuntz        D
1275 Pennsylvania Ave.,NW
Washington, DC 20004
Kathryn D. Sullivan             D
795 Old Oak Trace
Columbus, OH 43235
Dr. Morris Tanenbaum         D
74 Falmouth Street
Short Hills, NJ 07078
Henry W. Fayne             VP,CFO
Leonard V. Assante             C,CAO
Armando A. Pena             T
Susan Tomasky             S

AEI (Loy Yang) Pty Ltd
Name and Principal Address(j) Position

Alan John Bielby              D
147 Argyle Street
Kowloon, Hong Kong
Donald Boyd (a)             D
Robert Albert Littlewood        D
10/F Chi Wo Commercial Bldg
20 Saigon Street
Kowloon, Hong Kong
Kenneth Warren Oberg        D
10/F, Chi Wo Commercial Blg
20 Saigon Street
Kowloon, Hong Kong
Paul Robert Rainey             D,S

AEP Acquisition, L.L.C.
Name and Principal Address(a) Position

Donald M. Clements, Jr.       CB,P
Jeffrey D. Cross              VP,S
Armando A. Pena               VP,T

AEP Communications, Inc.
Name and Principal Address(a) Position

Donald M. Clements, Jr.        D,P
E. Linn Draper, Jr.             D,CB,CEO
Henry W. Fayne             D,VP
William J. Lhota             D,VP
James J. Markowsky             D
Armando A. Pena             D,VP,T,CFO
David Mustine             VP
Peter R. Thomas             VP
Leonard V. Assante             C,CAO
John F. DiLorenzo, Jr.        S




AEP Communications, LLC
Name and Principal Address(a) Position

Donald M. Clements, Jr.        B,P
Armando A. Pena             B,T
Peter R. Thomas             B,VP
Jeffrey D. Cross             S

AEP Delaware Investment Company
Name and Principal Address(a) Position

Jeffrey D. Cross             D,VP,S
Armando A. Pena             D,P,T

AEP Delaware Investment Company II
Name and Principal Address(a) Position

Jeffrey D. Cross              D,VP,S
David W. Dupert (i)           D
Armando A. Pena               D,P,T

AEP Energy Management, L.L.C.
Name and Principal Address(a) Position

Donald M. Clements Jr.        D,CB
James J. Markowsky             D
Armando A. Pena             D,VP,T
John M. Adams, Jr.             VP
Thomas J. Seeley             VP
Gregory S. Campbell             C
Jeffrey D. Cross             S

AEP Energy Services, Inc.
Name and Principal Address(a) Position

Paul D. Addis             D,P
E. Linn Draper, Jr.             D,CB,CEO
Henry W. Fayne             D,VP
William J. Lhota             D
James J. Markowsky             D
Armando A. Pena             D,VP,T,CFO
Bruce H. Braine             SVP
Henry D. Jones             SVP
Steven J. Lewis             SVP
Eric J. van der Walde        SVP
Steven A. Appelt             VP
David A. Banks             VP
Thomas A. Barry             VP
Joseph A. Curia, Jr.        VP
David B. Dunn             VP
Douglas K. Penrod             VP
Glenn Riepl                  VP
George Rooney             VP
Leonard V. Assante             C,CAO
John F. DiLorenzo, Jr.        S

AEP Energy Services Limited
Name and Principal Address(k) Position

Paul D. Addis (a)             D
Henry D. Jones             MD
Jeffrey D. Cross (a)        S
Armando A. Pena (a)             T







ITEM 6.  OFFICERS AND DIRECTORS
PART I (Continued)

AEP Funding Limited
Name and Principal Address(g) Position

Jeffrey D. Cross (a)          D,S
David Mustine (a)             VP
Armando A. Pena (a)           D,T

AEP Generating Company
Name and Principal Address(a) Position

E. Linn Draper, Jr.             D,P,CEO
Henry W. Fayne             D,VP
John R. Jones             D
William J. Lhota             D
James J. Markowsky             D,VP
Armando A. Pena              D,VP,T,CFO
Leonard V. Assante             C,CAO
John F. DiLorenzo, Jr.        S

AEP Investments, Inc.
Name and Principal Address(a) Position

Donald M. Clements, Jr.        D,P
E. Linn Draper, Jr.             D,CB,CEO
Henry W. Fayne             D,VP
William J. Lhota             D,VP
James J. Markowsky             D
Armando A. Pena             D,VP,T,CFO
David Mustine             SVP
Jeffrey D. Cross             VP,GC
Dennis A. Lantzy             VP
Leonard V. Assante             C,CAO
John F. DiLorenzo, Jr.        S


AEP Power Marketing, Inc.
Name and Principal Address(a) Position

Paul D. Addis             D,P
E. Linn Draper, Jr.             D,CB,CEO
Henry W. Fayne             D,VP
James J. Markowsky             D
Armando A. Pena             D,VP,T
Leonard V. Assante             C
John F. DiLorenzo, Jr.        S

AEP Pushan Power, LDC
Name and Principal Address(g) Position

Donald M. Clements, Jr. (a)   D,P
Jeffrey D. Cross (a)          D
David Mustine (a)             D
Armando A. Pena (a)           D,VP,T
W.S. Walker & Co.             S

AEP Resources, Inc.
Name and Principal Address(a) Position

Donald M. Clements, Jr.        D,P
E. Linn Draper, Jr.             D,CB,CEO
Henry W. Fayne             D,VP
William J. Lhota             D
Gerald P. Maloney             D
James J. Markowsky             D
Armando A. Pena             D,VP,T,CFO
Donald E. Boyd             SVP
David Mustine             SVP
Frederick J. Boyle             VP
Jeffrey D. Cross             VP,GC
Thomas S. Jobes             VP
John R. Jones             VP
Dennis A. Lantzy             VP
James H. Sweeney             VP
Commerence Exec. Park III
1850 Centennial Park Dr.#480
Reston, VA 20191
Christopher Wilson (k)        VP
Leonard V. Assante             C,CAO
John F. DiLorenzo, Jr.        S

AEP Resources Australia Holdings Pty Ltd
Name and Principal Address(j) Position
Donald E. Boyd (a)            D
Donald M. Clements, Jr.(a)    D
Jeffrey D. Cross (a)          D,S
William J. Lhota (a)          D
John Marshall (dd)            D
Armando A. Pena (a)           D,T
Simon Lucas (dd)              S

AEP Resources Australia Pty. Ltd.
Name and Principal Address(j) Position

Donald E. Boyd (a)            D
Donald M. Clements, Jr.(a)    D,CB
Jeffrey D. Cross (a)          D,S
David Mustine (a)             D
Armando A. Pena (a)           D
Mark A. Snape                 D,S
100 Walker Street
North Sydney 2060
Australia

AEP Resources do Brasil Ltda.
Name and Principal Address(cc)Position

Hercules Celescuekci        DM

AEP Resources CitiPower I Pty Ltd
Name and Principal Address(j) Position

Donald E. Boyd (a)            D
Donald M. Clements, Jr.(a)    D
Jeffrey D. Cross (a)          D,S
William J. Lhota (a)          D
John Marshall (dd)            D
Armando A. Pena (a)           D,T
Simon Lucas (dd)              S

AEP Resources CitiPower II Pty Ltd
Name and Principal Address(j) Position

Donald E. Boyd (a)            D
Donald M. Clements, Jr.(a)    D
Jeffrey D. Cross (a)          D,S
William J. Lhota (a)          D
John Marshall (dd)            D
Armando A. Pena (a)           D,T
Simon Lucas (dd)              S







ITEM 6.  OFFICERS AND DIRECTORS
PART I (Continued)

AEP Resources Gas Holding Company
Name and Principal Address(a) Position

Paul D. Addis             D
Donald M. Clements, Jr.        D,CB,P
Jeffrey D. Cross             D,VP,S
Steven J. Lewis             D
Armando A. Pena             D,VP,T
Thomas Strauss (i)             D

AEP Resources International, Limited
Name and Principal Address(g) Position

Donald M. Clements, Jr. (a)   D,P
E. Linn Draper, Jr. (a)       D,CB,CEO
Henry W. Fayne (a)            D,VP
William J. Lhota (a)          D
James J. Markowsky (a)        D
Armando A. Pena (a)           D,VP,T,CFO
David Mustine (a)             SVP
Jeffrey D. Cross (a)          VP,GC
John R. Jones (a)             VP
Dennis A. Lantzy (a)          VP
Leonard V. Assante(a)         C,CAO
John F. DiLorenzo, Jr. (a)    S

AEP Resources Investments, Inc.
Name and Principal Address(a) Position

Paul D. Addis             D
Donald M. Clements, Jr.        D,CB,P
Jeffrey D. Cross             D,VP,S
Steven J. Lewis             D
Armando A. Pena             D,VP,T
Thomas Strauss (i)             D
Leonard V. Assante             C

AEP Resources Limited
Name and Principal Address(k) Position

Donald M. Clements, Jr. (a)   D
Jeffrey D. Cross (a)          D,S
David Mustine (a)             D
Armando A. Pena (a)           D,T
Chris Wilson                  MD

AEP Resources Mauritius Company
Name and Principal Address(h) Position

P.R. Sydney Bathfield         D
Donald M. Clements, Jr.(a)    D,P
Jeffrey D. Cross (a)          D
David Mustine (a)             D,VP
Armando A. Pena (a)           D,T
Ashraf Ramtoola               D
International Management
   (Mauritius) Ltd.             S

AEP Resources Mauritius Investment
Company
Name and Principal Address(h) Position

P.R. Sydney Bathfield         D
Donald M. Clements, Jr.(a)    D,P
Jeffrey D. Cross (a)          D
David Mustine (a)             D,VP
Armando A. Pena (a)           D,T
Ashraf Ramtoola               D
Christiane Yeung Chin Shing   D
Johnny Yan Man Shing          D
International Management
   (Mauritius) Ltd.           S

AEP Resources Project Management
Company, Ltd.
Name and Principal Address(g) Position

Donald M. Clements, Jr. (a)   D,P
Jeffrey D. Cross (a)          D
David Mustine (a)             D,VP
Armando A. Pena (a)           D,T
W.S. Walker & Company         S

AEP Resources Service Company
Name and Principal Address(a) Position

Donald M. Clements, Jr.        D
E. Linn Draper, Jr.             D,CB,CEO
Henry W. Fayne             D,VP
William J. Lhota             D
James J. Markowsky             D
Armando A. Pena             D,VP,T,CFO
John F. Norris, Jr.             P
Donald E. Boyd             SVP
David Mustine             SVP
Jeffrey D. Cross             VP,GC
Dennis A. Lantzy             VP
Leonard V. Assante             C,CAO
John F. DiLorenzo, Jr.        S

AEP Resources Ventures, Inc.
Name and Principal Address(a) Position

Paul D. Addis             D
Donald M. Clements, Jr.        D,CB,P
Jeffrey D. Cross             D,VP,S
Steven J. Lewis             D
Armando A. Pena             D,VP,T
Thomas Strauss (i)             D
Leonard V. Assante             C

AEP Resources Ventures II, Inc.
Name and Principal Address(a) Position

Paul D. Addis             D
Donald M. Clements, Jr.        D,CB,P
Jeffrey D. Cross             D,VP,S
Steven J. Lewis             D
Armando A. Pena             D,VP,T
Thomas Strauss (i)             D

AEP Resources Ventures III, Inc.
Name and Principal Address(a) Position

Paul D. Addis             D
Donald M. Clements, Jr.        D,CB,P
Jeffrey D. Cross             D,VP,S
Steven J. Lewis             D
Armando A. Pena             D,VP,T
Thomas Strauss (i)             D





ITEM 6.  OFFICERS AND DIRECTORS
PART I (Continued)

AEPR Global Holland Holding B.V.
Name and Principal Address(q) Position

AEP Resources, Inc. (a)        MD

AEPR Global Investments B.V.
Name and Principal Address(q) Position

Donald M. Clements, Jr. (a)   MD
Jeffrey D. Cross (a)          MD
David Mustine (a)             MD
Armando A. Pena (a)           MD
A. Konijn                     MD
D.J.C. Niezing                MD

AEPR Global Ventures B.V.
Name and Principal Address(q) Position

Donald M. Clements, Jr. (a)   MD
Jeffrey D. Cross (a)          MD
David Mustine (a)             MD
Armando A. Pena (a)           MD
A. Konijn                     MD
D.J.C. Niezing                MD

American Electric Power Service
Corporation
Name and Principal Address(a) Position

Paul D. Addis             D,EVP
Donald M. Clements, Jr.        D,EVP
E. Linn Draper, Jr.             D,CB,P,CEO
Charles A. Ebetino,Jr.(e)        D,SVP
Carl A. Erikson             D,SVP
Henry W. Fayne             D,EVP
Luke M. Feck                  D,SVP
John R. Jones             D,SVP
William J. Lhota             D,EVP
James J. Markowsky             D,EVP
Michael F. Moore             D,SVP
R. E. Munczinski            D,SVP
John F. Norris, Jr.             D,SVP
Armando A. Pena            D,SVP,T,CFO
Rodney B. Plimpton             D,SVP
Robert P. Powers             D,SVP
One Cook Place
Bridgman, MI 49106
Peter Splawnyk (c)             D,SVP
Susan Tomasky             D,SVP,GC
Joseph H. Vipperman             D,EVP
Melinda S. Ackerman             VP
Leonard V. Assante             VP,C,CAO
J. C. Baker                  VP
Bruce M. Barber             VP
C. R. Boyle, III               VP
David H. Crabtree (c)        VP
John F. DiLorenzo, Jr.        VP,S
W. N. D'Onofrio              VP
Dale E. Heydlauff             VP
Anthony P. Kavanagh             VP
801 Pennsylvania Ave.
Washington DC 20004
V. A. Lepore                  VP
Hugh H. Lucas (e)             VP
Thomas R. McCaffrey             VP
J. K. McWilliams             VP
Richard A. Mueller             VP
Patrick M. O'Brien            VP
Bruce A. Renz (c)             VP
William L. Scott             VP
Elizabeth M. Smith             VP
Joseph A. Valentine             VP
Harry E. Vick                VP
T. R. Watkins (c)             VP
Charles D. Weaver             VP

Appalachian Power Company
Name and Principal Address(b) Position

E. Linn Draper, Jr. (a)        D,CB,CEO
Henry W. Fayne (a)             D,VP
William J. Lhota (a)        D,P,COO
James J. Markowsky     (a)        D,VP
Armando A. Pena (a)             D,VP,T,CFO
Joseph H. Vipperman      (a)        D,VP
R. D. Carson, Jr.             VP
Stuart Solomon (t)             VP
Leonard V. Assante (a)        C,CAO
John F. DiLorenzo, Jr.(a)        S

Australian Energy International Pty Ltd
Name and Principal Address(j) Position

Alan John Bielby             D
147 Argyle Street
Kowloon, Hong Kong
Donald Boyd (a)             D
Peter Albert Littlewood        VP
10/F Chi Wo Commercial Blg.
20 Saigon Street
Kowloon, Hong Kong
Kenneth Warren Oberg        D
10/F,Chi Wo Commercial Blg.
20 Saigon Street
Kowloon, Hong Kong
Paul Robert Rainey             D,S
Mark Snape                  D
100 Walker Street
North Sydney 2060, Australia

Australia's Energy Partnership
Name and Principal Address(j) Position

Armando A. Pena (a)             T

Blackhawk Coal Company
Name and Principal Address(r) Position

E. Linn Draper, Jr. (a)        D,CB,CEO
Charles A. Ebetino,Jr.(e)        D,P,COO
Henry W. Fayne (a)             D,VP
William J. Lhota (a)        D
James J. Markowsky (a)        D
Armando A. Pena (a)             D,VP,T,CFO
Leonard V. Assante (a)        C,CAO
John F. DiLorenzo, Jr.(a)        S










ITEM 6.  OFFICERS AND DIRECTORS
PART I (Continued)

Cardinal Operating Company
Name and Principal Address(l) Position

Anthony J. Ahern             D
6677 Busch Blvd.
Columbus, OH 43226
J. C. Baker (a)             D
Richard K. Byrne             D,VP
6677 Busch Blvd.
Columbus, OH 43226
E. Linn Draper, Jr. (a)        D,P
John R. Jones (a)             D,VP
William J. Lhota (a)        D,VP
Ralph E. Luffer              D,VP
P.O. Box 250
Lancaster, OH 43130-0250
James J. Markowsky (a)        D,VP
Steven K. Nelson             D,VP
P.O. Box 280
Coshocton, OH 43812
Michael L. Simms               D
3888 Stillwell Beckett Rd.
Oxford, OH 45056
Leonard V. Assante (a)        C
Armando A. Pena (a)             T
John F. DiLorenzo, Jr.(a)        S

Cedar Coal Co.
Name and Principal Address(b) Position

E. Linn Draper, Jr. (a)       D,CB,CEO
Charles A. Ebetino, Jr.(e)    D,P,COO
Henry W. Fayne (a)            D,VP
William J. Lhota (a)          D
James J. Markowsky (a)        D
Armando A. Pena (a)           D,VP,T,CFO
Leonard V. Assante (a)        C,CAO
John F. DiLorenzo, Jr. (a)    S

Central Appalachian Coal Company
Name and Principal Address(b) Position

E. Linn Draper, Jr. (a)       D,CB,CEO
Charles A. Ebetino, Jr. (e)   D,P,COO
Henry W. Fayne (a)            D,VP
William J. Lhota (a)          D
James J. Markowsky (a)        D
Armando A. Pena (a)           D,VP,T,CFO
Leonard V. Assante (a)        C,CAO
John F. DiLorenzo, Jr. (a)    S

Central Coal Company
Name and Principal Address(b) Position

E. Linn Draper, Jr.(a)        D,CB,CEO
Charles A. Ebetino, Jr. (e)   D,P,COO
Henry W. Fayne (a)            D,VP
William J. Lhota (a)          D
James J. Markowsky (a)        D
Armando A. Pena (a)           D,VP,T,CFO
Leonard V. Assante (a)        C,CAO
John F. DiLorenzo, Jr. (a)    S




Central Ohio Coal Company
Name and Principal Address(m) Position

E. Linn Draper, Jr. (a)       D,CB,CEO
Charles A. Ebetino, Jr. (e)   D,P,COO
Henry W. Fayne (a)            D,VP
William J. Lhota (a)          D
James J. Markowsky (a)        D
Armando A. Pena (a)           D,VP,T,CFO
Leonard V. Assante (a)        C,CAO
John F. DiLorenzo, Jr. (a)    S

Central Operating Company
Name and Principal Address(v) Position

E. Linn Draper, Jr. (a)        D,P,CEO
Henry W. Fayne (a)             D,VP
William J. Lhota (a)        D
James J. Markowsky (a)        D
Armando A. Pena (a)             D,VP,T,CFO
Leonard V. Assante (a)        C,CAO
John F. DiLorenzo, Jr.(a)        S

CitiPower Pty
Name and Principal Address(dd)Position

Donald E. Boyd (a)            D
Donald M. Clements, Jr.(a)    D
Jeffrey D. Cross (a)          D,S
William J. Lhota (a)          D
John Marshall                 D
Armando A. Pena (a)           D,T
Simon Lucas                   S

CitiPower Trust
Principal Address (j)

NONE

Colomet, Inc.
Name and Principal Address(a) Position

E. Linn Draper, Jr.            D,P,CEO
Henry W. Fayne              D,VP
William J. Lhota            D,VP
James J. Markowsky            D,VP
Armando A. Pena                 D,VP,T,CFO
Joseph H. Vipperman             VP
Leonard V. Assante             C,CAO
John F. DiLorenzo, Jr.           S

Columbus Southern Power Company
Name and Principal Address(a) Position

E. Linn Draper, Jr.            D,CB,CEO
Henry W. Fayne                  D,VP
William J. Lhota            D,P,COO
James J. Markowsky            D,VP
Armando A. Pena                 D,VP,T,CFO
Joseph H. Vipperman            D,VP
Marsha P. Ryan                 VP
Leonard V. Assante             C,CAO
John F. DiLorenzo, Jr.           S







ITEM 6.  OFFICERS AND DIRECTORS
PART I (Continued)

Conesville Coal Preparation Company
Name and Principal Address(a) Position

E. Linn Draper, Jr.            D,CB,CEO
Charles A. Ebetino,Jr.(e)        D,P,COO
Henry W. Fayne             D,VP
William J. Lhota            D
James J. Markowsky            D
Armando A. Pena                 D,VP,T,CFO
Leonard V. Assante             C,CAO
John F. DiLorenzo, Jr.           S

Franklin Real Estate Company
Name and Principal Address(n) Position

E. Linn Draper, Jr. (a)        D,P,CEO
Henry W. Fayne (a)             D,VP
William J. Lhota (a)        D,VP
James J. Markowsky (a)        D,VP
Armando A. Pena (a)             D,VP,T,CFO
Bruce A. Renz (c)             VP
Joseph H. Vipperman (a)        VP
Leonard V. Assante (a)        C,CAO
John F. DiLorenzo, Jr.(a)        S

Indiana Franklin Realty, Inc.
Name and Principal Address(d) Position

E. Linn Draper, Jr. (a)        D,P,CEO
Henry W. Fayne (a)             D,VP
William J. Lhota (a)        D,VP
James J. Markowsky (a)        D,VP
Armando A. Pena (a)             D,VP,T,CFO
Bruce A. Renz (c)             VP
Joseph H. Vipperman (a)        VP
Leonard V. Assante (a)        C,CAO
John F. DiLorenzo, Jr.(a)        S

Indiana-Kentucky Electric Corporation
Name and Principal Address(w) Position

C. R. Boyle, III (a)        D
E. Linn Draper, Jr. (a)        D,P
Arthur R. Garfield             D
76 South Main Street
Akron, OH 44308
J. Gordon Hurst             D
20 NW Fourth Street
Evansville, IN 47741
Ronald G. Reherman             D
20 NW Fourth Street
Evansville, IN 47741
Peter J. Skrgic             D
800 Cabin Hill Drive
Greensburg, PA 15601
William E. Walters             D
100 East Wayne Street
South Bend, IN 46601
David L. Hart (a)             VP
David E. Jones             VP
Armando A. Pena (a)             VP
John D. Brodt             S,T





Indiana Michigan Power Company
Name and Principal Address(d) Position

Karl G. Boyd              D
E. Linn Draper, Jr. (a)        D,CB,CEO
Jeffrey A. Drozda             D
101 W. Ohio, Suite 1320
Indianapolis IN 46204
Henry W. Fayne (a)             D,VP
William J. Lhota (a)        D,P,COO
Mark W. Marano              D
One Cook Place
Bridgman, MI 49106
James J. Markowsky (a)          D,VP
Armando A. Pena (a)             D,VP,T,CFO
John R. Sampson             D,VP
D. B. Synowiec             D
2791 N. U.S. Highway 231
Rockport, IN 47635
Joseph H. Vipperman (a)        D,VP
William E. Walters             D
100 East Wayne Steet
South Bend, IN 46601
E. H. Wittkamper             D
A. Christopher Bakken III        VP
One Cook Place
Bridgman, MI 49106
Robert P. Powers            VP
One Cook Place
Bridgman, MI 49106
Michael W. Rencheck             VP
One Cook Place
Bridgman, MI 49106
Leonard V. Assante (a)        C,CAO
John F. DiLorenzo, Jr.(a)        S

Jefferson Island Storage & Hub L.L.C.
Name and Principal Address(bb)Position

Paul D. Addis (a)             B,CB
Donald M. Clements, Jr. (a)   B,CB
Jeffrey D. Cross (a)          B,VP,S
Steven J. Lewis (a)           B,MD
Armando A. Pena (a)           B,VP,T
Michael K. Tate               P
8090 Highway 3128
Pineville, LA 71360

Kentucky Power Company
Name and Principal Address(s) Position

E. Linn Draper, Jr. (a)        D,CB,CEO
Henry W. Fayne (a)             D,VP
William J. Lhota (a)        D,P,COO
James J. Markowsky (a)        D,VP
Armando A. Pena (a)             D,VP,T,CFO
Joseph H. Vipperman     (a)        D,VP
T. C. Mosher                  VP
Leonard V. Assante (a)        C,CAO
John F. DiLorenzo, Jr.(a)        S










ITEM 6.  OFFICERS AND DIRECTORS
PART I (Continued)

Kingsport Power Company
Name and Principal Address(b) Position

E. Linn Draper, Jr. (a)        D,CB,CEO
Henry W. Fayne (a)             D,VP
William J. Lhota (a)        D,P,COO
James J. Markowsky (a)        D
Armando A. Pena (a)             D,VP,T,CFO
Joseph H. Vipperman (a)        D,VP
R. D. Carson                  VP
Leonard V. Assante (a)        C,CAO
John F. DiLorenzo, Jr.(a)        S

LIG Chemical Company
Name and Principal Address(bb)Position

Paul D. Addis (a)             B,CB
Donald M. Clements, Jr. (a)   B,CB
Jeffrey D. Cross (a)          B,VP,S
Steven J. Lewis (a)           B,MD
Armando A. Pena (a)           B,VP,T
Michael K. Tate               P
8090 Highway 3128
Pineville LA 71360-8991

LIG, Inc.
Name and Principal Address(bb)Position

Paul D. Addis (a)             D,CB
Donald M. Clements, Jr. (a)   D,CB
Jeffrey D. Cross (a)          D,VP,S
Steven J. Lewis (a)           D,MD
Armando A. Pena (a)           D,VP,T
Michael K. Tate               P
8090 Highway 3128
Pineville LA 71360-8991

LIG Liquids Company, L.L.C.
Name and Principal Address(bb)Position

Paul D. Addis (a)             B,CB
Donald M. Clements, Jr. (a)   B,CB
Jeffrey D. Cross (a)          B,VP,S
Steven J. Lewis (a)           B,MD
Armando A. Pena (a)           B,VP,T
Michael K. Tate               P
8090 Highway 3128
Pineville LA 71360-8991

LIG Pipeline Company
Name and Principal Address(bb)Position

Paul D. Addis (a)             D,CB
Donald M. Clements, Jr.(a)    D,CB
Jeffrey D. Cross (a)          D,VP,S
Steven J. Lewis (a)           D,MD
Armando A. Pena (a)           D,VP,T
Michael K. Tate               P
8090 Highway 3128
Pineville LA 71360-8991






Louisiana Intrastate Gas Company, L.L.C.
Name and Principal Address(bb)Position

Paul D. Addis (a)             B,CB
Donald M. Clements, Jr. (a)   B,CB
Jeffrey D. Cross (a)          B,VP,S
Steven J. Lewis (a)           B,MD
Armando A. Pena (a)           B,VP,T
Michael K. Tate               P
8090 Highway 3128
Pineville LA 71360-8991

Marregon Pty Limited
Name and Principal Address(j) Position

Donald E. Boyd (a)            D
Donald M. Clements, Jr.(a)    D
Jeffrey D. Cross (a)          D,S
William J. Lhota (a)          D
John Marshall (dd)            D
Armando A. Pena (a)           D,T
Simon Lucas (dd)              S

Marregon (No. 2) Pty Limited
Name and Principal Address(j) Position

Donald E. Boyd (a)            D
Donald M. Clements, Jr.(a)    D
Jeffrey D. Cross (a)          D,S
William J. Lhota (a)          D
John Marshall (dd)            D
Armando A. Pena (a)           D,T
Simon Lucas (dd)              S

Nanyang General Light Electric Co., Ltd.
Name and Principal Address(f) Position

Donald E. Boyd (a)             D
Donald M. Clements,Jr.(a)        D,CB
Jeffrey D. Cross (a)        D,S
Bernard Hu                  D
2648 Durfee Ave., #B
El Monte, CA 91732
Dennis A. Lantzy (a)        D
David Mustine (a)             D
Armando A. Pena (a)             D
Lu Ming Tao                  D
Xu Xinglong                   D,VCB
Hao Zhengshan             D

Ohio Power Company
Name and Principal Address(m) Position

E. Linn Draper, Jr. (a)        D,CB,CEO
Henry W. Fayne (a)             D,VP
William J. Lhota (a)        D,P,COO
James J. Markowsky (a)        D,VP
Armando A. Pena (a)             D,VP,T,CFO
Joseph H. Vipperman (a)        D,VP
Marsha P. Ryan (a)             VP
Leonard V. Assante (a)        C,CAO
John F. DiLorenzo, Jr.(a)        S







ITEM 6.  OFFICERS AND DIRECTORS
PART I (Continued)

Ohio Valley Electric Corporation
Name and Principal Address(w) Position

H. Peter Burg             D
76 South Main Street
Akron, OH 44308
E. Linn Draper, Jr. (a)        D,P
Donald R. Feenstra              D
800 Cabin Hill Drive
Greensburg, PA 15601
Arthur R. Garfield             D
76 South Main Street
Akron, OH 44308
Chris Hermann             D
220 West Main Street
Louisville, KY 40202
Allen M. Hill             D
1065 Woodman Drive
Dayton, OH 45432
John R. Jones (a)             D
William J. Lhota (a)        D
Wayne T. Lucas             D
220 West Main Street
Louisville, KY 40202
James J. Markowsky (a)        D
Alan J. Noia              D
10435 Downsville Pike
Hagerstown, MD 21740
Guy L. Pipitone             D
76 South Main Street
Akron, OH 44308
J. H. Randolph              D
139 East Fourth Street
Cincinnati, OH 45202
Ronald G. Reherman             D
20 NW Fourth Street
Evansville, IN 47741
Peter J. Skrgic             D
800 Cabin Hill Drive
Greensburg, PA 15601
David L. Hart (a)             VP
David E. Jones              VP
Armando A. Pena (a)             VP
John D. Brodt             S,T

Pacific Hydro Limited
Name and Principal Address(aa)Position

Donald E. Boyd (a)             D
Kingsley G. Culley             D,CB
Peter L. Downie                D
Michael C. Fitzpatrick        D
Jeffrey Harding             D
John L. C. McInnes             D
Mark A. Snape             D
100 Walker Street #5
North Sydney 2060
Australia
Philip van der Riet             D
Peter F. Westaway             D
Matthew G. C. Williams        D
Anthony G. Evans             S

Price River Coal Company, Inc.
Name and Principal Address(d) Position

E. Linn Draper, Jr. (a)        D,CB,CEO
Charles A. Ebetino,Jr.(e)        D,P,COO
Henry W. Fayne (a)             D,VP
William J. Lhota (a)        D
James J. Markowsky (a)        D
Armando A. Pena (a)             D,VP,T,CFO
Leonard V. Assante (a)        C,CAO
John F. DiLorenzo, Jr.(a)        S

Simco Inc.
Name and Principal Address(a) Position

E. Linn Draper, Jr.            D,CB,CEO
Charles A. Ebetino,Jr.(e)        D,P,COO
Henry W. Fayne             D,VP
William J. Lhota            D
James J. Markowsky            D
Armando A. Pena                 D,VP,T,CFO
Leonard V. Assante             C,CAO
John F. DiLorenzo, Jr.           S

Southern Appalachian Coal Company
Name and Principal Address(b) Position

E. Linn Draper, Jr. (a)        D,CB,CEO
Charles A. Ebetino,Jr.(e)        D,P,COO
Henry W. Fayne (a)             D,VP
William J. Lhota (a)        D
James J. Markowsky (a)        D
Armando A. Pena (a)             D,VP,T,CFO
Leonard V. Assante (a)        C,CAO
John F. DiLorenzo, Jr.(a)        S

Southern Ohio Coal Company
Name and Principal Address(m) Position

E. Linn Draper, Jr. (a)        D,CB,CEO
Charles A. Ebetino,Jr.(e)        D,P,COO
Henry W. Fayne (a)             D,VP
William J. Lhota (a)        D
James J. Markowsky (a)        D
Armando A. Pena (a)             D,VP,T,CFO
Lance G. Sogan             VP
P.O. BOX 490
Athens, OH 45701
Leonard V. Assante (a)        C,CAO
John F. DiLorenzo, Jr.(a)        S

Tuscaloosa Pipeline Company
Name and Principal Address(bb)Position

Paul D. Addis (a)             B,CB
Donald M. Clements, Jr. (a)   B,CB
Jeffrey D. Cross (a)          B,VP,S
Steven J. Lewis (a)           B,MD
Armando A. Pena (a)           B,VP,T
Michael K. Tate               P
8090 Highway 3128
Pineville, LA 71360-8991

West Virginia Power Company
Name and Principal Address(t) Position

E. Linn Draper, Jr.     (a)        D,P,CEO
Henry W. Fayne (a)             D,VP
William J. Lhota (a)        D
James J. Markowsky (a)        D
Armando A. Pena (a)             D,VP,T,CFO
Leonard V. Assante (a)        C,CAO
John F. DiLorenzo, Jr.(a)        S
ITEM 6.  OFFICERS AND DIRECTORS
PART I (Continued)

Wheeling Power Company
Name and Principal Address(u) Position
E. Linn Draper, Jr.     (a)        D,CB,CEO
Henry W. Fayne (a)             D,VP
William J. Lhota (a)        D,P,COO
James J. Markowsky (a)        D
Armando A. Pena (a)             D,VP,T,CFO
Joseph H. Vipperman     (a)        D,VP
Stuart Soloman (t)             VP
Leonard V. Assante (a)        C,CAO
John F. DiLorenzo, Jr.(a)        S

Windsor Coal Company
Name and Principal Address(m) Position

E. Linn Draper, Jr. (a)        D,CB,CEO
Charles A. Ebetino,Jr.(e)        D,P,COO
Henry W. Fayne (a)             D,VP
William J. Lhota (a)        D
James J. Markowsky (a)        D
Armando A. Pena (a)             D,VP,T,CFO
Leonard V. Assante (a)        C,CAO
John F. DiLorenzo, Jr.(a)        S

Yorkshire Cayman Holding Limited
Name and Principal Address(p) Position

Stephen T. Haynes (a)        D
Brian P. Jackson (x)        D

Yorkshire Electricity Group plc
Name and Principal Address(o) Position

Paul R. Bonavia (x)             D
Wayne H. Brunetti (x)        D,VCB
Donald M. Clements,Jr.(a)        D
E. Linn Draper, Jr. (a)        D,CB
Graham J. Hall              D,CEO
Richard C. Kelly (x)        D
Armando A. Pena (a)             D
Roger Dickinson              S

Yorkshire Holdings plc
Name and Principal Address(o) Position

Paul R. Bonavia (x)             D
Wayne H. Brunetti (x)        D,VCB
Donald M. Clements,Jr.(a)        D
E. Linn Draper, Jr.  (a)        D,CB
Richard C. Kelly (x)        D
Armando A. Pena (a)             D
Jeffrey D. Cross (a)        S













Yorkshire Power Finance Limited
Name and Principal Address(p) Position

Roger Dickinson (o)             D
Andrew G. Donnelly (o)        D
Graham J. Hall (o)             D
Linda Martin                  S

Yorkshire Power Group Limited
Name and Principal Address(o)Position

Paul R. Bonavia (x)             D
Wayne H. Brunetti (x)        D,VCB
Donald M. Clements,Jr.(a)        D
E. Linn Draper,Jr. (a)        D,CB
Richard C. Kelly (x)        D
Armando A. Pena (a)             D,CFO
Jeffrey D. Cross (a)        S

ITEM 6. (CONTINUED)

  Part II. Each officer and director with a financial connection within the provisions of Section 17(c) of the Act are as follows:

                                                    Position
                      Name and Location              Held in          Applicable
Name of Officer          of Financial               Financial         Exemption
  or Director                 Institution               Institution           Rule
      (1)                      (2)                     (3)                (4)

Robert M. Duncan  First Federal Savings of Newark
                  Newark, Ohio                       Director            70(a)

L.A. Hudson, Jr.    American National Bankshares, Inc.
                  Danville, Virginia                 Director            70(a)
                    American National Bank & Trust Co.
                    Danville, Virginia                 Director            70(a)

W.J. Lhota        Huntington Bancshares, Inc.
                    Columbus, Ohio                        Director          70(c),(f)

M.P. Ryan              Firstar
                  Columbus, Ohio                     Advisory Board      70(f)

Donald G. Smith   First Union National Bank
                  of Virginia
                  Roanoke, Virginia                  Director            70(a)

ITEM 6. (continued)

Part III. The disclosures made in the System companies' most recent proxy statement and annual report on Form 10-K with respect to items (a) through (f) follow:

(a) COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Executive Compensation

The following table shows for 1999, 1998 and 1997 the compensation earned by the chief executive officer and the four other most highly compensated executive officers (as defined by regulations of the Securities and Exchange Commission) of AEP and the other AEP
System companies at December 31, 1999.

                      Summary Compensation Table
                                                                               Long-Term
                                                Annual Compensation           Compensation         All Other
                                                Salary        Bonus             Payouts          Compensation
               Name                 Year            ($)     ($)(1)         LTIP Payouts($)(1)        ($)(2)

E. Linn Draper, Jr.                 1999         820,000     208,280               -0-              103,218
                                    1998         780,000     194,376            345,906             104,941
                                    1997         720,000     327,744            951,132              31,620

William J. Lhota                    1999         400,000      71,120               -0-               55,690
                                    1998         380,000      82,859            134,266              56,493
                                    1997         355,000     141,396            364,436              20,570

Donald M. Clements, Jr. (3)         1999         375,000      66,675               -0-               38,484
                                    1998         350,000      76,317             60,047              39,040

James J. Markowsky (4)              1999         370,000      65,786               -0-               51,047
                                    1998         350,000      76,317            127,115              51,859
                                    1997         325,000     129,477            338,382              18,020

Joseph H. Vipperman (3)             1999         330,000      58,674               -0-               63,006
                                    1998         310,000      67,595             82,859              58,435

Henry W. Fayne (3)                  1999         315,000      56,007               -0-               34,885
                                    1998         290,000      63,234             61,555              34,124




Notes to Summary Compensation Table

(1) Amounts in the "Bonus" column reflect payments under the Senior Officer Annual Incentive Compensation Plan.
Payments are made in March of the succeeding fiscal year for performance in the year indicated.  Amounts for 1999 are estimates but should not change significantly.
    Amounts in the "Long-Term Compensation" column reflect performance share unit targets earned under the
Performance Share Incentive Plan for the three-year performance periods.

(2)       Amounts in the "All Other Compensation" column include (i) AEP's matching contributions under the AEP
Employees Savings Plan and the AEP Supplemental Savings Plan, a non-qualified plan designed to supplement the AEP
Savings Plan, and (ii) subsidiary companies director fees.  For 1998 and 1999, the amounts also include split-dollar insurance.  Split-dollar insurance represents the present value of the interest projected to accrue for the employee's benefit on the current year's insurance premium paid by AEP.  Cumulative net life insurance premiums paid are recovered by
AEP at the later of retirement or 15 years. Detail of the 1999 amounts in the "All Other Compensation" column is shown below.

     Item                    Dr. Draper  Mr. Lhota    Mr. Clements     Dr. Markowsky   Mr. Vipperman   Mr. Fayne
Savings Plan Matching
     Contributions            $   3,462   $  4,800       $  3,359          $ 3,381         $ 3,762    $  4,800
Supplemental Savings Plan
     Matching Contributions      21,138      7,200          7,891            7,719           6,138       4,650
Split-Dollar Insurance           68,638     33,710         27,134           29,967          47,106      17,105
Subsidiaries Directors Fee        9,980      9,980            100            9,980           6,000       8,330
Total All Other Compensation   $103,218    $55,690        $38,484          $51,047         $63,006     $34,885

(3)    No 1997 compensation information is reported for Messrs. Clements, Vipperman and Fayne because they were not executive officers in that year.  Mr. Clements is an executive officer of AEP but is not an executive officer of AEP's operating electric utility subsidiaries.

(4)    Dr. Markowsky resigned effective February 1, 2000.


Compensation of Directors

  Annual Retainers and Meeting Fees. Directors who are officers of AEP or employees of any of its subsidiaries do not receive any compensation, other than their regular salaries and the accident insurance coverage described below, for attending meetings of AEP's Board of Directors. The other members of the Board receive an annual retainer of $23,000 for their services, an additional annual retainer of $3,000 for each Committee that they chair, a fee of $1,000 for each meeting of the Board and of any Committee that they attend (except a meeting of the Executive Committee held on the same day as a Board meeting), and a fee of $1,000 per day for any inspection trip or conference.

  Deferred Compensation and Stock Plan.  The Deferred
Compensation and Stock Plan for Non-Employee Directors permits non-employee directors to choose to receive up to 100 percent of their annual Board retainer in shares of AEP Common Stock and/or units that are equivalent in value to shares of Common Stock ("Stock Units"), deferring receipt by the non-employee director until termination of service or for a period that results in payment commencing not later than five years thereafter. AEP Common Stock is distributed and/or Stock Units are credited to directors, as the case may be, when the retainer is payable, and are based on the closing price of the Common Stock on the payment date. Amounts equivalent to cash dividends on the Stock Units accrue as additional Stock Units. Payment of Stock Units to a director from deferrals of the retainer and dividend credits is made in cash or AEP Common Stock, or a combination of both, as elected by the director.

  Stock Unit Accumulation Plan.  The Stock Unit Accumulation
Plan for Non-Employee Directors awards 300 Stock Units to each non-employee director as of the first day of the month in which the non-employee director becomes a member of the Board, and annually thereafter, up to a maximum of 3,000 Stock Units for each non-employee director. Amounts equivalent to cash dividends on the Stock Units accrue as additional Stock Units. Stock Units credited to a non-employee director's account as a result of the annual awards and dividend credits are forfeitable on a pro rata basis for each full month that service as a director is less than 60 months. Stock Units are paid to the director in cash upon termination of service unless the director has elected to defer payment for a period that results in payment commencing not later than five years thereafter.

  Insurance. AEP maintains a group 24-hour accident insurance policy to provide a $1,000,000 accidental death benefit for each director (three-year premium was $15,750). The current policy will expire on September 1, 2000, and AEP expects to renew the coverage. In addition, AEP pays each director (excluding officers of AEP or employees of any of its subsidiaries) an amount to provide for the federal and state income taxes incurred in connection with the maintenance of this coverage (approximately $390 for 1999).

Directors of APCo, I&M and OPCo receive a fee of $100 for each meeting of the Board of Directors attended in addition to their salaries.


(b) OWNERSHIP OF SECURITIES
The following table sets forth the beneficial ownership of AEP
Common Stock and stock-based units as of January 1, 2000 for all directors as of the date of this proxy statement, all nominees to the Board of Directors, each of the persons named in the Summary
Compensation Table and all directors and executive officers as a group. Unless otherwise noted, each person had sole voting and investment power over the number of shares of Common Stock and stock-based units of AEP set forth across from his or her name.
Fractions of shares and units have been rounded to the nearest whole number.
                                                                         STOCK
NAME                DIRECTOR OF                   SHARES                UNITS(a)         TOTAL
K.G. Boyd           I&M                            1,897     (c)              287          2,184
E. R. Brooks                                         -0-     (b)              -0-           -0-
D. M. Carlton                                        -0-     (b)              -0-           -0-
D. M. Clements, Jr.                                1,424     (c)           13,741         15,165
J. P. DesBarres      AEP                           5,000     (d)              998          5,998
E. L. Draper, Jr.    AEP, APCo, I&M, OPCo          8,670     (c)(d)        89,257         97,927
J. A. Drozda         I&M                              149    (c)(d)(e)        -0-            149
R. M. Duncan         AEP                           2,304                   3,554          5,858
H. W. Fayne          APCo, I&M, OPCo               5,091     (c)           10,424         15,515
R. W. Fri            AEP                           1,000                    1,681          2,681
W. R. Howell                                         -0-     (b)              -0-            -0-
L. A. Hudson, Jr.    AEP                           1,853     (e)            3,554          5,407
L. J. Kujawa         AEP                           1,300                    2,623          3,923
W. J. Lhota          APCo, I&M, OPCo              17,364     (c)(d)(f)     15,174         32,538
M. A. Marano         I&M                             159     (c)              133            292
J. J. Markowsky      APCo, I&M, OPCo               2,871     (c)(e)        13,923         16,794
A. A. Pena           APCo, I&M, OPCo               5,307     (c)            5,239         10,546
J. L. Powell                                         -0-     (b)              -0-            -0-
J. R. Sampson        I&M                             230     (c)              315            545
R. L. Sandor                                         -0-     (b)              -0-            -0-
T. V. Shockley                                       -0-     (b)              -0-            -0-
D. G. Smith          AEP                           2,500                    2,051          4,551
L. G. Stuntz         AEP                           1,500     (d)            3,239          4,739
K. D. Sullivan       AEP                             -0-                    1,889          1,889
D. B. Synowiec       I&M                             171     (c)              395            566
M. Tanenbaum         AEP                           1,607                    3,508          5,115
J. H. Vipperman      APCo, I&M, OPCo              11,569     (c)(d)(f)      4,549         16,118
W. E. Walters        I&M                           6,762     (c)              312          7,074
E. H. Wittkamper     I&M                           3,561     (c)(d)           315          3,876

All directors & executive officers
 of AEP as a group (22 persons)                  154,134     (f)(g)      173,799        327,933

All directors & executive officers
 of APCo as a group (6 persons)                  136,103     (f)(g)      138,566        274,669

All directors & executive officers
of I&M as a group (13 persons)                   149,032     (f)(g)      140,323        289,355

All directors & executive officers
 of OPCo as a group (6 persons)                  136,103     (f)(g)      138,566        274,669

Notes on Stock Ownership
     (a) This column includes amounts deferred in stock units and held under AEP's various director and officer benefit plans.  Certain of these stock units are subject to forfeiture based on service as a director or length of employment.

     (b) These nominees, as directors and/or officers of CSW, hold shares of CSW Common Stock which, upon the merger with AEP, will be exchanged for 0.60 of a share of AEP Common Stock for each share of CSW Common Stock owned by them.

     (c) Includes the following numbers of share equivalents held in the AEP Employees Savings
     Plan over which such persons have sole voting power, but the investment/disposition power is subject to the terms of the Savings Plan:

                               AEP EMPLOYEES
                               SAVINGS PLAN
          NAME                 (Share Equivalents)
          Mr. Boyd                  1,897
          Mr. Clements              1,424
          Dr. Draper                3,449
          Mr. Drozda                  127
          Mr. Fayne                 4,543
          Mr. Lhota                15,184
          Mr. Marano                  159
          Dr. Markowsky             2,814
          Mr. Pena                  3,792
          Mr. Sampson                 230
          Mr. Synowiec                171
          Mr. Vipperman            10,790
          Mr. Walters               6,762
          Mr. Wittkamper            2,025

          All executive officers of AEP as a group         38,449

          All executive officers of APCo as a group        41,656

          All directors and executive officers
             of I&M as a group                             53,027

          All executive officers of OPCo as a group        41,656

     (d)Includes the following numbers of shares held in joint tenancy with a family member: Mr. DesBarres,
     5,000;  Dr. Draper, 5,221; Mr. Drozda, 16; Mr. Lhota, 2,180; Ms. Stuntz, 300; Mr. Vipperman, 71; Mr.
     Wittkamper, 1,536; and an AEP executive officer, 2,055.

     (e)Includes the following numbers of shares held by family members over which beneficial ownership is disclaimed: Mr. Drozda, 6;  Dr. Hudson, 750; Dr. Markowsky, 21; and  an AEP executive officer, 2,560.

     (f)Does not include, for Messrs. Lhota and Vipperman, 85,231 shares in the American Electric Power
     System Educational Trust Fund over which Messrs. Lhota and Vipperman share voting and investment power as trustees (they disclaim beneficial ownership). The amount of shares shown for all directors and executive officers as a group includes these shares.

     (g)Represents less than 1% of the total number of shares outstanding.


(c) CONTRACTS AND TRANSACTIONS WITH SYSTEM COMPANIES
     None


(d) INDEBTEDNESS TO SYSTEM COMPANIES

     None


(e) PARTICIPATION IN BONUS AND PROFIT SHARING ARRANGEMENTS AND
OTHER BENEFITS

            Long-Term Incentive Plans   Awards In 1999

Each of the awards set forth below establishes performance share unit targets, which represent units equivalent to shares of AEP
Common Stock, pursuant to AEP's Performance Share Incentive Plan.
Since it is not possible to predict future dividends and the price of AEP Common Stock, credits of performance share units in amounts equal to the dividends that would have been paid if the performance share unit targets were established in the form of shares of Common
Stock are not included in the table.

The AEP 2000 Long-Term Incentive Plan being presented for shareholder approval at the annual meeting is intended to replace the Performance Share Incentive Plan.

The ability to earn performance share unit targets is tied to achieving specified levels of total shareholder return ("TSR") relative to the S&P Electric Utility Index. Notwithstanding AEP's
TSR ranking, no performance share unit targets are earned unless
AEP shareholders realize a positive TSR over the relevant three-year performance period. The Human Resources Committee may, at its discretion, reduce the number of performance share unit targets otherwise earned. In accordance with the performance goals established for the periods set forth below, the threshold, target and maximum awards are equal to 25%, 100% and 200%, respectively, of the performance share unit targets. No payment will be made for performance below the threshold.

Payments of earned awards are deferred in the form of restricted stock units (equivalent to shares of AEP Common Stock) until the officer has met the equivalent stock ownership target. Once officers meet and maintain their respective targets, they may elect either to continue to defer or to receive further earned awards in cash and/or AEP Common Stock.

                                                           Estimated Future Payouts of
                                       Performance         Performance Share Units Under
                           Number of   Period Until        Non-Stock Price-Based Plan
                          Performance   Maturation        Threshold           Target          Maximum
         Name              Share Units  or Payout             (#)                (#)            (#)
E. L. Draper, Jr.             8,728    1999-2001            2,182               8,728         17,456
W. J. Lhota                   2,980    1999-2001              745               2,980          5,960
D. M. Clements, Jr.           2,794    1999-2001              698               2,794          5,588
J. J. Markowsky               2,794    1999-2001              698               2,794          5,588
J. H. Vipperman               2,459    1999-2001              615               2,459          4,918
H. W. Fayne                   2,347    1999-2001              587               2,347          4,694


                       Retirement Benefits

The American Electric Power System Retirement Plan provides pensions for all employees of AEP System companies (except for employees covered by certain collective bargaining agreements), including the executive officers of AEP. The Retirement Plan is a noncontributory defined benefit plan.

The following table shows the approximate annual annuities under the Retirement Plan that would be payable to employees in certain higher salary classifications, assuming retirement at age 65 after various periods of service.


                        Pension Plan Table

Highest Average                    Years of Accredited Service
Annual Earnings        15         20       25      30           35         40
 $   300,000     $  69,345   $  92,460  $115,575 $138,690    $161,805    $181,755
     400,000        93,345     124,460   155,575  186,690     217,805     244,405
     500,000       117,345     156,460   195,575  234,690     273,805     307,055
     700,000       165,345     220,460   275,575  330,690     385,805     432,355
     900,000       213,345     284,460   355,575  426,690     497,805     557,655
   1,200,000       285,345     380,460   475,575  570,690     665,805     745,605

The amounts shown in the table are the straight life annuities payable under the Retirement Plan without reduction for the joint and survivor annuity. Retirement benefits listed in the table are not subject to any deduction for Social Security or other offset amounts. The retirement annuity is reduced 3% per year in the case of retirement between ages 55 and 62. If an employee retires after age 62, there is no reduction in the retirement annuity.

AEP maintains a supplemental retirement plan which provides for the payment of benefits that are not payable under the Retirement Plan due primarily to limitations imposed by Federal tax law on benefits paid by qualified plans. The table includes supplemental retirement benefits.

Compensation upon which retirement benefits are based, for the executive officers named in the Summary Compensation Table above, consists of the average of the 36 consecutive months of the officer's highest aggregate salary and Senior Officer Annual Incentive Compensation Plan (and predecessor Management Incentive Compensation Plan) awards, shown in the "Salary" and "Bonus" columns, respectively, of the Summary Compensation Table, out of the officer's most recent 10 years of service. As of December 31, 1999, the number of full years of service applicable for retirement benefit calculation purposes for such officers were as follows:
Dr. Draper, seven years; Mr. Fayne, 24 years; Mr. Lhota, 34 years; Mr. Clements, five years; Dr. Markowsky, 28 years; and
Mr. Vipperman, 37 years.

Dr. Draper and Mr. Clements have agreements with AEP and AEP Service Corporation which provide them with supplemental retirement annuities that credit Dr. Draper with 24 years of service and Mr. Clements with 15 years of service in addition to their years of service with AEP. Their supplemental retirement benefits are reduced by their actual pension entitlement under the Retirement Plan and any pension entitlement from the Gulf States Utilities Company Trusteed Retirement Plan, a plan sponsored by their prior employer.

Eight AEP System employees (including Messrs. Fayne, Lhota and Vipperman and Dr. Markowsky) whose pensions may be adversely affected by amendments to the Retirement Plan made as a result of the Tax Reform Act of 1986 are eligible for certain supplemental retirement benefits. Such payments, if any, will be equal to any reduction occurring because of such amendments. Assuming retirement in 2000 of the executive officers named in the Summary Compensation Table (including Dr. Markowsky who resigned effective February 1, 2000), none of them would receive any supplemental benefits.

AEP made available a voluntary deferred-compensation program in 1982 and 1986, which permitted certain members of AEP System management to defer receipt of a portion of their salaries. Under this program, a participant was able to defer up to 10% or 15% annually (depending on the terms of the program offered), over a four-year period, of his or her salary, and receive supplemental retirement or survivor benefit payments over a 15-year period. The amount of supplemental retirement payments received is dependent upon the amount deferred, age at the time the deferral election was made, and number of years until the participant retires. The following table sets forth, for the executive officers named in the Summary Compensation Table, the amounts of annual deferrals and, assuming retirement at age 65, annual supplemental retirement payments under the 1982 and 1986 programs.

                         1982 Program                      1986 Program
                        Annual Amount of                   Annual Amount of
                             Annual            Supplemental              Annual         Supplemental
                             Amount             Retirement               Amount          Retirement
                             Deferred            Payment               Deferred             Payment
Name                    (4-Year Period)      (15-Year Period)        (4-Year Period)   (15-Year Period)
J. H. Vipperman                $11,000           $90,750               $10,000              $67,500
H. W. Fayne                      -0-                -0-                  9,000               95,400



                         Severance Plan

In connection with the proposed merger with Central and South West Corporation, AEP's Board of Directors adopted a severance plan on February 24, 1999, effective March 1, 1999, that includes
Dr. Markowsky and Messrs. Lhota, Clements, Vipperman and Fayne.
The severance plan provides for payments and other benefits if, at any time before the second anniversary of the merger consummation date (or, if the merger has not occurred, before the expiration of the severance plan which will occur upon the termination of the merger agreement), the officer's employment is terminated (i) by AEP without "cause" or (ii) by the officer because of a detrimental change in responsibilities or a reduction in salary or benefits. Under the severance plan, the officer will receive:

   . A lump sum payment equal to three times the officer's annual base salary plus target annual incentive under the Senior Officer Annual Incentive Compensation Plan.

   . Maintenance for a period of three additional years of all medical and dental insurance benefits substantially similar to those benefits to which the officer was entitled immediately prior to termination, reduced to the extent comparable benefits are otherwise received.

   . Outplacement services not to exceed a cost of $30,000 or use of an office and secretarial services for up to one year.

AEP's obligation for the payments and benefits under the severance plan is subject to the waiver by the officer of any other severance benefits that may be provided by AEP. In addition, the officer agrees to refrain from the disclosure of confidential information relating to AEP.

Dr. Markowsky resigned effective February 1, 2000 and has received a lump sum payment in accordance with the terms of the severance plan.

                  Change-In-Control Agreements

AEP has change-in-control agreements with Dr. Draper and Messrs. Lhota, Clements, Vipperman and Fayne. If there is a "change-in-control" of AEP and the employee's employment is terminated by AEP or by the employee for reasons substantially similar to those in the severance plan, these agreements provide for substantially the same payments and benefits as the severance plan with the following additions:

   . Three years of service credited for purposes of determining non-qualified retirement benefits.

   . Transfer to the employee of title to AEP's automobile then assigned to the employee.

   . Payment, if required, to make the employee whole for any excise tax imposed by Section 4999 of the Internal
       Revenue Code.

"Change-in-control" means:

   . The acquisition by any person of the beneficial ownership of securities representing 25% or more of AEP's voting stock.

   . A change in the composition of a majority of the Board of Directors under certain circumstances within any two-year period.

   . Approval by the shareholders of the liquidation of AEP, disposition of all or substantially all of the assets of AEP or, under certain circumstances, a merger of AEP with another corporation.



(f) RIGHTS TO INDEMNITY

The directors and officers of AEP and its subsidiaries are insured, subject to certain exclusions, against losses resulting from any claim or claims made against them while acting in their capacities as directors and officers. The American Electric Power System companies are also insured, subject to certain exclusions and deductibles, to the extent that they have indemnified their directors and officers for any such losses. Such insurance is provided by Associated Electric & Gas Insurance Services, Energy Insurance Mutual, CNA, Great American Insurance Company, Zurich American Insurance company, Zurich UK, and The Federal Insurance Company, effective January 1, 2000 through December 31, 2000, and pays up to an aggregate amount of $250,000,000 on any one claim and in any one policy year. The total annual cost for the seven policies is $1,027,689.

Fiduciary liability insurance provides coverage for AEP System companies, their directors and officers, and any employee deemed to be a fiduciary or trustee, for breach of fiduciary responsibility, obligation, or duties as imposed under the Employee Retirement Income Security Act of 1974. This coverage, provided by The Federal Insurance Company, Zurich Insurance Company and Executive Risk Indemnity, Inc., was renewed, effective July 1, 1997 through June 30, 2000, for a premium of $402,658. It provides $100,000,000 of aggregate coverage with a $500,000 deductible for each loss.

ITEM 7. CONTRIBUTIONS AND PUBLIC RELATIONS

Expenditures, disbursements or payments during the year, in money, goods or services directly or indirectly to or for the account of:

          (1) Any political party, candidate for public office or holder of such office, or any committee or agent thereof.
                  - NONE

          (2)  Any citizens group or public relations counsel.

                        Calendar Year 1999

                                           Accounts Charged,
Name of Company and Name                         if any,
or Number of Recipients                       Per Books of
    or Beneficiaries          Purpose      Disbursing Company       Amounts
                                                                (in thousands)

APCo
  Coalition for Energy
    and Economic Revitalization  A         426 Other Income
                                                Deductions             $36


I&M
  Indiana Lobby
    Registration Committee       B           "    "      "               1


A = Defray Expenses
B = Registration Fees

ITEM 8. SERVICE, SALES AND CONSTRUCTION CONTRACTS
Part I.   Contracts for services, including engineering or construction services, or goods supplied or sold between System companies are as follows:

                                       Calendar Year 1999

                                 Company             Company                                           In Effect
     Nature of                  Performing          Receiving                             Date of     On Dec. 31st
    Transactions                 Service             Service            Compensation      Contract     (Yes or No)
        (1)                          (2)                (3)                   (4)            (5)           (6)
                                                           (in thousands)
Machine Shop Services              APCo     System Operating Companies     $ 11,037        1/01/79         Yes
Racine Hydro Service               APCo              OPCo                        88        6/01/78         Yes
Coal Terminal Services             APCo              OPCo                        11        9/15/80         Yes
Simulator Training Services        APCo     System Operating Companies          999       12/12/87         Yes
Communications Services            AEPCLLC           APCo                       828        3/04/98         Yes
Communications Services            AEPCLLC           KPCo                        16       11/18/97         Yes
Communications Services            AEPCLLC           I&M                         39       10/14/98         Yes
Communications Services            AEPCLLC           OPCo                       411        2/12/98         Yes
Communications Services            AEPCLLC           CSPCo                      278        2/12/98         Yes
Project & Administrative Svc.      APCo             AEPCLLC                   2,916        3/04/98         Yes
Project & Administrative Svc.      KPCo             AEPCLLC                     119       11/18/97         Yes
Project & Administrative Svc.      I&M              AEPCLLC                   1,010       10/14/98         Yes
Project & Administrative Svc.      OPCo             AEPCLLC                     819        2/12/98         Yes
Project & Administrative Svc.      CSPCo            AEPCLLC                     466        2/12/98         Yes
Project & Administrative Svc.      WPCo             AEPCLLC                       2        1/27/98         Yes
Barging Transportation             I&M     System Operating Companies        28,100        5/01/86         Yes
Railroad Car Maintenance           OPCo    System Operating Companies         1,788        4/01/82         Yes
Rail Car Usage                     I&M     System Operating Companies         3,912        4/01/82         Yes
Rail Car Usage                     APCo    System Operating Companies           191        4/01/82         Yes
Rail Car Usage                     OPCo    System Operating Companies         2,150        4/01/82         Yes
Coal Mine Shutdown Costs           BHCCo             I&M                       (298)      10/21/85         Yes
Coal Mine Shutdown Costs           CeCCo             APCo                    (2,744)      12/01/76         Yes
Coal Mine Shutdown Costs           CACCo             APCo                        (1)       9/14/48         Yes
Coal Washing                       CCPC              CSPCo                   10,455        1/01/87         Yes
Coal                               COCCo             OPCo                    61,900        4/01/83         Yes
Coal Mine Shutdown Costs           SACCo             APCo                        (1)       3/01/78         Yes
Coal                               SOCCo             OPCo                   230,383        2/01/74         Yes
Coal Mine Shutdown Costs           SOCCo             OPCo                       928       10/01/72         Yes
Coal                               WCCo              OPCo                   105,019        1/01/83         Yes
Coal Transportation                Simco             CCPC                       290        5/01/91         Yes

Transactions between AEP System companies pursuant to the Affiliated Transactions Agreement dated December 31, 1996 are reported in Exhibit F of this U5S.
________________________

Part II.  Contracts to purchase services or goods between any System company and (1) any affiliate company (other than a System company) or (2) any other company in which any officer or director of the System company, receiving service under the contract, is a partner or owns 5 percent or more of any class of equity securities. - NONE.

Part III. Employment of any other person, by any System company, for the performance on a continuing basis, of management, supervisory or financial advisory services. - NONE.

     ITEM 9. WHOLESALE GENERATORS AND FOREIGN UTILITY COMPANIES

     Part I.

(a) Nanyang General Light Electric Co., Ltd. (NGLE) was formed as a 70% owned subsidiary by AEP Resources, Inc. (AEPR) through its AEP Resources International, Ltd. and AEP Resources Project Management Company, Ltd. subsidiaries who own AEP Pushan Power, LDC, (Pushan) NGLE's 70% parent on November 14, 1996. NGLE is domiciled in the People's Republic of China and its business address is Dayuan Zhaun Village, Pushan Town, Nanyang City, People's Republic of China. At December 31, 1999, the Company had invested $112.0 million in the construction of a two unit generating facility. The total cost of the facility was $185 million.

     In April 1997 AEPR and New Century Energies, Inc. through an equally owned joint venture, Yorkshire Power Group Limited (YPG), acquired all of the outstanding shares of Yorkshire Electricity Group plc, (Yorkshire) an electric distribution company in the United Kingdom.
     The business address of Yorkshire is Wetherby Road, Scarcroft,
     Leeds LS14 3HS, Great Britain. Yorkshire is one of twelve regional electricity companies in England and Wales licensed to distribute and supply electricity. Yorkshire's two principal businesses are the "distribution business" and the "supply business".
     Yorkshire's distribution business consists of the distribution of electricity to approximately two million residential, commercial and industrial customers in its franchise area. Yorkshire's supply business consists of the purchase and supply of electricity primarily to customers within the franchise area.
     Yorkshire owns, manages and operates the electricity distribution network within the franchise area. The primary activity of the distribution business is the receipt of electricity from the national grid transmission system and its distribution to end users connected to Yorkshire's distribution network. Since the distribution business is substantially a regulated monopoly, virtually all electricity supplied (whether by Yorkshire's supply business or by any other suppliers) to consumers within the franchise area is transported through Yorkshire's distribution network.
     Yorkshire also conducts ancillary business activities apart from the distribution and supply businesses that are not subject to price regulation, such as owning an interest in an off-shore gas field and supplying gas in the competitive market. AEPR's 50% interest is recorded using the equity method of accounting.

    In March 1998, AEPR, through AEP Resources Australia Pty.,
     Ltd.(AEPRA), a special purpose subsidiary of AEPR, acquired a 20% interest in Pacific Hydro Limited (Pacific Hydro) for $10,000,000.
     The business address of Pacific Hydro Limited is Level 8, 474
     Flinders Street, Melbourne, Victoria, 3000 Australia.
     Pacific Hydro is principally engaged in the development and operation of, and ownership of interests in, hydroelectric facilities in the Asia Pacific region. AEPRA's 20% interest is accounted for by the equity method of accounting. Currently, Pacific Hydro has interests in six hydroelectric units that operate or are under construction in Australia, New Zealand and the Philippines. The hydroelectric facilities in which Pacific Hydro had interests as of December 31, 1999 (including those under construction) had total design capacity of approximately 163 megawatts.

     In December 1998, AEPR, through wholly-owned subsidiaries, acquired CitiPower Pty. (CitiPower), an electric distribution and retail sales company in Victoria, Australia, for $1,100,000,000. The business address of CitiPower Pty., is 600 Bourke Street, Melbourne, Victoria, 3000 Australia. CitiPower serves approximately 250,000 customers in the city of Melbourne. With about 3,100 miles of distribution lines in a service area that covers approximately 100 square miles, CitiPower distributes about 4,800 gigawatt-hours annually.

     In December 1999, AEPR, through AEP Holdings I C.V., invested $5 million in AEP Energy Services Limited (AEPES UK). AEPES UK was established in 1999 to develop electricity and gas trading activities in the UK and Continental Europe. The company commenced trading in January 2000, and is currently active in Electricity Future Agreement (EFA's), gas swaps and gas futures.
     To date, all transactions have been of a financial nature. The company is currently seeking a shippers license to trade gas physically in the UK, and subsequently will seek the authorization to trade physical gas and electricity in Europe. The business address of AEPES UK is 29/30 St. James's Street, London SW1A 1HB, Great Britain.

     In December 1999, AEPR, through its indirect subsidiary AEP Holdings
     II C.V., contributed $47,000,000 to acquire a 50% interest in InterGen Denmark, Aps (InterGen) in order to participate in the Bajio power project in Mexico. The Bajio project is a 600 megawatt natural gas-fired, combined cycle plant and related assets located approximately 160 miles from Mexico City. Bechtel Power Corporation, an affiliate of Resources' partner in InterGen, will build the facility, which is estimated to cost $430,000,000. Approximately 80% of the project costs will be provided by third party debt, some of which will be supported by letters of credit issued on behalf of AEPR. The facility will be operated and managed by one or more companies jointly owned by AEPR and InterGen. The business address for InterGen is Torre Chapultepec, Piso 13, Ruben Dario 281, Col. Bosques de
     Chapultepec, Meciao, D.F. 11520. Bajio has a 25-year contract to sell 495 megawatts of the plant's output to Mexico's federally owned electric system; the remainder is expected to be sold to industrial customers in the region. Construction is expected to be completed in the fall of 2001.

(b) NGLE has registered capital. Pushan owns 70% of the registered capital and 30% is owned by two unaffiliated companies. Pushan contributed $40,286,000 for its
     70% interest through the end of 1999. AEP Resources Delaware, Inc.,another AEPR subsidiary, had loaned $71,708,000 to NGLE at December 31, 1999.

     AEPR had contributed $362,614,000 to YPG for its 50% interest in Yorkshire through December 31, 1999.

     AEPR had contributed $16,991,000 to AEPRA for its 20% interest in Pacific Hydro.

     AEPR had contributed $341,444,000 to AEP Resources Holding Pty., Ltd For its interest in CitiPower.

     AEPR, through AEP Holdings I C.V., had contributed $5,000,000 to AEPES-UK for its 100% interest in AEPES-UK.

     AEPR, through its indirect subsidiary AEP Holdings II C.V., had contributed $47,000,000 to InterGen Denmark, Aps for its 50% interest in the InterGen Denmark, Aps partnership.

(c) NGLE's debt to common equity ratio was 2.7 to 1 at December 31, 1999. NGLE reported a net loss of ($9,609,000) for the year ended December 31, 1999.

     YPG's debt to common equity ratio was 2.8 to 1 at December 31, 1999. YPG reported a net income of $89,852,000 for the twelve months ended December 31, 1999.

     Pacific Hydro noncurrent liabilities to common equity ratio was 1.5 to 1 at December 31, 1999. It reported a net income of $3,718,000 for the twelve months ended December 31, 1999.

     CitiPower's debt to common equity ratio was 6.1 to 1 at December 31, 1998. The Company reported net income of $11,657,000 for the twelve months ended December 31, 1999.

    AEPES-UK's debt at December 31, 1999 was nil.  AEPES-UK reported
     ($348,000) net loss for the one month ended December 31, 1999.

     The Bajio project's debt at December 31, 1999 was nil. The investment in the project was made December 31, 1999 and there was no income or loss applicable to AEPR.

          (d)                            Company        Company                                          In Effect
               Nature of                 Performing     Receiving                           Date of      On Dec. 31st
               Transactions               Service       Service         Fees or Revenues    Contract    (Yes or No)
                   (1)                     (2)            (3)                (4)             (5)          (6)
                                                           (in thousands)
               Consulting Services        RESCo          NGLE                $  333         4/01/97         No
               Administrative Services    RESCo          NGLE                   458        11/04/99        Yes
              Consulting Services         AEPR           CTP                  1,958        12/31/98         Yes

    Part II.

         See Exhibit's H and I

    Part III.

         American Electric Power Company, Inc.'s aggregate investment in foreign utility companies is $885,141,000 which is 18.8% of its investment in domestic public utility subsidiary companies. American Electric Power Company, Inc. had no investment in EWG's at December 31, 1999.

ITEM 10.  FINANCIAL STATEMENTS AND EXHIBITS
                                                    Section and
  FINANCIAL STATEMENTS                                Page No.

    Consent of Independent Public Accountants       A-1 to A-2

    Consolidating Statements of Income              B-1 to B-7

    Consolidating Balance Sheets                    B-8 to B-23

    Consolidating Statements of Cash Flows          B-24 to B-31

    Consolidating Statements of Retained Earnings   B-32 to B-38

    Note to Consolidating Financial Statements           C-1

    Financial Statements of Subsidiaries
      Not Consolidated:

      CdOCo                                         D-1 to D-3
      IKEC                                          D-4 to D-6
      OVEC                                          D-7 to D-10
      Yorkshire Power Group                         D-11 to D-13
      Intergen Demark APS                           D-14 to D-16***
      Pacific Hydro                                 D-17 to D-19***

   EXHIBITS

    Exhibit A                                             E

    Exhibit B & C                                         **

    Exhibit D                                             **

    Exhibit E                                             **

    Exhibit F                                             **

    Exhibit G                                             **

    Exhibit H                                             **

    Exhibit I                                             ***

    Exhibit 27                                            **


 * Omitted pursuant to Securities and Exchange Commission Release No. 35-24295. ** These Exhibits are included only the in copy filed with the Securities and
    Exchange Commission.
*** Filed confidentially pursuant to Rule 104(b) of the PUHCA.

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this American Electric Power Company, Inc. Annual Report (Form U5S) to the Securities and Exchange Commission, filed pursuant to the Public Utility Holding Company Act of 1935, for the year ended December 31, 1999, of our reports dated
February 22, 2000 (March 3, 2000 as to Note 7 for American Electric Power Company, Inc. and its subsidiaries; Note 6 for Appalachian Power Company and its subsidiaries, Columbus Southern Power Company and its subsidiaries, Indiana Michigan Power Company and its subsidiaries, Kentucky Power Company and Ohio Power and its subsidiaries; and Note 3 for AEP Generating Company), incorporated by reference in the combined Annual Report (Form 10-K) to the Securities and Exchange Commission of American Electric Power Company, Inc. and its subsidiaries and of certain of its subsidiaries for the year ended December 31,1999.


Deloitte & Touche LLP
Columbus, Ohio

April 26, 2000



INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this American Electric Power Company, Inc. Annual Report (Form U5S) to the Securities and Exchange Commission, filed pursuant to the Public Utility Holding Company Act of 1935, for the year ended December 31, 1999 and for the nine month period ended December 31, 1999, of our report dated March 16, 2000 on the consolidated financial statements of Yorkshire Power Group Limited and subsidiaries included in the Annual Report on Form 10-K of Yorkshire Power Group Limited for the fiscal year ended December 31, 1999.




Deloitte & Touche LLP
Columbus, Ohio

April 26, 2000

AMERICAN ELECTRIC POWER COMPANY, INC.
AND SUBSIDIARY COMPANIES
CONSOLIDATING STATEMENT OF INCOME
YEAR TO DATE THROUGH DECEMBER 31, 1999
                                            AEP               AEP                                 APCO             CSPCO
             DESCRIPTION                CONSOLIDATED      ELIMINATIONS          AEP           CONSOLIDATED      CONSOLIDATED

OPERATING REVENUES
GROSS OPERATING REVENUES              6,907,258,918.68 (1,598,792,705.56)             0.00  1,642,249,358.38  1,229,993,655.89
PROVISION FOR RATE REFUND                 8,465,883.49        541,068.59              0.00      8,687,291.24              0.00
TOTAL OPERATING REVENUES, NET         6,915,724,802.17 (1,598,251,636.97)             0.00  1,650,936,649.62  1,229,993,655.89

OPERATING EXPENSES
OPERATIONS
FUEL                                  1,694,349,581.15      1,325,879.43              0.00    444,710,606.05    185,511,113.00
PURCHASED POWER                         725,046,106.44 (1,019,118,709.78)             0.00    254,099,667.03    265,456,330.08
OTHER OPERATION                       1,489,034,509.51   (534,392,813.78)    22,099,331.96    249,616,126.67    190,614,185.07
MAINTENANCE                             531,810,459.16    (29,258,333.70)             0.00    123,834,539.98     65,228,853.29
TOTAL OPER/MAINT EXPENSES             4,440,240,656.26 (1,581,443,977.83)    22,099,331.96  1,072,260,939.73    706,810,481.44
DEPRECIATION AND AMORTIZATION           659,743,043.71     (4,145,082.05)             0.00    148,874,598.54     94,531,914.35
TAXES OTHER THAN INCOME TAXES           498,371,986.18    (22,256,418.36)             0.00    112,721,819.25    120,146,426.74
STATE, LOCAL & FOREIGN INCOME TAXES       4,998,357.80      2,996,528.92              0.00      4,918,926.00            543.00
FEDERAL INCOME TAXES                    328,883,540.81      1,025,616.00              0.00     70,924,752.00     85,714,254.82
TOTAL OPERATING EXPENSES              5,932,237,584.76 (1,603,823,333.32)    22,099,331.96  1,409,701,035.52  1,007,203,620.35

NET OPERATING INCOME                    983,487,217.41      5,571,696.35    (22,099,331.96)   241,235,614.10    222,790,035.54

OTHER INCOME AND DEDUCTIONS
OTHER INCOME                             49,986,709.19 (2,966,091,782.38)   545,010,073.79    721,353,007.81    432,062,266.81
OTHER INCOME DEDUCTIONS                 (36,919,934.15) 2,412,493,684.71       (167,342.46)  (712,833,978.98)  (432,040,480.63)
TAXES APPL TO OTHER INC &DED             63,253,886.60        242,534.71        (33,751.53)      (422,972.03)     2,686,940.06
NET OTHR INCOME AND DEDUCTIONS           76,320,661.64   (553,355,562.96)   544,808,979.80      8,096,056.80      2,708,726.24

INCOME BEFORE INTEREST CHARGES        1,059,807,879.05   (547,783,866.61)   522,709,647.84    249,331,670.90    225,498,761.78

INTEREST CHARGES
INTEREST ON LONG-TERM DEBT              473,665,951.45     (1,439,678.30)             0.00    116,409,475.07     69,085,622.57
INTEREST ON SHORT-TERM DEBT              42,494,641.71              0.00      2,526,255.41      5,959,176.59      2,460,263.00
AMORT OF DEBT DISC, PREM & EXP            5,185,964.65              0.00              0.00      1,424,888.96        690,137.12
AMORT LOSS ON REACQUIRED DEBT            10,079,098.24              0.00              0.00      2,450,799.34      3,251,831.45
AMORT GAIN ON REACQUIRED DEBT              (442,141.22)             0.00              0.00        (24,374.36)      (301,494.35)
OTHER INTEREST EXPENSE                   11,146,102.48       (787,956.50)         6,038.67      4,360,323.46      1,018,130.43
TOTAL INTEREST CHARGES                  542,129,617.31     (2,227,634.80)     2,532,294.08    130,580,289.06     76,204,490.22
AFUDC BORROWED FUNDS - CR               (13,637,581.00)             0.00              0.00     (1,740,015.32)      (975,330.34)
NET INTEREST CHARGES                    528,492,036.31     (2,227,634.80)     2,532,294.08    128,840,273.74     75,229,159.88

NET INCOME BEFORE PREF DIV              531,315,842.74   (545,556,231.81)   520,177,353.76    120,491,397.16    150,269,601.90
PREF STK DIVIDEND REQUIREMENT            11,138,491.49              0.00              0.00      2,705,881.73      2,130,521.20
NET INCOME - EARN FOR CMMN STK          520,177,351.25   (545,556,231.81)   520,177,353.76    117,785,515.43    148,139,080.70

AMERICAN ELECTRIC POWER COMPANY, INC.
AND SUBSIDIARY COMPANIES
CONSOLIDATING STATEMENT OF INCOME
YEAR TO DATE THROUGH DECEMBER 31, 1999
                                            I&M                                               OPCO
             DESCRIPTION                CONSOLIDATED        KEPCO           KGPCO         CONSOLIDATED         WPCO
OPERATING REVENUES
GROSS OPERATING REVENUES              1,395,261,908.09  373,981,871.68   80,387,491.52  2,039,263,347.12   86,204,913.67
PROVISION FOR RATE REFUND                (1,142,857.00)           0.00      380,380.66              0.00            0.00
TOTAL OPERATING REVENUES, NET         1,394,119,051.09  373,981,871.68   80,767,872.18  2,039,263,347.12   86,204,913.67

OPERATING EXPENSES
OPERATIONS
FUEL                                    185,419,148.90   84,368,579.76            0.00    687,672,253.18            0.00
PURCHASED POWER                         276,961,831.26  107,763,285.51   56,659,506.56    163,142,710.34   58,137,242.55
OTHER OPERATION                         461,494,285.71   52,467,605.71    9,032,881.03    327,131,576.87    8,460,329.57
MAINTENANCE                             135,330,821.53   21,452,255.68    2,358,490.54    121,298,834.44    3,349,491.07
TOTAL OPER/MAINT EXPENSES             1,059,206,087.40  266,051,726.66   68,050,878.13  1,299,245,374.83   69,947,063.19
DEPRECIATION AND AMORTIZATION           149,987,752.87   29,220,919.62    2,875,966.61    149,055,459.38    3,001,472.53
TAXES OTHER THAN INCOME TAXES            65,843,928.23    8,091,542.76    3,508,375.08    164,213,529.47    5,158,509.79
STATE, LOCAL & FOREIGN INCOME TAXES      (7,130,384.00)   2,762,693.00      216,510.00      1,677,481.00      357,341.00
FEDERAL INCOME TAXES                     17,559,844.00   13,179,630.00    1,614,105.00    136,242,346.99    2,306,359.00
TOTAL OPERATING EXPENSES              1,285,467,228.50  319,306,512.04   76,265,834.82  1,750,434,191.67   80,770,745.51

NET OPERATING INCOME                    108,651,822.59   54,675,359.64    4,502,037.36    288,829,155.45    5,434,168.16

OTHER INCOME AND DEDUCTIONS
OTHER INCOME                            478,161,624.88  165,419,930.54      911,477.71    666,627,054.31       33,841.10
OTHER INCOME DEDUCTIONS                (469,187,240.51)(165,893,653.32)    (235,789.23)  (664,395,205.98)    (224,158.59)
TAXES APPL TO OTHER INC &DED             (4,444,548.00)     146,214.00     (165,258.00)     4,768,172.00      108,184.14
NET OTHR INCOME AND DEDUCTIONS            4,529,836.37     (327,508.78)     510,430.48      7,000,020.33      (82,133.35)

INCOME BEFORE INTEREST CHARGES          113,181,658.96   54,347,850.86    5,012,467.84    295,829,175.78    5,352,034.81

INTEREST CHARGES
INTEREST ON LONG-TERM DEBT               70,065,355.04   26,237,613.75    1,534,082.36     74,631,150.71    1,681,552.34
INTEREST ON SHORT-TERM DEBT               9,206,875.93    2,551,776.70      108,259.17      8,327,014.80      131,723.15
AMORT OF DEBT DISC, PREM & EXP            1,075,197.48      330,080.70            0.00        977,816.79            0.00
AMORT LOSS ON REACQUIRED DEBT             1,951,122.25      141,782.62            0.00      1,395,676.94            0.00
AMORT GAIN ON REACQUIRED DEBT                     0.00            0.00            0.00       (116,272.51)           0.00
OTHER INTEREST EXPENSE                    3,727,800.22      396,996.64      561,495.14      2,758,362.85       39,900.99
TOTAL INTEREST CHARGES                   86,026,350.92   29,658,250.41    2,203,836.67     87,973,749.58    1,853,176.48
AFUDC BORROWED FUNDS - CR                (5,620,551.15)    (740,479.43)     (25,941.63)    (4,301,546.88)     (37,289.30)
NET INTEREST CHARGES                     80,405,799.77   28,917,770.98    2,177,895.04     83,672,202.70    1,815,887.18

NET INCOME BEFORE PREF DIV               32,775,859.19   25,430,079.88    2,834,572.80    212,156,973.08    3,536,147.63
PREF STK DIVIDEND REQUIREMENT             4,885,220.02            0.00            0.00      1,416,868.54            0.00
NET INCOME - EARN FOR CMMN STK           27,890,639.17   25,430,079.88    2,834,572.80    210,740,104.54    3,536,147.63

AMERICAN ELECTRIC POWER COMPANY, INC.
AND SUBSIDIARY COMPANIES
CONSOLIDATING STATEMENT OF INCOME
YEAR TO DATE THROUGH DECEMBER 31, 1999

             DESCRIPTION                  AEGCO           AEPSC           CCCO            FRECO            IFRI
OPERATING REVENUES
GROSS OPERATING REVENUES              217,189,192.00 571,358,140.50             0.00            0.00             0.00
PROVISION FOR RATE REFUND                       0.00           0.00             0.00            0.00             0.00
TOTAL OPERATING REVENUES, NET         217,189,192.00 571,358,140.50             0.00            0.00             0.00

OPERATING EXPENSES
OPERATIONS
FUEL                                   94,480,796.99     632,520.57             0.00            0.00             0.00
PURCHASED POWER                                 0.00           0.00             0.00            0.00             0.00
OTHER OPERATION                        78,734,015.23 507,490,418.01             0.00            0.00             0.00
MAINTENANCE                            10,492,311.41  29,258,002.62             0.00            0.00             0.00
TOTAL OPER/MAINT EXPENSES             183,707,123.63 537,380,941.20             0.00            0.00             0.00
DEPRECIATION AND AMORTIZATION          21,845,123.78   4,131,795.00             0.00            0.00             0.00
TAXES OTHER THAN INCOME TAXES           3,865,842.55  22,256,418.36             0.00            0.00             0.00
STATE, LOCAL & FOREIGN INCOME TAXES       718,748.00  (2,996,528.92)            0.00            0.00             0.00
FEDERAL INCOME TAXES                    1,711,966.00  (2,909,379.00)            0.00            0.00             0.00
TOTAL OPERATING EXPENSES              211,848,803.96 557,863,246.64             0.00            0.00             0.00

NET OPERATING INCOME                    5,340,388.04  13,494,893.86             0.00            0.00             0.00

OTHER INCOME AND DEDUCTIONS
OTHER INCOME                               91,403.16    (424,426.26)      140,759.63            0.00             0.00
OTHER INCOME DEDUCTIONS                   (55,102.32) (4,155,873.19)     (105,105.06)           0.00             0.00
TAXES APPL TO OTHER INC &DED            3,622,199.00     (23,966.21)      (34,638.57)           0.00             0.00
NET OTHR INCOME AND DEDUCTIONS          3,658,499.84  (4,604,265.66)        1,016.00            0.00             0.00

INCOME BEFORE INTEREST CHARGES          8,998,887.88   8,890,628.20         1,016.00            0.00             0.00

INTEREST CHARGES
INTEREST ON LONG-TERM DEBT              1,514,236.68   5,890,845.54             0.00            0.00             0.00
INTEREST ON SHORT-TERM DEBT             1,108,832.98   2,336,579.84             0.00            0.00             0.00
AMORT OF DEBT DISC, PREM & EXP            108,456.00       8,082.18             0.00            0.00             0.00
AMORT LOSS ON REACQUIRED DEBT             239,712.00     648,173.64             0.00            0.00             0.00
AMORT GAIN ON REACQUIRED DEBT                   0.00           0.00             0.00            0.00             0.00
OTHER INTEREST EXPENSE                         97.00       6,947.00         1,016.00            0.00             0.00
TOTAL INTEREST CHARGES                  2,971,334.66   8,890,628.20         1,016.00            0.00             0.00
AFUDC BORROWED FUNDS - CR                (167,559.47)          0.00             0.00            0.00             0.00
NET INTEREST CHARGES                    2,803,775.19   8,890,628.20         1,016.00            0.00             0.00

NET INCOME BEFORE PREF DIV              6,195,112.69          (0.00)            0.00 0.00                        0.00
PREF STK DIVIDEND REQUIREMENT                   0.00           0.00             0.00            0.00             0.00
NET INCOME - EARN FOR CMMN STK          6,195,112.69          (0.00)            0.00            0.00             0.00

AMERICAN ELECTRIC POWER COMPANY, INC.
AND SUBSIDIARY COMPANIES
CONSOLIDATING STATEMENT OF INCOME
YEAR TO DATE THROUGH DECEMBER 31, 1999

             DESCRIPTION                  AEPPM           AEPES           AEPINV

OPERATING REVENUES
GROSS OPERATING REVENUES                        0.00   68,440,625.14            0.00
PROVISION FOR RATE REFUND                       0.00            0.00            0.00
TOTAL OPERATING REVENUES, NET                   0.00   68,440,625.14            0.00

OPERATING EXPENSES
OPERATIONS
FUEL                                            0.00            0.00            0.00
PURCHASED POWER                                 0.00   66,923,869.27            0.00
OTHER OPERATION                                 0.00   43,249,385.73      897,434.60
MAINTENANCE                                     0.00       10,481.90         (803.28)
TOTAL OPER/MAINT EXPENSES                       0.00  110,183,736.90      896,631.32
DEPRECIATION AND AMORTIZATION                   0.00    1,940,705.31            0.00
TAXES OTHER THAN INCOME TAXES                   0.00            0.00            0.00
STATE, LOCAL & FOREIGN INCOME TAXES             0.00            0.00            0.00
FEDERAL INCOME TAXES                            0.00            0.00            0.00
TOTAL OPERATING EXPENSES                        0.00  112,124,442.21      896,631.32

NET OPERATING INCOME                            0.00  (43,683,817.07)    (896,631.32)

OTHER INCOME AND DEDUCTIONS
OTHER INCOME                                    0.00      574,579.02      (74,360.57)
OTHER INCOME DEDUCTIONS                         0.00      (54,519.60)           0.12
TAXES APPL TO OTHER INC &DED                  (14.00)  16,587,230.31      335,035.00
NET OTHR INCOME AND DEDUCTIONS                (14.00)  17,107,289.73      260,674.55

INCOME BEFORE INTEREST CHARGES                (14.00) (26,576,527.34)    (635,956.77)

INTEREST CHARGES
INTEREST ON LONG-TERM DEBT                      0.00            0.00            0.00
INTEREST ON SHORT-TERM DEBT                     0.00    4,284,348.88            0.00
AMORT OF DEBT DISC, PREM & EXP                  0.00            0.00            0.00
AMORT LOSS ON REACQUIRED DEBT                   0.00            0.00            0.00
AMORT GAIN ON REACQUIRED DEBT                   0.00            0.00            0.00
OTHER INTEREST EXPENSE                          0.00       10,373.36            0.00
TOTAL INTEREST CHARGES                          0.00    4,294,722.24            0.00
AFUDC BORROWED FUNDS - CR                       0.00            0.00            0.00
NET INTEREST CHARGES                            0.00    4,294,722.24            0.00

NET INCOME BEFORE PREF DIV                    (14.00) (30,871,249.58)    (635,956.77)
PREF STK DIVIDEND REQUIREMENT                   0.00            0.00            0.00
NET INCOME - EARN FOR CMMN STK                (14.00) (30,871,249.58)    (635,956.77)

AMERICAN ELECTRIC POWER COMPANY, INC.
AND SUBSIDIARY COMPANIES
CONSOLIDATING STATEMENT OF INCOME
YEAR TO DATE THROUGH DECEMBER 31, 1999

                                           AEPR                            AEPC
             DESCRIPTION               CONSOLIDATED      AEPRESC       CONSOLIDATED
OPERATING REVENUES
GROSS OPERATING REVENUES              784,740,703.52    8,989,628.76    7,990,787.97
PROVISION FOR RATE REFUND                       0.00            0.00            0.00
TOTAL OPERATING REVENUES, NET         784,740,703.52    8,989,628.76    7,990,787.97

OPERATING EXPENSES
OPERATIONS
FUEL                                   10,228,683.27            0.00            0.00
PURCHASED POWER                       495,020,373.62            0.00            0.00
OTHER OPERATION                        50,476,719.35   10,453,455.25   11,209,572.53
MAINTENANCE                            48,454,268.99         (282.90)       1,527.59
TOTAL OPER/MAINT EXPENSES             604,180,045.23   10,453,172.35   11,211,100.12
DEPRECIATION AND AMORTIZATION          54,897,140.15       13,088.94    3,512,188.68
TAXES OTHER THAN INCOME TAXES          14,646,872.31            0.00      175,140.00
STATE, LOCAL & FOREIGN INCOME TAXES     1,476,499.80            0.00            0.00
FEDERAL INCOME TAXES                    1,514,046.00            0.00            0.00
TOTAL OPERATING EXPENSES              676,714,603.49   10,466,261.29   14,898,428.80

NET OPERATING INCOME                  108,026,100.03   (1,476,632.53)  (6,907,640.83)

OTHER INCOME AND DEDUCTIONS
OTHER INCOME                            5,925,432.15      257,925.14        7,902.35
OTHER INCOME DEDUCTIONS                   (66,698.73)       8,453.88       (6,924.26)
TAXES APPL TO OTHER INC &DED           36,125,308.61      350,788.17    3,406,428.94
NET OTHR INCOME AND DEDUCTIONS         41,984,042.03      617,167.19    3,407,407.03

INCOME BEFORE INTEREST CHARGES        150,010,142.06     (859,465.34)  (3,500,233.80)

INTEREST CHARGES
INTEREST ON LONG-TERM DEBT            106,616,017.39            0.00    1,439,678.30
INTEREST ON SHORT-TERM DEBT             2,314,342.37       66,123.57    1,113,069.32
AMORT OF DEBT DISC, PREM & EXP            571,305.42            0.00            0.00
AMORT LOSS ON REACQUIRED DEBT                   0.00            0.00            0.00
AMORT GAIN ON REACQUIRED DEBT                   0.00            0.00            0.00
OTHER INTEREST EXPENSE                   (953,865.62)        (168.52)         611.36
TOTAL INTEREST CHARGES                108,547,799.56       65,955.05    2,553,358.98
AFUDC BORROWED FUNDS - CR                       0.00            0.00      (28,867.48)
NET INTEREST CHARGES                  108,547,799.56       65,955.05    2,524,491.50

NET INCOME BEFORE PREF DIV             41,462,342.50     (925,420.39)  (6,024,725.30)
PREF STK DIVIDEND REQUIREMENT                   0.00            0.00            0.00
NET INCOME - EARN FOR CMMN STK         41,462,342.50     (925,420.39)  (6,024,725.30)

APPALACHIAN POWER COMPANY
AND SUBSIDIARY COMPANIES
CONSOLIDATING STATEMENT OF INCOME
YEAR TO DATE THROUGH DECEMBER 31, 1999
                                                      APCO              APCO
                  DESCRIPTION                     CONSOLIDATED      ELIMINATIONS          APCO             CACCO
OPERATING REVENUES
GROSS OPERATING REVENUES                        1,642,249,358.38              2.72  1,642,249,355.66              0.00
PROVISION FOR RATE REFUND                           8,687,291.24              0.00      8,687,291.24              0.00
TOTAL OPERATING REVENUES, NET                   1,650,936,649.62              2.72  1,650,936,646.90              0.00

OPERATING EXPENSES
OPERATIONS
FUEL                                              444,710,606.05              0.00    444,710,606.05              0.00
PURCHASED POWER                                   254,099,667.03              0.00    254,099,667.03              0.00
OTHER OPERATION                                   249,616,126.67              2.72    249,616,123.95              0.00
MAINTENANCE                                       123,834,539.98              0.00    123,834,539.98              0.00
TOTAL OPER/MAINT EXPENSES                       1,072,260,939.73              2.72  1,072,260,937.01              0.00
DEPRECIATION AND AMORTIZATION                     148,874,598.54              0.00    148,874,598.54              0.00
TAXES OTHER THAN INCOME TAXES                     112,721,819.25              0.00    112,721,819.25              0.00
STATE, LOCAL, AND FOREIGN INCOME TAXES              4,918,926.00              0.00      4,918,926.00              0.00
FEDERAL INCOME TAXES                               70,924,752.00              0.00     70,924,752.00              0.00
TOTAL OPERATING EXPENSES                        1,409,701,035.52              2.72  1,409,701,032.80              0.00

NET OPERATING INCOME                              241,235,614.10              0.00    241,235,614.10              0.00

OTHER INCOME AND DEDUCTIONS
OTHER INCOME                                      721,353,007.81    (11,496,415.62)   715,241,800.10        695,356.36
OTHER INCOME DEDUCTIONS                          (712,833,978.98)     2,295,164.84   (712,401,593.89)        (3,148.36)
TAXES APPL TO OTHER INC &DED                         (422,972.03)             0.00      5,240,419.59       (244,097.00)
NET OTHR INCOME AND DEDUCTIONS                      8,096,056.80     (9,201,250.78)     8,080,625.80        448,111.00

INCOME BEFORE INTEREST CHARGES                    249,331,670.90     (9,201,250.78)   249,316,239.90        448,111.00

INTEREST CHARGES
INTEREST ON LONG-TERM DEBT                        116,409,475.07              0.00    116,409,475.07              0.00
INTEREST ON SHORT-TERM DEBT                         5,959,176.59              0.00      5,959,176.59              0.00
AMORT OF DEBT DISC, PREM & EXP                      1,424,888.96              0.00      1,424,888.96              0.00
AMORT LOSS ON REACQUIRED DEBT                       2,450,799.34              0.00      2,450,799.34              0.00
AMORT GAIN ON REACQUIRED DEBT                         (24,374.36)             0.00        (24,374.36)             0.00
OTHER INTEREST EXPENSE                              4,360,323.46              0.00      4,344,892.46            365.00
TOTAL INTEREST CHARGES                            130,580,289.06              0.00    130,564,858.06            365.00
AFUDC BORROWED FUNDS - CR                          (1,740,015.32)             0.00     (1,740,015.32)             0.00
NET INTEREST CHARGES                              128,840,273.74              0.00    128,824,842.74            365.00

NET INCOME BEFORE PREF DIV                        120,491,397.16     (9,201,250.78)   120,491,397.16        447,746.00
PREF STK DIVIDEND REQUIREMENT                       2,705,881.73              0.00      2,705,881.73              0.00
NET INCOME - EARN FOR CMMN STK                    117,785,515.43     (9,201,250.78)   117,785,515.43        447,746.00

APPALACHIAN POWER COMPANY
AND SUBSIDIARY COMPANIES
CONSOLIDATING STATEMENT OF INCOME
YEAR TO DATE THROUGH DECEMBER 31, 1999

                  DESCRIPTION                        CECCO             SACCO             WVPCO
OPERATING REVENUES
GROSS OPERATING REVENUES                                    0.00              0.00              0.00
PROVISION FOR RATE REFUND                                   0.00              0.00              0.00
TOTAL OPERATING REVENUES, NET                               0.00              0.00              0.00

OPERATING EXPENSES
OPERATIONS
FUEL                                                        0.00              0.00              0.00
PURCHASED POWER                                             0.00              0.00              0.00
OTHER OPERATION                                             0.00              0.00              0.00
MAINTENANCE                                                 0.00              0.00              0.00
TOTAL OPER/MAINT EXPENSES                                   0.00              0.00              0.00
DEPRECIATION AND AMORTIZATION                               0.00              0.00              0.00
TAXES OTHER THAN INCOME TAXES                               0.00              0.00              0.00
STATE, LOCAL, AND FOREIGN INCOME TAXES                      0.00              0.00              0.00
FEDERAL INCOME TAXES                                        0.00              0.00              0.00
TOTAL OPERATING EXPENSES                                    0.00              0.00              0.00

NET OPERATING INCOME                                        0.00              0.00              0.00

OTHER INCOME AND DEDUCTIONS
OTHER INCOME                                       11,061,219.22      5,838,886.35         12,161.40
OTHER INCOME DEDUCTIONS                            (2,738,798.22)        14,396.65              0.00
TAXES APPL TO OTHER INC &DED                       (2,962,129.08)    (2,450,406.00)        (6,759.54)
NET OTHR INCOME AND DEDUCTIONS                      5,360,291.92      3,402,877.00          5,401.86

INCOME BEFORE INTEREST CHARGES                      5,360,291.92      3,402,877.00          5,401.86

INTEREST CHARGES
INTEREST ON LONG-TERM DEBT                                  0.00              0.00              0.00
INTEREST ON SHORT-TERM DEBT                                 0.00              0.00              0.00
AMORT OF DEBT DISC, PREM & EXP                              0.00              0.00              0.00
AMORT LOSS ON REACQUIRED DEBT                               0.00              0.00              0.00
AMORT GAIN ON REACQUIRED DEBT                               0.00              0.00              0.00
OTHER INTEREST EXPENSE                                  3,110.00         11,650.00            306.00
TOTAL INTEREST CHARGES                                  3,110.00         11,650.00            306.00
AFUDC BORROWED FUNDS - CR                                   0.00              0.00              0.00
NET INTEREST CHARGES                                    3,110.00         11,650.00            306.00

NET INCOME BEFORE PREF DIV                          5,357,181.92      3,391,227.00          5,095.86
PREF STK DIVIDEND REQUIREMENT                               0.00              0.00              0.00
NET INCOME - EARN FOR CMMN STK                      5,357,181.92      3,391,227.00          5,095.86

COLUMBUS SOUTHERN POWER COMPANY
AND SUBSIDIARY COMPANIES
CONSOLIDATING STATEMENT OF INCOME
YEAR TO DATE THROUGH DECEMBER 31, 1999
                                                     CSPCO             CSPCO
                  DESCRIPTION                     CONSOLIDATED      ELIMINATIONS         CSPCO
OPERATING REVENUES
GROSS OPERATING REVENUES                        1,229,993,655.89    (10,745,687.00) 1,229,993,655.89
PROVISION FOR RATE REFUND                                   0.00              0.00              0.00
TOTAL OPERATING REVENUES, NET                   1,229,993,655.89    (10,745,687.00) 1,229,993,655.89

OPERATING EXPENSES
OPERATIONS
FUEL                                              185,511,113.00       (440,382.64)   185,951,495.64
PURCHASED POWER                                   265,456,330.08              0.00    265,456,330.08
OTHER OPERATION                                   190,614,185.07     (8,047,575.11)   190,538,276.23
MAINTENANCE                                        65,228,853.29     (1,676,056.56)    65,228,958.85
TOTAL OPER/MAINT EXPENSES                         706,810,481.44    (10,164,014.31)   707,175,060.80
DEPRECIATION AND AMORTIZATION                      94,531,914.35       (384,246.00)    94,531,914.35
TAXES OTHER THAN INCOME TAXES                     120,146,426.74       (196,484.00)   120,146,426.74
STATE, LOCAL, AND FOREIGN INCOME TAXES                    543.00              0.00            543.00
FEDERAL INCOME TAXES                               85,714,254.82              0.00     85,556,683.82
TOTAL OPERATING EXPENSES                        1,007,203,620.35    (10,744,744.31) 1,007,410,628.71

NET OPERATING INCOME                              222,790,035.54           (942.69)   222,583,027.18

OTHER INCOME AND DEDUCTIONS
OTHER INCOME                                      432,062,266.81       (342,759.46)   432,072,289.59
OTHER INCOME DEDUCTIONS                          (432,040,480.63)             0.00   (432,031,474.63)
TAXES APPL TO OTHER INC &DED                        2,686,940.06              0.00      2,874,810.00
NET OTHR INCOME AND DEDUCTIONS                      2,708,726.24       (342,759.46)     2,915,624.96

INCOME BEFORE INTEREST CHARGES                    225,498,761.78       (343,702.15)   225,498,652.14

INTEREST CHARGES
INTEREST ON LONG-TERM DEBT                         69,085,622.57              0.00     69,085,622.57
INTEREST ON SHORT-TERM DEBT                         2,460,263.00              0.00      2,460,263.00
AMORT OF DEBT DISC, PREM & EXP                        690,137.12              0.00        690,137.12
AMORT LOSS ON REACQUIRED DEBT                       3,251,831.45              0.00      3,251,831.45
AMORT GAIN ON REACQUIRED DEBT                        (301,494.35)             0.00       (301,494.35)
OTHER INTEREST EXPENSE                              1,018,130.43              0.00      1,018,020.79
TOTAL INTEREST CHARGES                             76,204,490.22              0.00     76,204,380.58
AFUDC BORROWED FUNDS - CR                            (975,330.34)             0.00       (975,330.34)
NET INTEREST CHARGES                               75,229,159.88              0.00     75,229,050.24

NET INCOME BEFORE PREF DIV                        150,269,601.90       (343,702.15)   150,269,601.90
PREF STK DIVIDEND REQUIREMENT                       2,130,521.20              0.00      2,130,521.20
NET INCOME - EARN FOR CMMN STK                    148,139,080.70       (343,702.15)   148,139,080.70

COLUMBUS SOUTHERN POWER COMPANY
AND SUBSIDIARY COMPANIES
CONSOLIDATING STATEMENT OF INCOME
YEAR TO DATE THROUGH DECEMBER 31, 1999

                  DESCRIPTION                         COLM              CCPC             SIMCO
OPERATING REVENUES
GROSS OPERATING REVENUES                                    0.00     10,455,287.00        290,400.00
PROVISION FOR RATE REFUND                                   0.00              0.00              0.00
TOTAL OPERATING REVENUES, NET                               0.00     10,455,287.00        290,400.00

OPERATING EXPENSES
OPERATIONS
FUEL                                                        0.00              0.00              0.00
PURCHASED POWER                                             0.00              0.00              0.00
OTHER OPERATION                                             0.00      8,122,288.00          1,195.95
MAINTENANCE                                                 0.00      1,675,951.00              0.00
TOTAL OPER/MAINT EXPENSES                                   0.00      9,798,239.00          1,195.95
DEPRECIATION AND AMORTIZATION                               0.00        269,502.00        114,744.00
TAXES OTHER THAN INCOME TAXES                               0.00        194,059.00          2,425.00
STATE, LOCAL, AND FOREIGN INCOME TAXES                      0.00              0.00              0.00
FEDERAL INCOME TAXES                                        0.00        116,996.00         40,575.00
TOTAL OPERATING EXPENSES                                    0.00     10,378,796.00        158,939.95

NET OPERATING INCOME                                        0.00         76,491.00        131,460.05

OTHER INCOME AND DEDUCTIONS
OTHER INCOME                                          329,224.09          2,606.00            906.59
OTHER INCOME DEDUCTIONS                                     0.00         (9,006.00)             0.00
TAXES APPL TO OTHER INC &DED                         (149,809.94)             0.00        (38,060.00)
NET OTHR INCOME AND DEDUCTIONS                        179,414.15         (6,400.00)       (37,153.41)

INCOME BEFORE INTEREST CHARGES                        179,414.15         70,091.00         94,306.64

INTEREST CHARGES
INTEREST ON LONG-TERM DEBT                                  0.00              0.00              0.00
INTEREST ON SHORT-TERM DEBT                                 0.00              0.00              0.00
AMORT OF DEBT DISC, PREM & EXP                              0.00              0.00              0.00
AMORT LOSS ON REACQUIRED DEBT                               0.00              0.00              0.00
AMORT GAIN ON REACQUIRED DEBT                               0.00              0.00              0.00
OTHER INTEREST EXPENSE                                     18.64             91.00              0.00
TOTAL INTEREST CHARGES                                     18.64             91.00              0.00
AFUDC BORROWED FUNDS - CR                                   0.00              0.00              0.00
NET INTEREST CHARGES                                       18.64             91.00              0.00

NET INCOME BEFORE PREF DIV                            179,395.51         70,000.00         94,306.64
PREF STK DIVIDEND REQUIREMENT                               0.00              0.00              0.00
NET INCOME - EARN FOR CMMN STK                        179,395.51         70,000.00         94,306.64

INDIANA MICHIGAN POWER COMPANY
AND SUBSIDIARY COMPANIES
CONSOLIDATING STATEMENT OF INCOME
YEAR TO DATE THROUGH DECEMBER 31, 1999

                                                  I&M               I&M
                DESCRIPTION                   CONSOLIDATED      ELIMINATIONS          I&M              BHCCO             PRCCO
OPERATING REVENUES
GROSS OPERATING REVENUES                    1,395,261,908.09              0.00  1,395,261,908.09              0.00              0.00
PROVISION FOR RATE REFUND                      (1,142,857.00)             0.00     (1,142,857.00)             0.00              0.00
TOTAL OPERATING REVENUES, NET               1,394,119,051.09              0.00  1,394,119,051.09              0.00              0.00

OPERATING EXPENSES
OPERATIONS
FUEL                                          185,419,148.90              0.00    185,419,148.90              0.00              0.00
PURCHASED POWER                               276,961,831.26              0.00    276,961,831.26              0.00              0.00
OTHER OPERATION                               461,494,285.71              0.00    461,494,285.71              0.00              0.00
MAINTENANCE                                   135,330,821.53              0.00    135,330,821.53              0.00              0.00
TOTAL OPER/MAINT EXPENSES                   1,059,206,087.40              0.00  1,059,206,087.40              0.00              0.00
DEPRECIATION AND AMORTIZATION                 149,987,752.87              0.00    149,987,752.87              0.00              0.00
TAXES OTHER THAN INCOME TAXES                  65,843,928.23              0.00     65,843,928.23              0.00              0.00
STATE, LOCAL & FOREIGN INCOME TAXES            (7,130,384.00)             0.00     (7,130,384.00)             0.00              0.00
FEDERAL INCOME TAXES                           17,559,844.00              0.00     17,559,844.00              0.00              0.00
TOTAL OPERATING EXPENSES                    1,285,467,228.50              0.00  1,285,467,228.50              0.00              0.00

NET OPERATING INCOME                          108,651,822.59              0.00    108,651,822.59              0.00              0.00

OTHER INCOME AND DEDUCTIONS
OTHER INCOME                                  478,161,624.88       (779,841.92)   477,302,150.34      1,639,316.46              0.00
OTHER INCOME DEDUCTIONS                      (469,187,240.51)       314,925.92   (469,142,333.97)      (359,832.46)             0.00
TAXES APPL TO OTHER INC &DED                   (4,444,548.00)             0.00     (3,629,980.00)      (814,568.00)             0.00
NET OTHR INCOME AND DEDUCTIONS                  4,529,836.37       (464,916.00)     4,529,836.37        464,916.00              0.00

INCOME BEFORE INTEREST CHARGES                113,181,658.96       (464,916.00)   113,181,658.96        464,916.00              0.00

INTEREST CHARGES
INTEREST ON LONG-TERM DEBT                     70,065,355.04              0.00     70,065,355.04              0.00              0.00
INTEREST ON SHORT-TERM DEBT                     9,206,875.93              0.00      9,206,875.93              0.00              0.00
AMORT OF DEBT DISC, PREM & EXP                  1,075,197.48              0.00      1,075,197.48              0.00              0.00
AMORT LOSS ON REACQUIRED DEBT                   1,951,122.25              0.00      1,951,122.25              0.00              0.00
AMORT GAIN ON REACQUIRED DEBT                           0.00              0.00              0.00              0.00              0.00
OTHER INTEREST EXPENSE                          3,727,800.22              0.00      3,727,800.22              0.00              0.00
TOTAL INTEREST CHARGES                         86,026,350.92              0.00     86,026,350.92              0.00              0.00
AFUDC BORROWED FUNDS - CR                      (5,620,551.15)             0.00     (5,620,551.15)             0.00              0.00
NET INTEREST CHARGES                           80,405,799.77              0.00     80,405,799.77              0.00              0.00

NET INCOME BEFORE PREF DIV                     32,775,859.19       (464,916.00)    32,775,859.19        464,916.00              0.00
PREF STK DIVIDEND REQUIREMENT                   4,885,220.02              0.00      4,885,220.02              0.00              0.00
NET INCOME - EARN FOR CMMN STK                 27,890,639.17       (464,916.00)    27,890,639.17        464,916.00              0.00

OHIO POWER COMPANY
AND SUBSIDIARY COMPANIES
CONSOLIDATING STATEMENT OF INCOME
YEAR TO DATE THROUGH DECEMBER 31, 1999

                                                      OPCO              OPCO
                  DESCRIPTION                     CONSOLIDATED      ELIMINATIONS          OPCO
OPERATING REVENUES
GROSS OPERATING REVENUES                        2,039,263,347.12   (426,120,373.05) 2,048,521,677.17
PROVISION FOR RATE REFUND                                   0.00              0.00              0.00
TOTAL OPERATING REVENUES, NET                   2,039,263,347.12   (426,120,373.05) 2,048,521,677.17

OPERATING EXPENSES
OPERATIONS
FUEL                                              687,672,253.18    (10,290,006.30)   697,962,259.48
PURCHASED POWER                                   163,142,710.34              0.00    163,142,710.34
OTHER OPERATION                                   327,131,576.87   (280,807,999.19)   332,770,924.06
MAINTENANCE                                       121,298,834.44    (71,353,990.00)   121,298,834.44
TOTAL OPER/MAINT EXPENSES                       1,299,245,374.83   (362,451,995.49) 1,315,174,728.32
DEPRECIATION AND AMORTIZATION                     149,055,459.38    (44,724,943.00)   149,055,459.38
TAXES OTHER THAN INCOME TAXES                     164,213,529.47    (20,534,498.00)   164,213,529.47
STATE, LOCAL, AND FOREIGN INCOME TAXES              1,677,481.00              0.00      1,677,481.00
FEDERAL INCOME TAXES                              136,242,346.99        111,201.00    130,005,894.99
TOTAL OPERATING EXPENSES                        1,750,434,191.67   (427,600,235.49) 1,760,127,093.16

NET OPERATING INCOME                              288,829,155.45      1,479,862.44    288,394,584.01

OTHER INCOME AND DEDUCTIONS
OTHER INCOME                                      666,627,054.31     (3,324,222.44)   662,586,505.75
OTHER INCOME DEDUCTIONS                          (664,395,205.98)        19,287.00   (661,766,836.98)
TAXES APPL TO OTHER INC &DED                        4,768,172.00        111,201.00      4,718,629.00
NET OTHR INCOME AND DEDUCTIONS                      7,000,020.33     (3,193,734.44)     5,538,297.77

INCOME BEFORE INTEREST CHARGES                    295,829,175.78     (1,713,872.00)   293,932,881.78

INTEREST CHARGES
INTEREST ON LONG-TERM DEBT                         74,631,150.71       (317,717.00)    72,771,150.71
INTEREST ON SHORT-TERM DEBT                         8,327,014.80              0.00      8,327,014.80
AMORT OF DEBT DISC, PREM & EXP                        977,816.79              0.00        977,816.79
AMORT LOSS ON REACQUIRED DEBT                       1,395,676.94              0.00      1,395,676.94
AMORT GAIN ON REACQUIRED DEBT                        (116,272.51)             0.00       (116,272.51)
OTHER INTEREST EXPENSE                              2,758,362.85              0.00      2,722,068.85
TOTAL INTEREST CHARGES                             87,973,749.58       (317,717.00)    86,077,455.58
AFUDC BORROWED FUNDS - CR                          (4,301,546.88)             0.00     (4,301,546.88)
NET INTEREST CHARGES                               83,672,202.70       (317,717.00)    81,775,908.70

NET INCOME BEFORE PREF DIV                        212,156,973.08     (1,396,155.00)   212,156,973.08
PREF STK DIVIDEND REQUIREMENT                       1,416,868.54              0.00      1,416,868.54
NET INCOME - EARN FOR CMMN STK                    210,740,104.54     (1,396,155.00)   210,740,104.54

OHIO POWER COMPANY
AND SUBSIDIARY COMPANIES
CONSOLIDATING STATEMENT OF INCOME
YEAR TO DATE THROUGH DECEMBER 31, 1999

                  DESCRIPTION                        COCCO             SOCCO              WCCO

OPERATING REVENUES
GROSS OPERATING REVENUES                           63,755,139.00    230,383,804.00    122,723,100.00
PROVISION FOR RATE REFUND                                   0.00              0.00              0.00
TOTAL OPERATING REVENUES, NET                      63,755,139.00    230,383,804.00    122,723,100.00

OPERATING EXPENSES
OPERATIONS
FUEL                                                        0.00              0.00              0.00
PURCHASED POWER                                             0.00              0.00              0.00
OTHER OPERATION                                    42,111,861.00    142,304,783.00     90,752,008.00
MAINTENANCE                                         7,171,153.00     47,739,303.00     16,443,534.00
TOTAL OPER/MAINT EXPENSES                          49,283,014.00    190,044,086.00    107,195,542.00
DEPRECIATION AND AMORTIZATION                      14,573,541.00     20,207,170.00      9,944,232.00
TAXES OTHER THAN INCOME TAXES                       2,541,111.00     10,887,800.00      7,105,587.00
STATE, LOCAL, AND FOREIGN INCOME TAXES                      0.00              0.00              0.00
FEDERAL INCOME TAXES                                  411,721.00      6,717,715.00     (1,004,185.00)
TOTAL OPERATING EXPENSES                           66,809,387.00    227,856,771.00    123,241,176.00

NET OPERATING INCOME                               (3,054,248.00)     2,527,033.00       (518,076.00)

OTHER INCOME AND DEDUCTIONS
OTHER INCOME                                        3,320,066.00      2,443,946.00      1,600,759.00
OTHER INCOME DEDUCTIONS                              (265,070.00)    (1,351,938.00)    (1,030,648.00)
TAXES APPL TO OTHER INC &DED                                0.00        (61,658.00)             0.00
NET OTHR INCOME AND DEDUCTIONS                      3,054,996.00      1,030,350.00        570,111.00

INCOME BEFORE INTEREST CHARGES                            748.00      3,557,383.00         52,035.00

INTEREST CHARGES
INTEREST ON LONG-TERM DEBT                                  0.00      2,177,717.00              0.00
INTEREST ON SHORT-TERM DEBT                                 0.00              0.00              0.00
AMORT OF DEBT DISC, PREM & EXP                              0.00              0.00              0.00
AMORT LOSS ON REACQUIRED DEBT                               0.00              0.00              0.00
AMORT GAIN ON REACQUIRED DEBT                               0.00              0.00              0.00
OTHER INTEREST EXPENSE                                     28.00          2,240.00         34,026.00
TOTAL INTEREST CHARGES                                     28.00      2,179,957.00         34,026.00
AFUDC BORROWED FUNDS - CR                                   0.00              0.00              0.00
NET INTEREST CHARGES                                       28.00      2,179,957.00         34,026.00

NET INCOME BEFORE PREF DIV                                720.00      1,377,426.00         18,009.00
PREF STK DIVIDEND REQUIREMENT                               0.00              0.00              0.00
NET INCOME - EARN FOR CMMN STK                            720.00      1,377,426.00         18,009.00

AMERICAN ELECTRIC POWER COMPANY, INC.
AND SUBSIDIARY COMPANIES
CONSOLIDATING BALANCE SHEETS
DECEMBER 31, 1999

                                                         AEP                      AEP
                 DESCRIPTION                        CONSOLIDATED             ELIMINATIONS                  AEP

ASSETS:

ELECTRIC UTILITY PLANT
PRODUCTION                                            9,949,214,595.67                13,287.05                     0.00
TRANSMISSION                                          3,831,692,313.17                     0.00                     0.00
DISTRIBUTION                                          5,535,749,329.90                     0.00                     0.00
GENERAL                                               1,985,639,124.48            23,771,164.00                     0.00
CONSTRUCTION WORK IN PROGRESS                           581,027,212.39            (5,237,074.77)                    0.00
TOTAL ELECTRIC UTILITY PLANT                         21,883,322,575.61            18,547,376.28                     0.00
LESS ACCUM PRV-DEPR,DEPL,AMORT                       (9,030,328,646.66)          (19,171,867.00)                    0.00
NET ELECTRIC UTILITY PLANT                           12,852,993,928.95              (624,490.72)                    0.00

OTHER PROPERTY AND INVESTMENT
NET NONUTILITY PROPERTY                                 201,682,524.77                     0.00                     0.00
INVEST IN SUBSIDIARY & ASSOC                            481,967,826.30        (4,969,774,929.41)        5,010,540,919.41
TOTAL OTHER INVESTMENTS                               1,517,793,389.40           (15,914,857.52)              312,196.63
TOTAL OTHER SPECIAL FUNDS                               708,134,461.84                     0.00                     0.00
TOTAL OTHER PROP AND INVSTMNTS                        2,909,578,202.31        (4,985,689,786.93)        5,010,853,116.04

CURRENT AND ACCRUED ASSETS
CASH AND CASH EQUIVALENTS                               332,595,275.83            24,049,111.94             2,693,004.98
ACCOUNTS RECEIVABLE-CUSTOMERS                           553,220,806.80                     0.00                     0.00
ACCOUNTS RECEIVABLE - MISC                              348,013,792.18                     0.00               399,162.49
A/P FOR UNCOLLECTIBLE ACCOUNTS                          (12,451,646.43)                    0.00                     0.00
ACCOUNTS RECEIVABLE- ASSOC COS                           21,463,931.78          (456,936,139.78)            3,270,184.77
FUEL                                                    307,293,888.79                     0.00                     0.00
MATERIALS & SUPPLIES                                    311,483,345.60                     0.00                     0.00
ACCRUED UTILITY REVENUES                                246,406,564.81                     0.00                     0.00
PREPAYMENTS                                              87,822,326.94                     0.00             1,710,924.71
OTHER CURRENT ASSETS                                  1,020,426,060.45                     0.00                     0.00
TOTAL CURRENT ASSETS                                  3,216,274,346.75          (432,887,027.84)            8,073,276.95

REGULATORY ASSETS
REGULATORY ASSETS                                     2,482,651,695.87                     0.00                     0.00
FAS109 DFIT RECLASS (A/C 254)                          (312,205,970.61)            6,074,978.00              (517,168.00)
NET REGULATORY ASSETS                                 2,170,445,725.26             6,074,978.00              (517,168.00)

DEFERRED CHARGES
CLEARING ACCOUNTS                                           632,389.22                     0.00                     0.00
UNAMORTIZED DEBT EXPENSE                                 15,998,514.28                     0.00                     0.00
OTHER DEFERRED DEBITS                                   321,693,561.80             1,420,021.97            58,572,581.13
TOTAL DEFERRED CHARGES                                  338,324,465.30             1,420,021.97            58,572,581.13

TOTAL ASSETS                                         21,487,616,668.57        (5,411,706,305.52)        5,076,981,806.12

CAPITALIZATION AND LIABILITIES:

CAPITALIZATION
COMMON STOCK
COMMON STOCK                                          1,320,171,716.50          (738,722,213.43)        1,320,171,716.50
PREMIUM ON CAPITAL STOCK                              1,954,900,842.12          (263,785,518.63)        1,954,900,842.12
PAID-IN CAPITAL                                          (9,540,165.95)       (2,806,220,617.15)           (9,499,191.91)
RETAINED EARNINGS                                     1,740,366,604.80        (1,149,795,046.27)        1,740,366,607.31
COMMON SHAREHOLDERS' EQUITY                           5,005,898,997.47        (4,958,523,395.48)        5,005,939,974.02

CUMULATIVE PREFERRED STOCK
PS SUBJECT TO MANDATORY REDEMP                          119,105,000.00                     0.00                     0.00
PS NOT SUBJ MANDATORY REDEMP                             44,676,400.00                     0.00                     0.00
LT DEBT (LESS AMT DUE IN 1 YR)
LONG-TERM DEBT LESS AMT DUE 1 YR                      6,335,834,647.45            (1,100,000.00)                    0.00

TOTAL CAPITALIZATION                                 11,505,515,044.92        (4,959,623,395.48)        5,005,939,974.02

OTHER NONCURRENT LIABILITIES
OBLIGATIONS UNDER CAP LEASE                             429,034,793.91           (15,914,834.77)                    0.00
ACCUM PROVISIONS-RATE REFUND                             16,657,143.00                     0.00                     0.00
ACCUMULATED PROVISIONS - MISC                         1,065,024,171.05                     0.00                     0.00
TOTAL OTH NONCURRENT LIAB'S                           1,510,716,107.96           (15,914,834.77)                    0.00

CURRENT  LIABILITIES
PREFERRED STOCK DUE W/IN 1 YR                                     0.00                     0.00                     0.00
LONG-TERM DEBT DUE WITHIN 1 YR                        1,111,084,501.70                     0.00                     0.00
SHORT-TERM DEBT                                         888,275,000.00                     0.00            57,275,000.00
A/P - GENERAL                                           683,715,496.58                     0.00             1,563,622.09
A/P- ASSOC.  COS.                                        15,252,600.00          (412,418,254.77)            7,391,410.45
CUSTOMER DEPOSITS                                        39,955,454.24                     0.00                     0.00
TAXES ACCRUED                                           413,846,587.62              (218,568.50)               14,953.84
INTEREST ACCRUED                                         78,058,658.02                     0.00                (9,595.72)
DIVIDENDS DECLARED                                          965,479.75                     0.00                     0.00
OBLIG UNDER CAP LEASES- CURR                             90,896,064.99                     0.00                     0.00
OTHR CURR & ACCRUED LIAB                              1,347,483,982.31            (2,407,716.00)            3,672,717.53
TOTAL CURRENT LIABILITIES                             4,669,533,825.21          (415,044,539.27)           69,908,108.19

DEF CREDITS & REGULATORY LIAB
DEFERRED INCOME TAXES                                 3,675,331,735.91                     0.00             1,641,364.00
DFIT & DSIT RECLASS (A/C 190)                          (930,289,792.56)            6,074,978.00              (517,168.00)
NET DEFERRED INCOME TAXES                             2,745,041,943.35             6,074,978.00             1,124,196.00
DEF INVESTMENT TAX CREDITS                              326,490,986.00           (11,281,986.00)                    0.00
REGULATORY LIABILITIES
OVER-RECOVERY OF FUEL COST                              131,135,961.37                     0.00                     0.00
SFAS 106 - OPEB                                           4,285,711.45                     0.00                     0.00
DEMAND SIDE MANAGEMENT-CREDIT                                     0.00                     0.00                     0.00
OTHER REGULATORY LIABILTIES                             163,491,062.35                     0.00                     0.00
UNAMORT GAIN REACQUIRED DEBT                                599,432.88                     0.00                     0.00
TOTAL REGULATORY LIABILITIES                            299,512,168.05                     0.00                     0.00
DEFERRED CREDITS                                        430,806,593.08           (15,916,528.00)                9,527.91
TOTAL DEF CREDITS & REG LIAB'S                        3,801,851,690.48           (21,123,536.00)            1,133,723.91

TOTAL  CAPITAL & LIABILITIES                         21,487,616,668.57        (5,411,706,305.52)        5,076,981,806.12

AMERICAN ELECTRIC POWER COMPANY, INC.
AND SUBSIDIARY COMPANIES
CONSOLIDATING BALANCE SHEETS
DECEMBER 31, 1999
                                                        APCO                     CSPCO                     I&M
                 DESCRIPTION                        CONSOLIDATED             CONSOLIDATED             CONSOLIDATED

ASSETS:

ELECTRIC UTILITY PLANT
PRODUCTION                                            2,014,967,822.99         1,544,858,122.30         2,587,287,724.37
TRANSMISSION                                          1,151,377,374.64           350,825,566.84           928,758,375.01
DISTRIBUTION                                          1,741,684,946.67         1,032,550,465.42           818,696,401.43
GENERAL                                                 247,797,521.84           141,136,995.37           244,981,304.85
CONSTRUCTION WORK IN PROGRESS                           107,123,288.81            82,248,270.37           190,302,880.21
TOTAL ELECTRIC UTILITY PLANT                          5,262,950,954.95         3,151,619,420.30         4,770,026,685.87
LESS ACCUM PRV-DEPR,DEPL,AMORT                       (2,079,490,442.83)       (1,210,993,938.71)       (2,194,396,923.10)
NET ELECTRIC UTILITY PLANT                            3,183,460,512.12         1,940,625,481.59         2,575,629,762.77

OTHER PROPERTY AND INVESTMENT
NET NONUTILITY PROPERTY                                  21,379,608.54            23,627,712.82            86,459,992.92
INVEST IN SUBSIDIARY & ASSOC                                603,868.00               430,000.00                     0.00
TOTAL OTHER INVESTMENTS                                 138,562,641.53            77,200,093.31           127,110,732.12
TOTAL OTHER SPECIAL FUNDS                                         0.00                27,738.00           708,054,175.84
TOTAL OTHER PROP AND INVSTMNTS                          160,546,118.07           101,285,544.13           921,624,900.88

CURRENT AND ACCRUED ASSETS
CASH AND CASH EQUIVALENTS                                64,828,220.94             5,107,103.27             3,862,556.35
ACCOUNTS RECEIVABLE-CUSTOMERS                           109,525,499.55            77,417,655.57            91,268,398.01
ACCOUNTS RECEIVABLE - MISC                                9,153,520.01             8,886,749.59            18,644,449.44
A/P FOR UNCOLLECTIBLE ACCOUNTS                           (2,609,110.86)           (3,044,580.32)           (1,848,365.38)
ACCOUNTS RECEIVABLE- ASSOC COS                           37,826,721.76            28,452,898.12            48,901,005.76
FUEL                                                     58,160,943.93            21,484,080.66            27,596,916.94
MATERIALS & SUPPLIES                                     56,916,903.63            41,696,103.69            84,148,921.14
ACCRUED UTILITY REVENUES                                 53,418,034.00            48,117,440.00            44,427,559.00
PREPAYMENTS                                               5,384,660.19            32,834,203.50             6,540,020.73
OTHER CURRENT ASSETS                                    146,105,265.49            95,237,692.60            99,037,944.56
TOTAL CURRENT ASSETS                                    538,710,658.64           356,189,346.68           422,579,406.55

REGULATORY ASSETS
REGULATORY ASSETS                                       489,326,185.63           369,153,581.33           731,504,699.69
FAS109 DFIT RECLASS (A/C 254)                           (52,431,727.00)          (30,050,306.00)         (106,694,868.00)
NET REGULATORY ASSETS                                   436,894,458.63           339,103,275.33           624,809,831.69

DEFERRED CHARGES
CLEARING ACCOUNTS                                           (78,330.28)              267,123.37               292,674.84
UNAMORTIZED DEBT EXPENSE                                  4,584,890.25             2,136,270.38             3,664,252.26
OTHER DEFERRED DEBITS                                    30,281,792.76            70,383,309.12            28,094,970.05
TOTAL DEFERRED CHARGES                                   34,788,352.73            72,786,702.87            32,051,897.15

TOTAL ASSETS                                          4,354,400,100.19         2,809,990,350.60         4,576,695,799.04

CAPITALIZATION AND LIABILITIES:

CAPITALIZATION
COMMON STOCK
COMMON STOCK                                            260,457,768.00            41,026,065.00            56,583,866.43
PREMIUM ON CAPITAL STOCK                                    792,887.98           257,892,417.78             4,325,759.12
PAID-IN CAPITAL                                         713,465,688.50           314,980,380.03           728,414,001.30
RETAINED EARNINGS                                       175,854,480.59           246,583,844.18           166,388,687.17
COMMON SHAREHOLDERS' EQUITY                           1,150,570,825.07           860,482,706.99           955,712,314.02

CUMULATIVE PREFERRED STOCK
PS SUBJECT TO MANDATORY REDEMP                           20,310,000.00            25,000,000.00            64,945,000.00
PS NOT SUBJ MANDATORY REDEMP                             18,491,600.00                     0.00             9,248,200.00
LT DEBT (LESS AMT DUE IN 1 YR)
LONG-TERM DEBT LESS AMT DUE 1 YR                      1,539,301,849.67           924,545,093.06         1,126,325,960.51

TOTAL CAPITALIZATION                                  2,728,674,274.74         1,810,027,800.05         2,156,231,474.53

OTHER NONCURRENT LIABILITIES
OBLIGATIONS UNDER CAP LEASE                              52,009,161.42            33,030,362.81           176,892,897.50
ACCUM PROVISIONS-RATE REFUND                              4,818,288.00             2,356,752.00             4,588,483.00
ACCUMULATED PROVISIONS - MISC                            75,303,049.29             7,668,710.69           562,225,576.09
TOTAL OTH NONCURRENT LIAB'S                             132,130,498.71            43,055,825.50           743,706,956.59

CURRENT  LIABILITIES
PREFERRED STOCK DUE W/IN 1 YR                                     0.00                     0.00                     0.00
LONG-TERM DEBT DUE WITHIN 1 YR                          126,004,867.24                     0.00           198,000,000.00
SHORT-TERM DEBT                                         123,480,000.00            45,500,000.00           224,262,000.00
A/P - GENERAL                                            59,150,106.72            28,278,969.11            78,784,463.59
A/P- ASSOC.  COS.                                        42,458,795.66            52,775,889.50            31,117,684.96
CUSTOMER DEPOSITS                                        12,897,677.93             5,119,665.06             8,303,763.06
TAXES ACCRUED                                            49,037,700.76           143,476,668.16            48,969,630.92
INTEREST ACCRUED                                         19,079,385.85            13,936,216.55            13,955,147.74
DIVIDENDS DECLARED                                          527,979.75               437,500.00                     0.00
OBLIG UNDER CAP LEASES- CURR                             12,635,524.37             7,239,252.81            11,071,621.87
OTHR CURR & ACCRUED LIAB                                198,159,685.78           109,489,796.34           178,944,628.50
TOTAL CURRENT LIABILITIES                               643,431,724.06           406,253,957.53           793,408,940.64

DEF CREDITS & REGULATORY LIAB
DEFERRED INCOME TAXES                                   844,955,072.00           527,117,939.00           853,486,553.00
DFIT & DSIT RECLASS (A/C 190)                          (173,038,514.00)          (79,510,257.00)         (231,329,456.00)
NET DEFERRED INCOME TAXES                               671,916,558.00           447,607,682.00           622,157,097.00
DEF INVESTMENT TAX CREDITS                               57,259,100.00            44,716,030.00           121,626,632.00
REGULATORY LIABILITIES
OVER-RECOVERY OF FUEL COST                               34,675,786.00             1,709,124.37                     0.00
SFAS 106 - OPEB                                                   0.00             4,285,711.45                     0.00
DEMAND SIDE MANAGEMENT-CREDIT                                     0.00                     0.00                     0.00
OTHER REGULATORY LIABILTIES                              45,306,541.33            31,626,485.15            16,968,575.84
UNAMORT GAIN REACQUIRED DEBT                                329,573.28                     0.00               269,859.60
TOTAL REGULATORY LIABILITIES                             80,311,900.61            37,621,320.97            17,238,435.44
DEFERRED CREDITS                                         40,676,044.07            20,707,734.55           122,326,262.84
TOTAL DEF CREDITS & REG LIAB'S                          850,163,602.68           550,652,767.52           883,348,427.28

TOTAL  CAPITAL & LIABILITIES                          4,354,400,100.19         2,809,990,350.60         4,576,695,799.04

AMERICAN ELECTRIC POWER COMPANY, INC.
AND SUBSIDIARY COMPANIES
CONSOLIDATING BALANCE SHEETS
DECEMBER 31, 1999
                                                                                                          OPCO
                 DESCRIPTION                            KEPCO                    KGPCO                CONSOLIDATED

ASSETS:

ELECTRIC UTILITY PLANT
PRODUCTION                                              268,617,445.08                     0.00         2,713,421,444.33
TRANSMISSION                                            355,441,928.11            14,054,721.41           857,419,633.85
DISTRIBUTION                                            372,752,311.91            72,058,143.82           999,678,645.05
GENERAL                                                  67,608,072.71             5,116,148.45           713,882,361.22
CONSTRUCTION WORK IN PROGRESS                            14,628,014.66             1,329,557.30           116,515,029.72
TOTAL ELECTRIC UTILITY PLANT                          1,079,047,772.47            92,558,570.98         5,400,917,114.17
LESS ACCUM PRV-DEPR,DEPL,AMORT                         (340,008,226.22)          (31,871,531.99)       (2,621,711,620.10)
NET ELECTRIC UTILITY PLANT                              739,039,546.25            60,687,038.99         2,779,205,494.07

OTHER PROPERTY AND INVESTMENT
NET NONUTILITY PROPERTY                                   5,404,306.79               128,229.52            61,560,979.81
INVEST IN SUBSIDIARY & ASSOC                                      0.00                     0.00               867,076.00
TOTAL OTHER INVESTMENTS                                  15,012,213.91             1,766,695.82           191,202,072.64
TOTAL OTHER SPECIAL FUNDS                                         0.00                     0.00                38,292.00
TOTAL OTHER PROP AND INVSTMNTS                           20,416,520.70             1,894,925.34           253,668,420.45

CURRENT AND ACCRUED ASSETS
CASH AND CASH EQUIVALENTS                                   674,030.62               135,782.36           157,137,625.40
ACCOUNTS RECEIVABLE-CUSTOMERS                            18,951,805.69             3,515,348.62           246,310,235.80
ACCOUNTS RECEIVABLE - MISC                                8,342,961.24               283,882.62            22,055,295.91
A/P FOR UNCOLLECTIBLE ACCOUNTS                             (636,800.54)              (67,004.90)           (2,223,336.02)
ACCOUNTS RECEIVABLE- ASSOC COS                           15,222,723.52             1,280,376.54            89,215,260.00
FUEL                                                     10,441,476.45                     0.00           146,316,944.84
MATERIALS & SUPPLIES                                     18,112,879.23               387,244.93            95,967,252.44
ACCRUED UTILITY REVENUES                                 13,736,989.00             3,957,449.00            45,575,283.00
PREPAYMENTS                                                 990,322.24             1,068,080.07            36,774,106.67
OTHER CURRENT ASSETS                                     34,378,391.54                   734.41           136,264,746.99
TOTAL CURRENT ASSETS                                    120,214,778.99            10,561,893.65           973,393,415.03

REGULATORY ASSETS
REGULATORY ASSETS                                       109,122,103.45             6,371,549.00           724,350,111.34
FAS109 DFIT RECLASS (A/C 254)                           (12,826,494.00)             (732,217.00)          (53,162,227.61)
NET REGULATORY ASSETS                                    96,295,609.45             5,639,332.00           671,187,883.73

DEFERRED CHARGES
CLEARING ACCOUNTS                                           243,886.60               (26,370.25)              (78,132.19)
UNAMORTIZED DEBT EXPENSE                                    549,327.54                     0.00             4,460,890.04
OTHER DEFERRED DEBITS                                     9,878,203.01               111,993.25            89,469,041.93
TOTAL DEFERRED CHARGES                                   10,671,417.15                85,623.00            93,851,799.78

TOTAL ASSETS                                            986,637,872.54            78,868,812.98         4,771,307,013.06

CAPITALIZATION AND LIABILITIES:

CAPITALIZATION
COMMON STOCK
COMMON STOCK                                             50,450,000.00             4,100,000.00           321,201,454.00
PREMIUM ON CAPITAL STOCK                                          0.00                     0.00               744,753.75
PAID-IN CAPITAL                                         158,750,000.00            13,800,000.00           461,630,766.75
RETAINED EARNINGS                                        67,110,068.92             7,185,424.40           587,424,262.56
COMMON SHAREHOLDERS' EQUITY                             276,310,068.92            25,085,424.40         1,371,001,237.06

CUMULATIVE PREFERRED STOCK
PS SUBJECT TO MANDATORY REDEMP                                    0.00                     0.00             8,850,000.00
PS NOT SUBJ MANDATORY REDEMP                                      0.00                     0.00            16,936,600.00
LT DEBT (LESS AMT DUE IN 1 YR)
LONG-TERM DEBT LESS AMT DUE 1 YR                        260,782,332.72            10,000,000.00         1,139,833,671.84

TOTAL CAPITALIZATION                                    537,092,401.64            35,085,424.40         2,536,621,508.90

OTHER NONCURRENT LIABILITIES
OBLIGATIONS UNDER CAP LEASE                              11,830,445.03             1,097,169.90           102,258,805.46
ACCUM PROVISIONS-RATE REFUND                                995,744.00                     0.00             3,897,876.00
ACCUMULATED PROVISIONS - MISC                            10,970,959.78               301,889.25           308,680,535.02
TOTAL OTH NONCURRENT LIAB'S                              23,797,148.81             1,399,059.15           414,837,216.48

CURRENT  LIABILITIES
PREFERRED STOCK DUE W/IN 1 YR                                     0.00                     0.00                     0.00
LONG-TERM DEBT DUE WITHIN 1 YR                          105,000,000.00             5,000,000.00            11,677,083.00
SHORT-TERM DEBT                                          39,665,000.00             4,050,000.00           194,918,000.00
A/P - GENERAL                                             9,923,330.36               604,304.40           180,382,470.22
A/P- ASSOC.  COS.                                        19,743,320.18             6,139,729.56            64,598,578.67
CUSTOMER DEPOSITS                                         4,142,624.80               847,142.84             8,196,056.88
TAXES ACCRUED                                             9,859,623.57             1,351,549.75           162,182,011.26
INTEREST ACCRUED                                          4,842,568.72               532,289.62            16,862,933.51
DIVIDENDS DECLARED                                                0.00                     0.00                     0.00
OBLIG UNDER CAP LEASES- CURR                              3,310,837.50               301,132.38            34,284,309.36
OTHR CURR & ACCRUED LIAB                                 41,803,848.50            12,616,796.39           220,093,325.55
TOTAL CURRENT LIABILITIES                               238,291,153.63            31,442,944.94           893,194,768.45

DEF CREDITS & REGULATORY LIAB
DEFERRED INCOME TAXES                                   197,192,784.00            12,153,828.00           911,285,926.00
DFIT & DSIT RECLASS (A/C 190)                           (32,186,232.00)           (2,299,217.00)         (217,896,127.00)
NET DEFERRED INCOME TAXES                               165,006,552.00             9,854,611.00           693,389,799.00
DEF INVESTMENT TAX CREDITS                               12,908,683.00               869,304.00            35,838,046.00
REGULATORY LIABILITIES
OVER-RECOVERY OF FUEL COST                                        0.00                     0.00            94,098,137.00
SFAS 106 - OPEB                                                   0.00                     0.00                     0.00
DEMAND SIDE MANAGEMENT-CREDIT                                     0.00                     0.00                     0.00
OTHER REGULATORY LIABILTIES                               2,791,516.11                     0.00            66,781,063.92
UNAMORT GAIN REACQUIRED DEBT                                      0.00                     0.00                     0.00
TOTAL REGULATORY LIABILITIES                              2,791,516.11                     0.00           160,879,200.92
DEFERRED CREDITS                                          6,750,417.35               217,469.49            36,546,473.31
TOTAL DEF CREDITS & REG LIAB'S                          187,457,168.46            10,941,384.49           926,653,519.23

TOTAL  CAPITAL & LIABILITIES                            986,637,872.54            78,868,812.98         4,771,307,013.06

AMERICAN ELECTRIC POWER COMPANY, INC.
AND SUBSIDIARY COMPANIES
CONSOLIDATING BALANCE SHEETS
DECEMBER 31, 1999

                 DESCRIPTION                            WPCO                     AEGCO                    AEPSC

ASSETS:

ELECTRIC UTILITY PLANT
PRODUCTION                                                        0.00           629,286,160.05                     0.00
TRANSMISSION                                             23,054,951.63                     0.00                     0.00
DISTRIBUTION                                             67,982,177.87                     0.00                     0.00
GENERAL                                                   8,272,995.62             2,400,285.24           266,064,839.81
CONSTRUCTION WORK IN PROGRESS                             1,903,612.19             8,406,494.06                     0.87
TOTAL ELECTRIC UTILITY PLANT                            101,213,737.31           640,092,939.35           266,064,840.68
LESS ACCUM PRV-DEPR,DEPL,AMORT                          (40,952,953.19)         (295,065,317.53)         (114,151,531.97)
NET ELECTRIC UTILITY PLANT                               60,260,784.12           345,027,621.82           151,913,308.71

OTHER PROPERTY AND INVESTMENT
NET NONUTILITY PROPERTY                                   2,420,848.37                     0.00                     0.00
INVEST IN SUBSIDIARY & ASSOC                                      0.00                     0.00                     0.00
TOTAL OTHER INVESTMENTS                                     114,988.68                     0.00           114,649,962.03
TOTAL OTHER SPECIAL FUNDS                                     8,236.00                 6,020.00                     0.00
TOTAL OTHER PROP AND INVSTMNTS                            2,544,073.05                 6,020.00           114,649,962.03

CURRENT AND ACCRUED ASSETS
CASH AND CASH EQUIVALENTS                                   612,759.61            (9,516,026.12)            7,846,897.13
ACCOUNTS RECEIVABLE-CUSTOMERS                             6,194,825.01                     0.00                30,990.72
ACCOUNTS RECEIVABLE - MISC                                  527,081.03             2,643,185.61               380,611.74
A/P FOR UNCOLLECTIBLE ACCOUNTS                              (99,278.92)                    0.00                     0.00
ACCOUNTS RECEIVABLE- ASSOC COS                              772,758.12            22,463,870.03            63,152,332.73
FUEL                                                              0.00            17,504,663.37                     0.00
MATERIALS & SUPPLIES                                        114,200.25             3,965,898.87                     0.00
ACCRUED UTILITY REVENUES                                  1,841,818.00                     0.00                     0.00
PREPAYMENTS                                                 180,027.30               150,373.47             1,385,935.18
OTHER CURRENT ASSETS                                        311,961.43                     0.00             4,050,942.90
TOTAL CURRENT ASSETS                                     10,456,151.83            37,211,965.23            76,847,710.40

REGULATORY ASSETS
REGULATORY ASSETS                                        11,956,112.00            33,383,058.00             7,484,295.43
FAS109 DFIT RECLASS (A/C 254)                              (407,080.00)          (53,905,505.00)           (7,468,356.00)
NET REGULATORY ASSETS                                    11,549,032.00           (20,522,447.00)               15,939.43

DEFERRED CHARGES
CLEARING ACCOUNTS                                            10,484.67                (2,530.26)                3,533.72
UNAMORTIZED DEBT EXPENSE                                          0.00               204,173.00                46,922.45
OTHER DEFERRED DEBITS                                     1,612,570.57               615,194.51               695,450.85
TOTAL DEFERRED CHARGES                                    1,623,055.24               816,837.25               745,907.02

TOTAL ASSETS                                             86,433,096.24           362,539,997.30           344,172,827.59

CAPITALIZATION AND LIABILITIES:

CAPITALIZATION
COMMON STOCK
COMMON STOCK                                              2,428,460.00             1,000,000.00             1,350,000.00
PREMIUM ON CAPITAL STOCK                                          0.00                     0.00                     0.00
PAID-IN CAPITAL                                          15,595,573.00            29,235,000.00                     0.00
RETAINED EARNINGS                                         7,790,690.63             3,672,842.69                    (0.00)
COMMON SHAREHOLDERS' EQUITY                              25,814,723.63            33,907,842.69             1,350,000.00

CUMULATIVE PREFERRED STOCK
PS SUBJECT TO MANDATORY REDEMP                                    0.00                     0.00                     0.00
PS NOT SUBJ MANDATORY REDEMP                                      0.00                     0.00                     0.00
LT DEBT (LESS AMT DUE IN 1 YR)
LONG-TERM DEBT LESS AMT DUE 1 YR                         10,000,000.00              (200,165.00)           59,100,000.00

TOTAL CAPITALIZATION                                     35,814,723.63            33,707,677.69            60,450,000.00

OTHER NONCURRENT LIABILITIES
OBLIGATIONS UNDER CAP LEASE                               3,579,597.29               591,812.64            47,744,541.86
ACCUM PROVISIONS-RATE REFUND                                      0.00                     0.00                     0.00
ACCUMULATED PROVISIONS - MISC                             2,816,724.37                     0.00            91,432,858.92
TOTAL OTH NONCURRENT LIAB'S                               6,396,321.66               591,812.64           139,177,400.78

CURRENT  LIABILITIES
PREFERRED STOCK DUE W/IN 1 YR                                     0.00                     0.00                     0.00
LONG-TERM DEBT DUE WITHIN 1 YR                           11,000,000.00            45,000,000.00             2,000,000.00
SHORT-TERM DEBT                                           3,000,000.00            24,700,000.00            39,900,000.00
A/P - GENERAL                                               225,257.85             7,539,011.09            11,770,827.08
A/P- ASSOC.  COS.                                         8,951,107.51             9,617,589.44            14,813,206.92
CUSTOMER DEPOSITS                                           298,523.67                     0.00                     0.00
TAXES ACCRUED                                             2,705,153.72             4,285,182.00                16,266.62
INTEREST ACCRUED                                            497,140.24               168,340.95               775,759.47
DIVIDENDS DECLARED                                                0.00                     0.00                     0.00
OBLIG UNDER CAP LEASES- CURR                                633,364.90               275,624.10            21,144,397.70
OTHR CURR & ACCRUED LIAB                                  1,053,010.78             9,281,332.39            76,255,842.95
TOTAL CURRENT LIABILITIES                                28,363,558.67           100,867,079.97           166,676,300.74

DEF CREDITS & REGULATORY LIAB
DEFERRED INCOME TAXES                                    18,135,370.00           121,891,971.00            31,224,643.00
DFIT & DSIT RECLASS (A/C 190)                            (3,462,077.00)          (85,392,336.00)          (55,870,162.00)
NET DEFERRED INCOME TAXES                                14,673,293.00            36,499,635.00           (24,645,519.00)
DEF INVESTMENT TAX CREDITS                                  487,913.00            63,114,562.00               952,702.00
REGULATORY LIABILITIES
OVER-RECOVERY OF FUEL COST                                  652,914.00                     0.00                     0.00
SFAS 106 - OPEB                                                   0.00                     0.00                     0.00
DEMAND SIDE MANAGEMENT-CREDIT                                     0.00                     0.00                     0.00
OTHER REGULATORY LIABILTIES                                       0.00                     0.00                     0.00
UNAMORT GAIN REACQUIRED DEBT                                      0.00                     0.00                     0.00
TOTAL REGULATORY LIABILITIES                                652,914.00                     0.00                     0.00
DEFERRED CREDITS                                             44,372.28           127,759,230.00             1,561,943.07
TOTAL DEF CREDITS & REG LIAB'S                           15,858,492.28           227,373,427.00           (22,130,873.93)

TOTAL  CAPITAL & LIABILITIES                             86,433,096.24           362,539,997.30           344,172,827.59

AMERICAN ELECTRIC POWER COMPANY, INC.
AND SUBSIDIARY COMPANIES
CONSOLIDATING BALANCE SHEETS
DECEMBER 31, 1999

                 DESCRIPTION                            CCCO                     FRECO                    IFRI

ASSETS:

ELECTRIC UTILITY PLANT
PRODUCTION                                                        0.00                     0.00                     0.00
TRANSMISSION                                                      0.00                     0.00                     0.00
DISTRIBUTION                                                      0.00                     0.00                     0.00
GENERAL                                                           0.00                     0.00                     0.00
CONSTRUCTION WORK IN PROGRESS                                     0.00                     0.00                     0.00
TOTAL ELECTRIC UTILITY PLANT                                      0.00                     0.00                     0.00
LESS ACCUM PRV-DEPR,DEPL,AMORT                                    0.00                     0.00                     0.00
NET ELECTRIC UTILITY PLANT                                        0.00                     0.00                     0.00

OTHER PROPERTY AND INVESTMENT
NET NONUTILITY PROPERTY                                     700,846.00                     0.00                     0.00
INVEST IN SUBSIDIARY & ASSOC                                      0.00                 1,000.00                     0.00
TOTAL OTHER INVESTMENTS                                           0.00                    14.00                    14.00
TOTAL OTHER SPECIAL FUNDS                                         0.00                     0.00                     0.00
TOTAL OTHER PROP AND INVSTMNTS                              700,846.00                 1,014.00                    14.00

CURRENT AND ACCRUED ASSETS
CASH AND CASH EQUIVALENTS                                    53,960.76                 4,248.53                73,750.14
ACCOUNTS RECEIVABLE-CUSTOMERS                                     0.00                     0.00                     0.00
ACCOUNTS RECEIVABLE - MISC                                    6,395.31                     0.00                     0.00
A/P FOR UNCOLLECTIBLE ACCOUNTS                                    0.00                     0.00                     0.00
ACCOUNTS RECEIVABLE- ASSOC COS                              268,650.14                70,557.27                62,122.33
FUEL                                                              0.00                     0.00                     0.00
MATERIALS & SUPPLIES                                              0.00                     0.00                     0.00
ACCRUED UTILITY REVENUES                                          0.00                     0.00                     0.00
PREPAYMENTS                                                       0.00                     0.00                     0.00
OTHER CURRENT ASSETS                                          2,728.00                     0.00                     0.00
TOTAL CURRENT ASSETS                                        331,734.21                74,805.80               135,872.47

REGULATORY ASSETS
REGULATORY ASSETS                                                 0.00                     0.00                     0.00
FAS109 DFIT RECLASS (A/C 254)                               (85,000.00)                    0.00                     0.00
NET REGULATORY ASSETS                                       (85,000.00)                    0.00                     0.00

DEFERRED CHARGES
CLEARING ACCOUNTS                                                 0.00                     0.00                     0.00
UNAMORTIZED DEBT EXPENSE                                          0.00                     0.00                     0.00
OTHER DEFERRED DEBITS                                            34.69                     0.00                   436.00
TOTAL DEFERRED CHARGES                                           34.69                     0.00                   436.00

TOTAL ASSETS                                                947,614.90                75,819.80               136,322.47

CAPITALIZATION AND LIABILITIES:

CAPITALIZATION
COMMON STOCK
COMMON STOCK                                                  3,000.00                10,000.00                 1,000.00
PREMIUM ON CAPITAL STOCK                                          0.00                     0.00                     0.00
PAID-IN CAPITAL                                           1,204,736.00                     0.00                     0.00
RETAINED EARNINGS                                                 0.00                19,968.85                     0.00
COMMON SHAREHOLDERS' EQUITY                               1,207,736.00                29,968.85                 1,000.00

CUMULATIVE PREFERRED STOCK
PS SUBJECT TO MANDATORY REDEMP                                    0.00                     0.00                     0.00
PS NOT SUBJ MANDATORY REDEMP                                      0.00                     0.00                     0.00
LT DEBT (LESS AMT DUE IN 1 YR)
LONG-TERM DEBT LESS AMT DUE 1 YR                                  0.00                     0.00                     0.00

TOTAL CAPITALIZATION                                      1,207,736.00                29,968.85                 1,000.00

OTHER NONCURRENT LIABILITIES
OBLIGATIONS UNDER CAP LEASE                                       0.00                     0.00                     0.00
ACCUM PROVISIONS-RATE REFUND                                      0.00                     0.00                     0.00
ACCUMULATED PROVISIONS - MISC                               215,731.23                     0.00                     0.00
TOTAL OTH NONCURRENT LIAB'S                                 215,731.23                     0.00                     0.00

CURRENT  LIABILITIES
PREFERRED STOCK DUE W/IN 1 YR                                     0.00                     0.00                     0.00
LONG-TERM DEBT DUE WITHIN 1 YR                                    0.00                     0.00                     0.00
SHORT-TERM DEBT                                                   0.00                     0.00                     0.00
A/P - GENERAL                                               (50,552.56)                  261.47                     0.00
A/P- ASSOC.  COS.                                            80,329.39                40,263.34               135,308.47
CUSTOMER DEPOSITS                                                 0.00                     0.00                     0.00
TAXES ACCRUED                                                 9,643.00                 5,312.14                     0.00
INTEREST ACCRUED                                                  0.00                     0.00                     0.00
DIVIDENDS DECLARED                                                0.00                     0.00                     0.00
OBLIG UNDER CAP LEASES- CURR                                      0.00                     0.00                     0.00
OTHR CURR & ACCRUED LIAB                                      9,136.97                     0.00                     0.00
TOTAL CURRENT LIABILITIES                                    48,556.80                45,836.95               135,308.47

DEF CREDITS & REGULATORY LIAB
DEFERRED INCOME TAXES                                        30,643.00                     0.00                     0.00
DFIT & DSIT RECLASS (A/C 190)                              (571,625.00)                    0.00                     0.00
NET DEFERRED INCOME TAXES                                  (540,982.00)                    0.00                     0.00
DEF INVESTMENT TAX CREDITS                                        0.00                     0.00                     0.00
REGULATORY LIABILITIES
OVER-RECOVERY OF FUEL COST                                        0.00                     0.00                     0.00
SFAS 106 - OPEB                                                   0.00                     0.00                     0.00
DEMAND SIDE MANAGEMENT-CREDIT                                     0.00                     0.00                     0.00
OTHER REGULATORY LIABILTIES                                  16,880.00                     0.00                     0.00
UNAMORT GAIN REACQUIRED DEBT                                      0.00                     0.00                     0.00
TOTAL REGULATORY LIABILITIES                                 16,880.00                     0.00                     0.00
DEFERRED CREDITS                                               (307.13)                   14.00                    14.00
TOTAL DEF CREDITS & REG LIAB'S                             (524,409.13)                   14.00                    14.00

TOTAL  CAPITAL & LIABILITIES                                947,614.90                75,819.80               136,322.47

AMERICAN ELECTRIC POWER COMPANY, INC.
AND SUBSIDIARY COMPANIES
CONSOLIDATING BALANCE SHEETS
DECEMBER 31, 1999

                 DESCRIPTION                            AEPPM                    AEPES                   AEPINV

ASSETS:

ELECTRIC UTILITY PLANT
PRODUCTION                                                        0.00                     0.00                     0.00
TRANSMISSION                                                      0.00                     0.00                     0.00
DISTRIBUTION                                                      0.00                     0.00                     0.00
GENERAL                                                           0.00               902,914.21                     0.00
CONSTRUCTION WORK IN PROGRESS                                     0.00             1,871,691.76                     0.00
TOTAL ELECTRIC UTILITY PLANT                                      0.00             2,774,605.97                     0.00
LESS ACCUM PRV-DEPR,DEPL,AMORT                                    0.00              (194,043.19)                    0.00
NET ELECTRIC UTILITY PLANT                                        0.00             2,580,562.78                     0.00

OTHER PROPERTY AND INVESTMENT
NET NONUTILITY PROPERTY                                           0.00                     0.00                     0.00
INVEST IN SUBSIDIARY & ASSOC                                      0.00                     0.00                     0.00
TOTAL OTHER INVESTMENTS                                           0.00            32,902,540.93             8,432,984.21
TOTAL OTHER SPECIAL FUNDS                                         0.00                     0.00                     0.00
TOTAL OTHER PROP AND INVSTMNTS                                    0.00            32,902,540.93             8,432,984.21

CURRENT AND ACCRUED ASSETS
CASH AND CASH EQUIVALENTS                                         0.00            23,424,431.27                60,098.58
ACCOUNTS RECEIVABLE-CUSTOMERS                                     0.00                 6,047.83                     0.00
ACCOUNTS RECEIVABLE - MISC                                        0.00           204,413,750.41                     0.00
A/P FOR UNCOLLECTIBLE ACCOUNTS                                    0.00              (130,378.12)                    0.00
ACCOUNTS RECEIVABLE- ASSOC COS                                  100.00            86,250,532.54                21,196.17
FUEL                                                              0.00            25,712,162.95                     0.00
MATERIALS & SUPPLIES                                              0.00                     0.00                     0.00
ACCRUED UTILITY REVENUES                                          0.00                     0.00                     0.00
PREPAYMENTS                                                       0.00                31,540.05                     0.00
OTHER CURRENT ASSETS                                              0.00           500,373,067.50                     0.00
TOTAL CURRENT ASSETS                                            100.00           840,081,154.43                81,294.75

REGULATORY ASSETS
REGULATORY ASSETS                                                 0.00                     0.00                     0.00
FAS109 DFIT RECLASS (A/C 254)                                     0.00                     0.00                     0.00
NET REGULATORY ASSETS                                             0.00                     0.00                     0.00

DEFERRED CHARGES
CLEARING ACCOUNTS                                                 0.00                    49.00                     0.00
UNAMORTIZED DEBT EXPENSE                                          0.00                     0.00                     0.00
OTHER DEFERRED DEBITS                                             0.00             1,505,555.31                    83.97
TOTAL DEFERRED CHARGES                                            0.00             1,505,604.31                    83.97

TOTAL ASSETS                                                    100.00           877,069,862.45             8,514,362.93

CAPITALIZATION AND LIABILITIES:

CAPITALIZATION
COMMON STOCK
COMMON STOCK                                                    100.00                   200.00                   100.00
PREMIUM ON CAPITAL STOCK                                          0.00                     0.00                 9,900.00
PAID-IN CAPITAL                                                   0.00            19,228,351.05            22,924,295.20
RETAINED EARNINGS                                              (152.00)          (50,237,325.79)           (9,756,988.87)
COMMON SHAREHOLDERS' EQUITY                                     (52.00)          (31,008,774.74)           13,177,306.33

CUMULATIVE PREFERRED STOCK
PS SUBJECT TO MANDATORY REDEMP                                    0.00                     0.00                     0.00
PS NOT SUBJ MANDATORY REDEMP                                      0.00                     0.00                     0.00
LT DEBT (LESS AMT DUE IN 1 YR)
LONG-TERM DEBT LESS AMT DUE 1 YR                                  0.00                     0.00                     0.00

TOTAL CAPITALIZATION                                            (52.00)          (31,008,774.74)           13,177,306.33

OTHER NONCURRENT LIABILITIES
OBLIGATIONS UNDER CAP LEASE                                       0.00                     0.00                     0.00
ACCUM PROVISIONS-RATE REFUND                                      0.00                     0.00                     0.00
ACCUMULATED PROVISIONS - MISC                                     0.00             1,613,890.33                     0.00
TOTAL OTH NONCURRENT LIAB'S                                       0.00             1,613,890.33                     0.00

CURRENT  LIABILITIES
PREFERRED STOCK DUE W/IN 1 YR                                     0.00                     0.00                     0.00
LONG-TERM DEBT DUE WITHIN 1 YR                                    0.00                     0.00                     0.00
SHORT-TERM DEBT                                                   0.00           108,175,000.00                     0.00
A/P - GENERAL                                                     0.00           227,461,620.42                     0.00
A/P- ASSOC.  COS.                                               235.00            64,526,372.95               211,266.60
CUSTOMER DEPOSITS                                                 0.00               150,000.00                     0.00
TAXES ACCRUED                                                     0.00               801,219.81               (37,222.00)
INTEREST ACCRUED                                                  0.00               134,086.14                     0.00
DIVIDENDS DECLARED                                                0.00                     0.00                     0.00
OBLIG UNDER CAP LEASES- CURR                                      0.00                     0.00                     0.00
OTHR CURR & ACCRUED LIAB                                          0.00           486,889,167.02                     0.00
TOTAL CURRENT LIABILITIES                                       235.00           888,137,466.34               174,044.60

DEF CREDITS & REGULATORY LIAB
DEFERRED INCOME TAXES                                             0.00            18,405,149.00                (1,855.00)
DFIT & DSIT RECLASS (A/C 190)                                   (83.00)          (16,870,416.00)           (4,835,133.00)
NET DEFERRED INCOME TAXES                                       (83.00)            1,534,733.00            (4,836,988.00)
DEF INVESTMENT TAX CREDITS                                        0.00                     0.00                     0.00
REGULATORY LIABILITIES
OVER-RECOVERY OF FUEL COST                                        0.00                     0.00                     0.00
SFAS 106 - OPEB                                                   0.00                     0.00                     0.00
DEMAND SIDE MANAGEMENT-CREDIT                                     0.00                     0.00                     0.00
OTHER REGULATORY LIABILTIES                                       0.00                     0.00                     0.00
UNAMORT GAIN REACQUIRED DEBT                                      0.00                     0.00                     0.00
TOTAL REGULATORY LIABILITIES                                      0.00                     0.00                     0.00
DEFERRED CREDITS                                                  0.00            16,792,547.52                     0.00
TOTAL DEF CREDITS & REG LIAB'S                                  (83.00)           18,327,280.52            (4,836,988.00)

TOTAL  CAPITAL & LIABILITIES                                    100.00           877,069,862.45             8,514,362.93

AMERICAN ELECTRIC POWER COMPANY, INC.
AND SUBSIDIARY COMPANIES
CONSOLIDATING BALANCE SHEETS
DECEMBER 31, 1999
                                                        AEPR                                              AEPC
                 DESCRIPTION                        CONSOLIDATED                AEPRESC               CONSOLIDATED

ASSETS:

ELECTRIC UTILITY PLANT
PRODUCTION                                              190,906,203.38                     0.00              (143,613.88)
TRANSMISSION                                            150,759,761.68                     0.00                     0.00
DISTRIBUTION                                            430,346,237.73                     0.00                     0.00
GENERAL                                                 204,300,464.91               157,280.93            59,246,775.32
CONSTRUCTION WORK IN PROGRESS                            52,114,423.77                     0.00             9,821,023.44
TOTAL ELECTRIC UTILITY PLANT                          1,028,427,091.47               157,280.93            68,924,184.88
LESS ACCUM PRV-DEPR,DEPL,AMORT                          (77,537,117.91)              (29,267.88)           (4,753,865.04)
NET ELECTRIC UTILITY PLANT                              950,889,973.56               128,013.05            64,170,319.84

OTHER PROPERTY AND INVESTMENT
NET NONUTILITY PROPERTY                                           0.00                     0.00                     0.00
INVEST IN SUBSIDIARY & ASSOC                            432,887,395.82                     0.00             6,412,496.48
TOTAL OTHER INVESTMENTS                                 826,105,097.11               336,000.00                     0.00
TOTAL OTHER SPECIAL FUNDS                                         0.00                     0.00                     0.00
TOTAL OTHER PROP AND INVSTMNTS                        1,258,992,492.93               336,000.00             6,412,496.48

CURRENT AND ACCRUED ASSETS
CASH AND CASH EQUIVALENTS                                49,679,028.74                 8,269.25             1,860,422.08
ACCOUNTS RECEIVABLE-CUSTOMERS                                     0.00                     0.00                     0.00
ACCOUNTS RECEIVABLE - MISC                               64,987,545.50             2,808,578.82             4,480,622.46
A/P FOR UNCOLLECTIBLE ACCOUNTS                           (1,792,791.37)                    0.00                     0.00
ACCOUNTS RECEIVABLE- ASSOC COS                           71,200,762.18             9,025,487.56               942,532.02
FUEL                                                         76,699.65                     0.00                     0.00
MATERIALS & SUPPLIES                                      7,655,703.46                 1,792.14             2,516,445.82
ACCRUED UTILITY REVENUES                                 35,331,992.81                     0.00                     0.00
PREPAYMENTS                                                 723,908.17                45,467.42                 2,757.24
OTHER CURRENT ASSETS                                      4,662,585.03                     0.00                     0.00
TOTAL CURRENT ASSETS                                    232,525,434.17            11,889,595.19             9,802,779.62

REGULATORY ASSETS
REGULATORY ASSETS                                                 0.00                     0.00                     0.00
FAS109 DFIT RECLASS (A/C 254)                                     0.00                     0.00                     0.00
NET REGULATORY ASSETS                                             0.00                     0.00                     0.00

DEFERRED CHARGES
CLEARING ACCOUNTS                                                 0.00                     0.00                     0.00
UNAMORTIZED DEBT EXPENSE                                    351,788.36                     0.00                     0.00
OTHER DEFERRED DEBITS                                    16,049,343.00            10,977,989.80             2,024,989.88
TOTAL DEFERRED CHARGES                                   16,401,131.36            10,977,989.80             2,024,989.88

TOTAL ASSETS                                          2,458,809,032.02            23,331,598.04            82,410,585.82

CAPITALIZATION AND LIABILITIES:

CAPITALIZATION
COMMON STOCK
COMMON STOCK                                                    100.00               110,000.00                   100.00
PREMIUM ON CAPITAL STOCK                                      9,900.00                     0.00                 9,900.00
PAID-IN CAPITAL                                         295,610,851.28             3,890,000.00            27,450,000.00
RETAINED EARNINGS                                       (34,639,938.20)           (2,739,882.86)          (14,860,938.51)
COMMON SHAREHOLDERS' EQUITY                             260,980,913.08             1,260,117.14            12,599,061.49

CUMULATIVE PREFERRED STOCK
PS SUBJECT TO MANDATORY REDEMP                                    0.00                     0.00                     0.00
PS NOT SUBJ MANDATORY REDEMP                                      0.00                     0.00                     0.00
LT DEBT (LESS AMT DUE IN 1 YR)
LONG-TERM DEBT LESS AMT DUE 1 YR                      1,237,245,904.65                     0.00            30,000,000.00

TOTAL CAPITALIZATION                                  1,498,226,817.73             1,260,117.14            42,599,061.49

OTHER NONCURRENT LIABILITIES
OBLIGATIONS UNDER CAP LEASE                                       0.00                     0.00            15,914,834.77
ACCUM PROVISIONS-RATE REFUND                                      0.00                     0.00                     0.00
ACCUMULATED PROVISIONS - MISC                             3,763,128.00                31,118.08                     0.00
TOTAL OTH NONCURRENT LIAB'S                               3,763,128.00                31,118.08            15,914,834.77

CURRENT  LIABILITIES
PREFERRED STOCK DUE W/IN 1 YR                                     0.00                     0.00                     0.00
LONG-TERM DEBT DUE WITHIN 1 YR                          607,402,551.46                     0.00                     0.00
SHORT-TERM DEBT                                           3,300,000.00            14,550,000.00             5,500,000.00
A/P - GENERAL                                            74,343,034.18                64,589.09             3,674,181.47
A/P- ASSOC.  COS.                                        94,439,425.41             5,981,754.10             4,648,586.66
CUSTOMER DEPOSITS                                                 0.00                     0.00                     0.00
TAXES ACCRUED                                            (9,697,212.16)              276,034.61               808,640.12
INTEREST ACCRUED                                          7,131,681.75                15,842.91               136,860.29
DIVIDENDS DECLARED                                                0.00                     0.00                     0.00
OBLIG UNDER CAP LEASES- CURR                                      0.00                     0.00                     0.00
OTHR CURR & ACCRUED LIAB                                 10,549,864.86               581,887.39               490,657.36
TOTAL CURRENT LIABILITIES                               787,469,345.50            21,470,108.10            15,258,925.90

DEF CREDITS & REGULATORY LIAB
DEFERRED INCOME TAXES                                   134,130,621.91                 5,791.00             3,675,936.00
DFIT & DSIT RECLASS (A/C 190)                           (30,305,755.56)             (268,933.00)           (2,011,279.00)
NET DEFERRED INCOME TAXES                               103,824,866.35              (263,142.00)            1,664,657.00
DEF INVESTMENT TAX CREDITS                                        0.00                     0.00                     0.00
REGULATORY LIABILITIES
OVER-RECOVERY OF FUEL COST                                        0.00                     0.00                     0.00
SFAS 106 - OPEB                                                   0.00                     0.00                     0.00
DEMAND SIDE MANAGEMENT-CREDIT                                     0.00                     0.00                     0.00
OTHER REGULATORY LIABILTIES                                       0.00                     0.00                     0.00
UNAMORT GAIN REACQUIRED DEBT                                      0.00                     0.00                     0.00
TOTAL REGULATORY LIABILITIES                                      0.00                     0.00                     0.00
DEFERRED CREDITS                                         65,524,874.44               833,396.72             6,973,106.66
TOTAL DEF CREDITS & REG LIAB'S                          169,349,740.79               570,254.72             8,637,763.66

TOTAL  CAPITAL & LIABILITIES                          2,458,809,032.02            23,331,598.04            82,410,585.82

APPALACHIAN POWER COMPANY, INC.
AND SUBSIDIARY COMPANIES
CONSOLIDATING BALANCE SHEET
DECEMBER 31, 1999

                                                APCO                 APCO
              DESCRIPTION                   CONSOLIDATED         ELIMINATIONS             APCO                 CACCO

ASSETS:

ELECTRIC UTILITY PLANT
PRODUCTION                                  2,014,967,822.99                 0.00     2,014,967,822.99                 0.00
TRANSMISSION                                1,151,377,374.64                 0.00     1,151,377,374.64                 0.00
DISTRIBUTION                                1,741,684,946.67                 0.00     1,741,684,946.67                 0.00
GENERAL                                       247,797,521.84                 0.00       247,797,521.84                 0.00
CONSTRUCTION WORK IN PROGRESS                 107,123,288.81                 0.00       107,123,288.81                 0.00
TOTAL ELECTRIC UTILITY PLANT                5,262,950,954.95                 0.00     5,262,950,954.95                 0.00
LESS ACCUM PRV-DEPR,DEPL,AMORT             (2,079,490,442.83)                0.00    (2,079,490,442.83)                0.00
NET ELECTRIC UTILITY PLANT                  3,183,460,512.12                 0.00     3,183,460,512.12                 0.00

OTHER PROPERTY AND INVESTMENT

NET NONUTILITY PROPERTY                        21,379,608.54                 0.00        20,326,155.54                 0.00
INVEST IN SUBSIDIARY & ASSOC                      603,868.00       (20,159,854.78)       20,763,722.78                 0.00
TOTAL OTHER INVESTMENTS                       138,562,641.53                 0.00       125,691,758.53           489,095.00
TOTAL OTHER SPECIAL FUNDS                               0.00                 0.00                 0.00                 0.00
TOTAL OTHER PROP AND INVSTMNTS                160,546,118.07       (20,159,854.78)      166,781,636.85           489,095.00

CURRENT AND ACCRUED ASSETS
CASH AND CASH EQUIVALENTS                      64,828,220.94                 0.00        60,558,727.42            45,342.84
ACCOUNTS RECEIVABLE-CUSTOMERS                 109,525,499.55                 0.00       109,525,499.55                 0.00

ACCOUNTS RECEIVABLE - MISC                      9,153,520.01                 0.00         6,329,565.89            73,341.85
A/P FOR UNCOLLECTIBLE ACCOUNTS                 (2,609,110.86)                0.00        (2,609,110.86)                0.00
ACCOUNTS RECEIVABLE- ASSOC COS                 37,826,721.76       (11,455,580.77)       37,800,412.82         2,046,407.99
FUEL                                           58,160,943.93                 0.00        58,160,943.93                 0.00
MATERIALS & SUPPLIES                           56,916,903.63                 0.00        56,916,903.63                 0.00
ACCRUED UTILITY REVENUES                       53,418,034.00                 0.00        53,418,034.00                 0.00
PREPAYMENTS                                     5,384,660.19                 0.00         5,384,600.19                 0.00
OTHER CURRENT ASSETS                          146,105,265.49                 0.00       145,238,439.49                 0.00
TOTAL CURRENT ASSETS                          538,710,658.64       (11,455,580.77)      530,724,016.06         2,165,092.68

REGULATORY ASSETS
REGULATORY ASSETS                             489,326,185.63                 0.00       488,773,157.63                 0.00
FAS109 DFIT RECLASS (A/C 254)                 (52,431,727.00)                0.00       (50,298,880.00)         (310,000.00)
NET REGULATORY ASSETS                         436,894,458.63                 0.00       438,474,277.63          (310,000.00)

DEFERRED CHARGES
CLEARING ACCOUNTS                                 (78,330.28)                0.00           (78,330.28)                0.00
UNAMORTIZED DEBT EXPENSE                        4,584,890.25                 0.00         4,584,890.25                 0.00
OTHER DEFERRED DEBITS                          30,281,792.76          (413,306.27)       30,694,360.68                 0.00
TOTAL DEFERRED CHARGES                         34,788,352.73          (413,306.27)       35,200,920.65                 0.00

TOTAL ASSETS                                4,354,400,100.19       (32,028,741.82)    4,354,641,363.31         2,344,187.68

CAPITALIZATION AND LIABILITIES:

CAPITALIZATION
COMMON STOCK
COMMON STOCK                                  260,457,768.00          (210,050.00)      260,457,768.00             3,000.00
PREMIUM ON CAPITAL STOCK                          792,887.98       (10,300,000.03)          792,887.98                 0.00
PAID-IN CAPITAL                               713,465,688.50        (5,813,293.00)      713,465,688.50           449,990.00
RETAINED EARNINGS                             175,854,480.59        (3,846,510.78)      175,854,480.59           267,904.00
COMMON SHAREHOLDERS' EQUITY                 1,150,570,825.07       (20,169,853.81)    1,150,570,825.07           720,894.00

CUMULATIVE PREFERRED STOCK
PS SUBJECT TO MANDATORY REDEMP                 20,310,000.00                 0.00        20,310,000.00                 0.00
PS NOT SUBJ MANDATORY REDEMP                   18,491,600.00                 0.00        18,491,600.00                 0.00
LT DEBT (LESS AMT DUE IN 1 YR)
LONG-TERM DEBT LESS AMT DUE 1 YR            1,539,301,849.67                 0.00     1,539,301,849.67                 0.00

TOTAL CAPITALIZATION                        2,728,674,274.74       (20,169,853.81)    2,728,674,274.74           720,894.00

OTHER NONCURRENT LIABILITIES
OBLIGATIONS UNDER CAP LEASE                    52,009,161.42                 0.00        52,009,161.42                 0.00
ACCUM PROVISIONS-RATE REFUND                    4,818,288.00                 0.00         4,818,288.00                 0.00
ACCUMULATED PROVISIONS - MISC                  75,303,049.29                 0.00        63,832,329.87         2,463,015.88
TOTAL OTH NONCURRENT LIAB'S                   132,130,498.71                 0.00       120,659,779.29         2,463,015.88

CURRENT  LIABILITIES
PREFERRED STOCK DUE W/IN 1 YR                           0.00                 0.00                 0.00                 0.00
LONG-TERM DEBT DUE WITHIN 1 YR                126,004,867.24                 0.00       126,004,867.24                 0.00
SHORT-TERM DEBT                               123,480,000.00                 0.00       123,480,000.00                 0.00
A/P - GENERAL                                  59,150,106.72                 0.00        59,146,563.51                 0.00
A/P- ASSOC.  COS.                              42,458,795.66       (11,858,888.01)       53,083,736.17            48,446.80
CUSTOMER DEPOSITS                              12,897,677.93                 0.00        12,897,677.93                 0.00
TAXES ACCRUED                                  49,037,700.76                 0.00        47,031,926.76           203,022.00
INTEREST ACCRUED                               19,079,385.85                 0.00        19,079,385.85                 0.00
DIVIDENDS DECLARED                                527,979.75                 0.00           527,979.75                 0.00
OBLIG UNDER CAP LEASES- CURR                   12,635,524.37                 0.00        12,635,524.37                 0.00
OTHR CURR & ACCRUED LIAB                      198,159,685.78                 0.00       196,844,516.02           271,678.00
TOTAL CURRENT LIABILITIES                     643,431,724.06       (11,858,888.01)      650,732,177.60           523,146.80

DEF CREDITS & REGULATORY LIAB
DEFERRED INCOME TAXES                         844,955,072.00                 0.00       843,335,656.00           108,500.00
DFIT & DSIT RECLASS (A/C 190)                (173,038,514.00)                0.00      (165,140,305.00)       (1,471,369.00)
NET DEFERRED INCOME TAXES                     671,916,558.00                 0.00       678,195,351.00        (1,362,869.00)
DEF INVESTMENT TAX CREDITS                     57,259,100.00                 0.00        57,259,100.00                 0.00
REGULATORY LIABILITIES
OVER-RECOVERY OF FUEL COST                     34,675,786.00                 0.00        34,675,786.00                 0.00
SFAS 106 - OPEB                                         0.00                 0.00                 0.00                 0.00
DEMAND SIDE MANAGEMENT-CREDIT                           0.00                 0.00                 0.00                 0.00
OTHER REGULATORY LIABILTIES                    45,306,541.33                 0.00        44,214,277.33                 0.00
UNAMORT GAIN REACQUIRED DEBT                      329,573.28                 0.00           329,573.28                 0.00
TOTAL REGULATORY LIABILITIES                   80,311,900.61                 0.00        79,219,636.61                 0.00
DEFERRED CREDITS                               40,676,044.07                 0.00        39,901,044.07                 0.00
TOTAL DEF CREDITS & REG LIAB'S                850,163,602.68                 0.00       854,575,131.68        (1,362,869.00)

TOTAL  CAPITAL & LIABILITIES                4,354,400,100.19       (32,028,741.82)    4,354,641,363.31         2,344,187.68

APPALACHIAN POWER COMPANY, INC.
AND SUBSIDIARY COMPANIES
CONSOLIDATING BALANCE SHEET
DECEMBER 31, 1999


              DESCRIPTION                       CECCO                SACCO                WVPCO

ASSETS:

ELECTRIC UTILITY PLANT
PRODUCTION                                              0.00                 0.00                 0.00
TRANSMISSION                                            0.00                 0.00                 0.00
DISTRIBUTION                                            0.00                 0.00                 0.00
GENERAL                                                 0.00                 0.00                 0.00
CONSTRUCTION WORK IN PROGRESS                           0.00                 0.00                 0.00
TOTAL ELECTRIC UTILITY PLANT                            0.00                 0.00                 0.00
LESS ACCUM PRV-DEPR,DEPL,AMORT                          0.00                 0.00                 0.00
NET ELECTRIC UTILITY PLANT                              0.00                 0.00                 0.00

OTHER PROPERTY AND INVESTMENT

NET NONUTILITY PROPERTY                                 0.00         1,043,826.00             9,627.00
INVEST IN SUBSIDIARY & ASSOC                            0.00                 0.00                 0.00
TOTAL OTHER INVESTMENTS                         6,190,894.00         6,190,894.00                 0.00
TOTAL OTHER SPECIAL FUNDS                               0.00                 0.00                 0.00
TOTAL OTHER PROP AND INVSTMNTS                  6,190,894.00         7,234,720.00             9,627.00

CURRENT AND ACCRUED ASSETS
CASH AND CASH EQUIVALENTS                         507,656.25         3,473,319.98           243,174.45
ACCOUNTS RECEIVABLE-CUSTOMERS                           0.00                 0.00                 0.00

ACCOUNTS RECEIVABLE - MISC                      1,258,421.10         1,491,441.11               750.06
A/P FOR UNCOLLECTIBLE ACCOUNTS                          0.00                 0.00                 0.00
ACCOUNTS RECEIVABLE- ASSOC COS                  9,259,273.34           175,838.38               370.00
FUEL                                                    0.00                 0.00                 0.00
MATERIALS & SUPPLIES                                    0.00                 0.00                 0.00
ACCRUED UTILITY REVENUES                                0.00                 0.00                 0.00
PREPAYMENTS                                             0.00                 0.00                60.00
OTHER CURRENT ASSETS                              866,826.00                 0.00                 0.00
TOTAL CURRENT ASSETS                           11,892,176.69         5,140,599.47           244,354.51

REGULATORY ASSETS
REGULATORY ASSETS                                     344.00           552,684.00                 0.00
FAS109 DFIT RECLASS (A/C 254)                    (974,000.00)         (848,847.00)                0.00
NET REGULATORY ASSETS                            (973,656.00)         (296,163.00)                0.00

DEFERRED CHARGES
CLEARING ACCOUNTS                                       0.00                 0.00                 0.00
UNAMORTIZED DEBT EXPENSE                                0.00                 0.00                 0.00
OTHER DEFERRED DEBITS                                   0.00                 0.00               738.35
TOTAL DEFERRED CHARGES                                  0.00                 0.00               738.35

TOTAL ASSETS                                   17,109,414.69        12,079,156.47           254,719.86

CAPITALIZATION AND LIABILITIES:

CAPITALIZATION
COMMON STOCK
COMMON STOCK                                      200,000.00             6,950.00               100.00
PREMIUM ON CAPITAL STOCK                                0.00        10,300,000.03                 0.00
PAID-IN CAPITAL                                 5,168,403.00                 0.00           194,900.00
RETAINED EARNINGS                               2,369,948.92         1,151,921.00            56,736.86
COMMON SHAREHOLDERS' EQUITY                     7,738,351.92        11,458,871.03           251,736.86

CUMULATIVE PREFERRED STOCK
PS SUBJECT TO MANDATORY REDEMP                          0.00                 0.00                 0.00
PS NOT SUBJ MANDATORY REDEMP                            0.00                 0.00                 0.00
LT DEBT (LESS AMT DUE IN 1 YR)
LONG-TERM DEBT LESS AMT DUE 1 YR                        0.00                 0.00                 0.00

TOTAL CAPITALIZATION                            7,738,351.92        11,458,871.03           251,736.86

OTHER NONCURRENT LIABILITIES
OBLIGATIONS UNDER CAP LEASE                             0.00                 0.00                 0.00
ACCUM PROVISIONS-RATE REFUND                            0.00                 0.00                 0.00
ACCUMULATED PROVISIONS - MISC                   8,349,265.67           658,437.87                 0.00
TOTAL OTH NONCURRENT LIAB'S                     8,349,265.67           658,437.87                 0.00

CURRENT  LIABILITIES
PREFERRED STOCK DUE W/IN 1 YR                           0.00                 0.00                 0.00
LONG-TERM DEBT DUE WITHIN 1 YR                          0.00                 0.00                 0.00
SHORT-TERM DEBT                                         0.00                 0.00                 0.00
A/P - GENERAL                                       3,543.21                 0.00                 0.00
A/P- ASSOC.  COS.                                 633,380.13           552,120.57                 0.00
CUSTOMER DEPOSITS                                       0.00                 0.00                 0.00
TAXES ACCRUED                                   2,395,046.00          (595,277.00)            2,983.00
INTEREST ACCRUED                                        0.00                 0.00                 0.00
DIVIDENDS DECLARED                                      0.00                 0.00                 0.00
OBLIG UNDER CAP LEASES- CURR                            0.00                 0.00                 0.00
OTHR CURR & ACCRUED LIAB                          980,015.76            63,476.00                 0.00
TOTAL CURRENT LIABILITIES                       4,011,985.10            20,319.57             2,983.00

DEF CREDITS & REGULATORY LIAB
DEFERRED INCOME TAXES                             702,032.00           808,884.00                 0.00
DFIT & DSIT RECLASS (A/C 190)                  (4,784,484.00)       (1,642,356.00)                0.00
NET DEFERRED INCOME TAXES                      (4,082,452.00)         (833,472.00)                0.00
DEF INVESTMENT TAX CREDITS                              0.00                 0.00                 0.00
REGULATORY LIABILITIES
OVER-RECOVERY OF FUEL COST                              0.00                 0.00                 0.00
SFAS 106 - OPEB                                         0.00                 0.00                 0.00
DEMAND SIDE MANAGEMENT-CREDIT                           0.00                 0.00                 0.00
OTHER REGULATORY LIABILTIES                     1,092,264.00                 0.00                 0.00
UNAMORT GAIN REACQUIRED DEBT                            0.00                 0.00                 0.00
TOTAL REGULATORY LIABILITIES                    1,092,264.00                 0.00                 0.00
DEFERRED CREDITS                                        0.00           775,000.00                 0.00
TOTAL DEF CREDITS & REG LIAB'S                 (2,990,188.00)          (58,472.00)                0.00

TOTAL  CAPITAL & LIABILITIES                   17,109,414.69        12,079,156.47           254,719.86

COLUMBUS SOUTHERN POWER, INC.
AND SUBSIDIARY COMPANIES
CONSOLIDATING BALANCE SHEET
DECEMBER 31, 1999

                                                CSPCO                CSPCO
              DESCRIPTION                   CONSOLIDATED         ELIMINATIONS             CSPCO

ASSETS:

ELECTRIC UTILITY PLANT
PRODUCTION                                  1,544,858,122.30                 0.00     1,544,858,122.30
TRANSMISSION                                  350,825,566.84                 0.00       350,825,566.84
DISTRIBUTION                                1,032,550,465.42                 0.00     1,032,550,465.42
GENERAL                                       141,136,995.37                 0.00       137,107,874.19
CONSTRUCTION WORK IN PROGRESS                  82,248,270.37                 0.00        82,253,554.37
TOTAL ELECTRIC UTILITY PLANT                3,151,619,420.30                 0.00     3,147,595,583.12
LESS ACCUM PRV-DEPR,DEPL,AMORT             (1,210,993,938.71)                0.00    (1,208,941,965.42)
NET ELECTRIC UTILITY PLANT                  1,940,625,481.59                 0.00     1,938,653,617.70

OTHER PROPERTY AND INVESTMENT

NET NONUTILITY PROPERTY                        23,627,712.82                 0.00        21,654,113.31
INVEST IN SUBSIDIARY & ASSOC                      430,000.00        (3,887,434.60)        4,317,434.60
TOTAL OTHER INVESTMENTS                        77,200,093.31                 0.00        76,346,791.57
TOTAL OTHER SPECIAL FUNDS                          27,738.00                 0.00            27,738.00
TOTAL OTHER PROP AND INVSTMNTS                101,285,544.13        (3,887,434.60)      102,346,077.48

CURRENT AND ACCRUED ASSETS
CASH AND CASH EQUIVALENTS                       5,107,103.27                 0.00         4,579,990.45
ACCOUNTS RECEIVABLE-CUSTOMERS                  77,417,655.57                 0.00        77,417,655.57

ACCOUNTS RECEIVABLE - MISC                      8,886,749.59                 0.00         8,836,309.73
A/P FOR UNCOLLECTIBLE ACCOUNTS                 (3,044,580.32)                0.00        (3,044,580.32)
ACCOUNTS RECEIVABLE- ASSOC COS                 28,452,898.12        (6,487,117.43)       34,247,533.27
FUEL                                           21,484,080.66                 0.00        21,484,080.66
MATERIALS & SUPPLIES                           41,696,103.69                 0.00        40,796,662.64
ACCRUED UTILITY REVENUES                       48,117,440.00                 0.00        48,117,440.00
PREPAYMENTS                                    32,834,203.50                 0.00        32,800,832.50
OTHER CURRENT ASSETS                           95,237,692.60                 0.00        95,231,972.60
TOTAL CURRENT ASSETS                          356,189,346.68        (6,487,117.43)      360,467,897.10

REGULATORY ASSETS
REGULATORY ASSETS                             369,153,581.33                 0.00       368,830,193.33
FAS109 DFIT RECLASS (A/C 254)                 (30,050,306.00)                0.00       (30,050,306.00)
NET REGULATORY ASSETS                         339,103,275.33                 0.00       338,779,887.33

DEFERRED CHARGES
CLEARING ACCOUNTS                                 267,123.37                 0.00           278,084.56
UNAMORTIZED DEBT EXPENSE                        2,136,270.38                 0.00         2,136,270.38
OTHER DEFERRED DEBITS                          70,383,309.12           (44,947.54)       70,228,806.10
TOTAL DEFERRED CHARGES                         72,786,702.87           (44,947.54)       72,643,161.04

TOTAL ASSETS                                2,809,990,350.60       (10,419,499.57)    2,812,890,640.65

CAPITALIZATION AND LIABILITIES:

CAPITALIZATION
COMMON STOCK
COMMON STOCK                                   41,026,065.00        (1,609,000.00)       41,026,065.00
PREMIUM ON CAPITAL STOCK                      257,892,417.78           (30,000.00)      257,892,417.78
PAID-IN CAPITAL                               314,980,380.03          (740,404.00)      314,980,380.03
RETAINED EARNINGS                             246,583,844.18        (1,508,030.94)      246,583,844.18
COMMON SHAREHOLDERS' EQUITY                   860,482,706.99        (3,887,434.94)      860,482,706.99

CUMULATIVE PREFERRED STOCK
PS SUBJECT TO MANDATORY REDEMP                 25,000,000.00                 0.00        25,000,000.00
PS NOT SUBJ MANDATORY REDEMP                            0.00                 0.00                 0.00
LT DEBT (LESS AMT DUE IN 1 YR)
LONG-TERM DEBT LESS AMT DUE 1 YR              924,545,093.06                 0.00       924,545,093.06

TOTAL CAPITALIZATION                        1,810,027,800.05        (3,887,434.94)    1,810,027,800.05

OTHER NONCURRENT LIABILITIES
OBLIGATIONS UNDER CAP LEASE                    33,030,362.81                 0.00        32,663,884.81
ACCUM PROVISIONS-RATE REFUND                    2,356,752.00                 0.00         2,356,752.00
ACCUMULATED PROVISIONS - MISC                   7,668,710.69                 0.00         6,006,600.29
TOTAL OTH NONCURRENT LIAB'S                    43,055,825.50                 0.00        41,027,237.10

CURRENT  LIABILITIES
PREFERRED STOCK DUE W/IN 1 YR                           0.00                 0.00                 0.00
LONG-TERM DEBT DUE WITHIN 1 YR                          0.00                 0.00                 0.00
SHORT-TERM DEBT                                45,500,000.00                 0.00        45,500,000.00
A/P - GENERAL                                  28,278,969.11                 0.00        28,151,443.97
A/P- ASSOC.  COS.                              52,775,889.50        (6,532,064.63)       58,732,956.42
CUSTOMER DEPOSITS                               5,119,665.06                 0.00         5,119,665.06
TAXES ACCRUED                                 143,476,668.16                 0.00       143,288,525.81
INTEREST ACCRUED                               13,936,216.55                 0.00        13,936,216.55
DIVIDENDS DECLARED                                437,500.00                 0.00           437,500.00
OBLIG UNDER CAP LEASES- CURR                    7,239,252.81                 0.00         7,009,796.81
OTHR CURR & ACCRUED LIAB                      109,489,796.34                 0.00       109,137,946.36
TOTAL CURRENT LIABILITIES                     406,253,957.53        (6,532,064.63)      411,314,050.98

DEF CREDITS & REGULATORY LIAB
DEFERRED INCOME TAXES                         527,117,939.00                 0.00       526,866,384.00
DFIT & DSIT RECLASS (A/C 190)                 (79,510,257.00)                0.00       (78,608,406.00)
NET DEFERRED INCOME TAXES                     447,607,682.00                 0.00       448,257,978.00
DEF INVESTMENT TAX CREDITS                     44,716,030.00                 0.00        44,687,604.00
REGULATORY LIABILITIES
OVER-RECOVERY OF FUEL COST                      1,709,124.37                 0.00         1,709,124.37
SFAS 106 - OPEB                                 4,285,711.45                 0.00         4,285,711.45
DEMAND SIDE MANAGEMENT-CREDIT                           0.00                 0.00                 0.00
OTHER REGULATORY LIABILTIES                    31,626,485.15                 0.00        31,626,485.15
UNAMORT GAIN REACQUIRED DEBT                            0.00                 0.00                 0.00
TOTAL REGULATORY LIABILITIES                   37,621,320.97                 0.00        37,621,320.97
DEFERRED CREDITS                               20,707,734.55                 0.00        19,954,649.55
TOTAL DEF CREDITS & REG LIAB'S                550,652,767.52                 0.00       550,521,552.52

TOTAL  CAPITAL & LIABILITIES                2,809,990,350.60       (10,419,499.57)    2,812,890,640.65

COLUMBUS SOUTHERN POWER, INC.
AND SUBSIDIARY COMPANIES
CONSOLIDATING BALANCE SHEET
DECEMBER 31, 1999

              DESCRIPTION                       COLM                 CCPC                 SIMCO

ASSETS:

ELECTRIC UTILITY PLANT
PRODUCTION                                              0.00                 0.00                 0.00
TRANSMISSION                                            0.00                 0.00                 0.00
DISTRIBUTION                                            0.00                 0.00                 0.00
GENERAL                                                 0.00         2,207,745.00         1,821,376.18
CONSTRUCTION WORK IN PROGRESS                           0.00            (5,284.00)                0.00
TOTAL ELECTRIC UTILITY PLANT                            0.00         2,202,461.00         1,821,376.18
LESS ACCUM PRV-DEPR,DEPL,AMORT                          0.00          (663,488.00)       (1,388,485.29)
NET ELECTRIC UTILITY PLANT                              0.00         1,538,973.00           432,890.89

OTHER PROPERTY AND INVESTMENT

NET NONUTILITY PROPERTY                         1,973,599.51                 0.00                 0.00
INVEST IN SUBSIDIARY & ASSOC                            0.00                 0.00                 0.00
TOTAL OTHER INVESTMENTS                                 0.00           853,301.74                 0.00
TOTAL OTHER SPECIAL FUNDS                               0.00                 0.00                 0.00
TOTAL OTHER PROP AND INVSTMNTS                  1,973,599.51           853,301.74                 0.00

CURRENT AND ACCRUED ASSETS
CASH AND CASH EQUIVALENTS                         159,973.63            11,139.45           355,999.74
ACCOUNTS RECEIVABLE-CUSTOMERS                           0.00                 0.00                 0.00

ACCOUNTS RECEIVABLE - MISC                         32,157.56            10,083.30             8,199.00
A/P FOR UNCOLLECTIBLE ACCOUNTS                          0.00                 0.00                 0.00
ACCOUNTS RECEIVABLE- ASSOC COS                    (12,492.54)          722,647.12           (17,672.30)
FUEL                                                    0.00                 0.00                 0.00
MATERIALS & SUPPLIES                                    0.00           899,441.05                 0.00
ACCRUED UTILITY REVENUES                                0.00                 0.00                 0.00
PREPAYMENTS                                        16,062.00             6,907.00            10,402.00
OTHER CURRENT ASSETS                                    0.00             5,720.00                 0.00
TOTAL CURRENT ASSETS                              195,700.65         1,655,937.92           356,928.44

REGULATORY ASSETS
REGULATORY ASSETS                                       0.00           323,388.00                 0.00
FAS109 DFIT RECLASS (A/C 254)                           0.00                 0.00                 0.00
NET REGULATORY ASSETS                                   0.00           323,388.00                 0.00

DEFERRED CHARGES
CLEARING ACCOUNTS                                       0.00           (10,961.19)                0.00
UNAMORTIZED DEBT EXPENSE                                0.00                 0.00                 0.00
OTHER DEFERRED DEBITS                             174,340.76            25,109.74                 0.06
TOTAL DEFERRED CHARGES                            174,340.76            14,148.55                 0.06

TOTAL ASSETS                                    2,343,640.92         4,385,749.21           789,819.39

CAPITALIZATION AND LIABILITIES:

CAPITALIZATION
COMMON STOCK
COMMON STOCK                                    1,500,000.00           100,000.00             9,000.00
PREMIUM ON CAPITAL STOCK                           30,000.00                 0.00                 0.00
PAID-IN CAPITAL                                         0.00           400,000.00           340,404.00
RETAINED EARNINGS                                 419,864.64           959,983.00           128,183.30
COMMON SHAREHOLDERS' EQUITY                     1,949,864.64         1,459,983.00           477,587.30

CUMULATIVE PREFERRED STOCK
PS SUBJECT TO MANDATORY REDEMP                          0.00                 0.00                 0.00
PS NOT SUBJ MANDATORY REDEMP                            0.00                 0.00                 0.00
LT DEBT (LESS AMT DUE IN 1 YR)
LONG-TERM DEBT LESS AMT DUE 1 YR                        0.00                 0.00                 0.00

TOTAL CAPITALIZATION                            1,949,864.64         1,459,983.00           477,587.30

OTHER NONCURRENT LIABILITIES
OBLIGATIONS UNDER CAP LEASE                             0.00           366,478.00                 0.00
ACCUM PROVISIONS-RATE REFUND                            0.00                 0.00                 0.00
ACCUMULATED PROVISIONS - MISC                           0.00         1,662,110.40                 0.00
TOTAL OTH NONCURRENT LIAB'S                             0.00         2,028,588.40                 0.00

CURRENT  LIABILITIES
PREFERRED STOCK DUE W/IN 1 YR                           0.00                 0.00                 0.00
LONG-TERM DEBT DUE WITHIN 1 YR                          0.00                 0.00                 0.00
SHORT-TERM DEBT                                         0.00                 0.00                 0.00
A/P - GENERAL                                           0.00           127,525.14                 0.00
A/P- ASSOC.  COS.                                 129,969.49           395,460.51            49,567.71
CUSTOMER DEPOSITS                                       0.00                 0.00                 0.00
TAXES ACCRUED                                     134,082.29            32,079.68            21,980.38
INTEREST ACCRUED                                        0.00                 0.00                 0.00
DIVIDENDS DECLARED                                      0.00                 0.00                 0.00
OBLIG UNDER CAP LEASES- CURR                            0.00           229,456.00                 0.00
OTHR CURR & ACCRUED LIAB                                7.50           351,842.48                 0.00
TOTAL CURRENT LIABILITIES                         264,059.28         1,136,363.81            71,548.09

DEF CREDITS & REGULATORY LIAB
DEFERRED INCOME TAXES                                   0.00           126,839.00           124,716.00
DFIT & DSIT RECLASS (A/C 190)                           0.00          (839,393.00)          (62,458.00)
NET DEFERRED INCOME TAXES                               0.00          (712,554.00)           62,258.00
DEF INVESTMENT TAX CREDITS                              0.00                 0.00            28,426.00
REGULATORY LIABILITIES
OVER-RECOVERY OF FUEL COST                              0.00                 0.00                 0.00
SFAS 106 - OPEB                                         0.00                 0.00                 0.00
DEMAND SIDE MANAGEMENT-CREDIT                           0.00                 0.00                 0.00
OTHER REGULATORY LIABILTIES                             0.00                 0.00                 0.00
UNAMORT GAIN REACQUIRED DEBT                            0.00                 0.00                 0.00
TOTAL REGULATORY LIABILITIES                            0.00                 0.00                 0.00
DEFERRED CREDITS                                  129,717.00           473,368.00           150,000.00
TOTAL DEF CREDITS & REG LIAB'S                    129,717.00          (239,186.00)          240,684.00

TOTAL  CAPITAL & LIABILITIES                    2,343,640.92         4,385,749.21           789,819.39

INDIANA MICHIGAN POWER COMPANY, INC.
AND SUBSIDIARY COMPANIES
CONSOLIDATING BALANCE SHEET
DECEMBER 31, 1999
                                                 I&M                  I&M
              DESCRIPTION                   CONSOLIDATED         ELIMINATIONS              I&M

ASSETS:

ELECTRIC UTILITY PLANT
PRODUCTION                                  2,587,287,724.37                 0.00     2,587,287,724.37
TRANSMISSION                                  928,758,375.01                 0.00       928,758,375.01
DISTRIBUTION                                  818,696,401.43                 0.00       818,696,401.43
GENERAL                                       244,981,304.85                 0.00       244,981,304.85
CONSTRUCTION WORK IN PROGRESS                 190,302,880.21                 0.00       190,302,880.21
TOTAL ELECTRIC UTILITY PLANT                4,770,026,685.87                 0.00     4,770,026,685.87
LESS ACCUM PRV-DEPR,DEPL,AMORT             (2,194,396,923.10)                0.00    (2,194,396,923.10)
NET ELECTRIC UTILITY PLANT                  2,575,629,762.77                 0.00     2,575,629,762.77

OTHER PROPERTY AND INVESTMENT
NET NONUTILITY PROPERTY                        86,459,992.92                 0.00        50,513,650.92
INVEST IN SUBSIDIARY & ASSOC                            0.00       (56,983,214.00)       56,983,214.00
TOTAL OTHER INVESTMENTS                       127,110,732.12                 0.00       111,736,190.12
TOTAL OTHER SPECIAL FUNDS                     708,054,175.84                 0.00       708,054,175.84
TOTAL OTHER PROP AND INVSTMNTS                921,624,900.88       (56,983,214.00)      927,287,230.88

CURRENT AND ACCRUED ASSETS
CASH AND CASH EQUIVALENTS                       3,862,556.35                 0.00         3,281,276.12

ACCOUNTS RECEIVABLE-CUSTOMERS                  91,268,398.01                 0.00        91,268,398.01
ACCOUNTS RECEIVABLE - MISC                     18,644,449.44                 0.00        11,258,585.35
A/P FOR UNCOLLECTIBLE ACCOUNTS                 (1,848,365.38)                0.00        (1,848,365.38)
ACCOUNTS RECEIVABLE- ASSOC COS                 48,901,005.76           (69,084.29)       48,894,319.51
FUEL                                           27,596,916.94                 0.00        27,596,916.94
MATERIALS & SUPPLIES                           84,148,921.14                 0.00        84,148,921.14
ACCRUED UTILITY REVENUES                       44,427,559.00                 0.00        44,427,559.00
PREPAYMENTS                                     6,540,020.73                 0.00         6,540,020.73
OTHER CURRENT ASSETS                           99,037,944.56                 0.00        98,938,020.56
TOTAL CURRENT ASSETS                          422,579,406.55           (69,084.29)      414,505,651.98

REGULATORY ASSETS
REGULATORY ASSETS                             731,504,699.69                 0.00       728,750,788.69
FAS109 DFIT RECLASS (A/C 254)                (106,694,868.00)                0.00      (106,715,804.00)
NET REGULATORY ASSETS                         624,809,831.69                 0.00       622,034,984.69

DEFERRED CHARGES
CLEARING ACCOUNTS                                 292,674.84                 0.00           292,674.84
UNAMORTIZED DEBT EXPENSE                        3,664,252.26                 0.00         3,664,252.26
OTHER DEFERRED DEBITS                          28,094,970.05             1,186.31        28,093,783.74
TOTAL DEFERRED CHARGES                         32,051,897.15             1,186.31        32,050,710.84

TOTAL ASSETS                                4,576,695,799.04       (57,051,111.98)    4,571,508,341.16

CAPITALIZATION AND LIABILITIES:

CAPITALIZATION
COMMON STOCK
COMMON STOCK                                   56,583,866.43       (39,548,275.00)       56,583,866.43
PREMIUM ON CAPITAL STOCK                        4,325,759.12                 0.00         4,325,759.12
PAID-IN CAPITAL                               728,414,001.30        (1,303,000.00)      728,414,001.30
RETAINED EARNINGS                             166,388,687.17       (16,131,939.00)      166,388,687.17
COMMON SHAREHOLDERS' EQUITY                   955,712,314.02       (56,983,214.00)      955,712,314.02

CUMULATIVE PREFERRED STOCK
PS SUBJECT TO MANDATORY REDEMP                 64,945,000.00                 0.00        64,945,000.00
PS NOT SUBJ MANDATORY REDEMP                    9,248,200.00                 0.00         9,248,200.00
LT DEBT (LESS AMT DUE IN 1 YR)
LONG-TERM DEBT LESS AMT DUE 1 YR            1,126,325,960.51                 0.00     1,126,325,960.51

TOTAL CAPITALIZATION                        2,156,231,474.53       (56,983,214.00)    2,156,231,474.53

OTHER NONCURRENT LIABILITIES
OBLIGATIONS UNDER CAP LEASE                   176,892,897.50                 0.00       176,892,897.50
ACCUM PROVISIONS-RATE REFUND                    4,588,483.00                 0.00         4,588,483.00
ACCUMULATED PROVISIONS - MISC                 562,225,576.09                 0.00       561,627,548.09
TOTAL OTH NONCURRENT LIAB'S                   743,706,956.59                 0.00       743,108,928.59

CURRENT  LIABILITIES
PREFERRED STOCK DUE W/IN 1 YR                           0.00                 0.00                 0.00
LONG-TERM DEBT DUE WITHIN 1 YR                198,000,000.00                 0.00       198,000,000.00
SHORT-TERM DEBT                               224,262,000.00                 0.00       224,262,000.00
A/P - GENERAL                                  78,784,463.59                 0.00        78,784,463.59
A/P- ASSOC.  COS.                              31,117,684.96           (40,586.59)       30,955,339.49
CUSTOMER DEPOSITS                               8,303,763.06                 0.00         8,303,763.06
TAXES ACCRUED                                  48,969,630.92                 0.00        48,960,389.92
INTEREST ACCRUED                               13,955,147.74                 0.00        13,955,147.74
DIVIDENDS DECLARED                                      0.00                 0.00                 0.00
OBLIG UNDER CAP LEASES- CURR                   11,071,621.87                 0.00        11,071,621.87
OTHR CURR & ACCRUED LIAB                      178,944,628.50                 0.00       178,938,211.09
TOTAL CURRENT LIABILITIES                     793,408,940.64           (40,586.59)      793,230,936.76

DEF CREDITS & REGULATORY LIAB
DEFERRED INCOME TAXES                         853,486,553.00                 0.00       849,134,645.00
DFIT & DSIT RECLASS (A/C 190)                (231,329,456.00)                0.00      (225,828,557.00)
NET DEFERRED INCOME TAXES                     622,157,097.00                 0.00       623,306,088.00
DEF INVESTMENT TAX CREDITS                    121,626,632.00                 0.00       121,626,632.00
REGULATORY LIABILITIES
OVER-RECOVERY OF FUEL COST                              0.00                 0.00                 0.00
SFAS 106 - OPEB                                         0.00                 0.00                 0.00
DEMAND SIDE MANAGEMENT-CREDIT                           0.00                 0.00                 0.00
OTHER REGULATORY LIABILTIES                    16,968,575.84                 0.00        16,960,500.84
UNAMORT GAIN REACQUIRED DEBT                      269,859.60                 0.00           269,859.60
TOTAL REGULATORY LIABILITIES                   17,238,435.44                 0.00        17,230,360.44
DEFERRED CREDITS                              122,326,262.84           (27,311.39)      116,773,920.84
TOTAL DEF CREDITS & REG LIAB'S                883,348,427.28           (27,311.39)      878,937,001.28

TOTAL  CAPITAL & LIABILITIES                4,576,695,799.04       (57,051,111.98)    4,571,508,341.16

INDIANA MICHIGAN POWER COMPANY, INC.
AND SUBSIDIARY COMPANIES
CONSOLIDATING BALANCE SHEET
DECEMBER 31, 1999

              DESCRIPTION                       BHCCO                PRCCO

ASSETS:

ELECTRIC UTILITY PLANT
PRODUCTION                                              0.00                 0.00
TRANSMISSION                                            0.00                 0.00
DISTRIBUTION                                            0.00                 0.00
GENERAL                                                 0.00                 0.00
CONSTRUCTION WORK IN PROGRESS                           0.00                 0.00
TOTAL ELECTRIC UTILITY PLANT                            0.00                 0.00
LESS ACCUM PRV-DEPR,DEPL,AMORT                          0.00                 0.00
NET ELECTRIC UTILITY PLANT                              0.00                 0.00

OTHER PROPERTY AND INVESTMENT
NET NONUTILITY PROPERTY                        35,946,342.00                 0.00
INVEST IN SUBSIDIARY & ASSOC                            0.00                 0.00
TOTAL OTHER INVESTMENTS                        15,374,542.00                 0.00
TOTAL OTHER SPECIAL FUNDS                               0.00                 0.00
TOTAL OTHER PROP AND INVSTMNTS                 51,320,884.00                 0.00

CURRENT AND ACCRUED ASSETS
CASH AND CASH EQUIVALENTS                         581,280.23                 0.00

ACCOUNTS RECEIVABLE-CUSTOMERS                           0.00                 0.00
ACCOUNTS RECEIVABLE - MISC                      7,385,864.09                 0.00
A/P FOR UNCOLLECTIBLE ACCOUNTS                          0.00                 0.00
ACCOUNTS RECEIVABLE- ASSOC COS                     48,459.15            27,311.39
FUEL                                                    0.00                 0.00
MATERIALS & SUPPLIES                                    0.00                 0.00
ACCRUED UTILITY REVENUES                                0.00                 0.00
PREPAYMENTS                                             0.00                 0.00
OTHER CURRENT ASSETS                               99,924.00                 0.00
TOTAL CURRENT ASSETS                            8,115,527.47            27,311.39

REGULATORY ASSETS
REGULATORY ASSETS                               2,753,911.00                 0.00
FAS109 DFIT RECLASS (A/C 254)                      20,936.00                 0.00
NET REGULATORY ASSETS                           2,774,847.00                 0.00

DEFERRED CHARGES
CLEARING ACCOUNTS                                       0.00                 0.00
UNAMORTIZED DEBT EXPENSE                                0.00                 0.00
OTHER DEFERRED DEBITS                                   0.00                 0.00
TOTAL DEFERRED CHARGES                                  0.00                 0.00

TOTAL ASSETS                                   62,211,258.47            27,311.39

CAPITALIZATION AND LIABILITIES:

CAPITALIZATION
COMMON STOCK
COMMON STOCK                                   39,521,000.00            27,275.00
PREMIUM ON CAPITAL STOCK                                0.00                 0.00
PAID-IN CAPITAL                                 1,303,000.00                 0.00
RETAINED EARNINGS                              16,131,939.00                 0.00
COMMON SHAREHOLDERS' EQUITY                    56,955,939.00            27,275.00

CUMULATIVE PREFERRED STOCK
PS SUBJECT TO MANDATORY REDEMP                          0.00                 0.00
PS NOT SUBJ MANDATORY REDEMP                            0.00                 0.00
LT DEBT (LESS AMT DUE IN 1 YR)
LONG-TERM DEBT LESS AMT DUE 1 YR                        0.00                 0.00

TOTAL CAPITALIZATION                           56,955,939.00            27,275.00

OTHER NONCURRENT LIABILITIES
OBLIGATIONS UNDER CAP LEASE                             0.00                 0.00
ACCUM PROVISIONS-RATE REFUND                            0.00                 0.00
ACCUMULATED PROVISIONS - MISC                     598,028.00                 0.00
TOTAL OTH NONCURRENT LIAB'S                       598,028.00                 0.00

CURRENT  LIABILITIES
PREFERRED STOCK DUE W/IN 1 YR                           0.00                 0.00
LONG-TERM DEBT DUE WITHIN 1 YR                          0.00                 0.00
SHORT-TERM DEBT                                         0.00                 0.00
A/P - GENERAL                                           0.00                 0.00
A/P- ASSOC.  COS.                                 202,895.67                36.39
CUSTOMER DEPOSITS                                       0.00                 0.00
TAXES ACCRUED                                       9,241.00                 0.00
INTEREST ACCRUED                                        0.00                 0.00
DIVIDENDS DECLARED                                      0.00                 0.00
OBLIG UNDER CAP LEASES- CURR                            0.00                 0.00
OTHR CURR & ACCRUED LIAB                            6,417.41                 0.00
TOTAL CURRENT LIABILITIES                         218,554.08                36.39

DEF CREDITS & REGULATORY LIAB
DEFERRED INCOME TAXES                           4,351,908.00                 0.00
DFIT & DSIT RECLASS (A/C 190)                  (5,500,899.00)                0.00
NET DEFERRED INCOME TAXES                      (1,148,991.00)                0.00
DEF INVESTMENT TAX CREDITS                              0.00                 0.00
REGULATORY LIABILITIES
OVER-RECOVERY OF FUEL COST                              0.00                 0.00
SFAS 106 - OPEB                                         0.00                 0.00
DEMAND SIDE MANAGEMENT-CREDIT                           0.00                 0.00
OTHER REGULATORY LIABILTIES                         8,075.00                 0.00
UNAMORT GAIN REACQUIRED DEBT                            0.00                 0.00
TOTAL REGULATORY LIABILITIES                        8,075.00                 0.00
DEFERRED CREDITS                                5,579,653.39                 0.00
TOTAL DEF CREDITS & REG LIAB'S                  4,438,737.39                 0.00

TOTAL  CAPITAL & LIABILITIES                   62,211,258.47            27,311.39

OHIO POWER COMPANY, INC.
AND SUBSIDIARY COMPANIES
CONSOLIDATING BALANCE SHEETS
DECEMBER 31, 1999
                                                OPCO                 OPCO
              DESCRIPTION                   CONSOLIDATED         ELIMINATIONS             OPCO

ASSETS:

ELECTRIC UTILITY PLANT
PRODUCTION                                  2,713,421,444.33                 0.00     2,713,421,444.33
TRANSMISSION                                  857,419,633.85                 0.00       857,419,633.85
DISTRIBUTION                                  999,678,645.05                 0.00       999,678,645.05
GENERAL                                       713,882,361.22                 0.00       229,957,263.22
CONSTRUCTION WORK IN PROGRESS                 116,515,029.72                 0.00       115,732,976.72
TOTAL ELECTRIC UTILITY PLANT                5,400,917,114.17                 0.00     4,916,209,963.17
LESS ACCUM PRV-DEPR,DEPL,AMORT             (2,621,711,620.10)                0.00    (2,256,119,781.10)
NET ELECTRIC UTILITY PLANT                  2,779,205,494.07                 0.00     2,660,090,182.07

OTHER PROPERTY AND INVESTMENT

NET NONUTILITY PROPERTY                        61,560,979.81                 0.00        34,297,881.81
INVEST IN SUBSIDIARY & ASSOC                      867,076.00       (52,130,507.00)       52,997,583.00
TOTAL OTHER INVESTMENTS                       191,202,072.64             1,327.00       120,260,982.20
TOTAL OTHER SPECIAL FUNDS                          38,292.00                 0.00            38,292.00
TOTAL OTHER PROP AND INVSTMNTS                253,668,420.45       (52,129,180.00)      207,594,739.01

CURRENT AND ACCRUED ASSETS
CASH AND CASH EQUIVALENTS                     157,137,625.40                 0.00        28,007,215.88
ACCOUNTS RECEIVABLE-CUSTOMERS                 246,310,235.80                 0.00       246,310,235.80

ACCOUNTS RECEIVABLE - MISC                     22,055,295.91                 0.00        11,403,037.99
A/P FOR UNCOLLECTIBLE ACCOUNTS                 (2,223,336.02)                0.00        (2,223,336.02)
ACCOUNTS RECEIVABLE- ASSOC COS                 89,215,260.00       (15,390,854.88)       96,147,528.61
FUEL                                          146,316,944.84                 0.00       144,642,544.84
MATERIALS & SUPPLIES                           95,967,252.44                 0.00        75,299,588.59
ACCRUED UTILITY REVENUES                       45,575,283.00                 0.00        45,575,283.00
PREPAYMENTS                                    36,774,106.67                 0.00        35,824,811.48
OTHER CURRENT ASSETS                          136,264,746.99                 0.00       136,063,226.99
TOTAL CURRENT ASSETS                          973,393,415.03       (15,390,854.88)      817,050,137.16

REGULATORY ASSETS
REGULATORY ASSETS                             724,350,111.34                 0.00       693,843,162.33
FAS109 DFIT RECLASS (A/C 254)                 (53,162,227.61)                0.00       (47,957,565.61)
NET REGULATORY ASSETS                         671,187,883.73                 0.00       645,885,596.72

DEFERRED CHARGES
CLEARING ACCOUNTS                                 (78,132.19)                0.00            20,063.03
UNAMORTIZED DEBT EXPENSE                        4,460,890.04                 0.00         4,460,890.04
OTHER DEFERRED DEBITS                          89,469,041.93         1,441,486.80        84,638,320.51
TOTAL DEFERRED CHARGES                         93,851,799.78         1,441,486.80        89,119,273.58

TOTAL ASSETS                                4,771,307,013.06       (66,078,548.08)    4,419,739,928.54

CAPITALIZATION AND LIABILITIES:

CAPITALIZATION
COMMON STOCK
COMMON STOCK                                  321,201,454.00           (12,306.00)      321,201,454.00
PREMIUM ON CAPITAL STOCK                          744,753.75        (2,561,975.00)          744,753.75
PAID-IN CAPITAL                               461,630,766.75       (26,320,217.00)      461,630,766.75
RETAINED EARNINGS                             587,424,262.56       (23,234,844.00)      587,424,262.56
COMMON SHAREHOLDERS' EQUITY                 1,371,001,237.06       (52,129,342.00)    1,371,001,237.06

CUMULATIVE PREFERRED STOCK
PS SUBJECT TO MANDATORY REDEMP                  8,850,000.00                 0.00         8,850,000.00
PS NOT SUBJ MANDATORY REDEMP                   16,936,600.00                 0.00        16,936,600.00
LT DEBT (LESS AMT DUE IN 1 YR)
LONG-TERM DEBT LESS AMT DUE 1 YR            1,139,833,671.84        18,445,047.00     1,097,327,304.84

TOTAL CAPITALIZATION                        2,536,621,508.90       (33,684,295.00)    2,494,115,141.90

OTHER NONCURRENT LIABILITIES
OBLIGATIONS UNDER CAP LEASE                   102,258,805.46                 0.00        81,940,883.46
ACCUM PROVISIONS-RATE REFUND                    3,897,876.00                 0.00         3,897,876.00
ACCUMULATED PROVISIONS - MISC                 308,680,535.02                 0.00        28,139,166.02
TOTAL OTH NONCURRENT LIAB'S                   414,837,216.48                 0.00       113,977,925.48

CURRENT  LIABILITIES
PREFERRED STOCK DUE W/IN 1 YR                           0.00                 0.00                 0.00
LONG-TERM DEBT DUE WITHIN 1 YR                 11,677,083.00       (18,445,047.00)                0.00
SHORT-TERM DEBT                               194,918,000.00                 0.00       194,918,000.00
A/P - GENERAL                                 180,382,470.22                 0.00       164,092,137.44
A/P- ASSOC.  COS.                              64,598,578.67       (13,949,206.08)       67,801,987.18
CUSTOMER DEPOSITS                               8,196,056.88                 0.00         8,196,056.88
TAXES ACCRUED                                 162,182,011.26                 0.00       158,543,908.10
INTEREST ACCRUED                               16,862,933.51                 0.00        16,048,874.90
DIVIDENDS DECLARED                                      0.00                 0.00                 0.00
OBLIG UNDER CAP LEASES- CURR                   34,284,309.36                 0.00        13,944,976.36
OTHR CURR & ACCRUED LIAB                      220,093,325.55                 0.00       189,309,815.07
TOTAL CURRENT LIABILITIES                     893,194,768.45       (32,394,253.08)      812,855,755.93

DEF CREDITS & REGULATORY LIAB
DEFERRED INCOME TAXES                         911,285,926.00                 0.00       885,085,340.00
DFIT & DSIT RECLASS (A/C 190)                (217,896,127.00)                0.00      (117,468,818.00)
NET DEFERRED INCOME TAXES                     693,389,799.00                 0.00       767,616,522.00
DEF INVESTMENT TAX CREDITS                     35,838,046.00                 0.00        35,838,046.00
REGULATORY LIABILITIES
OVER-RECOVERY OF FUEL COST                     94,098,137.00                 0.00        94,098,137.00
SFAS 106 - OPEB                                         0.00                 0.00                 0.00
DEMAND SIDE MANAGEMENT-CREDIT                           0.00                 0.00                 0.00
OTHER REGULATORY LIABILTIES                    66,781,063.92                 0.00        64,692,526.92
UNAMORT GAIN REACQUIRED DEBT                            0.00                 0.00                 0.00
TOTAL REGULATORY LIABILITIES                  160,879,200.92                 0.00       158,790,663.92
DEFERRED CREDITS                               36,546,473.31                 0.00        36,545,873.31
TOTAL DEF CREDITS & REG LIAB'S                926,653,519.23                 0.00       998,791,105.23

TOTAL  CAPITAL & LIABILITIES                4,771,307,013.06       (66,078,548.08)    4,419,739,928.54

OHIO POWER COMPANY, INC.
AND SUBSIDIARY COMPANIES
CONSOLIDATING BALANCE SHEETS
DECEMBER 31, 1999

              DESCRIPTION                       COCCO                SOCCO                WCCO

ASSETS:

ELECTRIC UTILITY PLANT
PRODUCTION                                              0.00                 0.00                 0.00
TRANSMISSION                                            0.00                 0.00                 0.00
DISTRIBUTION                                            0.00                 0.00                 0.00
GENERAL                                        50,415,817.00       386,568,418.00        46,940,863.00
CONSTRUCTION WORK IN PROGRESS                            .00           754,048.00            28,005.00
TOTAL ELECTRIC UTILITY PLANT                   50,415,817.00       387,322,466.00        46,968,868.00
LESS ACCUM PRV-DEPR,DEPL,AMORT                (49,778,363.00)     (275,104,459.00)      (40,709,017.00)
NET ELECTRIC UTILITY PLANT                        637,454.00       112,218,007.00         6,259,851.00

OTHER PROPERTY AND INVESTMENT

NET NONUTILITY PROPERTY                                 0.00        27,263,098.00                 0.00
INVEST IN SUBSIDIARY & ASSOC                            0.00                 0.00                 0.00
TOTAL OTHER INVESTMENTS                        12,252,080.88        58,674,144.33            13,538.23
TOTAL OTHER SPECIAL FUNDS                               0.00                 0.00                 0.00
TOTAL OTHER PROP AND INVSTMNTS                 12,252,080.88        85,937,242.33            13,538.23

CURRENT AND ACCRUED ASSETS
CASH AND CASH EQUIVALENTS                      46,556,139.13        16,758,350.93        65,815,919.46
ACCOUNTS RECEIVABLE-CUSTOMERS                           0.00                 0.00                 0.00

ACCOUNTS RECEIVABLE - MISC                      1,013,520.33         4,835,747.16         4,802,990.43
A/P FOR UNCOLLECTIBLE ACCOUNTS                          0.00                 0.00                 0.00
ACCOUNTS RECEIVABLE- ASSOC COS                  2,633,836.80         4,892,729.06           932,020.41
FUEL                                            1,531,823.00           112,303.00            30,274.00
MATERIALS & SUPPLIES                            6,374,393.15        10,834,173.23         3,459,097.47
ACCRUED UTILITY REVENUES                                0.00                 0.00                 0.00
PREPAYMENTS                                        71,696.59           577,136.67           300,461.93
OTHER CURRENT ASSETS                               21,560.00           135,520.00            44,440.00
TOTAL CURRENT ASSETS                           58,202,969.00        38,145,960.05        75,385,203.70

REGULATORY ASSETS
REGULATORY ASSETS                              (2,509,405.00)       33,006,930.01             9,424.00
FAS109 DFIT RECLASS (A/C 254)                         145.00          (642,580.00)       (4,562,227.00)
NET REGULATORY ASSETS                          (2,509,260.00)       32,364,350.01        (4,552,803.00)

DEFERRED CHARGES
CLEARING ACCOUNTS                                 (26,388.34)          (55,238.15)          (16,568.73)
UNAMORTIZED DEBT EXPENSE                                0.00                 0.00                 0.00
OTHER DEFERRED DEBITS                             532,534.35         2,288,813.89           567,886.38
TOTAL DEFERRED CHARGES                            506,146.01         2,233,575.74           551,317.65

TOTAL ASSETS                                   69,089,389.89       270,899,135.13        77,657,107.58

CAPITALIZATION AND LIABILITIES:

CAPITALIZATION
COMMON STOCK
COMMON STOCK                                        6,900.00             5,000.00               406.00
PREMIUM ON CAPITAL STOCK                                0.00         2,561,975.00                 0.00
PAID-IN CAPITAL                                         0.00        26,320,217.00                 0.00
RETAINED EARNINGS                                   2,121.00        23,199,655.00            33,068.00
COMMON SHAREHOLDERS' EQUITY                         9,021.00        52,086,847.00            33,474.00

CUMULATIVE PREFERRED STOCK
PS SUBJECT TO MANDATORY REDEMP                          0.00                 0.00                 0.00
PS NOT SUBJ MANDATORY REDEMP                            0.00                 0.00                 0.00
LT DEBT (LESS AMT DUE IN 1 YR)
LONG-TERM DEBT LESS AMT DUE 1 YR                        0.00        24,061,320.00                 0.00

TOTAL CAPITALIZATION                                9,021.00        76,148,167.00            33,474.00

OTHER NONCURRENT LIABILITIES
OBLIGATIONS UNDER CAP LEASE                             0.00        20,317,922.00                 0.00
ACCUM PROVISIONS-RATE REFUND                            0.00                 0.00                 0.00
ACCUMULATED PROVISIONS - MISC                 112,339,770.54        86,234,838.76        81,966,759.70
TOTAL OTH NONCURRENT LIAB'S                   112,339,770.54       106,552,760.76        81,966,759.70

CURRENT  LIABILITIES
PREFERRED STOCK DUE W/IN 1 YR                           0.00                 0.00                 0.00
LONG-TERM DEBT DUE WITHIN 1 YR                          0.00        30,122,130.00                 0.00
SHORT-TERM DEBT                                         0.00                 0.00                 0.00
A/P - GENERAL                                   1,602,165.90        10,634,357.38         4,053,809.50
A/P- ASSOC.  COS.                                 310,210.89         9,196,678.69         1,238,907.99
CUSTOMER DEPOSITS                                       0.00                 0.00                 0.00
TAXES ACCRUED                                     665,024.71         2,107,510.63           865,567.82
INTEREST ACCRUED                                        0.00           814,058.61                 0.00
DIVIDENDS DECLARED                                      0.00                 0.00                 0.00
OBLIG UNDER CAP LEASES- CURR                            0.00        20,339,333.00                 0.00
OTHR CURR & ACCRUED LIAB                        9,736,753.85        15,363,295.06         5,683,461.57
TOTAL CURRENT LIABILITIES                      12,314,155.35        88,577,363.37        11,841,746.88

DEF CREDITS & REGULATORY LIAB
DEFERRED INCOME TAXES                          (9,449,112.00)       34,621,843.00         1,027,855.00
DFIT & DSIT RECLASS (A/C 190)                 (46,264,303.00)      (36,234,643.00)      (17,928,363.00)
NET DEFERRED INCOME TAXES                     (55,713,415.00)       (1,612,800.00)      (16,900,508.00)
DEF INVESTMENT TAX CREDITS                              0.00                 0.00                 0.00
REGULATORY LIABILITIES
OVER-RECOVERY OF FUEL COST                              0.00                 0.00                 0.00
SFAS 106 - OPEB                                         0.00                 0.00                 0.00
DEMAND SIDE MANAGEMENT-CREDIT                           0.00                 0.00                 0.00
OTHER REGULATORY LIABILTIES                       139,858.00         1,233,044.00           715,635.00
UNAMORT GAIN REACQUIRED DEBT                            0.00                 0.00                 0.00
TOTAL REGULATORY LIABILITIES                      139,858.00         1,233,044.00           715,635.00
DEFERRED CREDITS                                        0.00               600.00                 0.00
TOTAL DEF CREDITS & REG LIAB'S                (55,573,557.00)         (379,156.00)      (16,184,873.00)

TOTAL  CAPITAL & LIABILITIES                   69,089,389.89       270,899,135.13        77,657,107.58

American Electric Power Co. and Subsidiaries
Consolidated Statement of Cash Flows
YTD December 31, 1999

                                            AEP CONS.     ELIM & ADJ       COMBINED       AEP Inc.         AEPSC
CASH FLOWS - OPERATING ACTIVITIES:
  Consolidated Net Income                   520,177,356   (556,694,721)  1,076,872,077    520,177,354
  Adj. to Recon. N/I to Cash Flow:
     Depreciation & Amortization            713,955,618                    713,955,618                     4,131,795
     Prov for Def Income Taxes (net)        143,219,088      1,431,537     141,787,551      1,641,364      3,047,992
     Def Invest Tax Credits (net)           (25,476,163)             0     (25,476,163)                      (50,808)
     AFUDC - Equity                          (3,244,339)                    (3,244,339)
     Equity/Undist. Subs. Earnings          (45,542,009)   (31,175,661)    (14,366,348)    31,175,661
     Decrease (Increase) in:
        Accounts Receivable (net)           (31,044,349)   138,201,554    (169,245,903)    (1,648,541)    53,463,555
        Fuel, Materials & Supplies         (123,255,831)                  (123,255,831)
        Accrued Utility Revenues            (32,512,415)                   (32,512,415)
        Incr (Decr) in Accounts Payable      92,235,002   (128,781,856)    221,016,858      5,545,503    (20,478,263)
        Other Oper. Items (net)            (391,929,934)      (770,899)   (391,159,035)   (21,988,569)   (39,734,340)
                                          -------------- --------------  -------------- -------------- --------------
NET CASH PROVIDED (USED) OPERATING          816,582,024   (577,790,046)  1,394,372,070    534,902,772        379,931

CASH FLOWS - INVESTING ACTIVITIES:
  Plant & Property Additions:
     Gross Additions to Utility Plant      (874,320,468)    13,538,097    (887,858,565)                            0
     Other Gross Additions                    4,131,979                      4,131,979
                                          -------------- --------------  -------------- -------------- --------------
        Total Gross Additions              (870,188,489)    13,538,097    (883,726,586)             0              0
  AFUDC - Equity                              3,244,339                      3,244,339
                                          -------------- --------------  -------------- -------------- --------------
        Cash Used Plant & Prop. Adds       (866,944,150)    13,538,097    (880,482,247)             0              0
  Invest in Subs - Equity & Debt                      0    139,435,000    (139,435,000)  (139,435,000)
  Proceeds - Sales of Property               22,692,124     (4,804,065)     27,496,189
  Proceeds - Sale & Leaseback Trans           4,810,809                      4,810,809
  Other Investing Activities                (74,540,925)                   (74,540,925)
                                          -------------- --------------  -------------- -------------- --------------
NET CASH PROVIDED (USED) INVESTING         (913,982,142)   148,169,032  (1,062,151,174)  (139,435,000)             0

CASH FLOWS - FINANCING ACTIVITIES:
   Proceeds from Issuances of:
     Capital Contributions from Parent                0   (139,435,000)    139,435,000
        Common Stock                         90,946,373                     90,946,373     90,946,373
        Preferred Stock                               0                              0
        Minority Interest                      (638,878)                      (638,878)
        Long-term Debt (APCO Adj)           891,720,631       (520,088)    892,240,719
        Short-term Debt (net)               271,671,040                    271,671,040    (20,520,000)    11,075,000
                                          -------------- --------------  -------------- -------------- --------------
          Total Issuances                 1,253,699,166   (139,955,088)  1,393,654,254     70,426,373     11,075,000
  Cash Paid To Retire:
     Preferred Stock                         (9,665,178)                    (9,665,178)
     Long-term Debt                        (523,656,055)                  (523,656,055)                   (5,000,000)
                                          -------------- --------------  -------------- -------------- --------------
        Total Retirements                  (533,321,233)             0    (533,321,233)             0     (5,000,000)
  Dividends Paid on Common Stock           (463,367,901)   575,300,354  (1,038,668,255)  (463,367,901)
  Dividends Paid on Preferred Stock                   0     11,283,408     (11,283,408)
                                          -------------- --------------  -------------- -------------- --------------
NET CASH PROVIDED (USED) FINANCING          257,010,032    446,628,674    (189,618,642)  (392,941,528)     6,075,000
                                          -------------- --------------  -------------- -------------- --------------
NET INCREASE (DECREASE) IN CASH             159,609,914     17,007,660     142,602,254      2,526,244      6,454,931

CASH AT BEGINNING OF PERIOD                 172,985,362      7,041,452     165,943,910        166,762      1,391,966
                                          -------------- --------------  -------------- -------------- --------------
CASH AT END OF PERIOD                       332,595,276     24,049,112     308,546,164      2,693,006      7,846,897
                                          ============== ==============  ============== ============== ==============
CASH PAID DURING THE PERIOD FOR:
  Interest (net of ABFUDC)                  512,876,150     (1,439,678)    514,315,828      2,541,890      7,857,442
  Income Taxes (State & Federal)             95,072,974                     95,072,974     (1,625,386)    (5,089,800)
NONCASH INVESTING ACTIVITIES:
  Utility Assets - Capital Leases            76,824,958    (23,299,731)    100,124,689              0     17,607,067
  NonUtility Assets - Capital Leases          3,664,196                      3,664,196              0              0
     Total Capital Leases                    80,489,154    (23,299,731)    103,788,885              0     17,607,067

American Electric Power Co. and Subsidiaries
Consolidated Statement of Cash Flows
YTD December 31, 1999

                                              APCo           OPCo            I&M           CSPCo          KEPCo
                                              CONSOL.        CONSOL.         CONSOL.       CONSOL.
CASH FLOWS - OPERATING ACTIVITIES:
  Consolidated Net Income                   120,491,397    212,156,973     32,775,859    150,269,602     25,430,080
  Adj. to Recon. N/I to Cash Flow:
     Depreciation & Amortization            149,790,565    193,780,402    153,920,527     94,962,253     29,227,580
     Prov for Def Income Taxes (net)         13,033,072     20,596,123     85,727,488     10,480,935      2,595,154
     Def Invest Tax Credits (net)            (4,972,314)    (3,457,786)    (8,152,261)    (3,993,890)    (1,291,434)
     AFUDC - Equity                            (132,027)      (529,519)    (1,665,811)      (905,802)        (1,894)
     Equity/Undist. Subs. Earnings                    0              0
     Decrease (Increase) in:
        Accounts Receivable (net)            10,989,359    (49,309,782)   (19,178,276)     5,166,548     (6,618,278)
        Fuel, Materials & Supplies           (4,811,722)   (60,499,969)   (12,879,522)    (7,776,966)    (7,014,160)
        Accrued Utility Revenues             (7,433,521)    (2,074,255)    (7,150,597)    (7,990,887)      (176,870)
        Incr (Decr) in Accounts Payable      (9,273,372)     9,194,578     19,068,093      9,291,932      4,935,985
        Other Oper. Items (net)             (99,791,493)    15,640,893   (211,138,150)    (5,870,335)      (152,639)
                                          -------------- -------------- -------------- -------------- --------------
NET CASH PROVIDED (USED) OPERATING          167,889,944    335,497,658     31,327,350    243,633,390     46,933,524

CASH FLOWS - INVESTING ACTIVITIES:
  Plant & Property Additions:
     Gross Additions to Utility Plant      (211,547,684)  (194,147,974)  (166,997,169)  (116,226,568)   (44,295,231)
     Other Gross Additions                                    (251,301)             0              0              0
                                          -------------- -------------- -------------- -------------- --------------
        Total Gross Additions              (211,547,684)  (194,399,275)  (166,997,169)  (116,226,568)   (44,295,231)
  AFUDC - Equity                                132,027        529,519      1,665,811        905,802          1,894
                                          -------------- -------------- -------------- -------------- --------------
        Cash Used Plant & Prop. Adds       (211,415,657)  (193,869,756)  (165,331,358)  (115,320,766)   (44,293,337)
  Invest in Subs - Equity & Debt
  Proceeds - Sales of Property               19,030,000      4,141,451        330,922      1,302,076        167,699
  Proceeds - Sale & Leaseback Trans             265,556      1,758,378      2,170,393        555,638        (45,518)
  Other Investing Activities
                                          -------------- -------------- -------------- -------------- --------------
NET CASH PROVIDED (USED) INVESTING         (192,120,101)  (187,969,927)  (162,830,043)  (113,463,052)   (44,171,156)

CASH FLOWS - FINANCING ACTIVITIES:
   Proceeds from Issuances of:
     Capital Contributions from Parent       50,000,000                                                  10,000,000
        Common Stock
        Preferred Stock                               0                                            0
        Minority Interest
        Long-term Debt (APCO Adj)           227,236,026    222,308,382    247,989,004                    79,740,000
        Short-term Debt (net)                47,080,000     71,913,000    115,562,000     (7,000,000)    19,315,000
                                          -------------- -------------- -------------- -------------- --------------
          Total Issuances                   324,316,026    294,221,382    363,551,004     (7,000,000)   109,055,000
  Cash Paid To Retire:
     Preferred Stock                         (2,675,114)    (3,392,642)    (3,597,422)
     Long-term Debt                        (116,688,231)  (158,638,169)  (109,500,000)   (35,523,140)   (83,306,515)
                                          -------------- -------------- -------------- -------------- --------------
        Total Retirements                  (119,363,345)  (162,030,811)  (113,097,422)   (35,523,140)   (83,306,515)
  Dividends Paid on Common Stock           (121,391,824)  (210,812,520)  (114,656,024)   (87,995,986)   (29,771,998)
  Dividends Paid on Preferred Stock          (2,257,093)    (1,420,419)    (5,855,896)    (1,750,000)
                                          -------------- -------------- -------------- -------------- --------------
NET CASH PROVIDED (USED) FINANCING           81,303,764    (80,042,368)   129,941,662   (132,269,126)    (4,023,513)
                                          -------------- -------------- -------------- -------------- --------------
NET INCREASE (DECREASE) IN CASH              57,073,607     67,485,363     (1,561,031)    (2,098,788)    (1,261,145)

CASH AT BEGINNING OF PERIOD                   7,754,613     89,652,258      5,423,587      7,205,891      1,935,177
                                          -------------- -------------- -------------- -------------- --------------
CASH AT END OF PERIOD                        64,828,220    157,137,621      3,862,556      5,107,103        674,032
                                          ============== ============== ============== ============== ==============
CASH PAID DURING THE PERIOD FOR:
  Interest (net of ABFUDC)                  125,899,938     78,738,869     78,702,859     72,007,104     29,844,694
  Income Taxes (State & Federal)             55,156,930     94,606,182    (71,394,726)    71,808,561     12,049,778
NONCASH INVESTING ACTIVITIES:
  Utility Assets - Capital Leases            13,551,493     27,792,523      8,674,094      6,634,115      2,173,809
  NonUtility Assets - Capital Leases            316,768        768,655      2,178,393        220,396         45,518
     Total Capital Leases                    13,868,261     28,561,178     10,852,487      6,854,511      2,219,327

American Electric Power Co. and Subsidiaries
Consolidated Statement of Cash Flows
YTD December 31, 1999

                                              KGPCo          WPCo         AEPRESCO         AEGCo          CCCo
CASH FLOWS - OPERATING ACTIVITIES:
  Consolidated Net Income                     2,834,573      3,536,148       (925,420)     6,195,113
  Adj. to Recon. N/I to Cash Flow:
     Depreciation & Amortization              2,875,967      3,001,472         13,089     21,845,124
     Prov for Def Income Taxes (net)            459,637         94,869        (90,816)    (5,282,303)         4,815
     Def Invest Tax Credits (net)               (73,005)       (41,674)         4,901     (3,447,892)
     AFUDC - Equity                              (5,946)        (3,340)                            0
     Equity/Undist. Subs. Earnings
     Decrease (Increase) in:
        Accounts Receivable (net)            17,314,154      1,394,954     (8,126,688)    (2,213,545)        67,119
        Fuel, Materials & Supplies              (40,146)        43,391         (1,792)    (6,262,210)
        Accrued Utility Revenues               (418,366)       176,329
        Incr (Decr) in Accounts Payable        (708,431)     3,490,821      4,787,431      5,275,850        (47,478)
        Other Oper. Items (net)              (5,645,407)       454,289     (9,931,860)    (6,082,635)        17,466
                                          -------------- -------------- -------------- -------------- --------------
NET CASH PROVIDED (USED) OPERATING           16,593,030     12,147,259    (14,271,155)    10,027,502         41,922

CASH FLOWS - INVESTING ACTIVITIES:
  Plant & Property Additions:
     Gross Additions to Utility Plant        (5,409,470)    (3,838,314)       (15,908)    (8,349,071)
     Other Gross Additions
                                          -------------- -------------- -------------- -------------- --------------
        Total Gross Additions                (5,409,470)    (3,838,314)       (15,908)    (8,349,071)             0
  AFUDC - Equity                                  5,946          3,340                             0
                                          -------------- -------------- -------------- -------------- --------------
        Cash Used Plant & Prop. Adds         (5,403,524)    (3,834,974)       (15,908)    (8,349,071)             0
  Invest in Subs - Equity & Debt
  Proceeds - Sales of Property                                       0                       330,922
  Proceeds - Sale & Leaseback Trans              15,054         91,308
  Other Investing Activities                                                 (336,000)
                                          -------------- -------------- -------------- -------------- --------------
NET CASH PROVIDED (USED) INVESTING           (5,388,470)    (3,743,666)      (351,908)    (8,018,149)             0

CASH FLOWS - FINANCING ACTIVITIES:
   Proceeds from Issuances of:
     Capital Contributions from Parent                       1,000,000              0     (6,000,000)
        Common Stock
        Preferred Stock
        Minority Interest
        Long-term Debt (APCO Adj)
        Short-term Debt (net)                   325,000     (2,225,000)    14,550,000        250,000
                                          -------------- -------------- -------------- -------------- --------------
          Total Issuances                       325,000     (1,225,000)    14,550,000     (5,750,000)             0
  Cash Paid To Retire:
     Preferred Stock
     Long-term Debt                         (10,000,000)    (5,000,000)
                                          -------------- -------------- -------------- -------------- --------------
        Total Retirements                   (10,000,000)    (5,000,000)             0              0              0
  Dividends Paid on Common Stock             (2,748,000)    (2,632,002)                   (5,292,000)
  Dividends Paid on Preferred Stock
                                          -------------- -------------- -------------- -------------- --------------
NET CASH PROVIDED (USED) FINANCING          (12,423,000)    (8,857,002)    14,550,000    (11,042,000)             0
                                          -------------- -------------- -------------- -------------- --------------
NET INCREASE (DECREASE) IN CASH              (1,218,440)      (453,409)       (73,063)    (9,032,647)        41,922

CASH AT BEGINNING OF PERIOD                   1,354,224      1,066,168         81,333       (483,377)        12,039
                                          -------------- -------------- -------------- -------------- --------------
CASH AT END OF PERIOD                           135,784        612,759          8,270     (9,516,024)        53,961
                                          ============== ============== ============== ============== ==============
CASH PAID DURING THE PERIOD FOR:
  Interest (net of ABFUDC)                    2,392,662      1,908,354         50,112      2,467,596          1,016
  Income Taxes (State & Federal)              1,363,303      2,111,989       (717,006)     6,565,177         (2,939)
NONCASH INVESTING ACTIVITIES:
  Utility Assets - Capital Leases               121,071        270,786              0              0              0
  NonUtility Assets - Capital Leases             20,658        113,808              0              0              0
     Total Capital Leases                       141,729        384,594              0              0              0

American Electric Power Co. and Subsidiaries
Consolidated Statement of Cash Flows
YTD December 31, 1999

                                              COpCo         AEPINV          FRECo          IFRI
CASH FLOWS - OPERATING ACTIVITIES:
  Consolidated Net Income                             0       (635,957)             0
  Adj. to Recon. N/I to Cash Flow:
     Depreciation & Amortization
     Prov for Def Income Taxes (net)                  0       (138,145)
     Def Invest Tax Credits (net)
     AFUDC - Equity
     Equity/Undist. Subs. Earnings
     Decrease (Increase) in:
        Accounts Receivable (net)                     0        (21,039)       (66,310)       (61,945)
        Fuel, Materials & Supplies
        Accrued Utility Revenues
        Incr (Decr) in Accounts Payable               0        195,267         40,417        135,308
        Other Oper. Items (net)                       0        (25,935)         5,373           (436)
                                          -------------- -------------- -------------- --------------
NET CASH PROVIDED (USED) OPERATING                    0       (625,809)       (20,520)        72,927

CASH FLOWS - INVESTING ACTIVITIES:
  Plant & Property Additions:
     Gross Additions to Utility Plant
     Other Gross Additions
                                          -------------- -------------- -------------- --------------
        Total Gross Additions                         0              0              0              0
  AFUDC - Equity
                                          -------------- -------------- -------------- --------------
        Cash Used Plant & Prop. Adds                  0              0              0              0
  Invest in Subs - Equity & Debt
  Proceeds - Sales of Property
  Proceeds - Sale & Leaseback Trans
  Other Investing Activities                                (5,878,038)             0
                                          -------------- -------------- -------------- --------------
NET CASH PROVIDED (USED) INVESTING                    0     (5,878,038)             0              0

CASH FLOWS - FINANCING ACTIVITIES:
   Proceeds from Issuances of:
     Capital Contributions from Parent                       6,435,000              0
        Common Stock
        Preferred Stock
        Minority Interest
        Long-term Debt (APCO Adj)
        Short-term Debt (net)
                                          -------------- -------------- -------------- --------------
          Total Issuances                             0      6,435,000              0              0
  Cash Paid To Retire:
     Preferred Stock
     Long-term Debt
                                          -------------- -------------- -------------- --------------
        Total Retirements                             0              0              0              0
  Dividends Paid on Common Stock
  Dividends Paid on Preferred Stock
                                          -------------- -------------- -------------- --------------
NET CASH PROVIDED (USED) FINANCING                    0      6,435,000              0              0
                                          -------------- -------------- -------------- --------------
NET INCREASE (DECREASE) IN CASH                       0        (68,847)       (20,520)        72,927

CASH AT BEGINNING OF PERIOD                           0        128,946         24,769            823
                                          -------------- -------------- -------------- --------------
CASH AT END OF PERIOD                                 0         60,099          4,249         73,750
                                          ============== ============== ============== ==============
CASH PAID DURING THE PERIOD FOR:
  Interest (net of ABFUDC)                            0              0              0              0
  Income Taxes (State & Federal)                      0       (157,442)             0              0
NONCASH INVESTING ACTIVITIES:
  Utility Assets - Capital Leases                     0              0              0              0
  NonUtility Assets - Capital Leases                  0              0              0              0
     Total Capital Leases                             0              0              0              0

American Electric Power Co. and Subsidiaries
Consolidated Statement of Cash Flows
YTD December 31, 1999

                                              AEPR           AEPC           AEPPM          AEPES
CASH FLOWS - OPERATING ACTIVITIES:           CONSOL.        CONSOL.
  Consolidated Net Income                    41,462,343     (6,024,725)           (14)   (30,871,249)
  Adj. to Recon. N/I to Cash Flow:
     Depreciation & Amortization             54,953,950      3,512,189                     1,940,705
     Prov for Def Income Taxes (net)         13,798,618      1,362,381            (36)    (5,543,597)
     Def Invest Tax Credits (net)
     AFUDC - Equity
     Equity/Undist. Subs. Earnings          (45,542,009)
     Decrease (Increase) in:
        Accounts Receivable (net)           (67,939,574)    (4,959,992)             0    (97,497,622)
        Fuel, Materials & Supplies           (2,732,242)    (1,872,888)                  (19,407,605)
        Accrued Utility Revenues             (7,444,248)
        Incr (Decr) in Accounts Payable      83,558,607      1,375,103             50    104,629,457
        Other Oper. Items (net)              (2,506,170)    (8,511,344)             0      4,102,257
                                          -------------- -------------- -------------- --------------
NET CASH PROVIDED (USED) OPERATING           67,609,275    (15,119,276)             0    (42,647,654)

CASH FLOWS - INVESTING ACTIVITIES:
  Plant & Property Additions:
     Gross Additions to Utility Plant      (118,787,349)   (16,372,135)                   (1,871,692)
     Other Gross Additions                    4,558,268                                     (174,988)
                                          -------------- -------------- -------------- --------------
        Total Gross Additions              (114,229,081)   (16,372,135)             0     (2,046,680)
  AFUDC - Equity
                                          -------------- -------------- -------------- --------------
        Cash Used Plant & Prop. Adds       (114,229,081)   (16,372,135)             0     (2,046,680)
  Invest in Subs - Equity & Debt                      0
  Proceeds - Sales of Property                  745,895      1,447,224
  Proceeds - Sale & Leaseback Trans
  Other Investing Activities                (67,907,446)      (419,441)
                                          -------------- -------------- -------------- --------------
NET CASH PROVIDED (USED) INVESTING         (181,390,632)   (15,344,352)             0     (2,046,680)

CASH FLOWS - FINANCING ACTIVITIES:
   Proceeds from Issuances of:
     Capital Contributions from Parent       50,000,000     13,000,000                    15,000,000
        Common Stock
        Preferred Stock
        Minority Interest                      (638,878)
        Long-term Debt (APCO Adj)            84,967,307     30,000,000
        Short-term Debt (net)               (13,903,960)   (10,900,000)                   46,150,000
                                          -------------- -------------- -------------- --------------
          Total Issuances                   120,424,469     32,100,000              0     61,150,000
  Cash Paid To Retire:
     Preferred Stock
     Long-term Debt
                                          -------------- -------------- -------------- --------------
        Total Retirements                             0              0              0              0
  Dividends Paid on Common Stock
  Dividends Paid on Preferred Stock
                                          -------------- -------------- -------------- --------------
NET CASH PROVIDED (USED) FINANCING          120,424,469     32,100,000              0     61,150,000
                                          -------------- -------------- -------------- --------------
NET INCREASE (DECREASE) IN CASH               6,643,112      1,636,372              0     16,455,666

CASH AT BEGINNING OF PERIOD                  43,035,915        224,051              0      6,968,765
                                          -------------- -------------- -------------- --------------
CASH AT END OF PERIOD                        49,679,027      1,860,423              0     23,424,431
                                          ============== ============== ============== ==============
CASH PAID DURING THE PERIOD FOR:
  Interest (net of ABFUDC)                  105,351,166      2,390,223              0      4,161,903
  Income Taxes (State & Federal)            (44,747,668)    (6,060,705)            50    (18,793,324)
NONCASH INVESTING ACTIVITIES:
  Utility Assets - Capital Leases                     0     23,299,731              0              0
  NonUtility Assets - Capital Leases                  0              0              0              0
     Total Capital Leases                             0     23,299,731              0              0

APPALACHIAN POWER COMPANY
Consolidated Statement of Cash Flows
YTD December 31, 1999

                                     APCo Cons.     ELIM & ADJ     APCo Corp.        CACCo
CASH FLOWS - OPERATING ACTIVITIES:
Consolidated Net Income               120,491,397     (9,201,251)   120,491,397        447,746
Adj. to Recon. N/I to Cash Flow:
 Depreciation & Amortization          149,790,565              0    148,987,003              0
 Prov for Def Income Taxes (net)       13,033,072              0     10,382,574           (664)
 Def Invest Tax Credits (net)          (4,972,314)             0     (4,972,314)             0
 AFUDC - Equity                          (132,027)             0       (132,027)             0
 Equity/Undist. Subs. Earnings                  0      9,201,251     (9,201,251)             0
 Decrease (Increase) in:
   Accounts Receivable (net)           10,989,359        882,705     13,223,864        (87,098)
   Fuel, Materials & Supplies          (4,811,722)             0     (4,811,722)             0
   Accrued Utility Revenues            (7,433,521)             0     (7,433,521)             0
 Incr (Decr) in Accounts Payable       (9,273,372)    (1,285,125)    (7,984,166)           925
 Other Oper. Items (net) (Sch 1)      (99,791,493)       402,420    (73,151,731)    (1,151,954)
                                   ------------------------------------------------------------
NET CASH PROVIDED (USED) OPERATING    167,889,944              0    185,398,107       (791,045)

CASH FLOWS - INVESTING ACTIVITIES:
Plant & Property Additions:
 Gross Additions to Utility Plant    (211,547,684)             0   (211,547,684)             0
 Other Gross Additions                          0              0              0              0
                                   ------------------------------------------------------------
   Total Gross Additions             (211,547,684)             0   (211,547,684)             0
 AFUDC - Equity                           132,027              0        132,027              0
                                   ------------------------------------------------------------
   Cash Used Plant & Prop. Adds      (211,415,657)             0   (211,415,657)             0
Invest in Subs - Equity & Debt                  0              0              0              0
Proceeds - Sales of Property           19,030,000              0              0        703,418
Proceeds - Sale & Leaseback Trans         265,556                       265,556
Other Investing Activities                      0              0              0              0
                                   ------------------------------------------------------------
NET CASH PROVIDED (USED) INVESTING   (192,120,101)             0   (211,150,101)       703,418

CASH FLOWS - FINANCING ACTIVITIES:
Proceeds from Issuances of:
 Capital Contributions from Parent     50,000,000              0     50,000,000              0
 Common Stock                                   0              0              0              0
 Preferred Stock                                0              0              0              0
 Long-term Debt                       227,236,026              0    227,236,026              0
 Short-term Debt (net)                 47,080,000              0     47,080,000              0
                                   ------------------------------------------------------------
    Total Issuances                   324,316,026              0    324,316,026              0
Cash Paid To Retire:
 Preferred Stock                       (2,675,114)             0     (2,675,114)             0
 Long-term Debt                      (116,688,231)             0   (116,688,231)             0
                                   ------------------------------------------------------------
    Total Retirements                (119,363,345)             0   (119,363,345)             0
Dividends Paid on Common Stock       (121,391,824)             0   (121,391,824)             0
Dividends Paid on Preferred Stock      (2,257,093)             0     (2,257,093)             0
                                   ------------------------------------------------------------
NET CASH PROVIDED (USED) FINANCING     81,303,764              0     81,303,765              0
                                   ------------------------------------------------------------
NET INCREASE (DECREASE) IN CASH        57,073,607              0     55,551,770        (87,627)

CASH AT BEGINNING OF PERIOD             7,754,613              0      5,006,957        132,970
                                   ------------------------------------------------------------
CASH AT END OF PERIOD                  64,828,220              0     60,558,727         45,343
                                   ============================================================

APPALACHIAN POWER COMPANY
Consolidated Statement of Cash Flows
YTD December 31, 1999

                                        Cedar          SACCo                  WVPCo
CASH FLOWS - OPERATING ACTIVITIES:
Consolidated Net Income                 5,357,182      3,391,227              5,096
Adj. to Recon. N/I to Cash Flow:
 Depreciation & Amortization               63,750        739,812                  0
 Prov for Def Income Taxes (net)          273,097      2,378,065                  0
 Def Invest Tax Credits (net)                   0              0                  0
 AFUDC - Equity                                 0              0                  0
 Equity/Undist. Subs. Earnings                  0              0                  0
 Decrease (Increase) in:
   Accounts Receivable (net)           (2,423,829)      (606,095)              (187)
   Fuel, Materials & Supplies                   0              0                  0
   Accrued Utility Revenues                     0              0                  0
 Incr (Decr) in Accounts Payable         (553,385)       548,378                  0
 Other Oper. Items (net) (Sch 1)      (12,107,089)   (13,785,350)             2,212
                                   ------------------------------------------------
NET CASH PROVIDED (USED) OPERATING     (9,390,275)    (7,333,963)             7,120

CASH FLOWS - INVESTING ACTIVITIES:
Plant & Property Additions:
 Gross Additions to Utility Plant               0              0                  0
 Other Gross Additions                          0              0                  0
                                   ------------------------------------------------
   Total Gross Additions                        0              0                  0
 AFUDC - Equity                                 0              0                  0
                                   ------------------------------------------------
   Cash Used Plant & Prop. Adds                 0              0                  0
Invest in Subs - Equity & Debt                  0              0                  0
Proceeds - Sales of Property            8,903,791      9,422,791                  0
Proceeds - Sale & Leaseback Trans
Other Investing Activities                      0              0                  0
                                   ------------------------------------------------
NET CASH PROVIDED (USED) INVESTING      8,903,791      9,422,791                  0

CASH FLOWS - FINANCING ACTIVITIES:
Proceeds from Issuances of:
 Capital Contributions from Parent              0              0                  0
 Common Stock                                   0              0                  0
 Preferred Stock                                0              0                  0
 Long-term Debt                                 0              0                  0
 Short-term Debt (net)                          0              0                  0
                                   ------------------------------------------------
    Total Issuances                             0              0                  0
Cash Paid To Retire:
 Preferred Stock                                0              0                  0
 Long-term Debt                                 0              0                  0
                                   ------------------------------------------------
    Total Retirements                           0              0                  0
Dividends Paid on Common Stock                  0              0                  0
Dividends Paid on Preferred Stock               0              0                  0
                                   ------------------------------------------------
NET CASH PROVIDED (USED) FINANCING              0              0                  0
                                   ------------------------------------------------
NET INCREASE (DECREASE) IN CASH          (486,484)     2,088,828              7,120

CASH AT BEGINNING OF PERIOD               994,140      1,384,492            236,054
                                   -------------------------------------------------
CASH AT END OF PERIOD                     507,656      3,473,320            243,174
                                   ================================================

COLUMBUS SOUTHERN POWER COMPANY
Consolidated Statement of Cash Flows
YTD December 31, 1999

                                     CSPCo Cons.  ELIM & ADJ   CSPCo Corp.     CCPC         Simco       Colomet
CASH FLOWS - OPERATING ACTIVITIES:
Consolidated Net Income              150,269,602     (343,702) 150,269,602       70,000       94,307      179,395
Adj. to Recon. N/I to Cash Flow:
 Depreciation & Amortization          94,962,253                94,578,007      269,502      114,744            0
 Prov for Def Income Taxes (net)      10,480,935                10,476,212       21,685      (16,962)           0
 Def Invest Tax Credits (net)         (3,993,890)               (3,988,670)           0       (5,220)           0
 AFUDC - Equity  (4191000)              (905,802)                 (905,802)           0            0            0
 Equity/Undist. Subs. Earnings                 0      343,702     (343,702)           0            0            0
 Decrease (Increase) in:
   Accounts Receivable (net)           5,166,548    5,481,146     (563,403)     195,881       40,549       12,375
   Fuel, Materials & Supplies         (7,776,966)               (7,694,865)     (82,101)           0            0
   Accrued Utility Revenues           (7,990,887)               (7,990,887)           0            0            0
 Incr (Decr) in Accounts Payable       9,291,932   (5,515,912)  14,809,137       22,183       25,775      (49,251)
 Other Oper. Items (net) (Sch 1)      (5,870,335)      34,766   (6,452,208)     568,721       21,244      (42,858)
                                    ------------------------------------------------------------------------------
NET CASH PROVIDED (USED) OPERATING   243,633,390            0  242,193,421    1,065,871      274,437       99,661

CASH FLOWS - INVESTING ACTIVITIES:
Plant & Property Additions:
 Gross Additions to Utility Plant   (116,226,568)             (115,153,370)  (1,073,198)           0            0
 Other Gross Additions                         0                         0            0            0            0
                                    ------------------------------------------------------------------------------
   Total Gross Additions            (116,226,568)           0 (115,153,370)  (1,073,198)           0            0
 AFUDC - Equity                          905,802                   905,802            0            0            0
                                    ------------------------------------------------------------------------------
   Cash Used Plant & Prop. Adds     (115,320,766)           0 (114,247,568)  (1,073,198)           0            0
Invest in Subs - Equity & Debt                 0            0            0            0            0            0
Proceeds - Sales of Property           1,302,076                 1,302,076            0            0            0
Proceeds - Sale & Leaseback Trans        555,638                   555,638            0            0            0
Other Investing Activities                     0                         0            0            0            0
                                    ------------------------------------------------------------------------------
NET CASH PROVIDED (USED) INVESTING  (113,463,052)           0 (112,389,854)  (1,073,198)           0            0

CASH FLOWS - FINANCING ACTIVITIES:
Proceeds from Issuances of:
 Capital Contributions from Parent             0            0            0            0            0            0
 Common Stock                                  0                         0            0            0            0
 Preferred Stock                               0                         0            0            0            0
 Long-term Debt                                0                         0            0            0            0
 Short-term Debt (net)                (7,000,000)               (7,000,000)           0            0            0
                                    ------------------------------------------------------------------------------
    Total Issuances                   (7,000,000)           0   (7,000,000)           0            0            0
Cash Paid To Retire:
 Preferred Stock                               0                         0            0            0            0
 Long-term Debt                      (35,523,140)              (35,523,140)           0            0            0
                                    ------------------------------------------------------------------------------
    Total Retirements                (35,523,140)           0  (35,523,140)           0            0            0

Dividends Paid on Common Stock       (87,995,986)           0  (87,995,986)           0            0            0
Dividends Paid on Preferred Stock     (1,750,000)               (1,750,000)           0            0            0
                                    ------------------------------------------------------------------------------
NET CASH PROVIDED (USED) FINANCING  (132,269,126)           0 (132,269,126)           0            0            0
                                    ------------------------------------------------------------------------------
NET INCREASE (DECREASE) IN CASH       (2,098,788)           0   (2,465,559)      (7,327)     274,437       99,661

CASH AT BEGINNING OF PERIOD            7,205,891                 7,045,549       18,466       81,563       60,313
                                    ------------------------------------------------------------------------------
CASH AT END OF PERIOD                  5,107,103            0    4,579,990       11,139      356,000      159,974
                                    ==============================================================================

INDIANA MICHIGAN POWER COMPANY
Consolidating Statement of Cash Flows
YTD December 31, 1999
                                            I&M         Eliminations         I&M          Blackhawk   Price River
CASH FLOWS - OPERATING ACTIVITIES:     Consolidated    & Adjustments     Corporation      Coal Co.    Coal Co.
Consolidated Net Income                 32,775,859.19     (464,916.00)   32,775,859.19     464,916.00     0.00
Adj. to Recon. N/I to Cash Flow:
   Depreciation & Amortization         153,920,527.47            0.00   150,233,491.47   3,687,036.00     0.00
   Prov for Def Income Taxes (net)      85,727,488.00            0.00    86,095,851.00    (368,363.00)    0.00
   Def Invest Tax Credits (net)         (8,152,261.00)           0.00    (8,152,261.00)          0.00     0.00
   AFUDC - Equity                       (1,665,811.13)           0.00    (1,665,811.13)          0.00     0.00
   Equity/Undist. Subs. Earnings                 0.00      464,916.00      (464,916.00)          0.00     0.00
   Decrease (Increase) in:
      Accounts Receivable (net)        (19,178,275.91) (17,248,960.71)   (3,875,976.79)  1,946,697.98   (36.39)
      Fuel, Materials & Supplies       (12,879,522.42)           0.00   (12,879,522.42)          0.00     0.00
      Accrued Utility Revenues          (7,150,597.00)           0.00    (7,150,597.00)          0.00     0.00
      Incr (Decr) in Accounts Payable   19,068,092.96      308,580.41    18,705,018.88      54,457.28    36.39
   Other Oper. Items (net)            (211,138,149.98)     (67,278.70) (215,801,393.52)  4,730,522.24     0.00
NET CASH PROVIDED (USED) OPERATING      31,327,350.18  (17,007,659.00)   37,819,742.68  10,515,266.50     0.00

CASH FLOWS - INVESTING ACTIVITIES:
Plant & Property Additions:
   Gross Additions to Utility Plant   (166,997,169.07)           0.00  (166,997,169.07)          0.00     0.00
   Other Gross Additions                         0.00            0.00             0.00           0.00     0.00
   Total Gross Additions              (166,997,169.07)           0.00  (166,997,169.07)          0.00     0.00
   AFUDC - Equity                        1,665,811.13            0.00     1,665,811.13           0.00     0.00
   Cash Used Plant & Prop. Adds       (165,331,357.94)           0.00  (165,331,357.94)          0.00     0.00
Invest in Subs - Equity & Debt                   0.00   (9,950,001.00)    9,950,001.00           0.00     0.00
Proceeds - Sales of Property               330,922.00            0.00       330,922.00           0.00     0.00
Proceeds - Sale & Leaseback Trans        2,170,392.66            0.00     2,170,392.66           0.00     0.00
Other Investing Activities                       0.00            0.00             0.00           0.00     0.00
NET CASH PROVIDED (USED) INVESTING    (162,830,043.28)  (9,950,001.00) (152,880,042.28)          0.00     0.00

CASH FLOWS - FINANCING ACTIVITIES:
Proceeds from Issuances of:
   Capital Contributions from Parent             0.00            0.00             0.00           0.00     0.00
   Common Stock                                  0.00            0.00             0.00           0.00     0.00
   Preferred Stock                               0.00            0.00             0.00           0.00     0.00
   Long-term Debt                      247,989,004.00            0.00   247,989,004.00           0.00     0.00
   Short-term Debt (net)               115,562,000.00            0.00   115,562,000.00           0.00     0.00
   Total Issuances                     363,551,004.00            0.00   363,551,004.00           0.00     0.00
Cash Paid To Retire:
   Preferred Stock                      (3,597,422.00)           0.00    (3,597,422.00)          0.00     0.00
   Long-term Debt                     (109,500,000.00)   9,950,000.00  (109,500,000.00) (9,950,000.00)    0.00
   Total Retirements                  (113,097,422.00)   9,950,000.00  (113,097,422.00) (9,950,000.00)    0.00
Dividends Paid on Common Stock        (114,656,024.00)           0.00  (114,656,024.00)          0.00     0.00
Dividends Paid on Preferred Stock       (5,855,896.18)           0.00    (5,855,896.18)          0.00     0.00
NET CASH PROVIDED (USED) FINANCING     129,941,661.82    9,950,000.00   129,941,661.82  (9,950,000.00)    0.00

NET INCREASE (DECREASE) IN CASH         (1,561,031.28) (17,007,660.00)   14,881,362.22     565,266.50     0.00
CASH AT BEGINNING OF PERIOD              5,423,587.57   (7,041,452.00)   12,449,025.84      16,013.73     0.00
CASH AT END OF PERIOD                    3,862,556.29  (24,049,112.00)   27,330,388.06     581,280.23     0.00

OHIO POWER COMPANY
Consolidated Statement of Cash Flows
YTD December 31, 1999
                                     OPCo Cons.   ELIM & ADJ   OPCo Corp.      COCCo        SOCCo        WCCo
CASH FLOWS - OPERATING ACTIVITIES:
Consolidated Net Income              212,156,973   (1,396,155) 212,156,973          720    1,377,426       18,009
Adj. to Recon. N/I to Cash Flow:
 Depreciation & Amortization         193,780,402               149,055,459   14,573,541   20,207,170    9,944,232
 Prov for Def Income Taxes (net)      20,596,123                46,610,759   (8,019,230) (10,749,389)  (7,246,017)
 Def Invest Tax Credits (net)         (3,457,786)               (3,457,786)           0            0            0
 AFUDC - Equity                         (529,519)                 (485,744)           0      (43,775)           0
 Equity/Undist. Subs. Earnings                 0       18,771      (18,771)           0            0            0
 Decrease (Increase) in:
   Accounts Receivable (net)         (49,309,782)  (7,562,540) (45,630,921)     748,255    2,894,128      241,296
   Fuel, Materials & Supplies        (60,499,969)           0  (61,607,740)  (1,099,578)   1,666,036      541,313
   Accrued Utility Revenues           (2,074,255)               (2,074,255)           0            0            0
 Incr (Decr) in Accounts Payable       9,194,578    8,133,960   (2,023,016)    (863,719)   3,253,749      693,604
 Other Oper. Items (net)              15,640,893   (1,299,886) (73,419,954)  (1,508,912)  24,508,643   67,361,002
                                    ------------ ------------ ------------ ------------ ------------ ------------
NET CASH PROVIDED (USED) OPERATING   335,497,658   (2,105,850) 219,105,004    3,831,077   43,113,988   71,553,439

CASH FLOWS - INVESTING ACTIVITIES:
Plant & Property Additions:
 Gross Additions to Utility Plant   (194,147,974)             (174,574,130)  (9,751,932)  (1,342,666)  (8,479,246)
 Other Gross Additions                  (251,301)                        0            0            0     (251,301)
                                    ------------ ------------ ------------ ------------ ------------ ------------
   Total Gross Additions            (194,399,275)           0 (174,574,130)  (9,751,932)  (1,342,666)  (8,730,547)
 AFUDC - Equity                          529,519            0      485,744            0       43,775            0
                                    ------------ ------------ ------------ ------------ ------------ ------------
   Cash Used Plant & Prop. Adds     (193,869,756)           0 (174,088,386)  (9,751,932)  (1,298,891)  (8,730,547)
Invest in Subs - Equity & Debt                 0  (15,816,847)  15,816,847            0            0            0
Proceeds - Sales of Property           4,141,451                 3,974,521            0      128,175       38,755
 Proceeds - Sale & Leaseback Trans     1,758,378                 1,758,378            0            0            0
Other Investing Activities                     0                         0            0            0            0
                                    ------------ ------------ ------------ ------------ ------------ ------------
NET CASH PROVIDED (USED) INVESTING  (187,969,927) (15,816,847)(152,538,640)  (9,751,932)  (1,170,716)  (8,691,792)

CASH FLOWS - FINANCING ACTIVITIES:
Proceeds from Issuances of:
 Capital Contributions from Parent             0   15,806,815            0            0  (15,806,815)           0
 Common Stock                                  0            0            0            0            0            0
 Preferred Stock                               0            0            0            0            0            0
 Long-term Debt                      222,308,382            0  222,308,382            0            0            0
 Short-term Debt (net)                71,913,000      600,000   71,913,000            0     (600,000)           0
                                    ------------ ------------ ------------ ------------ ------------ ------------
    Total Issuances                  294,221,382   16,406,815  294,221,382            0  (16,406,815)           0
Cash Paid To Retire:
 Preferred Stock                      (3,392,642)               (3,392,642)           0            0            0
 Long-term Debt                     (158,638,169)             (139,735,000)           0  (11,762,031)  (7,141,138)
                                    ------------ ------------ ------------ ------------ ------------ ------------
    Total Retirements               (162,030,811)           0 (143,127,642)           0  (11,762,031)  (7,141,138)
Dividends Paid on Common Stock      (210,812,520)   1,515,882 (210,812,520)           0   (1,515,882)           0
Dividends Paid on Preferred Stock     (1,420,419)           0   (1,420,419)           0            0            0
                                    ------------ ------------ ------------ ------------ ------------ ------------
NET CASH PROVIDED (USED) FINANCING   (80,042,368)  17,922,697  (61,139,199)           0  (29,684,728)  (7,141,138)
                                    ------------ ------------ ------------ ------------ ------------ ------------
NET INCREASE (DECREASE) IN CASH       67,485,363            0    5,427,165   (5,920,855)  12,258,544   55,720,509

CASH AT BEGINNING OF PERIOD           89,652,258                22,580,051   52,476,994    4,499,805   10,095,408
                                    ------------ ------------ ------------ ------------ ------------ ------------
CASH AT END OF PERIOD                157,137,621            0   28,007,216   46,556,139   16,758,349   65,815,917
                                    ============ ============ ============ ============ ============ ============

AMERICAN ELECTRIC POWER COMPANY, INC.
AND SUBSIDIARY COMPANIES
CONSOLIDATING STATEMENT OF RETAINED EARNINGS
YTD December 31, 1999

                                                 AEP                  AEP                                      APCO
              DESCRIPTION                   CONSOLIDATED         ELIMINATIONS              AEP             CONSOLIDATED

BALANCE AT BEGINNING OF YEAR                1,683,560,704.76    (1,179,542,718.92)    1,683,560,704.76       179,460,789.00
NET INCOME (LOSS)                             520,177,351.25      (556,694,723.30)      520,177,353.76       120,491,397.16
TOTAL                                       2,203,738,056.01    (1,736,237,442.22)    2,203,738,058.52       299,952,186.16

DEDUCTIONS:

DIVIDEND DECLARED ON COMMON                  (463,367,901.00)      575,300,354.41      (463,367,901.00)     (121,391,823.84)
DIVIDEND DECLARED ON PREFERRED                         (0.00)       10,061,536.03                 0.00        (2,217,807.26)


ADJUSTMENT RETAINED EARNINGS                       (3,550.21)        1,080,505.51            (3,550.21)         (488,074.47)

TOTAL DEDUCTIONS                             (463,371,451.21)      586,442,395.95      (463,371,451.21)     (124,097,705.57)

BALANCE AT END OF PERIOD                    1,740,366,604.80    (1,149,795,046.27)    1,740,366,607.31       175,854,480.59

AMERICAN ELECTRIC POWER COMPANY, INC.
AND SUBSIDIARY COMPANIES
CONSOLIDATING STATEMENT OF RETAINED EARNINGS
YTD December 31, 1999

                                                CSPCO                   I&M
              DESCRIPTION                   CONSOLIDATED           CONSOLIDATED               KEPCO                  KGPCO

BALANCE AT BEGINNING OF YEAR                  186,440,749.76         253,154,072.00          71,451,987.00           7,098,852.00
NET INCOME (LOSS)                             150,269,601.90          32,775,859.19          25,430,079.88           2,834,572.80
TOTAL                                         336,710,351.66         285,929,931.19          96,882,066.88           9,933,424.80

DEDUCTIONS:

DIVIDEND DECLARED ON COMMON                   (87,995,986.28)       (114,656,024.00)        (29,771,997.96)         (2,748,000.40)
DIVIDEND DECLARED ON PREFERRED                 (1,750,000.00)         (4,673,310.18)                  0.00                   0.00


ADJUSTMENT RETAINED EARNINGS                     (380,521.20)           (211,909.84)                  0.00                   0.00

TOTAL DEDUCTIONS                              (90,126,507.48)       (119,541,244.02)        (29,771,997.96)         (2,748,000.40)

BALANCE AT END OF PERIOD                      246,583,844.18         166,388,687.17          67,110,068.92           7,185,424.40

AMERICAN ELECTRIC POWER COMPANY, INC.
AND SUBSIDIARY COMPANIES
CONSOLIDATING STATEMENT OF RETAINED EARNINGS
YTD December 31, 1999

                                                OPCO
              DESCRIPTION                   CONSOLIDATED               WPCO                   AEGCO                  AEPSC

BALANCE AT BEGINNING OF YEAR                  587,500,228.00           6,886,545.00           2,769,730.00                   0.00
NET INCOME (LOSS)                             212,156,973.08           3,536,147.63           6,195,112.69                   0.00
TOTAL                                         799,657,201.08          10,422,692.63           8,964,842.69                   0.00

DEDUCTIONS:

DIVIDEND DECLARED ON COMMON                  (210,812,519.93)         (2,632,002.00)         (5,292,000.00)                  0.00
DIVIDEND DECLARED ON PREFERRED                 (1,420,418.59)                  0.00                   0.00                   0.00


ADJUSTMENT RETAINED EARNINGS                            0.00                   0.00                   0.00                   0.00

TOTAL DEDUCTIONS                             (212,232,938.52)         (2,632,002.00)         (5,292,000.00)                  0.00

BALANCE AT END OF PERIOD                      587,424,262.56           7,790,690.63           3,672,842.69                   0.00

AMERICAN ELECTRIC POWER COMPANY, INC.
AND SUBSIDIARY COMPANIES
CONSOLIDATING STATEMENT OF RETAINED EARNINGS
YTD December 31, 1999


              DESCRIPTION                       CCCO                   FRECO                  IFRI                   AEPPM

BALANCE AT BEGINNING OF YEAR                            0.00              19,968.85                   0.00                (138.00)
NET INCOME (LOSS)                                       0.00                   0.00                   0.00                 (14.00)
TOTAL                                                   0.00              19,968.85                   0.00                (152.00)

DEDUCTIONS:

DIVIDEND DECLARED ON COMMON                             0.00                   0.00                   0.00                   0.00
DIVIDEND DECLARED ON PREFERRED                          0.00                   0.00                   0.00                   0.00


ADJUSTMENT RETAINED EARNINGS                            0.00                   0.00                   0.00                   0.00

TOTAL DEDUCTIONS                                        0.00                   0.00                   0.00                   0.00

BALANCE AT END OF PERIOD                                0.00              19,968.85                   0.00                (152.00)

AMERICAN ELECTRIC POWER COMPANY, INC.
AND SUBSIDIARY COMPANIES
CONSOLIDATING STATEMENT OF RETAINED EARNINGS
YTD December 31, 1999

                                                                                              AEPR
              DESCRIPTION                       AEPES                 AEPINV              CONSOLIDATED            AEPRESC

BALANCE AT BEGINNING OF YEAR                  (19,366,076.21)         (9,121,032.10)        (76,102,280.70)       (1,814,462.47)
NET INCOME (LOSS)                             (30,871,249.58)           (635,956.77)         41,462,342.50          (925,420.39)
TOTAL                                         (50,237,325.79)         (9,756,988.87)        (34,639,938.20)       (2,739,882.86)

DEDUCTIONS:

DIVIDEND DECLARED ON COMMON                             0.00                   0.00                   0.00                 0.00
DIVIDEND DECLARED ON PREFERRED                          0.00                   0.00                   0.00                 0.00


ADJUSTMENT RETAINED EARNINGS                            0.00                   0.00                   0.00                 0.00

TOTAL DEDUCTIONS                                        0.00                   0.00                   0.00                 0.00

BALANCE AT END OF PERIOD                      (50,237,325.79)         (9,756,988.87)        (34,639,938.20)       (2,739,882.86)

AMERICAN ELECTRIC POWER COMPANY, INC.
AND SUBSIDIARY COMPANIES
CONSOLIDATING STATEMENT OF RETAINED EARNINGS
YTD December 31, 1999

                                                AEPC
              DESCRIPTION                   CONSOLIDATED

BALANCE AT BEGINNING OF YEAR                   (8,836,213.21)
NET INCOME (LOSS)                              (6,024,725.30)
TOTAL                                         (14,860,938.51)

DEDUCTIONS:

DIVIDEND DECLARED ON COMMON                             0.00
DIVIDEND DECLARED ON PREFERRED                          0.00


ADJUSTMENT RETAINED EARNINGS                            0.00

TOTAL DEDUCTIONS                                        0.00

BALANCE AT END OF PERIOD                      (14,860,938.51)

APPALACHIAN POWER COMPANY, INC.
AND SUBSIDIARY COMPANIES
CONSOLIDATING STATEMENT OF RETAINED EARNINGS
YTD December 31, 1999

                                                APCO                   APCO
              DESCRIPTION                   CONSOLIDATED           ELIMINATIONS               APCO                   CACCO

BALANCE AT BEGINNING OF YEAR                  179,460,789.00           5,354,740.00         179,460,789.00            (179,842.00)
NET INCOME (LOSS)                             120,491,397.16          (9,201,250.78)        120,491,397.16             447,746.00
TOTAL                                         299,952,186.16          (3,846,510.78)        299,952,186.16             267,904.00

DEDUCTIONS:

DIVIDEND DECLARED ON COMMON                  (121,391,823.84)                  0.00        (121,391,823.84)                  0.00
DIVIDEND DECLARED ON PREFERRED                 (2,217,807.26)                  0.00          (2,217,807.26)                  0.00


ADJUSTMENT RETAINED EARNINGS                     (488,074.47)                  0.00            (488,074.47)                  0.00

TOTAL DEDUCTIONS                             (124,097,705.57)                  0.00        (124,097,705.57)                  0.00

BALANCE AT END OF PERIOD                      175,854,480.59          (3,846,510.78)        175,854,480.59             267,904.00

APPALACHIAN POWER COMPANY, INC.
AND SUBSIDIARY COMPANIES
CONSOLIDATING STATEMENT OF RETAINED EARNINGS
YTD December 31, 1999

              DESCRIPTION                         CECCO                  SACCO                  WVPCO

BALANCE AT BEGINNING OF YEAR                     (2,987,233.00)         (2,239,306.00)             51,641.00
NET INCOME (LOSS)                                 5,357,181.92           3,391,227.00               5,095.86
TOTAL                                             2,369,948.92           1,151,921.00              56,736.86

DEDUCTIONS:

DIVIDEND DECLARED ON COMMON                               0.00                   0.00                   0.00
DIVIDEND DECLARED ON PREFERRED                            0.00                   0.00                   0.00


ADJUSTMENT RETAINED EARNINGS                              0.00                   0.00                   0.00

TOTAL DEDUCTIONS                                          0.00                   0.00                   0.00

BALANCE AT END OF PERIOD                          2,369,948.92           1,151,921.00              56,736.86

COLUMBUS SOUTHERN POWER, INC.
AND SUBSIDIARY COMPANIES
CONSOLIDATING STATEMENT OF RETAINED EARNINGS
YTD December 31, 1999

                                                CSPCO                  CSPCO
              DESCRIPTION                   CONSOLIDATED           ELIMINATIONS               CSPCO

BALANCE AT BEGINNING OF YEAR                  186,440,749.76          (1,164,328.79)        186,440,749.76
NET INCOME (LOSS)                             150,269,601.90            (343,702.15)        150,269,601.90
TOTAL                                         336,710,351.66          (1,508,030.94)        336,710,351.66

DEDUCTIONS:

DIVIDEND DECLARED ON COMMON                   (87,995,986.28)                  0.00         (87,995,986.28)
DIVIDEND DECLARED ON PREFERRED                 (1,750,000.00)                  0.00          (1,750,000.00)


ADJUSTMENT RETAINED EARNINGS                     (380,521.20)                  0.00            (380,521.20)

TOTAL DEDUCTIONS                              (90,126,507.48)                  0.00         (90,126,507.48)

BALANCE AT END OF PERIOD                      246,583,844.18          (1,508,030.94)        246,583,844.18

COLUMBUS SOUTHERN POWER, INC.
AND SUBSIDIARY COMPANIES
CONSOLIDATING STATEMENT OF RETAINED EARNINGS
YTD December 31, 1999


              DESCRIPTION                       COLM                   CCPC                   SIMCO

BALANCE AT BEGINNING OF YEAR                      240,469.13             889,983.00              33,876.66
NET INCOME (LOSS)                                 179,395.51              70,000.00              94,306.64
TOTAL                                             419,864.64             959,983.00             128,183.30

DEDUCTIONS:

DIVIDEND DECLARED ON COMMON                             0.00                   0.00                   0.00
DIVIDEND DECLARED ON PREFERRED                          0.00                   0.00                   0.00


ADJUSTMENT RETAINED EARNINGS                            0.00                   0.00                   0.00

TOTAL DEDUCTIONS                                        0.00                   0.00                   0.00

BALANCE AT END OF PERIOD                          419,864.64             959,983.00             128,183.30

INDIANA MICHIGAN POWER COMPANY, INC.
AND SUBSIDIARY COMPANIES
CONSOLIDATING STATEMENT OF RETAINED EARNINGS
YTD December 31, 1999

                                                 I&M                    I&M
              DESCRIPTION                   CONSOLIDATED           ELIMINATIONS                I&M

BALANCE AT BEGINNING OF YEAR                  253,154,072.00         (15,667,023.00)        253,154,072.00
NET INCOME (LOSS)                              32,775,859.19            (464,916.00)         32,775,859.19
TOTAL                                         285,929,931.19         (16,131,939.00)        285,929,931.19

DEDUCTIONS:

DIVIDEND DECLARED ON COMMON                  (114,656,024.00)                  0.00        (114,656,024.00)
DIVIDEND DECLARED ON PREFERRED                 (4,673,310.18)                  0.00          (4,673,310.18)


ADJUSTMENT RETAINED EARNINGS                     (211,909.84)                  0.00            (211,909.84)

TOTAL DEDUCTIONS                             (119,541,244.02)                  0.00        (119,541,244.02)

BALANCE AT END OF PERIOD                      166,388,687.17         (16,131,939.00)        166,388,687.17

INDIANA MICHIGAN POWER COMPANY, INC.
AND SUBSIDIARY COMPANIES
CONSOLIDATING STATEMENT OF RETAINED EARNINGS
YTD December 31, 1999

              DESCRIPTION                       BHCCO                  PRCCO

BALANCE AT BEGINNING OF YEAR                   15,667,023.00                   0.00
NET INCOME (LOSS)                                 464,916.00                   0.00
TOTAL                                          16,131,939.00                   0.00

DEDUCTIONS:

DIVIDEND DECLARED ON COMMON                             0.00                   0.00
DIVIDEND DECLARED ON PREFERRED                          0.00                   0.00


ADJUSTMENT RETAINED EARNINGS                            0.00                   0.00

TOTAL DEDUCTIONS                                        0.00                   0.00

BALANCE AT END OF PERIOD                       16,131,939.00                   0.00

OHIO POWER COMPANY, INC.
AND SUBSIDIARY COMPANIES
CONSOLIDATING STATEMENT OF RETAINED EARNINGS
YTD December 31, 1999

                                                OPCO                   OPCO
              DESCRIPTION                   CONSOLIDATED           ELIMINATIONS               OPCO

BALANCE AT BEGINNING OF YEAR                  587,500,228.00         (23,354,571.00)        587,500,228.00
NET INCOME (LOSS)                             212,156,973.08          (1,396,155.00)        212,156,973.08
TOTAL                                         799,657,201.08         (24,750,726.00)        799,657,201.08

DEDUCTIONS:

DIVIDEND DECLARED ON COMMON                  (210,812,519.93)          1,377,362.00        (210,812,519.93)
DIVIDEND DECLARED ON PREFERRED                 (1,420,418.59)                  0.00          (1,420,418.59)


ADJUSTMENT RETAINED EARNINGS                            0.00             138,520.00                   0.00

TOTAL DEDUCTIONS                             (212,232,938.52)          1,515,882.00        (212,232,938.52)

BALANCE AT END OF PERIOD                      587,424,262.56         (23,234,844.00)        587,424,262.56

OHIO POWER COMPANY, INC.
AND SUBSIDIARY COMPANIES
CONSOLIDATING STATEMENT OF RETAINED EARNINGS
YTD December 31, 1999


              DESCRIPTION                       COCCO                  SOCCO                  WCCO

BALANCE AT BEGINNING OF YEAR                        1,401.00          23,338,111.00              15,059.00
NET INCOME (LOSS)                                     720.00           1,377,426.00              18,009.00
TOTAL                                               2,121.00          24,715,537.00              33,068.00

DEDUCTIONS:

DIVIDEND DECLARED ON COMMON                             0.00          (1,377,362.00)                  0.00
DIVIDEND DECLARED ON PREFERRED                          0.00                   0.00                   0.00


ADJUSTMENT RETAINED EARNINGS                            0.00            (138,520.00)                  0.00

TOTAL DEDUCTIONS                                        0.00          (1,515,882.00)                  0.00

BALANCE AT END OF PERIOD                            2,121.00          23,199,655.00              33,068.00

Notes to Consolidating Financial Statements.

Notes to financial statements are incorporated herein by reference to the 1999 Annual Report on Form 10-K filed by the respective companies reporting to the Securities and Exchange Commission pursuant to
Section 13 or 15(d) of the Securities Exchange Act of 1934.

                    CARDINAL OPERATING COMPANY
            STATEMENT OF INCOME AND RETAINED EARNINGS
                   YEAR ENDED DECEMBER 31, 1999
                          (in thousands)
                           (UNAUDITED)


OPERATING EXPENSES:
  Fuel. . . . . . . . . . . . . . . . . . . . . . . . . $207,382
  Other Operation . . . . . . . . . . . . . . . . . . .   13,585
  Maintenance . . . . . . . . . . . . . . . . . . . . .   20,312
  Taxes Other Than Federal Income Taxes . . . . . . . .    1,058

          TOTAL OPERATING EXPENSES. . . . . . . . . . . $242,337

REIMBURSED BY:
  Ohio Power Company. . . . . . . . . . . . . . . . . . $127,302
  Buckeye Power, Inc. . . . . . . . . . . . . . . . . .  115,035

          TOTAL . . . . . . . . . . . . . . . . . . . . $242,337

RETAINED EARNINGS . . . . . . . . . . . . . . . . . . .   None

                    CARDINAL OPERATING COMPANY
                          BALANCE SHEET
                        DECEMBER 31, 1999
                          (in thousands)
                           (UNAUDITED)
ASSETS

INVESTMENTS . . . . . . . . . . . . . . . . . . . . . . $     3

CURRENT ASSETS:
  Cash and Cash Equivalents . . . . . . . . . . . . . .      34
  Accounts Receivable:
    Affiliated Companies. . . . . . . . . . . . . . . .  16,847
    Miscellaneous . . . . . . . . . . . . . . . . . . .  25,588
  Other . . . . . . . . . . . . . . . . . . . . . . . .     195

          TOTAL CURRENT ASSETS. . . . . . . . . . . . .  42,664

REGULATORY ASSETS . . . . . . . . . . . . . . . . . . .     117

DEFERRED CHARGES. . . . . . . . . . . . . . . . . . . .     157

            TOTAL . . . . . . . . . . . . . . . . . . . $42,941

CAPITALIZATION AND LIABILITIES

CAPITALIZATION:
  Common Stock  - Par Value $1:
    Authorized  - 500 Shares
    Outstanding - 500 Shares. . . . . . . . . . . . . . $     1
  Advances from Affiliated Companies. . . . . . . . . .     400

          TOTAL CAPITALIZATION. . . . . . . . . . . . .     401

OTHER NONCURRENT LIABILITIES. . . . . . . . . . . . . .   3,109

CURRENT LIABILITIES:
  Accounts Payable:
    General . . . . . . . . . . . . . . . . . . . . . .  13,272
    Affiliated Companies. . . . . . . . . . . . . . . .  25,235
  Taxes Accrued . . . . . . . . . . . . . . . . . . . .     218
  Other . . . . . . . . . . . . . . . . . . . . . . . .     250

          TOTAL CURRENT LIABILITIES . . . . . . . . . .  38,975

DEFERRED CREDITS. . . . . . . . . . . . . . . . . . . .     456

            TOTAL . . . . . . . . . . . . . . . . . . . $42,941



                               D-2

                    CARDINAL OPERATING COMPANY
                     STATEMENT OF CASH FLOWS
                   YEAR ENDED DECEMBER 31, 1999
                          (in thousands)
                           (UNAUDITED)

OPERATING ACTIVITIES:
  Net Income . . . . . . . . . . . . . . . . . . . . .  $   -
  Changes in Certain Current Assets and Liabilities:
    Accounts Receivable. . . . . . . . . . . . . . . .   (26,481)
    Accounts Payable . . . . . . . . . . . . . . . . .    19,694
  Decrease in Other Work in Progress . . . . . . . . .    11,277
  Other (net). . . . . . . . . . . . . . . . . . . . .    (4,488)
     Net Cash Flows From Operating Activities. . . . .         2

  Net Increase in Cash and Cash Equivalents. . . . . .         2
  Cash and Cash Equivalents January 1. . . . . . . . .        32
  Cash and Cash Equivalents December 31. . . . . . . .  $     34





                               D-3
             INDIANA-KENTUCKY ELECTRIC CORPORATION
            STATEMENT OF INCOME AND RETAINED EARNINGS
                   YEAR ENDED DECEMBER 31, 1999
                          (in thousands)
                           (UNAUDITED)

OPERATING REVENUES. . . . . . . . . . . . . . . . . . . $155,448

OPERATING EXPENSES:
  Fuel. . . . . . . . . . . . . . . . . . . . . . . . .  107,221
  Other Operation . . . . . . . . . . . . . . . . . . .   19,368
  Maintenance . . . . . . . . . . . . . . . . . . . . .   16,565
  Depreciation. . . . . . . . . . . . . . . . . . . . .    7,421
  Taxes Other Than Federal Income Taxes . . . . . . . .    4,883

          TOTAL OPERATING EXPENSES. . . . . . . . . . .  155,458

OPERATING LOSS. . . . . . . . . . . . . . . . . . . . .      (10)

NONOPERATING INCOME . . . . . . . . . . . . . . . . . .       14

NET INCOME BEFORE INTEREST CHARGES. . . . . . . . . . .        4

INTEREST CHARGES. . . . . . . . . . . . . . . . . . . .        4

NET INCOME AND RETAINED EARNINGS. . . . . . . . . . . .   None

              INDIANA-KENTUCKY ELECTRIC CORPORATION
                          BALANCE SHEET
                        DECEMBER 31, 1999
                          (in thousands)
                           (UNAUDITED)
ASSETS
ELECTRIC UTILITY PLANT:
  Electric Plant (at cost). . . . . . . . . . . . . . . $412,040
  Construction Work in Progress . . . . . . . . . . . .    3,295
          Total Electric Utility Plant. . . . . . . . .  415,335
  Accumulated Depreciation and Amortization . . . . . .  358,996
          NET ELECTRIC UTILITY PLANT. . . . . . . . . .   56,339

CURRENT ASSETS:
  Cash and Cash Equivalents . . . . . . . . . . . . . .        9
  Accounts Receivable . . . . . . . . . . . . . . . . .        9
  Coal in Storage - at average cost . . . . . . . . . .   25,642
  Materials and Supplies - at average cost. . . . . . .   10,309
  Prepayments and Other . . . . . . . . . . . . . . . .      627
          TOTAL CURRENT ASSETS. . . . . . . . . . . . .   36,596

FUTURE FEDERAL INCOME TAX BENEFITS. . . . . . . . . . .   53,365
REGULATORY ASSETS . . . . . . . . . . . . . . . . . . .   22,900
DEFERRED CHARGES. . . . . . . . . . . . . . . . . . . .   11,227
            TOTAL . . . . . . . . . . . . . . . . . . . $180,427

CAPITALIZATION AND LIABILITIES

CAPITALIZATION:
  Common Stock, No Par Value
    Authorized - 100,000 Shares
    Outstanding - 17,000 Shares . . . . . . . . . . . . $  3,400

CURRENT LIABILITIES:
  Accounts Payable. . . . . . . . . . . . . . . . . . .   40,201
  Taxes Accrued . . . . . . . . . . . . . . . . . . . .    2,602
  Interest Accrued and Other. . . . . . . . . . . . . .    2,996
          TOTAL CURRENT LIABILITIES . . . . . . . . . .   45,799
AMOUNTS DUE TO CUSTOMERS FOR FEDERAL INCOME TAXES . . .   53,365
POSTRETIREMENT BENEFIT OBLIGATION . . . . . . . . . . .   18,444
ADVANCES FROM PARENT COMPANY FOR CONSTRUCTION . . . . .   51,126
DEFERRED CREDITS. . . . . . . . . . . . . . . . . . . .    8,293
            TOTAL . . . . . . . . . . . . . . . . . . . $180,427

              INDIANA-KENTUCKY ELECTRIC CORPORATION
                     STATEMENT OF CASH FLOWS
                   YEAR ENDED DECEMBER 31, 1999
                          (in thousands)
                           (UNAUDITED)

OPERATING ACTIVITIES:
  Net Income. . . . . . . . . . . . . . . . . . . . . . $   -
  Adjustments for Noncash Items:
    Depreciation. . . . . . . . . . . . . . . . . . . .    7,421
    Changes in Certain Current Assets and Liabilities:
      Accounts Receivable . . . . . . . . . . . . . . .      675
      Coal, Materials and Supplies. . . . . . . . . . .   (5,179)
      Accounts Payable. . . . . . . . . . . . . . . . .   18,298
    Other (net) . . . . . . . . . . . . . . . . . . . .   (3,908)
       Net Cash Flows From Operating Activities . . . .   17,307

INVESTING ACTIVITIES:
  Construction Expenditures . . . . . . . . . . . . . .  (14,369)
  Reimbursement for Plant Replacements and
   Additional Facilities. . . . . . . . . . . . . . . .    7,956
  Advances Returned to Parent . . . . . . . . . . . . .   (6,896)
       Net Cash Flows Used For Investing Activities . .  (13,309)

FINANCING ACTIVITIES - Coal Purchase Obligation . . . .   (4,000)

  Net Decrease in Cash and Cash Equivalents . . . . . .       (2)
  Cash and Cash Equivalents January 1 . . . . . . . . .       11
  Cash and Cash Equivalents December 31 . . . . . . . . $      9

Supplemental Disclosure:
  Interest Paid (net of capitalized amounts). . . . . .     $436

                 OHIO VALLEY ELECTRIC CORPORATION
                       STATEMENT OF INCOME
                   YEAR ENDED DECEMBER 31, 1999
                          (in thousands)
                           (UNAUDITED)

OPERATING REVENUES. . . . . . . . . . . . . . . . . . . $345,488

OPERATING EXPENSES:
  Fuel. . . . . . . . . . . . . . . . . . . . . . . . .   92,793
  Purchased Power . . . . . . . . . . . . . . . . . . .  194,352
  Other Operation . . . . . . . . . . . . . . . . . . .   23,606
  Maintenance . . . . . . . . . . . . . . . . . . . . .   19,386
  Depreciation. . . . . . . . . . . . . . . . . . . . .      481
  Taxes Other Than Federal Income Taxes . . . . . . . .    5,465
  Federal Income Taxes. . . . . . . . . . . . . . . . .    2,076

          TOTAL OPERATING EXPENSES. . . . . . . . . . .  338,159

OPERATING INCOME. . . . . . . . . . . . . . . . . . . .    7,329
NONOPERATING INCOME . . . . . . . . . . . . . . . . . .      421
INCOME BEFORE INTEREST CHARGES. . . . . . . . . . . . .    7,750

INTEREST CHARGES. . . . . . . . . . . . . . . . . . . .    5,620

NET INCOME. . . . . . . . . . . . . . . . . . . . . . . $  2,130




                 OHIO VALLEY ELECTRIC CORPORATION
                  STATEMENT OF RETAINED EARNINGS
                   YEAR ENDED DECEMBER 31, 1999
                          (in thousands)
                           (UNAUDITED)

RETAINED EARNINGS JANUARY 1 . . . . . . . . . . . . . .   $2,040
NET INCOME. . . . . . . . . . . . . . . . . . . . . . .    2,130
CASH DIVIDENDS DECLARED . . . . . . . . . . . . . . . .    2,175
RETAINED EARNINGS DECEMBER 31 . . . . . . . . . . . . .   $1,995

                 OHIO VALLEY ELECTRIC CORPORATION
                          BALANCE SHEET
                        DECEMBER 31, 1999
                          (in thousands)
                           (UNAUDITED)

ASSETS

ELECTRIC UTILITY PLANT:
  Electric Plant (at cost). . . . . . . . . . . . . . . $295,545
  Construction Work in Progress . . . . . . . . . . . .    8,146
          Total Electric Utility Plant. . . . . . . . .  303,691
  Accumulated Depreciation and Amortization . . . . . .  289,816
          NET ELECTRIC UTILITY PLANT. . . . . . . . . .   13,875

INVESTMENTS AND OTHER . . . . . . . . . . . . . . . . .   54,526

CURRENT ASSETS:
  Cash and Cash Equivalents . . . . . . . . . . . . . .    2,762
  Accounts Receivable . . . . . . . . . . . . . . . . .   50,573
  Coal in Storage - at average cost . . . . . . . . . .    6,375
  Materials and Supplies - at average cost. . . . . . .   10,676
  Prepayments and Other . . . . . . . . . . . . . . . .    6,089
          TOTAL CURRENT ASSETS. . . . . . . . . . . . .   76,475

FUTURE FEDERAL INCOME TAX BENEFITS. . . . . . . . . . .   21,921

REGULATORY ASSETS . . . . . . . . . . . . . . . . . . .   29,205

DEFERRED CHARGES. . . . . . . . . . . . . . . . . . . .      293

            TOTAL . . . . . . . . . . . . . . . . . . . $196,295

                 OHIO VALLEY ELECTRIC CORPORATION
                          BALANCE SHEET
                        DECEMBER 31, 1999
                          (in thousands)
                           (UNAUDITED)

CAPITALIZATION AND LIABILITIES

SHAREHOLDERS' EQUITY:
  Common Stock  - Par Value $100:
    Authorized  - 300,000 Shares
    Outstanding - 100,000 Shares. . . . . . . . . . . . $ 10,000
  Retained Earnings . . . . . . . . . . . . . . . . . .    1,995
          Total Shareowners' Equity . . . . . . . . . .   11,995
  Long-term Debt - Notes Payable. . . . . . . . . . . .   43,949
          TOTAL CAPITALIZATION. . . . . . . . . . . . .   55,944

CURRENT LIABILITIES:
  Long-term Debt Due Within One Year. . . . . . . . . .   13,956
  Short-term Debt . . . . . . . . . . . . . . . . . . .   50,000
  Accounts Payable. . . . . . . . . . . . . . . . . . .    7,619
  Taxes Accrued . . . . . . . . . . . . . . . . . . . .    8,838
  Interest Accrued and Other. . . . . . . . . . . . . .    2,316
          TOTAL CURRENT LIABILITIES . . . . . . . . . .   82,729

INVESTMENT TAX CREDITS. . . . . . . . . . . . . . . . .   10,610

POSTRETIREMENT BENEFIT OBLIGATION . . . . . . . . . . .   20,081

AMOUNTS DUE TO CUSTOMERS FOR FEDERAL INCOME TAXES . . .   19,649

OTHER REGULATORY LIABILITIES AND DEFERRED CREDITS . . .    7,282

            TOTAL . . . . . . . . . . . . . . . . . . . $196,295

                 OHIO VALLEY ELECTRIC CORPORATION
                     STATEMENT OF CASH FLOWS
                   YEAR ENDED DECEMBER 31, 1999
                          (in thousands)
                           (UNAUDITED)

OPERATING ACTIVITIES:
  Net Income. . . . . . . . . . . . . . . . . . . . . . $  2,130
  Adjustments for Noncash Items:
    Depreciation. . . . . . . . . . . . . . . . . . . .      481
    Future Federal Income Tax Benefits. . . . . . . . .    1,090
    Changes in Certain Current Assets and Liabilities:
      Accounts Receivable . . . . . . . . . . . . . . .  (21,251)
      Coal, Materials and Supplies. . . . . . . . . . .    3,675
      Accounts Payable. . . . . . . . . . . . . . . . .     (220)
      Accrued Taxes . . . . . . . . . . . . . . . . . .   (1,852)
      SO2 Allowances. . . . . . . . . . . . . . . . . .      867
    Other (net) . . . . . . . . . . . . . . . . . . . .    3,908
       Net Cash Flows Used For Operating Activities . .  (11,172)

INVESTING ACTIVITIES:
  Construction Expenditures . . . . . . . . . . . . . .   (7,836)
  Reimbursement for Plant Replacements and
   Additional Facilities. . . . . . . . . . . . . . . .    1,400
  Advances Returned from Subsidiary . . . . . . . . . .    6,896
       Net Cash Flows From Investing Activities . . . .      460

FINANCING ACTIVITIES:
  Retirement of Long-term Debt. . . . . . . . . . . . .   (7,396)
  Coal Purchase Obligation. . . . . . . . . . . . . . .   (8,000)
  Change in Short-term Debt . . . . . . . . . . . . . .   30,000
  Dividends Paid. . . . . . . . . . . . . . . . . . . .   (2,175)
       Net Cash Flows From Financing Activities . . . .   12,429

  Net Increase in Cash and Cash Equivalents . . . . . .    1,717
  Cash and Cash Equivalents January 1 . . . . . . . . .    1,045
  Cash and Cash Equivalents December 31 . . . . . . . . $  2,762

Supplemental Disclosure:
  Interest Paid (net of capitalized amounts). . . . . .   $5,841

  Income Taxes Paid . . . . . . . . . . . . . . . . . .   $3,000

            YORKSHIRE POWER GROUP LIMITED CONSOLIDATED
                       STATEMENT OF INCOME
              TWELVE MONTHS ENDED DECEMBER 31, 1999
                          (in millions)
                           (UNAUDITED)

OPERATING REVENUES. . . . . . . . . . . . . . . . .   $2,322

COST OF SALES . . . . . . . . . . . . . . . . . . .    1,601

GROSS PROFIT. . . . . . . . . . . . . . . . . . . .      721

OPERATING COSTS . . . . . . . . . . . . . . . . . .      427

OPERATING INCOME. . . . . . . . . . . . . . . . . .      294

NONOPERATING INCOME (NET) . . . . . . . . . . . . .        1

INCOME BEFORE INTEREST CHARGES. . . . . . . . . . .      295

INTEREST CHARGES. . . . . . . . . . . . . . . . . .      184

INCOME BEFORE TAXES . . . . . . . . . . . . . . . .      111

TAXES . . . . . . . . . . . . . . . . . . . . . . .       21

NET INCOME. . . . . . . . . . . . . . . . . . . . .   $   90




            YORKSHIRE POWER GROUP LIMITED CONSOLIDATED
                  STATEMENT OF RETAINED EARNINGS
              TWELVE MONTHS ENDED DECEMBER 31, 1999
                          (in millions)
                           (UNAUDITED)

ACCUMULATED DEFICIT JANUARY 1 . . . . . . . . . . .     $(64)
NET INCOME. . . . . . . . . . . . . . . . . . . . .       90
RETAINED EARNINGS DECEMBER 31 . . . . . . . . . . .     $ 26

            YORKSHIRE POWER GROUP LIMITED CONSOLIDATED
                          BALANCE SHEET
                        DECEMBER 31, 1999
                          (in millions)
                           (UNAUDITED)

ASSETS

ELECTRIC UTILITY PLANT:
  Property, Plant and Equipment . . . . . . . . . . . $1,891
  Accumulated Depreciation and Amortization . . . . .    224
          NET ELECTRIC UTILITY PLANT. . . . . . . . .  1,667

CURRENT ASSETS:
  Cash and Cash Equivalents . . . . . . . . . . . . .     15
  Accounts Receivable . . . . . . . . . . . . . . . .    335
  Other Current Assets. . . . . . . . . . . . . . . .     97
          TOTAL CURRENT ASSETS. . . . . . . . . . . .    447

DEFERRED DEBITS . . . . . . . . . . . . . . . . . . .  1,754

            TOTAL . . . . . . . . . . . . . . . . . . $3,868

CAPITALIZATION AND LIABILITIES

SHAREHOLDERS' EQUITY:
  Common Stock. . . . . . . . . . . . . . . . . . . . $  709
  Retained Earnings . . . . . . . . . . . . . . . . .     26
          Total Shareholders' Equity. . . . . . . . .    735
  Long-term Debt. . . . . . . . . . . . . . . . . . .  1,553
          TOTAL CAPITALIZATION. . . . . . . . . . . .  2,288

OTHER NONCURRENT LIABILITIES. . . . . . . . . . . . .    916

CURRENT LIABILITIES . . . . . . . . . . . . . . . . .    664

            TOTAL . . . . . . . . . . . . . . . . . . $3,868

            YORKSHIRE POWER GROUP LIMITED CONSOLIDATED
                     STATEMENT OF CASH FLOWS
              TWELVE MONTHS ENDED DECEMBER 31, 1999
                          (in millions)
                           (UNAUDITED)

NET CASH FLOWS FROM OPERATING ACTIVITIES. . . . . .  $   156

INVESTING ACTIVITIES:
  Construction Expenditures . . . . . . . . . . . .     (225)
  Proceeds From Sale of Discontinued Operations . .      150
  Proceeds From Property, Plant & Equipment Sales .       12
  Proceeds From Sale of Long-term Investments . . .        5
  Purchase of Short-term Investments. . . . . . . .       19
  Other . . . . . . . . . . . . . . . . . . . . . .       (3)
       Net Cash Flows Used For Investing Activities      (42)

FINANCING ACTIVITIES:
  Issuance of Long-term Debt. . . . . . . . . . . .      (14)
  Change in Short-term Debt (net) . . . . . . . . .      127
  Retirement of Long-term Debt. . . . . . . . . . .     (225)
       Net Cash Flows Used For Financing Activities     (112)

  Net Increase in Cash and Cash Equivalents . . . .        2
  Cash and Cash Equivalents January 1 . . . . . . .       13
  Cash and Cash Equivalents December 31 . . . . . .  $    15

Supplemental Disclosure:
  Interest Paid (net of capitalized amounts). . . .     $179

  Income Taxes Refunded . . . . . . . . . . . . . .      $(1)

EXHIBIT A


                        Incorporation By Reference
                                 Form 10K
                              Annual Report

                       Year             File Number

    AEP                1999                1-3525
    AEGCo              1999               0-18135
    APCo               1999                1-3457
    CSPCo              1999                1-2680
    I&M                1999                1-3570
    KEPCo              1999                1-6858
    OPCo               1999                1-6543

EXHIBIT B

EXHIBIT INDEX

Certain of the following exhibits, designated with an asterisk(*), are filed herewith. The exhibits not so designated have heretofore been filed with the Commission and, pursuant to 17 C.F.R. 229.10(d) and 240.12b-32, are incorporated herein by reference to the documents indicated in brackets following the descriptions of such exhibits. Exhibits, designated with a dagger (?), are management contracts or compensatory plans or arrangements required to be filed as an exhibit to this form pursuant to Item 14(c) of this report.

Exhibit Number
Description
AEGCo

    3(a)

-
Copy of Articles of Incorporation of AEGCo [Registration Statement on
Form 10 for the Common Shares of AEGCo, File No. 0-18135, Exhibit 3(a)].
    3(b)
-
Copy of the Code of Regulations of AEGCo [Registration Statement on Form 10 for the Common Shares of AEGCo, File No. 0-18135, Exhibit 3(b)].
  10(a)
-
Copy of Capital Funds Agreement dated as of December 30, 1988 between AEGCo and AEP [Registration Statement No. 33-32752, Exhibit 28(a)].
  10(b)(1)
-
Copy of Unit Power Agreement dated as of March 31, 1982 between AEGCo and
I&M, as amended [Registration Statement No. 33-32752, Exhibits 28(b)(1)(A) and 28(b)(1)(B)].
  10(b)(2)
-
Copy of Unit Power Agreement, dated as of August 1, 1984, among AEGCo, I&M and KEPCo [Registration Statement No. 33-32752, Exhibit 28(b)(2)].
  10(b)(3)
-
Copy of Agreement, dated as of October 1, 1984, among AEGCo, I&M, APCo and Virginia Electric and Power Company [Registration Statement No. 33-32752,
 Exhibit 28(b)(3)].
  10(c)
-
Copy of Lease Agreements, dated as of December 1, 1989, between AEGCo and Wilmington Trust Company, as amended [Registration Statement No. 33-32752, Exhibits 28(c)(1)(C), 28(c)(2)(C), 28(c)(3)(C), 28(c)(4)(C), 28(c)(5)(C) and
28(c)(6)(C); Annual Report on Form 10-K of AEGCo for the fiscal year ended December 31, 1993, File No. 0-18135, Exhibits 10(c)(1)(B), 10(c)(2)(B),
10(c)(3)(B), 10(c)(4)(B), 10(c)(5)(B) and 10(c)(6)(B)].
*13
-
Copy of those portions of the AEGCo 1999 Annual Report (for the fiscal year ended December 31, 1999) which are incorporated by
reference in this filing.
*24
-
Power of Attorney.
*27
-
Financial Data Schedules.

AEP?


    3(a)
-
Copy of Restated Certificate of Incorporation of AEP, dated October 29, 1997 [Quarterly Report on Form 10-Q of AEP for the quarter ended September 30, 1997, File No. 1-3525, Exhibit 3(a)].
   3(b)
-
Copy of Certificate of Amendment of the Restated Certificate of
Incorporation of AEP, dated January 13, 1999 [Annual Report on Form
10-K of AEP for the fiscal year ended December 31, 1998, File No. 1-3525,
Exhibit 3(b)].
   3(c)
-
Composite copy of the Restated Certificate of Incorporation of AEP, as amended [Annual Report on Form 10-K of AEP for the fiscal year ended December 31, 1998, File No. 1-3525, Exhibit 3(c)].
   3(d)
-
Copy of By-Laws of AEP, as amended through January 28, 1998 [Annual Report on Form 10-K of AEP for the fiscal year ended December 31, 1997, File No. 1-3525,
Exhibit 3(b)].
  10(a)
-
Interconnection Agreement, dated July 6, 1951, among APCo, CSPCo, KEPCo, OPCo and I&M and with the Service Corporation, as amended [Registration
Statement No. 2-52910, Exhibit 5(a); Registration Statement No. 2-61009,
Exhibit 5(b); and Annual Report on Form 10-K of AEP for the fiscal year ended December 31, 1990, File No. 1-3525, Exhibit 10(a)(3)].
AEP (continued)

   10(b)
-
Copy of Transmission Agreement, dated April 1, 1984, among APCo, CSPCo, I&M, KEPCo, OPCo and with the Service Corporation as agent, as amended [Annual Report on Form 10-K of AEP for the fiscal year ended December 31, 1985, File No. 1-3525, Exhibit 10(b); and Annual Report on Form 10-K of AEP
for the fiscal year ended December 31, 1988, File No. 1-3525,
Exhibit 10(b)(2)].
   10(c)
-
Copy of Lease Agreements, dated as of December 1, 1989, between AEGCo or I&M and Wilmington Trust Company, as amended [Registration Statement No. 33-32752, Exhibits 28(c)(1)(C), 28(c)(2)(C), 28(c)(3)(C), 28(c)(4)(C), 28(c)(5)(C) and
28(c)(6)(C); Registration Statement No. 33-32753, Exhibits 28(a)(1)(C), 28(a)(2)(C), 28(a)(3)(C), 28(a)(4)(C), 28(a)(5)(C) and 28(a)(6)(C); and
Annual Report on Form 10-K of AEGCo for the fiscal year ended December 31, 1993, File No. 0-18135, Exhibits 10(c)(1)(B), 10(c)(2)(B),
10(c)(3)(B), 10(c)(4)(B), 10(c)(5)(B) and 10(c)(6)(B);
Annual Report on Form 10-K of I&M for the fiscal year ended December 31, 1993, File No. 1-3570, Exhibits 10(e)(1)(B), 10(e)(2)(B), 10(e)(3)(B), 10(e)(4)(B),
10(e)(5)(B) and 10(e)(6)(B)].
  10(d)
-
Lease Agreement dated January 20, 1995 between OPCo and JMG Funding, Limited Partnership, and amendment thereto (confidential treatment requested)
[Annual Report on Form 10-K of OPCo for the fiscal year ended
December 31, 1994, File No. 1-6543, Exhibit 10(l)(2)].
   10(e)
-
Modification No. 1 to the AEP System Interim Allowance Agreement, dated
July 28, 1994, among APCo, CSPCo, I&M, KEPCo, OPCo and the Service Corporation [Annual Report on Form 10-K of AEP for the fiscal year ended December 31, 1996, File No. 1-3525, Exhibit 10(l)].
  10(f)(1)
-
Agreement and Plan of Merger, dated as of December 21, 1997, By and Among American Electric Power Company, Inc., Augusta Acquisition Corporation and Central and South West Corporation [Annual Report on Form 10-K of AEP for
the fiscal year ended December 31, 1997, File No. 1-3525, Exhibit 10(f)].
  10(f)(2)
-
Amendment No. 1, dated as of December 31, 1999, to the Agreement and Plan of Merger [Current Report on Form 8-K of AEP dated December 15, 1999, File No. 1-3525, Exhibit 10].
 ?10(g)(1)
-
AEP Deferred Compensation Agreement for certain executive officers [Annual
 Report on Form 10-K of AEP for the fiscal year ended December 31, 1985,
 File No. 1-3525, Exhibit 10(e)].
 ?10(g)(2)
-
Amendment to AEP Deferred Compensation Agreement for certain executive officers

[Annual Report on Form 10-K of AEP for the fiscal year ended December 31, 1986, File No. 1-3525, Exhibit 10(d)(2)].
 ?10(h)
-
AEP Accident Coverage Insurance Plan for directors [Annual Report on Form
10-K of AEP for the fiscal year ended December 31, 1985, File No. 1-3525,
Exhibit 10(g)].
 ?10(i)(1)
-
AEP Deferred Compensation and Stock Plan for Non-Employee Directors [Annual Report on Form 10-K of AEP for the fiscal year ended December 31, 1996,
File No. 1-3525, Exhibit 10(f)(1)].
 ?10(i)(2)
-
AEP Stock Unit Accumulation Plan for Non-Employee Directors [Annual Report on Form 10-K of AEP for the fiscal year ended December 31, 1996, File No. 1-3525,
Exhibit 10(f)(2)].
 ?10(j)(1)(A)
-
AEP System Excess Benefit Plan, Amended and Restated as of August 1, 1999 [Quarterly Report on Form 10-Q of AEP for the quarter ended September 30, 1999, File No. 1-3525, Exhibit 10(a)].
 ?10(j)(1)(B)
-
Guaranty by AEP of the Service Corporation Excess Benefits Plan [Annual
 Report on Form 10-K of AEP for the fiscal year ended December 31, 1990, File No. 1-3525, Exhibit 10(h)(1)(B)].
AEP? (continued)

 ?10(j)(2)
-
AEP System Supplemental Savings Plan, Amended and Restated as of November 1, 1999 (Non-Qualified) [Quarterly Report on Form 10-Q of AEP for the quarter ended September 30, 1999, File No. 1-3525, Exhibit 10(b)].
 ?10(j)(3)
-
Service Corporation Umbrella Trust for Executives [Annual Report on Form 10-K of AEP for the fiscal year ended December 31, 1993, File No. 1-3525,
Exhibit 10(g)(3)].
  ?10(k)
-
Employment Agreement between E. Linn Draper, Jr. and AEP and the Service Corporation [Annual Report on Form 10-K of AEGCo for the fiscal year ended December 31, 1991, File No. 0-18135, Exhibit 10(g)(3)].
  ?10(l)(1)
-
AEP System Senior Officer Annual Incentive Compensation Plan [Annual Report on Form 10-K of AEP for the fiscal year ended December 31, 1996, File No. 1-3525,
Exhibit 10(i)(1)].
  ?10(l)(2)
-
American Electric Power System Performance Share Incentive Plan, as Amended and Restated through February 26, 1997 [Annual Report on Form 10-K of AEP for the fiscal year ended December 31, 1996, File No. 1-3525, Exhibit 10(i)(2)].
  ?10(m)
-
AEP System Survivor Benefit Plan, effective January 27, 1998 [Quarterly
Report on Form 10-Q of AEP for the quarter ended September 30, 1998,
File No. 1-3525, Exhibit 10].
  ?10(n)
-
Letter agreement between AEP and Donald M. Clements, Jr. dated August 19, 1994 [Annual Report on Form 10-K of AEP for the fiscal year ended December 31, 1998, File No. 1-3525, Exhibit 10(n)].
  ?10(o)
-
AEP Senior Executive Severance Plan for Merger with Central and South West Corporation, effective March 1, 1999 [Annual Report on Form 10-K of AEP for the fiscal year ended December 31, 1998, File No. 1-3525, Exhibit 10(o)].
?*10(p)
-
AEP Change In Control Agreement.
  *13
-
Copy of those portions of the AEP 1999 Annual Report (for the fiscal year ended December 31, 1999) which are incorporated by reference in this filing.
  *21
-
List of subsidiaries of AEP.
  *23
-
Consent of Deloitte & Touche LLP.
  *24
-
Power of Attorney.
  *27
-
Financial Data Schedules.

APCo?


     3(a)
-
Copy of Restated Articles of Incorporation of APCo, and amendments thereto to November 4, 1993 [Registration Statement No. 33-50163, Exhibit 4(a); Registration Statement No. 33-53805, Exhibits 4(b) and 4(c)].
     3(b)
-
Copy of Articles of Amendment to the Restated Articles of Incorporation of APCo, dated June 6, 1994 [Annual Report on Form 10-K of APCo for the
fiscal year ended December 31, 1994, File No. 1-3457, Exhibit 3(b)].
     3(c)
-
Copy of Articles of Amendment to the Restated Articles of Incorporation of APCo, dated March 6, 1997 [Annual Report on Form 10-K of APCo for the fiscal year ended December 31, 1996, File No. 1-3457, Exhibit 3(c)].
     3(d)
-
Composite copy of the Restated Articles of Incorporation of APCo (amended as of March 7, 1997) [Annual Report on Form 10-K of APCo for the fiscal year ended December 31, 1996, File No. 1-3457, Exhibit 3(d)].
   *3(e)
-
Copy of By-Laws of APCo (amended as of June 1, 1998).




APCo? (continued)

    4(a)
-
Copy of Mortgage and Deed of Trust, dated as of December 1, 1940, between APCo and Bankers Trust Company and R. Gregory Page, as Trustees, as amended and supplemented [Registration Statement No. 2-7289, Exhibit 7(b); Registration Statement No. 2-19884, Exhibit 2(1); Registration Statement No. 2-24453,
Exhibit 2(n); Registration Statement No. 2-60015, Exhibits 2(b)(2),
2(b)(3), 2(b)(4), 2(b)(5), 2(b)(6), 2(b)(7), 2(b)(8), 2(b)(9), 2(b)(10),
2(b)(12), 2(b)(14), 2(b)(15), 2(b)(16), 2(b)(17), 2(b)(18), 2(b)(19),
2(b)(20), 2(b)(21), 2(b)(22), 2(b)(23), 2(b)(24), 2(b)(25),
2(b)(26), 2(b)(27) and 2(b)(28); Registration Statement No.
2-64102, Exhibit 2(b)(29);
Registration Statement No. 2-66457, Exhibits (2)(b)(30) and 2(b)(31); Registration Statement No. 2-69217, Exhibit 2(b)(32);
Registration Statement No. 2-86237, Exhibit 4(b); Registration
Statement No. 33-11723, Exhibit 4(b); Registration Statement No. 33-17003,
Exhibit 4(a)(ii), Registration Statement No. 33-30964, Exhibit 4(b); Registration Statement No. 33-40720, Exhibit 4(b);
Registration Statement No. 33-45219, Exhibit 4(b);
Registration Statement No. 33-46128, Exhibits 4(b) and 4(c);
Registration Statement No. 33-53410, Exhibit 4(b);
Registration Statement No. 33-59834, Exhibit 4(b);
Registration Statement No. 33-50229, Exhibits 4(b) and 4(c);
Registration Statement No. 33-58431, Exhibits 4(b), 4(c), 4(d) and 4(e); Registration Statement No. 333-01049, Exhibits 4(b) and 4(c);
Registration Statement No. 333-20305, Exhibits 4(b) and4(c);
Annual Report on Form 10-K of APCo for the fiscal year ended
December 31, 1996, File No. 1-3457, Exhibit 4(b);
Annual Report on Form 10-K of APCo for the fiscal year ended
December 31, 1998, Exhibit 4(b)].
    4(b)
-
Indenture (for unsecured debt securities), dated as of January 1, 1998, between APCo and The Bank of New York, As Trustee
[Registration Statement No. 333-45927,
Exhibits 4(a) and 4(b); Registration Statement No. 333-49071, Exhibit 4(b); Registration Statement No. 333-84061, Exhibits 4(b) and 4(c)].
  *4(c)
-
Company Order and Officers' Certificate, dated October 19, 1999, establishing certain
terms of the 7.45% Senior Notes, Series D, due 2004.
  10(a)(1)
-
Copy of Power Agreement, dated October 15, 1952, between OVEC and United States of America, acting by and through the United States Atomic Energy Commission, and, subsequent to January 18, 1975, the Administrator of the Energy Research and Development Administration, as amended
[Registration Statement No. 2-60015, Exhibit 5(a);
Registration Statement No. 2-63234, Exhibit 5(a)(1)(B); Registration
Statement No 2-66301, Exhibit 5(a)(1)(C); Registration Statement No. 2-67728,
Exhibit 5(a)(1)(D); Annual Report on Form 10-K of APCo for the fiscal year ended December 31, 1989, File No. 1-3457, Exhibit 10(a)(1)(F);
and Annual Report on Form 10-K of APCo for the fiscal year
 ended December 31, 1992, File No. 1-3457, Exhibit 10(a)(1)(B)].
  10(a)(2)
-
Copy of Inter-Company Power Agreement, dated as of July 10, 1953, among OVEC and the Sponsoring Companies, as amended [Registration Statement No. 2-60015,
Exhibit 5(c); Registration Statement No. 2-67728, Exhibit 5(a)(3)(B);
and Annual Report on Form 10-K of APCo for the fiscal year ended
December 31, 1992, File No. 1-3457, Exhibit 10(a)(2)(B)].
  10(a)(3)
-
Copy of Power Agreement, dated July 10, 1953, between OVEC and Indiana-Kentucky Electric Corporation, as amended [Registration Statement No. 2-60015,
Exhibit 5(e)].
  10(b)
-
Copy of Interconnection Agreement, dated July 6, 1951, among APCo, CSPCo, KEPCo, OPCo and I&M and with the Service Corporation, as amended [Registration Statement No. 2-52910, Exhibit 5(a); Registration Statement No. 2-61009,
Exhibit 5(b); Annual Report on Form 10-K of AEP for the fiscal year ended December 31, 1990, File No. 1-3525, Exhibit 10(a)(3)].
APCo? (continued)

  10(c)
-
Copy of Transmission Agreement, dated April 1, 1984, among APCo, CSPCo, I&M, KEPCo, OPCo and with the Service Corporation as agent, as amended
[Annual Report on Form 10-K of AEP for the fiscal year ended
December 31, 1985, File No. 1-3525, Exhibit 10(b);
Annual Report on Form 10-K of AEP for the fiscal year ended
December 31, 1988, File No. 1-3525, Exhibit 10(b)(2)].
  10(d)
-
Copy of Modification No. 1 to the AEP System Interim Allowance Agreement, dated July 28, 1994, among APCo, CSPCo, I&M, KEPCo, OPCo and the Service
Corporation [Annual Report on Form 10-K of AEP for the fiscal year ended December 31, 1996, File No. 1-3525, Exhibit 10(l)].
  10(e)(1)
-
Agreement and Plan of Merger, dated as of December 21, 1997, By and Among American Electric Power Company, Inc., Augusta Acquisition Corporation
and Central and South West Corporation
[Annual Report on Form 10-K of AEP for the fiscal year
ended December 31, 1997, File No. 1-3525, Exhibit 10(f)].
  10(e)(2)
-
Amendment No. 1, dated as of December 31, 1999, to the Agreement and Plan of Merger [Current Report on Form 8-K of APCo dated December 15, 1999, File No. 1-3457, Exhibit 10].
 ?10(f)(1)
-
AEP Deferred Compensation Agreement for certain executive officers
[Annual Report on Form 10-K of AEP for the fiscal year ended
December 31, 1985, File No. 1-3525, Exhibit 10(e)].
 ?10(f)(2)
-
Amendment to AEP Deferred Compensation Agreement for certain executive officers [Annual Report on Form 10-K of AEP for the fiscal year ended December 31, 1986, File No. 1-3525, Exhibit 10(d)(2)].
 ?10(g)(1)
-
AEP System Senior Officer Annual Incentive Compensation Plan [Annual Report on Form 10-K of AEP for the fiscal year ended December 31, 1996, File No. 1-3525,
Exhibit 10(i)(1)].
 ?10(g)(2)
-
American Electric Power System Performance Share Incentive Plan as Amended and Restated through February 26, 1997 [Annual Report on Form 10-K of AEP for the fiscal year ended December 31, 1996, File No. 1-3525, Exhibit 10(i)(2)].
 ?10(h)(1)
-
AEP System Excess Benefit Plan, Amended and Restated as of August 1, 1999 [Quarterly Report on Form 10-Q of AEP for the quarter ended September 30, 1999, File No. 1-3525, Exhibit 10(a)].
 ?10(h)(2)
-
AEP System Supplemental Savings Plan, Amended and Restated as of November 1, 1999 (Non-Qualified) [Quarterly Report on Form 10-Q of AEP for the quarter ended September 30, 1999, File No. 1-3525, Exhibit 10(b)].
 ?10(h)(3)
-
Umbrella Trust for Executives [Annual Report on Form 10-K of AEP for the fiscal year ended December 31, 1993, File No. 1-3525, Exhibit 10(g)(3)].
 ?10(i)
-
Employment Agreement between E. Linn Draper, Jr. and AEP and the Service Corporation [Annual Report on Form 10-K of AEGCo for the fiscal year ended December 31, 1991, File No. 0-18135, Exhibit 10(g)(3)].
 ?10(j)
-
AEP System Survivor Benefit Plan, effective January 27, 1998 [Quarterly
Report on Form 10-Q of AEP for the quarter ended September 30, 1998,
File No. 1-3525, Exhibit 10].
 ?10(k)
-
AEP Senior Executive Severance Plan for Merger with Central and South West Corporation, effective March 1, 1999[Annual Report on Form 10-K of AEP for the fiscal year ended December 31, 1998, File No. 1-3525, Exhibit 10(o)].
 ?10(l)
-
AEP Change In Control Agreement [Annual Report on Form 10-K of AEP for the fiscal year ended December 31, 1999, File No. 1-3525, Exhibit 10(p)].
 *12
-
Statement re: Computation of Ratios.
 *13
-
Copy of those portions of the APCo 1999 Annual Report (for the fiscal year ended December 31, 1999) which are incorporated by reference in this filing.
APCo? (continued)

   21
-
List of subsidiaries of APCo [Annual Report on Form 10-K of AEP for the fiscal year ended December 31, 1999, File No. 1-3525, Exhibit 21].
 *23
-
Consent of Deloitte & Touche LLP.
 *24
-
Power of Attorney.
 *27
-
Financial Data Schedules.

CSPCo?
    3(a)
-
Copy of Amended Articles of Incorporation of CSPCo, as amended to March 6, 1992 [Registration Statement No. 33-53377, Exhibit 4(a)].
    3(b)
-
Copy of Certificate of Amendment to Amended Articles of Incorporation of CSPCo, dated May 19, 1994 [Annual Report on Form 10-K of CSPCo for the fiscal year ended December 31, 1994, File No. 1-2680, Exhibit 3(b)].
    3(c)
-
Composite copy of Amended Articles of Incorporation of CSPCo, as amended [Annual Report on Form 10-K of CSPCo for the fiscal year ended
December 31, 1994, File No. 1-2680, Exhibit 3(c)].
    3(d)
-
Copy of Code of Regulations and By-Laws of CSPCo [Annual Report on Form 10-K
of CSPCo for the fiscal year ended December 31, 1987, File No. 1-2680,
Exhibit 3(d)].
    4(a)
-
Copy of Indenture of Mortgage and Deed of Trust, dated September 1, 1940, between CSPCo and City Bank Farmers Trust Company (now Citibank, N.A.),
as trustee, as supplemented and amended [Registration Statement No. 2-59411, Exhibits 2(B) and 2(C); Registration Statement No. 2-80535, Exhibit 4(b); Registration Statement No. 2-87091, Exhibit 4(b);
Registration Statement No. 2-93208, Exhibit 4(b);
Registration Statement No. 2-97652, Exhibit 4(b);
Registration Statement No. 33-7081, Exhibit 4(b);
Registration Statement No. 33-12389, Exhibit 4(b);
Registration Statement No. 33-19227, Exhibits 4(b),
4(e), 4(f), 4(g) and 4(h); Registration Statement No. 33-35651,
Exhibit 4(b);
Registration Statement No. 33-46859, Exhibits 4(b) and 4(c);
Registration Statement No. 33-50316, Exhibits 4(b) and 4(c);
Registration Statement No. 33-60336, Exhibits 4(b), 4(c) and 4(d);
Registration Statement No. 33-50447, Exhibits 4(b) and 4(c);
Annual Report on Form 10-K of CSPCo for the fiscal year ended
December 31, 1993, File No. 1-2680, Exhibit 4(b)].
    4(b)
-
Copy of Indenture (for unsecured debt securities), dated as of
September 1, 1997, between CSPCo and Bankers Trust Company, as
Trustee [Registration Statement No. 333-54025,
Exhibits 4(a), 4(b), 4(c) and 4(d); Annual Report on Form 10-K of CSPCo
for the fiscal year ended December 31, 1998, File No. 1-2680, Exhibits 4(c)
 and 4(d)].
  10(a)(1)
-
Copy of Power Agreement, dated October 15, 1952, between OVEC and United States of America, acting by and through the United States Atomic Energy Commission, and, subsequent to January 18, 1975, the Administrator of the
Energy Research and Development Administration, as amended
[Registration Statement No. 2-60015, Exhibit 5(a);
Registration Statement No. 2-63234, Exhibit 5(a)(1)(B);
Registration Statement No. 2-66301, Exhibit 5(a)(1)(C);
Registration Statement No. 2-67728, Exhibit 5(a)(1)(B);
Annual Report on Form 10-K of APCo for the fiscal year ended
December 31, 1989, File No. 1-3457, Exhibit 10(a)(1)(F);
and Annual Report on Form 10-K of APCo for the fiscal year ended
December 31, 1992, File No. 1-3457, Exhibit 10(a)(1)(B)].
  10(a)(2)
-
Copy of Inter-Company Power Agreement, dated July 10, 1953, among OVEC and the Sponsoring Companies, as amended [Registration Statement No. 2-60015, Exhibit 5(c); Registration Statement No. 2-67728, Exhibit 5(a)(3)(B); and Annual
Report on Form 10-K of APCo for the fiscal year ended December 31, 1992, File No. 1-3457, Exhibit 10(a)(2)(B)].

CSPCo? (continued)

  10(a)(3)
-
Copy of Power Agreement, dated July 10, 1953, between OVEC and Indiana-
Kentucky Electric Corporation, as amended [Registration Statement No. 2-60015,
Exhibit 5(e)].
  10(b)
-
Copy of Interconnection Agreement, dated July 6, 1951, among APCo, CSPCo,
KEPCo, OPCo and I&M and the Service Corporation, as amended [Registration Statement No. 2-52910, Exhibit 5(a); Registration Statement No. 2-61009,
Exhibit 5(b); and Annual Report on Form 10-K of AEP for the fiscal year ended December 31, 1990, File No. 1-3525, Exhibit 10(a)(3)].
  10(c)
-
Copy of Transmission Agreement, dated April 1, 1984, among APCo, CSPCo, I&M, KEPCo, OPCo, and with the Service Corporation as agent, as amended [Annual Report on Form 10-K of AEP for the fiscal year ended December 31, 1985,
File No. 1-3525, Exhibit 10(b); and Annual Report on Form 10-K of
AEP for the fiscal year ended December 31, 1988, File No. 1-3525,
Exhibit 10(b)(2)].
  10(d)
-
Copy of Modification No. 1 to the AEP System Interim Allowance Agreement, dated July 28, 1994, among APCo, CSPCo, I&M, KEPCo, OPCo and the Service
Corporation [Annual Report on Form 10-K of AEP for the fiscal year ended December 31, 1996, File No. 1-3525, Exhibit 10(l)].
  10(e)(1)
-
Agreement and Plan of Merger, dated as of December 21, 1997, By and Among American Electric Power Company, Inc., Augusta Acquisition Corporation
and Central and South West Corporation [Annual Report on Form 10-K of AEP
for the fiscal year ended December 31, 1997, File No. 1-3525, Exhibit 10(f)].
  10(e)(2)
-
Amendment No. 1, dated as of December 31, 1999, to the Agreement and Plan of Merger [Current Report on Form 8-K of CSPCo dated December 15, 1999, File No. 1-2680, Exhibit 10].
*12
-
Statement re: Computation of Ratios.
*13
-
Copy of those portions of the CSPCo 1999 Annual Report (for the fiscal year ended December 31, 1999) which are incorporated by reference in this filing.
*23
-
Consent of Deloitte & Touche LLP.
*24
-
Power of Attorney.
*27
-
Financial Data Schedules.

I&M?
    3(a)
-
Copy of the Amended Articles of Acceptance of I&M and amendments thereto [Annual Report on Form 10-K of I&M for fiscal year ended December 31, 1993, File No. 1-3570, Exhibit 3(a)].
    3(b)
-
Copy of Articles of Amendment to the Amended Articles of Acceptance of I&M, dated March 6, 1997 [Annual Report on Form 10-K of I&M for fiscal year ended December 31, 1996, File No. 1-3570, Exhibit 3(b)].
    3(c)
-
Composite Copy of the Amended Articles of Acceptance of I&M (amended as of March 7, 1997) [Annual Report on Form 10-K of I&M for fiscal year ended December 31, 1996, File No. 1-3570, Exhibit 3(c)].
    3(d)
-
Copy of the By-Laws of I&M (amended as of January 1, 1996) [Annual Report on Form 10-K of I&M for fiscal year ended December 31, 1995, File No. 1-3570, Exhibit
3(c)].






I&M? (continued)

    4(a)
-
Copy of Mortgage and Deed of Trust, dated as of June 1, 1939, between I&M and Irving Trust Company (now The Bank of New York) and various individuals, as Trustees, as amended and supplemented [Registration Statement No. 2-7597,
Exhibit 7(a); Registration Statement No. 2-60665, Exhibits 2(c)(2), 2(c)(3), 2(c)(4), 2(c)(5), 2(c)(6), 2(c)(7), 2(c)(8), 2(c)(9), 2(c)(10), 2(c)(11),
2(c)(12), 2(c)(13), 2(c)(14), 2(c)(15), (2)(c)(16), and 2(c)(17);
Registration Statement No. 2-63234, Exhibit 2(b)(18);
Registration Statement No. 2-65389, Exhibit 2(a)(19); Registration Statement No. 2-67728, Exhibit 2(b)(20); Registration Statement No. 2-85016,
Exhibit 4(b); Registration Statement No. 33-5728, Exhibit 4(c);
Registration Statement No. 33-9280, Exhibit 4(b);
Registration Statement No. 33-11230, Exhibit 4(b);
Registration Statement No. 33-19620, Exhibits 4(a)(ii), 4(a)(iii),
4(a)(iv) and 4(a)(v); Registration Statement No. 33-46851,
Exhibits 4(b)(i), 4(b)(ii) and 4(b)(iii);
Registration Statement No. 33-54480, Exhibits 4(b)(I) and 4(b)(ii); Registration Statement No. 33-60886, Exhibit 4(b)(i);
Registration Statement No. 33-50521, Exhibits 4(b)(I), 4(b)(ii) and
4(b)(iii); Annual Report on Form 10-K of I&M for fiscal year ended
December 31, 1993, File No. 1-3570,
Exhibit 4(b); Annual Report on Form 10-K of I&M for fiscal
year ended December 31, 1994, File No. 1-3570, Exhibit 4(b);
Annual Report on Form 10-K of I&M for fiscal year ended December 31, 1996,
File No. 1-3570, Exhibit 4(b)].
    4(b)
-
Copy of Indenture (for unsecured debt securities), dated as of October 1, 1998, between I&M and The Bank of New York, as Trustee [Registration Statement No. 333-88523, Exhibits 4(a), 4(b) and 4(c)].
 * 4(c)
-
Copy of Company Order and Officers' Certificate, dated November 23, 1999, establishing certain terms of the Floating Rate Notes, Series A, due 2000.
  10(a)(1)
-
Copy of Power Agreement, dated October 15, 1952, between OVEC and United States of America, acting by and through the United States Atomic Energy Commission, and, subsequent to January 18, 1975, the Administrator of the
Energy Research and Development Administration, as amended
[Registration Statement No. 2-60015, Exhibit 5(a);
Registration Statement No. 2-63234, Exhibit 5(a)(1)(B); Registration
Statement No. 2-66301, Exhibit 5(a)(1)(C); Registration Statement No. 2-67728,
Exhibit 5(a)(1)(D); Annual Report on Form 10-K of APCo for the fiscal year ended December 31, 1989, File No. 1-3457, Exhibit 10(a)(1)(F);
and Annual Report on Form 10-K of APCo for the fiscal year ended
December 31, 1992, File No. 1-3457, Exhibit 10(a)(1)(B)].
  10(a)(2)
-
Copy of Inter-Company Power Agreement, dated as of July 10, 1953, among OVEC and the Sponsoring Companies, as amended [Registration Statement No. 2-60015,
Exhibit 5(c); Registration Statement No. 2-67728, Exhibit 5(a)(3)(B);
Annual Report on Form 10-K of APCo for the fiscal year ended
December 31, 1992, File No. 1-3457, Exhibit 10(a)(2)(B)].
  10(a)(3)
-
Copy of Power Agreement, dated July 10, 1953, between OVEC and Indiana-Kentucky Electric Corporation, as amended [Registration Statement No. 2-60015,
Exhibit 5(e)].
  10(a)(4)
-
Copy of Inter-Company Power Agreement, dated as of July 10, 1953, among OVEC and the Sponsoring Companies, as amended [Registration Statement No. 2-60015,
Exhibit 5(c); Registration Statement No. 2-67728, Exhibit 5(a)(3)(B);
Annual Report on Form 10-K of APCo for the fiscal year ended
December 31, 1992, File No. 1-3457, Exhibit 10(a)(2)(B)].
  10(a)(5)
-
Copy of Power Agreement, dated July 10, 1953, between OVEC and Indiana-Kentucky Electric Corporation, as amended [Registration Statement No. 2-60015,
Exhibit 5(e)].

I&M? (continued)

  10(b)
-
Copy of Interconnection Agreement, dated July 6, 1951, among APCo, CSPCo, KEPCo, I&M, and OPCo and with the Service Corporation, as amended [Registration Statement No. 2-52910, Exhibit 5(a); Registration Statement No. 2-61009,
Exhibit 5(b); and Annual Report on Form 10-K of
AEP for the fiscal year ended December 31, 1990,
File No. 1-3525, Exhibit 10(a)(3)].
  10(c)
-
Copy of Transmission Agreement, dated April 1, 1984, among APCo, CSPCo, I&M, KEPCo, OPCo and with the Service Corporation as agent, as amended [Annual Report on Form 10-K of AEP for the fiscal year ended December 31, 1985,
File No. 1-3525, Exhibit 10(b); and Annual Report on Form 10-K of
AEP for the fiscal year ended December 31, 1988, File No. 1-3525,
Exhibit 10(b)(2)].
  10(d)
-
Copy of Modification No. 1 to the AEP System Interim Allowance Agreement, dated July 28, 1994, among APCo, CSPCo, I&M, KEPCo, OPCo and the Service
Corporation [Annual Report on Form 10-K of AEP for the fiscal year ended December 1, 1996, File No. 1-3525, Exhibit 10(l)].
  10(e)
-
Copy of Nuclear Material Lease Agreement, dated as of December 1, 1990, between I&M and DCC Fuel Corporation [Annual Report on Form 10-K of I&M for the fiscal year ended December 31, 1993, File No. 1-3570, Exhibit 10(d)].
  10(f)
-
Copy of Lease Agreements, dated as of December 1, 1989, between I&M and Wilmington Trust Company, as amended [Registration Statement No. 33-32753, Exhibits 28(a)(1)(C), 28(a)(2)(C), 28(a)(3)(C), 28(a)(4)(C), 28(a)(5)(C) and
28(a)(6)(C); Annual Report on Form 10-K of I&M for the fiscal year ended December 31, 1993, File No. 1-3570, Exhibits 10(e)(1)(B), 10(e)(2)(B),
10(e)(3)(B), 10(e)(4)(B), 10(e)(5)(B) and 10(e)(6)(B)].



  10(g)(1)
-
Agreement and Plan of Merger, dated as of December 21, 1997, By and Among American Electric Power Company, Inc., Augusta Acquisition Corporation and Central and South West Corporation [Annual Report on Form 10-K of AEP for
the fiscal year ended December 31, 1997, File No. 1-3525, Exhibit 10(f)].
  10(g)(2)
-
Amendment No. 1, dated as of December 31, 1999, to the Agreement and Plan of Merger [Current Report on Form 8-K of I&M dated December 15, 1999, File No. 1-3570, Exhibit 10].
*12
-
Statement re: Computation of Ratios.
*13
-
Copy of those portions of the I&M 1999 Annual Report (for the fiscal year ended December 31, 1999) which are incorporated by reference in this filing.
  21
-
List of subsidiaries of I&M [Annual Report on Form 10-K of AEP for the
fiscal year ended December 31, 1999, File No. 1-3525, Exhibit 21].
*23
-
Consent of Deloitte & Touche LLP.
*24
-
Power of Attorney.
*27
-
Financial Data Schedules.

KEPCo?
    3(a)
-
Copy of Restated Articles of Incorporation of KEPCo [Annual Report on Form 10-K of KEPCo for the fiscal year ended December 31, 1991, File No. 1-6858,
Exhibit 3(a)].
    3(b)
-
Copy of By-Laws of KEPCo (amended as of January 1, 1996) [Annual Report on
Form 10-K of KEPCo for the fiscal year ended December 31, 1995,
File No. 1-6858, Exhibit 3(b)].
    4(a)
-
Copy of Mortgage and Deed of Trust, dated May 1, 1949, between KEPCo and Bankers Trust Company, as supplemented and amended [Registration
Statement No. 2-65820, Exhibits 2(b)(1), 2(b)(2), 2(b)(3), 2(b)(4),
2(b)(5), and  2(b)(6); Registration Statement No. 33-39394,
Exhibits 4(b) and 4(c); Registration Statement No. 33-53226,
Exhibits 4(b) and 4(c); Registration Statement No. 33-61808,
Exhibits 4(b) and 4(c), Registration Statement No. 33-53007,
Exhibits 4(b), 4(c) and 4(d)].

KEPCo? (continued)

    4(b)
-
Copy of Indenture (for unsecured debt securities), dated as of
September 1, 1997, between KEPCo and Bankers Trust Company,
as Trustee [Registration Statement No. 333-75785, Exhibits 4(a),
4(b), 4(c) and 4(d)].
  *4(c)
-
Copy of Company Order and Officers' Certificate, dated November 2, 1999, establishing certain terms of the Floating Rate Notes, Series A, due 2000.
  10(a)
-
Copy of Interconnection Agreement, dated July 6, 1951, among APCo, CSPCo,
KEPCo, I&M and OPCo and with the Service Corporation, as amended [Registration Statement No. 2-52910, Exhibit 5(a);Registration Statement No. 2-61009,
Exhibit 5(b); and Annual Report on Form 10-K of AEP for the
fiscal year ended December 31, 1990, File No. 1-3525, Exhibit 10(a)(3)].
  10(b)
-
Copy of Transmission Agreement, dated April 1, 1984, among APCo, CSPCo, I&M, KEPCo, OPCo and with the Service Corporation as agent, as amended
[Annual Report on Form 10-K of AEP for the fiscal year ended
December 31, 1985, File No. 1-3525, Exhibit 10(b); and
Annual Report on Form 10-K of AEP for the fiscal year ended
December 31, 1988, File No. 1-3525, Exhibit 10(b)(2)].
  10(c)
-
Copy of Modification No. 1 to the AEP System Interim Allowance Agreement, dated July 28, 1994, among APCo, CSPCo, I&M, KEPCo, OPCo and the Service
Corporation [Annual Report on Form 10-K of AEP for the fiscal year ended December 31, 1996, File No. 1-3525, Exhibit 10(l)].
  10(d)(1)
-
Agreement and Plan of Merger, dated as of December 21, 1997, By and Among American Electric Power Company, Inc., Augusta Acquisition Corporation
and Central and South West Corporation
[Annual Report on Form 10-K of AEP for the fiscal year
ended December 31, 1997, File No. 1-3525, Exhibit 10(f)].
  10(d)(2)
-
Amendment No. 1, dated as of December 31, 1999, to the Agreement and Plan of Merger [Current Report on Form 8-K of KEPCo dated December 15, 1999, File No. 1-6858, Exhibit 10].
*12
-
Statement re: Computation of Ratios.
*13
-
Copy of those portions of the KEPCo 1999 Annual Report (for the fiscal year ended December 31, 1999) which are incorporated by reference in this filing.
*23
-
Consent of Deloitte & Touche LLP.
*24
-
Power of Attorney.
*27
-
Financial Data Schedules.

OPCo?


    3(a)
-
Copy of Amended Articles of Incorporation of OPCo, and amendments thereto to December 31, 1993 [Registration Statement No. 33-50139, Exhibit 4(a); Annual Report on Form 10-K of OPCo for the fiscal year ended December 31, 1993,
File No. 1-6543, Exhibit 3(b)].
    3(b)
-
Certificate of Amendment to Amended Articles of Incorporation of OPCo,
dated May 3, 1994 [Annual Report on Form 10-K of OPCo for the fiscal year ended December 31, 1994, File No. 1-6543, Exhibit 3(b)].
    3(c)
-
Copy of Certificate of Amendment to Amended Articles of Incorporation of OPCo, dated March 6, 1997 [Annual Report on Form 10-K of OPCo for the fiscal year ended December 31, 1996, File No. 1-6543, Exhibit 3(c)].
    3(d)
-
Composite copy of the Amended Articles of Incorporation of OPCo (amended as of March 7, 1997) [Annual Report on Form 10-K of OPCo for the fiscal year ended December 31, 1996, File No. 1-6543, Exhibit 3(d)].
    3(e)
-
Copy of Code of Regulations of OPCo [Annual Report on Form 10-K of OPCo for the fiscal year ended December 31, 1990, File No. 1-6543, Exhibit 3(d)].


OPCo? (continued)
    4(a)
-
Copy of Mortgage and Deed of Trust, dated as of October 1, 1938, between
OPCo and Manufacturers Hanover Trust Company (now Chemical Bank),
as Trustee, as amended and supplemented
[Registration Statement No. 2-3828, Exhibit B-4; Registration Statement
No. 2-60721, Exhibits 2(c)(2), 2(c)(3), 2(c)(4), 2(c)(5), 2(c)(6), 2(c)(7),
2(c)(8), 2(c)(9), 2(c)(10), 2(c)(11), 2(c)(12), 2(c)(13), 2(c)(14), 2(c)(15),
2(c)(16), 2(c)(17), 2(c)(18), 2(c)(19), 2(c)(20), 2(c)(21), 2(c)(22),
2(c)(23), 2(c)(24), 2(c)(25), 2(c)(26), 2(c)(27), 2(c)(28), 2(c)(29),
2(c)(30), and 2(c)(31); Registration Statement No. 2-83591, Exhibit 4(b); Registration Statement No. 33-21208, Exhibits 4(a)(ii),
4(a)(iii) and 4(a)(iv); Registration Statement No. 33-31069,
Exhibit 4(a)(ii);
Registration Statement No. 33-44995, Exhibit 4(a)(ii);
Registration Statement No. 33-59006, Exhibits 4(a)(ii), 4(a)(iii)
and 4(a)(iv); Registration Statement No. 33-50373,
Exhibits 4(a)(ii), 4(a)(iii) and 4(a)(iv);
Annual Report on Form 10-K of OPCo for the fiscal year ended
December 31, 1993, File No. 1-6543, Exhibit 4(b)].
    4(b)
-
Copy of Indenture (for unsecured debt securities), dated as of
September 1, 1997, between OPCo and Bankers Trust Company,
as Trustee [Registration Statement No. 333-49595, Exhibits 4(a), 4(b)
and 4(c); Annual Report on Form 10-K for the fiscal year ended
December 31, 1998, Exhibits 4(c) and 4(d)].
  *4(c)
-
Copy of Company Order and Officers' Certificate, dated June 9, 1999, establishing certain terms of the 6.75% Senior Notes, Series B, due 2004.
  *4(d)
-
Copy of Company Order and Officers' Certificate, dated September 1, 1999, establishing certain terms of the 7% Senior Notes, Series C, due 2004.
  10(a)(1)
-
Copy of Power Agreement, dated October 15, 1952, between OVEC and United States of America, acting by and through the United States Atomic Energy Commission, and, subsequent to January 18, 1975, the Administrator of the Energy
Research and Development Administration, as amended [Registration
Statement No. 2-60015,
Exhibit 5(a); Registration Statement No. 2-63234, Exhibit 5(a)(1)(B); Registration Statement No. 2-66301, Exhibit 5(a)(1)(C);
Registration Statement No. 2-67728,
Exhibit 5(a)(1)(D); Annual Report on Form 10-K of APCo for the
fiscal year ended December 31, 1989, File No. 1-3457,
Exhibit 10(a)(1)(F); Annual Report on Form 10-K of APCo for the
fiscal year ended December 31, 1992, File No. 1-3457, Exhibit
10(a)(1)(B)].
  10(a)(2)
-
Copy of Inter-Company Power Agreement, dated July 10, 1953, among OVEC and the Sponsoring Companies, as amended [Registration Statement No. 2-60015, Exhibit 5(c); Registration Statement No. 2-67728, Exhibit 5(a)(3)(B);
Annual Report on Form 10-K of APCo  for the fiscal year ended
December 31, 1992, File No. 1-3457, Exhibit 10(a)(2)(B)].
  10(a)(3)
-
Copy of Power Agreement, dated July 10, 1953, between OVEC and Indiana-
Kentucky Electric Corporation, as amended [Registration Statement No. 2-60015,
Exhibit 5(e)].
  10(b)
-
Copy of Interconnection Agreement, dated July 6, 1951, among APCo, CSPCo,
KEPCo, I&M and OPCo and with the Service Corporation, as amended [Registration Statement No. 2-52910, Exhibit 5(a); Registration Statement No. 2-61009,
 Exhibit 5(b); Annual Report on Form 10-K of AEP for the fiscal year ended December 31, 1990, File 1-3525, Exhibit 10(a)(3)].
  10(c)
-
Copy of Transmission Agreement, dated April 1, 1984, among APCo, CSPCo, I&M, KEPCo, OPCo and with the Service Corporation as agent [Annual Report on Form 10-K of AEP for the fiscal year ended December 31, 1985, File No. 1-3525,
Exhibit 10(b); Annual Report on Form 10-K of AEP for the fiscal year ended December 31, 1988, File No. 1-3525, Exhibit 10(b)(2)].

OPCo? (continued)
  10(d)
-
Copy of Modification No. 1 to the AEP System Interim Allowance Agreement, dated July 28, 1994, among APCo, CSPCo, I&M, KEPCo, OPCo and the Service
Corporation [Annual Report on Form 10-K of AEP for the fiscal year ended December 31, 1996, File No. 1-3525, Exhibit 10(l)].
  10(e)
-
Copy of Amendment No. 1, dated October 1, 1973, to Station Agreement dated January 1, 1968, among OPCo, Buckeye and Cardinal Operating Company, and amendments thereto [Annual Report on Form 10-K of OPCo for the fiscal year ended December 31, 1993, File No. 1-6543, Exhibit 10(f)].
  10(f)
-
Lease Agreement dated January 20, 1995 between OPCo and JMG Funding, Limited Partnership, and amendment thereto (confidential treatment requested) [Annual Report on Form 10-K of OPCo for the fiscal year ended December 31, 1994,
File No. 1-6543, Exhibit 10(l)(2)].
  10(g)(1)
-
Agreement and Plan of Merger, dated as of December 21, 1997, by and among American Electric Power Company, Inc., Augusta Acquisition Corporation
and Central and South West Corporation [Annual Report on Form 10-K of AEP
for the fiscal year ended December 31, 1997, File No. 1-3525, Exhibit 10(f)].
  10(g)(2)
-
Amendment No. 1, dated as of December 31, 1999, to the Agreement and Plan of Merger [Current Report on Form 8-K of OPCo dated December 15, 1999, File No. 1-6543, Exhibit 10].
?10(h)(1)
-
AEP Deferred Compensation Agreement for certain executive officers [Annual Report on Form 10-K of OPCo for the fiscal year ended December 31, 1985,
File No. 1-3525, Exhibit 10(e)].
?10(h)(2)
-
Amendment to AEP Deferred Compensation Agreement for certain executive officers [Annual Report on Form 10-K of AEP for the fiscal year ended December 31, 1986, File No. 1-3525, Exhibit 10(d)(2)].
?10(i)(1)
-
AEP System Senior Officer Annual Incentive Compensation Plan [Annual Report on Form 10-K of AEP for the fiscal year ended December 31, 1996, File No. 1-3525,
Exhibit 10(i)(1)].
?10(i)(2)
-
American Electric Power System Performance Share Incentive Plan, as Amended and Restated through February 26, 1997 [Annual Report on Form 10-K of AEP for the fiscal year ended December 31, 1996, File No. 1-3525, Exhibit 10(i)(2)]. ?10(j)(1)
-
AEP System Excess Benefit Plan, Amended and Restated as of August 1, 1999 [Quarterly Report on Form 10-Q of AEP for the quarter ended September 30, 1999, File No. 1-3525, Exhibit 10(a)].
?10(j)(2)
-
AEP System Supplemental Savings Plan, Amended and Restated as of November 1, 1999 (Non-Qualified) [Quarterly Report on Form 10-Q of AEP for the quarter ended September 30, 1999, File No. 1-3525, Exhibit 10(b)].
?10(j)(3)
-
Umbrella Trust for Executives [Annual Report on Form 10-K of AEP for the fiscal year ended December 31, 1993, File No. 1-3525, Exhibit 10(g)(3)].
?10(k)
-
Employment Agreement between E. Linn Draper, Jr. and AEP and the Service Corporation [Annual Report on Form 10-K of AEGCo for the fiscal year ended December 31, 1991, File No. 0-18135, Exhibit 10(g)(3)].
 ?10(l)
-
AEP System Survivor Benefit Plan, effective January 27, 1998 [Quarterly
Report on Form 10-Q of AEP for the quarter ended September 30, 1998,
File No. 1-3525, Exhibit 10].
 ?10(m)
-
AEP Senior Executive Severance Plan for Merger with Central and South West Corporation, effective March 1, 1999[Annual Report on Form 10-K of AEP for the fiscal year ended December 31, 1998, File No. 1-3525, Exhibit 10(o)].
?10(n)
-
AEP Change In Control Agreement [Annual Report on Form 10-K of AEP for the fiscal year ended December 31, 1999, File No. 1-3525, Exhibit 10(p)].
 *12
-
Statement re: Computation of Ratios.
OPCo? (continued)
 *13
-
Copy of those portions of the OPCo 1999 Annual Report (for the fiscal year ended December 31, 1999) which are incorporated by reference in this filing.
   21
-
List of subsidiaries of OPCo [Annual Report on Form 10-K of AEP for the
fiscal year ended December 31, 1999, File No. 1-3525, Exhibit 21].
 *23
-
Consent of Deloitte & Touche LLP.
 *24
-
Power of Attorney.
 *27
-
Financial Data Schedules.








?Certain instruments defining the rights of holders of long-term debt of the registrants included in the financial statements of registrants filed herewith have been omitted because the total amount of securities authorized thereunder does not exceed 10% of the total assets of registrants.
  The registrants hereby agree to furnish a copy of any such omitted instrument to the SEC upon request.

EXHIBIT D

AMERICAN ELECTRIC POWER COMPANY, INC. AND
ITS CONSOLIDATED AFFILIATES
TAX AGREEMENT UNDER TITLE 17, CHAPTER II
OF THE CODE OF FEDERAL REGULATIONS PARAGRAPH
(C) OF SECTION 250.45 REGARDING METHOD OF
ALLOCATING CONSOLIDATED INCOME TAXES



	The below listed affiliated companies, joining in the annual filing of a consolidated federal income tax return with American Electric Power
 Company, Inc., agree to allocate the consolidated annual net current federal income tax liability and/or benefit to the members of the consolidated group in accordance with the following procedures:

	( 1)	The consolidated regular federal income tax, exclusive of capital gains and preference taxes and before the application of general business credits including foreign tax credits, shall be apportioned among the members of the consolidated group based on corporate taxable income. Loss companies shall be included in the allocation, receiving a negative tax allocation which is similar to a separate return carryback refund, before considering general business credits, which would have resulted had the loss company historically filed a separate return.

	( 2)	The corporate taxable income of each member of the group shall be first reduced by its proportionate share of American Electric Power Company, Inc.'s (the holding company) tax loss (excluding the effects of extraordinary items which do not apply to the regulated business) in arriving at adjusted corporate taxable income for each member of the group with positive taxable income.

	( 3)	To the extent that the consolidated and corporate taxable incomes include material items taxed at rates other than the statutory tax rate (such as capital gains and preference items), the portion of the consolidated tax attributable to these items shall be apportioned directly to the members of the group giving rise to such items.

	( 4)	General business credits, other tax credits, and foreign tax credits shall be equitably allocated to those members whose investments or contributions generates the tax credit.

	( 5)	If the tax credits can not be entirely utilized to offset the consolidated tax liability, the tax credit carryover shall be equitably allocated to those members whose investments or contributions generated the credit.

	( 6)	Should the consolidated group generate a net operating tax loss for a calendar year,  the tax benefits of any resultant carryback refund shall be allocated proportionately to member companies that generated corporate tax losses in the year the consolidated net operating loss was generated.
Any related loss of general business credits, shall be allocated to the member companies that utilized the credits in the prior year in the same proportion that the credit lost is to the total credit utilized in the prior year.  A consolidated net operating tax loss carryfoward shall be allocated proportionately to member companies that generated the original tax losses that gave rise to the consolidated net operating tax loss carryforward.

	( 7)	A member with a net positive tax allocation shall pay the holding company the net amount allocated, while a tax loss member with a net negative tax allocation shall receive current payment from the holding company in the amount of its negative allocation. The payment made to a member with a tax loss should equal the amount by which the consolidated tax is reduced by including the member's net corporate tax loss in the consolidated tax return. The holding company shall pay to the Internal Revenue Service the consolidated group's net current federal income tax liability from the net of the receipts and payments.

	( 8)	No member of the consolidated group shall be allocated a federal income tax which is greater than the federal income tax computed as if such member had filed a separate return.

	( 9)	In the event the consolidated tax liability is subsequently
revised by Internal Revenue Service audit adjustments, amended returns, claims for refund, or otherwise, such changes shall be allocated in the same manner as though the adjustments on which they are based had formed part of the original consolidated return using the tax allocation agreement which was in effect at that time.

	Any current state tax liability and/or benefit associated with a state tax return involving more than one member of the consolidated group, shall be allocated to such members following the principles set forth above for current federal income taxes. Due to certain states utilizing a unitary approach, the consolidated return liability may exceed the sum of the liabilities computed for each company on a separate return basis. If this occurs, the excess of the consolidated liability over the sum of the separate return liabilities shall be allocated proportionally based on each member's contribution to the consolidated apportionment percentage.
If additional tax is attributable to a significant transaction or event, such additional tax shall be allocated directly to the members who are party to said transaction or event.

	This agreement is subject to revision as a result of changes in federal and state tax law and relevant facts and circumstances.

	The above procedures for apportioning the consolidated annual net current federal and state tax liabilities and expenses of American Electric Power Company, Inc. and its consolidating affiliates have been agreed to by each of the below listed members of the consolidated group as evidenced by the signature of an officer of each company.


                  COMPANY                     OFFICER'S SIGNATURE

American Electric Power Company, Inc.         /s/ Henry Fayne


American Electric Power Service Corporation   /s/ Henry Fayne


AEP Communications, Inc.			 /s/ Henry Fayne


AEP Delaware Investment Company			 /s/ A. A. Pena


AEP Delaware Investment Company II 		/s/ A. A. Pena


AEP Energy Management, LLC                	/s/ A. A. Pena


AEP Energy Services, Inc.                  	/s/ Henry Fayne


AEP Generating Company                       	/s/ Henry Fayne


AEP Investments, Inc.                    	/s/ Henry Fayne


AEP Power Marketing, Inc.			/s/ Henry Fayne


AEP Resources, Inc.            		        /s/ Henry Fayne


AEP Resources Gas Holding Company          	/s/ A. A. Pena


AEP Resources Investments, Inc.          	/s/ A. A. Pena


AEP Resources Ventures, Inc.        		/s/ A. A. Pena


AEP Resources Ventures II Inc. 			/s/ A. A. Pena


AEP Resources Ventures III Inc. 		/s/ A. A. Pena


AEP Resources Service Company			/s/ Henry Fayne


Appalachian Power Company	                /s/ Henry Fayne


Blackhawk Coal Company                         /s/ Henry Fayne


Cedar Coal Company                             /s/ Henry Fayne


Central Appalachian Coal Company               /s/ Henry Fayne


Central Coal Company                           /s/ Henry Fayne


Central Ohio Coal Company                      /s/ Henry Fayne


Colomet, Inc.                                  /s/ Henry Fayne


Columbus Southern Power Company                /s/ Henry Fayne


Conesville Coal Preparation Company            /s/ Henry Fayne


Franklin Real Estate Company                   /s/ Henry Fayne


Indiana Franklin Realty, Inc.                  /s/ Henry Fayne


Indiana Michigan Power Company                 /s/ Henry Fayne


Kentucky Power Company                        /s/ Henry Fayne


Kingsport Power Company                       /s/ Henry Fayne


LIG, Inc.                                     /s/ A. A. Pena


LIG Chemical Company                          /s/ A. A. Pena


LIG Liquids Company, LLC                     /s/ A. A. Pena


LIG Pipeline Company                         /s/ A. A. Pena


Louisiana Intrastate Gas Company LLC         /s/ A. A. Pena


Ohio Power Company                           /s/ Henry Fayne


Price River Coal Company, Inc.               /s/ Henry Fayne


Simco, Inc.                                  /s/ Henry Fayne


Southern Appalachian Coal Company            /s/ Henry Fayne


Southern Ohio Coal Company                   /s/ Henry Fayne


Tuscaloosa Pipeline Company                  /s/ A. A. Pena


West Virginia Power Company                  /s/ Henry Fayne


Wheeling Power Company                       /s/ Henry Fayne


Windsor Coal Company                         /s/ Henry Fayne

EXHIBIT E
                         CONTENTS

1  CHART OF ACCOUNTS FOR AEP SYSTEM COMPANIES - PER RULE 26

2  COPIES OF PERSONNEL POLICIES AS THEY RELATE TO RULE 48(b)

____________________________________________________________


EXHIBIT E DOCUMENT:

     CHART OF ACCOUNTS FOR AEP SYSTEM COMPANIES

Pursuant to Rule 26 the identity of the chart of accounts used by American Electric Power Company, Inc. and each subsidiary company is indicated below. The Federal Energy Regulatory Commission Uniform System of Accounts, indicated by "FERC USA", is used by most of the companies.

                                                            Chart of Accounts
American Electric Power Company, Inc. (AEP)                   FERC USA (a)
  AEP Communications, Inc. (AEPC)                             FERC USA (a)
    AEP Communications, LLC (AEPCLLC)                         FERC USA (a)
  AEP Energy Services, Inc. (AEPES)                           FERC USA (a)
  AEP Generating Company (AEGCo)                              FERC USA
  AEP Investments, Inc. (AEPINV)                              FERC USA (a)
  AEP Power Marketing, Inc. (AEPPM)                           FERC USA (a)
  AEP Resources Service Company (AEPRESC)                     FERC USA (a)
  AEP Resources, Inc. (AEPR)                                  FERC USA (a)
    AEP Delaware Investment Company(AEPDI)                    FERC USA (a)
      AEP Holding I CV (AEPHLD)                               FERC USA (a)
        AEP Holding II CV (AEPHLDII)                          FERC USA (a)
          AEP Energy Services Limited (AEPES-UK)              FERC USA (a)
          AEP Funding Limited                                 FERC USA (a)
          AEPR Global Investments B.V. (AEPRGI)               FERC USA (a)
            AEPR Global Holland Holding B.V. (AEPRGHH)        FERC USA (a)
          AEPR Global Ventures B.V. (AEPRGV)                  FERC USA (a)
            Australian Energy International Pty. Ltd.         FERC USA (a)
              AEI (Loy Yang) Pty. Ltd.                        FERC USA (a)
          Intergen Denmark, Aps                               FERC USA (a)
    AEP Delaware Investment Company II (AEPDII)               FERC USA (a)
    AEP Energy Management, LLC                                FERC USA (a)
    AEP Resources Australia Holdings Pty Ltd (AEHOL)          (d)
      AEP Resources CitiPower I Pty, Ltd (AECP1)              (d)
        Australia's Energy Partnership (AEPNP)                (d)
          Marregon (No. 2) Pty, Ltd (LDC1)                    (d)
            CitiPower, Pty (CTP)                              (d)
              Citipower Trust (TRUST)                         (d)
            Marregon Pty, Ltd (AEMAR)                         (d)
        AEP Resources CitiPower II Pty, Ltd (AECP2)           (d)
    AEP Resources Australia Pty., Ltd. (AEPRA)                FERC USA (a)
      Pacific Hydro Limited                                   FERC USA (a)
    AEP Resources Limited (AEPRL)                             FERC USA (a)
    AEP Resources Gas Holding Company (AEPRGH)                FERC USA
      AEP Resources Investments, Inc. (AEPRINV)               FERC USA
        LIG Pipeline Company (LIGPIPE)                        FERC USA
            LIG, Inc. (LIGINC)                                FERC USA
            Louisiana Intrastate Gas Company, L.L.C. (LIG)    FERC USA
              LIG Chemical Company (LIGCHEM)                  FERC USA
                  LIG Liquids Company, L.L.C. (LIGLIQ)        FERC USA
              LIG Liquids Company, L.L.C. (LIGLIQ)            FERC USA
              Tuscaloosa Pipeline Company (TUSCALOOSA)        FERC USA
      AEP Resources Ventures, Inc. (VENTURES)(F)              FERC USA
         AEP Acquisition L.L.C. (AEPACQ)                      FERC USA
           Jefferson Island Storage & Hub L.L.C. (JISH)       FERC USA
      AEP Resources Ventures II, Inc. (VENTURES II)           FERC USA
         AEP Resources Ventures III, Inc. (VENTURES III)      FERC USA
    AEP Resources International, Ltd. (AEPRI)                 FERC USA (a)
      AEP Pushan Power, LDC (PUSHAN)                          FERC USA (a)
        Nanyang General Light Electric Co., Ltd. (NGLE)       FERC USA
      AEP Resources Mauritius Company (MAURITIUS)             FERC USA (a)
      AEP Resources Mauritius Investment Company              FERC USA (a)
      AEP Resources Project Management Company, Ltd. (AEPRPM) FERC USA (a)
    Yorkshire Power Group Limited                             (c)
      Yorkshire Cayman Holding Limited                        (c)
      Yorkshire Holdings plc                                  (c)
        Yorkshire Electricity Group plc                       (c)
        Yorkshire Power Finance Limited                       (c)
      Yorkshire Power Finance Limited                         (c)

  American Electric Power Service Corporation (AEPSC)         FERC USA (a)

  Appalachian Power Company  (APCo)                           FERC USA
    Cedar Coal Co. (CeCCo)                                    FERC USA (b)
    Central Appalachian Coal Company (CACCo)                  FERC USA (b)
    Central Coal Company (CCCo)                               FERC USA (b)
    Southern Appalachian Coal Company (SACCo)                 FERC USA (b)
    West Virginia Power Company (WVPCo)                       FERC USA

  Columbus Southern Power Company (CSPCo)                     FERC USA
    Colomet, Inc.(COLM)                                       FERC USA
    Conesville Coal Preparation Company (CCPC)                FERC USA (b)
    Simco Inc. (Simco)                                        FERC USA
    Ohio Valley Electric Corporation (OVEC)                   FERC USA

  Franklin Real Estate Company (FRECo)                        FERC USA (a)
    Indiana Franklin Realty, Inc. (IFRI)                      FERC USA (a)

  Indiana Michigan Power Company (I&M)                        FERC USA
    Blackhawk Coal Company (BHCCo)                            FERC USA (b)
    Price River Coal Company (PRCCo)                          FERC USA (b)

  Kentucky Power Company (KEPCo)                              FERC USA
  Kingsport Power Company (KGPCo)                             FERC USA

  Ohio Power Company (OPCo)                                   FERC USA
    Cardinal Operating Company (CdOCo)                        FERC USA
    Central Coal Company (CCCo)                               FERC USA (b)
    Central Ohio Coal Company (COCCo)                         FERC USA (b)
    Southern Ohio Coal Company (SOCCo)                        FERC USA (b)
    Windsor Coal Company (WCCo)                               FERC USA (b)

  Ohio Valley Electric Corporation (OVEC)                     FERC USA
    Indiana-Kentucky Electric Corporation (IKEC)              FERC USA

  Wheeling Power Company (WPCo)                               FERC USA



NOTES:

(a) These companies use the FERC Uniform System of Accounts as modified to adopt accounts applicable to business operations.

(b) These companies use the FERC Uniform System of Accounts except for the operation and maintenance accounts.

(c) These companies use the chart of accounts filed as part of exhibit E with the 1999 Form U5S Annual report.

(d)  The chart of accounts for these companies is listed below:

         AEP Resources Australia Holdings Pty. Ltd.
         AEP Resources CitiPower I Pty, Ltd.
         AEP Resources CitiPower II Pty, Ltd.
         Australia's Energy Partnership
         Marregon Pty, Ltd.
         Marregon (No. 2) Pty Ltd (LDC1)
         CitiPower Pty, Ltd.
         CitiPower Trust

  Assets:
    Transmission Plant
    Distribution Plant
    General Plant
    Construction Work in Progress
    Accumulated Depreciation
    Investments
    Intangible Assets
    Accumulated Amortization of Intangible Assets
    Cash
    Accounts Receivable
    Allowance for Doubtful Accounts
    Accrued Revenue
    Other Current Assets
    Deferred Charges
    Other Noncurrent Assets

  Liabilities and Equity:
    Capital Stock
    Retained Earnings
    Cumulative Translation Adjustment
    Long-term Debt
    Current Liabilities
    Accrued Interest
    Other Accrued Liabilities
    Deferred Taxes

  Revenue and Expense:
    Revenues
    Purchased Power
    Depreciation and Amortization
    Other Taxes
    General and Administrative
    Nonoperating Income
    Interest Expense
    Income Taxes

EXHIBIT E DOCUMENT:

  COPIES OF PERSONNEL POLICIES AS THEY RELATE TO RULE 48(b):

American Electric Power Exempt
Employees and Nonexempt Supervisors
Relocation Expense Policy . . . . . . .  Incorporated by Reference to
                                         1994 Form U5S Annual Report,
                                         File No. 30-150

<CAPTION.
       KINGSPORT POWER COMPANY
1999 INTERCOMPANY BILLING COSTS INCURRED


COMPANY BENEFITING FROM WORK             Total       KGPCO        APCO        KPCO         I&M
ORGANIZATION PROVIDING SERVICE
O&M COSTS
MARKETING
  CONSUMER MARKETING                  7,651.67        0.00    7,651.67        0.00        0.00
  ECONOMIC DEVELOPMENT                    0.00        0.00        0.00        0.00        0.00
  BUSINESS SERVICES                       0.00        0.00        0.00        0.00        0.00
DISTRIBUTION REGIONS
  MANAGERIAL                            253.27        0.00      213.67       39.60        0.00
  CUSTOMER SERVICES                  49,600.95        0.00   49,600.95        0.00        0.00
  ENGENEERING & PLANNING             28,780.15        0.00    9,002.19        0.00        0.00
  ENGINEERING INFO & DRAFTING             0.00        0.00        0.00        0.00        0.00
  STORES                                  0.00        0.00        0.00        0.00        0.00
  OPERATIONS-ADMINISTRATIVE               0.00        0.00        0.00        0.00        0.00
  OPERATIONS-METER                   12,813.83        0.00    8,680.10    4,133.73        0.00
  OPERATIONS-LINE                    48,038.79        0.00   43,806.47    1,799.73    1,045.30
ENERGY DISTRIBUTION SUPPORT
 DISTRIBUTION OPERATIONS
  DISTRIBUTION OPERATIONS                 0.00        0.00        0.00        0.00        0.00
  RIGHT OF WAY MAINTENANCE                0.00        0.00        0.00        0.00        0.00
 DISTRIBUTION ENGINEERING
  DISTRIBUTION ENG&PLANNING               0.00        0.00        0.00        0.00        0.00
 DISTRIBUTION DATA SYSTEMS
  DATABASE APPLICATIONS                   0.00        0.00        0.00        0.00        0.00
  JOINT USE                               0.00        0.00        0.00        0.00        0.00
T&D MATERIAL DISTRIBUTION
  CENTRAL WAREHOUSE                       0.00        0.00        0.00        0.00        0.00
ENERGY TRANSMISSION
 TRANSMISSION REGIONS
  TRANSMISSION LINE                       7.00        0.00        7.00        0.00        0.00
  PROTECTION & CONTROL                5,075.53        0.00    5,075.53        0.00        0.00
  STATION                           142,347.55        0.00  142,347.55        0.00        0.00
 TRANSMISSION SYSTEM ENG
  LINE ENGINEERING                        0.00        0.00        0.00        0.00        0.00
  LINE ENG/RIGHT OF WAY                   0.00        0.00        0.00        0.00        0.00
  LINE ENGINEERING/SURVEY                 0.00        0.00        0.00        0.00        0.00
  PROTECTION & CONTROL                    0.00        0.00        0.00        0.00        0.00
  STATION ENGINEERING                     0.00        0.00        0.00        0.00        0.00
 STATION CONSTRUCTION O&M ADM
  SYSTEM MAINT-TOOLS/EQUIP                0.00        0.00        0.00        0.00        0.00
 OPERATIONS CENTER                        0.00        0.00        0.00        0.00        0.00
ENERGY DELIVERY SUPPORT
 MEASURE & CUST SUPPORT
  MEASUREMENTS ENG & SUPT                 0.00        0.00        0.00        0.00        0.00
  METER OPERATIONS                        0.00        0.00        0.00        0.00        0.00
 TELECOMMUNICATIONS
  TELECOM ENGINEERING                     0.00        0.00        0.00        0.00        0.00
  TELECOM OPERATIONS                  9,510.43        0.00    9,510.43        0.00        0.00
 OPERATIONS IMPROVEMENT
  LAND MANAGEMENT-FORESTRY                0.00        0.00        0.00        0.00        0.00
  LAND MGMT-REAL ESTATE                   0.00        0.00        0.00        0.00        0.00
 ENERGY DELIVERY & CUSTOMER REL
  PLANNING & BUDGETING                    0.00        0.00        0.00        0.00        0.00
COAL TERMINAL
  COOK COAL TERMINAL                      0.00        0.00        0.00        0.00        0.00
  PUTNAM                                  0.00        0.00        0.00        0.00        0.00
FOSSIL POWER PLANT
  MANAGERIAL                              0.00        0.00        0.00        0.00        0.00
  ENERGY PRODUCTION                       0.00        0.00        0.00        0.00        0.00
  PRODUCTION SUPPORT                      0.00        0.00        0.00        0.00        0.00
  ADMINISTRATIVE & TECH SERV              0.00        0.00        0.00        0.00        0.00
HYDRO PLANT                               0.00        0.00        0.00        0.00        0.00
NUCLEAR GENERATION                        0.00        0.00        0.00        0.00        0.00
ADMINISTRATIVE SUPPORT
 ADMINISTRATIVE
  STATE PRES/ENVIR & GOV'T              190.64        0.00      190.64        0.00        0.00
  CORPORATE COMMUNICATIONS                0.00        0.00        0.00        0.00        0.00
  RATES                                   0.00        0.00        0.00        0.00        0.00
  OTHER ADMIN GROUPS                 14,503.91        0.00    5,301.13    1,677.24      210.71
 ACCOUNTING
  ADMINISTRATIVE                          0.00        0.00        0.00        0.00        0.00
 CORPORATE SERVICES
  CORPORATE SERVICES-ADMIN                0.00        0.00        0.00        0.00        0.00
  FLEET MANAGEMENT                   34,614.64        0.00   34,614.64        0.00        0.00
  BUILDING SERVICES                  17,691.04        0.00   17,691.04        0.00        0.00
  OFFICE SERVICES                         0.00        0.00        0.00        0.00        0.00

LABOR FRINGES ON O&M LABOR           36,305.18        0.00   29,883.17      425.08       41.47
TOTAL O&M COSTS                     407,384.58        0.00  363,576.18    8,075.38    1,297.48
CONSTRUCTION, RETIRE, OTHER WI      121,745.32        0.00  105,656.34   13,598.50      (11.52)
MATERIAL & SUPPLY COSTS              14,063.02        0.00   14,086.86        0.00      (80.55)
FACILITY COSTS                       24,840.00        0.00        0.00        0.00        0.00
INVESTMENT CARRYING CHARGES           9,948.00        0.00        0.00        0.00        0.00
COMPANY TOTAL                       577,980.92        0.00  483,319.38   21,673.88    1,205.41

      KINGSPORT POWER COMPANY
1999 INTERCOMPANY BILLING COSTS INCURRED

COMPANY BENEFITING FROM WORK              WPCO        OPCO         CSP       AEPSC
ORGANIZATION PROVIDING SERVICE
O&M COSTS
MARKETING
  CONSUMER MARKETING                      0.00        0.00        0.00        0.00
  ECONOMIC DEVELOPMENT                    0.00        0.00        0.00        0.00
  BUSINESS SERVICES                       0.00        0.00        0.00        0.00
DISTRIBUTION REGIONS
  MANAGERIAL                              0.00        0.00        0.00        0.00
  CUSTOMER SERVICES                       0.00        0.00        0.00        0.00
  ENGENEERING & PLANNING                  0.00        0.00   19,777.96        0.00
  ENGINEERING INFO & DRAFTING             0.00        0.00        0.00        0.00
  STORES                                  0.00        0.00        0.00        0.00
  OPERATIONS-ADMINISTRATIVE               0.00        0.00        0.00        0.00
  OPERATIONS-METER                        0.00        0.00        0.00        0.00
  OPERATIONS-LINE                        30.84      709.03      647.42        0.00
ENERGY DISTRIBUTION SUPPORT
 DISTRIBUTION OPERATIONS
  DISTRIBUTION OPERATIONS                 0.00        0.00        0.00        0.00
  RIGHT OF WAY MAINTENANCE                0.00        0.00        0.00        0.00
 DISTRIBUTION ENGINEERING
  DISTRIBUTION ENG&PLANNING               0.00        0.00        0.00        0.00
 DISTRIBUTION DATA SYSTEMS
  DATABASE APPLICATIONS                   0.00        0.00        0.00        0.00
  JOINT USE                               0.00        0.00        0.00        0.00
T&D MATERIAL DISTRIBUTION
  CENTRAL WAREHOUSE                       0.00        0.00        0.00        0.00
ENERGY TRANSMISSION
 TRANSMISSION REGIONS
  TRANSMISSION LINE                       0.00        0.00        0.00        0.00
  PROTECTION & CONTROL                    0.00        0.00        0.00        0.00
  STATION                                 0.00        0.00        0.00        0.00
 TRANSMISSION SYSTEM ENG
  LINE ENGINEERING                        0.00        0.00        0.00        0.00
  LINE ENG/RIGHT OF WAY                   0.00        0.00        0.00        0.00
  LINE ENGINEERING/SURVEY                 0.00        0.00        0.00        0.00
  PROTECTION & CONTROL                    0.00        0.00        0.00        0.00
  STATION ENGINEERING                     0.00        0.00        0.00        0.00
 STATION CONSTRUCTION O&M ADM
  SYSTEM MAINT-TOOLS/EQUIP                0.00        0.00        0.00        0.00
 OPERATIONS CENTER                        0.00        0.00        0.00        0.00
ENERGY DELIVERY SUPPORT
 MEASURE & CUST SUPPORT
  MEASUREMENTS ENG & SUPT                 0.00        0.00        0.00        0.00
  METER OPERATIONS                        0.00        0.00        0.00        0.00
 TELECOMMUNICATIONS
  TELECOM ENGINEERING                     0.00        0.00        0.00        0.00
  TELECOM OPERATIONS                      0.00        0.00        0.00        0.00
 OPERATIONS IMPROVEMENT
  LAND MANAGEMENT-FORESTRY                0.00        0.00        0.00        0.00
  LAND MGMT-REAL ESTATE                   0.00        0.00        0.00        0.00
 ENERGY DELIVERY & CUSTOMER REL
  PLANNING & BUDGETING                    0.00        0.00        0.00        0.00
COAL TERMINAL
  COOK COAL TERMINAL                      0.00        0.00        0.00        0.00
  PUTNAM                                  0.00        0.00        0.00        0.00
FOSSIL POWER PLANT
  MANAGERIAL                              0.00        0.00        0.00        0.00
  ENERGY PRODUCTION                       0.00        0.00        0.00        0.00
  PRODUCTION SUPPORT                      0.00        0.00        0.00        0.00
  ADMINISTRATIVE & TECH SERV              0.00        0.00        0.00        0.00
HYDRO PLANT                               0.00        0.00        0.00        0.00
NUCLEAR GENERATION                        0.00        0.00        0.00        0.00
ADMINISTRATIVE SUPPORT
 ADMINISTRATIVE
  STATE PRES/ENVIR & GOV'T                0.00        0.00        0.00        0.00
  CORPORATE COMMUNICATIONS                0.00        0.00        0.00        0.00
  RATES                                   0.00        0.00        0.00        0.00
  OTHER ADMIN GROUPS                     11.09    7,119.10      184.64        0.00
 ACCOUNTING
  ADMINISTRATIVE                          0.00        0.00        0.00        0.00
 CORPORATE SERVICES
  CORPORATE SERVICES-ADMIN                0.00        0.00        0.00        0.00
  FLEET MANAGEMENT                        0.00        0.00        0.00        0.00
  BUILDING SERVICES                       0.00        0.00        0.00        0.00
  OFFICE SERVICES                         0.00        0.00        0.00        0.00

LABOR FRINGES ON O&M LABOR                2.31       53.00    5,900.15        0.00
TOTAL O&M COSTS                          44.24    7,881.13   26,510.17        0.00
CONSTRUCTION, RETIRE, OTHER WI            0.00    2,502.00        0.00        0.00
MATERIAL & SUPPLY COSTS                   0.00        0.00       56.71        0.00
FACILITY COSTS                            0.00        0.00        0.00   24,840.00
INVESTMENT CARRYING CHARGES               0.00        0.00        0.00    9,948.00
COMPANY TOTAL                            44.24   10,383.13   26,566.88   34,788.00

     APPALACHIAN POWER COMPANY
1999 INTERCOMPANY BILLING COSTS INCURRED

COMPANY BENEFITING FROM WORK             Total       KGPCO        APCO        KPCO         I&M
ORGANIZATION PROVIDING SERVICE
O&M COSTS
MARKETING
  CONSUMER MARKETING                 39,747.73      113.94        0.00   30,336.29      485.22
  ECONOMIC DEVELOPMENT               11,370.11    9,564.35        0.00        0.56        1.84
  BUSINESS SERVICES                       0.00        0.00        0.00        0.00        0.00
DISTRIBUTION REGIONS
  MANAGERIAL                            941.39      254.88        0.00      327.50       20.71
  CUSTOMER SERVICES                 641,118.10  226,216.78        0.00  306,587.84        0.00
  ENGENEERING & PLANNING             62,939.62      139.69        0.00   37,237.37      736.02
  ENGINEERING INFO & DRAFTING       122,079.31   35,029.18        0.00   84,507.83        0.00
  STORES                              9,178.35        0.00        0.00    9,092.55        3.29
  OPERATIONS-ADMINISTRATIVE         207,397.20   62,266.73        0.00  141,389.67        0.00
  OPERATIONS-METER                  153,182.74   39,147.06        0.00  105,885.77        0.00
  OPERATIONS-LINE                   686,534.36   22,538.45        0.00  533,030.87   61,767.82
ENERGY DISTRIBUTION SUPPORT
 DISTRIBUTION OPERATIONS
  DISTRIBUTION OPERATIONS            61,150.65   12,595.88        0.00   47,280.04      364.22
  RIGHT OF WAY MAINTENANCE          120,535.37   28,528.35        0.00   84,921.46    5,185.27
 DISTRIBUTION ENGINEERING
  DISTRIBUTION ENG&PLANNING          44,159.31    5,327.03        0.00   32,006.66    1,664.82
 DISTRIBUTION DATA SYSTEMS
  DATABASE APPLICATIONS              10,118.30        0.00        0.00        0.00    1,843.52
  JOINT USE                          16,288.19    2,357.17        0.00   13,572.86        0.00
T&D MATERIAL DISTRIBUTION
  CENTRAL WAREHOUSE                    (761.68)    (320.23)       0.00     (607.84)      35.68
ENERGY TRANSMISSION
 TRANSMISSION REGIONS
  TRANSMISSION LINE                  40,008.51    6,715.06        0.00    6,047.77    3,191.75
  PROTECTION & CONTROL               56,898.10   19,581.04        0.00   23,071.65       28.95
  STATION                           277,321.03   45,210.87        0.00   79,920.77   12,894.20
 TRANSMISSION SYSTEM ENG
  LINE ENGINEERING                      238.99        0.00        0.00        0.00        0.00
  LINE ENG/RIGHT OF WAY               1,522.11      804.15        0.00      571.38        0.00
  LINE ENGINEERING/SURVEY                 5.00        0.00        0.00        0.00        0.00
  PROTECTION & CONTROL                    0.00        0.00        0.00        0.00        0.00
  STATION ENGINEERING                 1,481.25    1,229.32        0.00        0.00      251.93
 STATION CONSTRUCTION O&M ADM
  SYSTEM MAINT-TOOLS/EQUIP          206,479.58   30,272.60        0.00  103,680.32   19,172.09
 OPERATIONS CENTER                  368,621.65   37,216.45        0.00  328,055.38    1,089.98
ENERGY DELIVERY SUPPORT
 MEASURE & CUST SUPPORT
  MEASUREMENTS ENG & SUPT                 0.00        0.00        0.00        0.00        0.00
  METER OPERATIONS                  163,769.66   12,284.23        0.00  148,133.70      831.30
 TELECOMMUNICATIONS
  TELECOM ENGINEERING                     0.00        0.00        0.00        0.00        0.00
  TELECOM OPERATIONS                 26,205.72      373.83        0.00      177.40    1,018.59
 OPERATIONS IMPROVEMENT
  LAND MANAGEMENT-FORESTRY           (5,337.05)  (2,431.03)       0.00        0.00        0.00
  LAND MGMT-REAL ESTATE                   0.00        0.00        0.00        0.00        0.00
 ENERGY DELIVERY & CUSTOMER REL
  PLANNING & BUDGETING                    0.00        0.00        0.00        0.00        0.00
COAL TERMINAL
  COOK COAL TERMINAL                      0.00        0.00        0.00        0.00        0.00
  PUTNAM                                  0.00        0.00        0.00        0.00        0.00
FOSSIL POWER PLANT
  MANAGERIAL                         99,139.04        0.00        0.00   28,037.84    3,800.20
  ENERGY PRODUCTION                  40,778.23        0.00        0.00      343.62   10,002.90
  PRODUCTION SUPPORT                  1,788.39        0.00        0.00    4,978.97    1,865.98
  ADMINISTRATIVE & TECH SERV        (11,981.30)       0.00        0.00       78.92    1,350.00
HYDRO PLANT                         220,699.99      947.53        0.00    8,730.11  111,776.12
NUCLEAR GENERATION                        0.00        0.00        0.00        0.00        0.00
ADMINISTRATIVE SUPPORT
 ADMINISTRATIVE
  STATE PRES/ENVIR & GOV'T          133,010.19   38,418.11        0.00    1,906.73    5,293.76
  CORPORATE COMMUNICATIONS            7,742.80    2,335.63        0.00      456.94    1,446.98
  RATES                              81,377.42      315.49        0.00        0.00        0.00
  OTHER ADMIN GROUPS                145,377.78  (13,336.54)       0.00   (9,018.43) (27,226.84)
 ACCOUNTING
  ADMINISTRATIVE                     32,989.83    5,488.93        0.00        0.00        0.00
 CORPORATE SERVICES
  CORPORATE SERVICES-ADMIN            1,568.00      876.12        0.00        0.00        0.00
  FLEET MANAGEMENT                   51,377.85    7,300.66        0.00   38,803.72      143.27
  BUILDING SERVICES                  93,738.37   59,864.05        0.00   11,056.38      984.16
  OFFICE SERVICES                     2,918.99    2,300.68        0.00      525.56       17.60

LABOR FRINGES ON O&M LABOR          376,504.05   63,808.89        0.00  222,499.57   16,510.20
TOTAL O&M COSTS                    4,600,223.23 763,335.33        0.00 2,423,627.73 236,551.53
CONSTRUCTION, RETIRE, OTHER WI     4,855,719.38 420,338.45        0.00 2,788,890.12 121,336.60
MATERIAL & SUPPLY COSTS            1,395,308.94 157,696.43        0.00  623,176.56  117,522.38
FACILITY COSTS                     1,309,656.00  36,996.00        0.00  178,092.00    2,964.00
INVESTMENT CARRYING CHARGES         769,728.00   20,448.00        0.00  146,448.00   30,660.00
COMPANY TOTAL                      12,930,635.51,398,814.21       0.00 6,160,234.41 509,034.51

     APPALACHIAN POWER COMPANY
1999 INTERCOMPANY BILLING COSTS INCURRED

COMPANY BENEFITING FROM WORK              WPCO        OPCO         CSP       AEPSC
ORGANIZATION PROVIDING SERVICE
O&M COSTS
MARKETING
  CONSUMER MARKETING                  1,661.21    4,903.36    2,247.71        0.00
  ECONOMIC DEVELOPMENT                1,800.08        2.56        0.72        0.00
  BUSINESS SERVICES                       0.00        0.00        0.00        0.00
DISTRIBUTION REGIONS
  MANAGERIAL                              1.00      140.15      197.15        0.00
  CUSTOMER SERVICES                       0.00  108,306.79        6.69        0.00
  ENGENEERING & PLANNING                  0.00    9,643.30   15,183.24        0.00
  ENGINEERING INFO & DRAFTING            59.29    2,483.01        0.00        0.00
  STORES                                  0.00       16.88       65.63        0.00
  OPERATIONS-ADMINISTRATIVE               0.00        0.00    3,740.80        0.00
  OPERATIONS-METER                        0.00    3,297.82    4,852.09        0.00
  OPERATIONS-LINE                       105.82   63,549.43    5,541.97        0.00
ENERGY DISTRIBUTION SUPPORT
 DISTRIBUTION OPERATIONS
  DISTRIBUTION OPERATIONS                20.22      465.37      424.92        0.00
  RIGHT OF WAY MAINTENANCE               31.47    1,396.71      472.11        0.00
 DISTRIBUTION ENGINEERING
  DISTRIBUTION ENG&PLANNING              92.40    3,126.19    1,942.21        0.00
 DISTRIBUTION DATA SYSTEMS
  DATABASE APPLICATIONS                   0.00    5,183.78    3,091.00        0.00
  JOINT USE                               0.00      358.16        0.00        0.00
T&D MATERIAL DISTRIBUTION
  CENTRAL WAREHOUSE                       0.00      126.36        4.35        0.00
ENERGY TRANSMISSION
 TRANSMISSION REGIONS
  TRANSMISSION LINE                      58.08   21,926.70    2,069.15        0.00
  PROTECTION & CONTROL                  464.14    9,403.65    4,348.67        0.00
  STATION                               642.13   93,210.59   45,442.47        0.00
 TRANSMISSION SYSTEM ENG
  LINE ENGINEERING                        0.00        0.00      238.99        0.00
  LINE ENG/RIGHT OF WAY                   0.00      146.58        0.00        0.00
  LINE ENGINEERING/SURVEY                 0.00        5.00        0.00        0.00
  PROTECTION & CONTROL                    0.00        0.00        0.00        0.00
  STATION ENGINEERING                     0.00        0.00        0.00        0.00
 STATION CONSTRUCTION O&M ADM
  SYSTEM MAINT-TOOLS/EQUIP              877.14   41,285.41   11,192.02        0.00
 OPERATIONS CENTER                       43.93    1,522.00      693.91        0.00
ENERGY DELIVERY SUPPORT
 MEASURE & CUST SUPPORT
  MEASUREMENTS ENG & SUPT                 0.00        0.00        0.00        0.00
  METER OPERATIONS                       48.30    1,713.89      758.24        0.00
 TELECOMMUNICATIONS
  TELECOM ENGINEERING                     0.00        0.00        0.00        0.00
  TELECOM OPERATIONS                      2.92   18,924.10    5,708.88        0.00
 OPERATIONS IMPROVEMENT
  LAND MANAGEMENT-FORESTRY           (2,906.02)       0.00        0.00        0.00
  LAND MGMT-REAL ESTATE                   0.00        0.00        0.00        0.00
 ENERGY DELIVERY & CUSTOMER REL
  PLANNING & BUDGETING                    0.00        0.00        0.00        0.00
COAL TERMINAL
  COOK COAL TERMINAL                      0.00        0.00        0.00        0.00
  PUTNAM                                  0.00        0.00        0.00        0.00
FOSSIL POWER PLANT
  MANAGERIAL                              0.00   66,504.90      796.10        0.00
  ENERGY PRODUCTION                       0.00   26,095.94    4,335.77        0.00
  PRODUCTION SUPPORT                      0.00   (5,399.26)     342.70        0.00
  ADMINISTRATIVE & TECH SERV              0.00  (14,220.57)     810.35        0.00
HYDRO PLANT                               0.00   99,107.33      138.90        0.00
NUCLEAR GENERATION                        0.00        0.00        0.00        0.00
ADMINISTRATIVE SUPPORT
 ADMINISTRATIVE
  STATE PRES/ENVIR & GOV'T           86,871.49      484.00       36.10        0.00
  CORPORATE COMMUNICATIONS               76.16    2,208.57    1,218.52        0.00
  RATES                              81,061.93        0.00        0.00        0.00
  OTHER ADMIN GROUPS                  4,810.62  161,105.21   29,043.76        0.00
 ACCOUNTING
  ADMINISTRATIVE                     27,500.90        0.00        0.00        0.00
 CORPORATE SERVICES
  CORPORATE SERVICES-ADMIN                0.00        0.00      691.88        0.00
  FLEET MANAGEMENT                      824.35    3,060.37    1,245.48        0.00
  BUILDING SERVICES                       0.00    8,627.82   13,205.96        0.00
  OFFICE SERVICES                         0.92       25.92       48.31        0.00

LABOR FRINGES ON O&M LABOR           13,351.13   48,820.29   11,513.97        0.00
TOTAL O&M COSTS                     217,499.61  787,558.31  171,650.72        0.00
CONSTRUCTION, RETIRE, OTHER WI        1,960.92  848,108.69  675,084.60        0.00
MATERIAL & SUPPLY COSTS               5,221.06  336,681.02  155,011.49        0.00
FACILITY COSTS                        6,672.00   46,068.00   34,980.00 1,003,884.00
INVESTMENT CARRYING CHARGES           1,068.00   79,692.00   31,116.00  460,296.00
COMPANY TOTAL                       232,421.59 2,098,108.021,067,842.811,464,180.00
KENTUCKY POWER COMPANY
1999 INTERCOMPANY BILLING COSTS INCURRED


COMPANY BENEFITING FROM WORK             Total       KGPCO        APCO        KPCO         I&M

ORGANIZATION PROVIDING SERVICE
O&M COSTS
MARKETING
  CONSUMER MARKETING                  1,036.78      471.48      565.30        0.00        0.00
  ECONOMIC DEVELOPMENT                    0.00        0.00        0.00        0.00        0.00
  BUSINESS SERVICES                       0.00        0.00        0.00        0.00        0.00
DISTRIBUTION REGIONS
  MANAGERIAL                             37.84        7.79       30.05        0.00        0.00
  CUSTOMER SERVICES                   4,567.35        0.00      304.42        0.00        0.00
  ENGENEERING & PLANNING             78,737.69      431.81    5,242.19        0.00       20.53
  ENGINEERING INFO & DRAFTING        (1,290.00)       0.00   (1,290.00)       0.00        0.00
  STORES                              5,572.79       46.03    1,776.65        0.00      874.48
  OPERATIONS-ADMINISTRATIVE          26,834.95        0.00        6.78        0.00        5.32
  OPERATIONS-METER                   80,990.48        0.00   11,621.56        0.00        0.00
  OPERATIONS-LINE                   119,352.60       41.56   30,414.63        0.00      420.49
ENERGY DISTRIBUTION SUPPORT
 DISTRIBUTION OPERATIONS
  DISTRIBUTION OPERATIONS                 0.00        0.00        0.00        0.00        0.00
  RIGHT OF WAY MAINTENANCE            1,561.50        0.00    1,561.50        0.00        0.00
 DISTRIBUTION ENGINEERING
  DISTRIBUTION ENG&PLANNING               0.00        0.00        0.00        0.00        0.00
 DISTRIBUTION DATA SYSTEMS
  DATABASE APPLICATIONS                   0.00        0.00        0.00        0.00        0.00
  JOINT USE                             288.00        0.00        0.00        0.00      288.00
T&D MATERIAL DISTRIBUTION
  CENTRAL WAREHOUSE                       0.00        0.00        0.00        0.00        0.00
ENERGY TRANSMISSION
 TRANSMISSION REGIONS
  TRANSMISSION LINE                 212,563.28       67.91   82,464.31        0.00    2,324.22
  PROTECTION & CONTROL               67,813.92        0.00   61,206.98        0.00      115.85
  STATION                           354,241.60      252.55  117,672.07        0.00    1,224.22
 TRANSMISSION SYSTEM ENG
  LINE ENGINEERING                       91.45        0.00        0.00        0.00        0.00
  LINE ENG/RIGHT OF WAY                   0.00        0.00        0.00        0.00        0.00
  LINE ENGINEERING/SURVEY                 0.00        0.00        0.00        0.00        0.00
  PROTECTION & CONTROL                    0.00        0.00        0.00        0.00        0.00
  STATION ENGINEERING                     0.00        0.00        0.00        0.00        0.00
 STATION CONSTRUCTION O&M ADM
  SYSTEM MAINT-TOOLS/EQUIP                0.00        0.00        0.00        0.00        0.00
 OPERATIONS CENTER                        0.00        0.00        0.00        0.00        0.00
ENERGY DELIVERY SUPPORT
 MEASURE & CUST SUPPORT
  MEASUREMENTS ENG & SUPT                 0.00        0.00        0.00        0.00        0.00
  METER OPERATIONS                    1,895.55      772.08      362.41        0.00      217.44
 TELECOMMUNICATIONS
  TELECOM ENGINEERING                     0.00        0.00        0.00        0.00        0.00
  TELECOM OPERATIONS                  5,984.08        0.00    4,929.67        0.00      515.91
 OPERATIONS IMPROVEMENT
  LAND MANAGEMENT-FORESTRY                0.00        0.00        0.00        0.00        0.00
  LAND MGMT-REAL ESTATE                   0.00        0.00        0.00        0.00        0.00
 ENERGY DELIVERY & CUSTOMER REL
  PLANNING & BUDGETING                    0.00        0.00        0.00        0.00        0.00
COAL TERMINAL
  COOK COAL TERMINAL                      0.00        0.00        0.00        0.00        0.00
  PUTNAM                                  0.00        0.00        0.00        0.00        0.00
FOSSIL POWER PLANT
  MANAGERIAL                              0.00        0.00        0.00        0.00        0.00
  ENERGY PRODUCTION                     336.15        0.00        0.00        0.00        0.00
  PRODUCTION SUPPORT                 13,193.11        0.00    1,091.80        0.00    1,547.38
  ADMINISTRATIVE & TECH SERV          2,585.26        0.00       31.20        0.00      193.17
HYDRO PLANT                               0.00        0.00        0.00        0.00        0.00
NUCLEAR GENERATION                        0.00        0.00        0.00        0.00        0.00
ADMINISTRATIVE SUPPORT
 ADMINISTRATIVE
  STATE PRES/ENVIR & GOV'T                0.00        0.00        0.00        0.00        0.00
  CORPORATE COMMUNICATIONS            5,428.40       32.91      921.67        0.00      625.06
  RATES                               1,716.40        0.00        0.00        0.00        0.00
  OTHER ADMIN GROUPS                 21,883.02    1,605.21    2,509.51        0.00  (10,415.36)
 ACCOUNTING
  ADMINISTRATIVE                          0.00        0.00        0.00        0.00        0.00
 CORPORATE SERVICES
  CORPORATE SERVICES-ADMIN                0.00        0.00        0.00        0.00        0.00
  FLEET MANAGEMENT                  266,901.51        0.00  265,457.42        0.00        0.00
  BUILDING SERVICES                      24.33        0.00       24.31        0.00        0.00
  OFFICE SERVICES                       474.81        0.00        0.00        0.00        0.00

LABOR FRINGES ON O&M LABOR          110,771.09       46.26   24,174.75        0.00    1,614.20
TOTAL O&M COSTS                    1,383,593.94   3,775.59  611,079.18        0.00     (429.09)
CONSTRUCTION, RETIRE, OTHER WI     1,335,401.85   2,299.75  735,646.42        0.00    2,847.43
MATERIAL & SUPPLY COSTS              57,212.85      137.95   32,658.52        0.00    4,924.64
FACILITY COSTS                      729,960.00    8,316.00  251,856.00        0.00        0.00
INVESTMENT CARRYING CHARGES         643,836.00    7,512.00  229,644.00        0.00        0.00
COMPANY TOTAL                      4,150,004.64  22,041.29 1,860,884.12       0.00    7,342.98
KENTUCKY POWER COMPANY
1999 INTERCOMPANY BILLING COSTS INCURRED


COMPANY BENEFITING FROM WORK              WPCO        OPCO         CSP       AEPSC

ORGANIZATION PROVIDING SERVICE
O&M COSTS
MARKETING
  CONSUMER MARKETING                      0.00        0.00        0.00        0.00
  ECONOMIC DEVELOPMENT                    0.00        0.00        0.00        0.00
  BUSINESS SERVICES                       0.00        0.00        0.00        0.00
DISTRIBUTION REGIONS
  MANAGERIAL                              0.00        0.00        0.00        0.00
  CUSTOMER SERVICES                       0.00    4,048.38      214.55        0.00
  ENGENEERING & PLANNING                 23.68      431.77   72,587.71        0.00
  ENGINEERING INFO & DRAFTING             0.00        0.00        0.00        0.00
  STORES                                 46.02    2,093.22      736.39        0.00
  OPERATIONS-ADMINISTRATIVE               0.00   25,020.33    1,802.52        0.00
  OPERATIONS-METER                        0.00   52,055.45   17,313.47        0.00
  OPERATIONS-LINE                       126.80   36,770.63   51,578.49        0.00
ENERGY DISTRIBUTION SUPPORT
 DISTRIBUTION OPERATIONS
  DISTRIBUTION OPERATIONS                 0.00        0.00        0.00        0.00
  RIGHT OF WAY MAINTENANCE                0.00        0.00        0.00        0.00
 DISTRIBUTION ENGINEERING
  DISTRIBUTION ENG&PLANNING               0.00        0.00        0.00        0.00
 DISTRIBUTION DATA SYSTEMS
  DATABASE APPLICATIONS                   0.00        0.00        0.00        0.00
  JOINT USE                               0.00        0.00        0.00        0.00
T&D MATERIAL DISTRIBUTION
  CENTRAL WAREHOUSE                       0.00        0.00        0.00        0.00
ENERGY TRANSMISSION
 TRANSMISSION REGIONS
  TRANSMISSION LINE                   3,339.44   76,482.91   47,884.49        0.00
  PROTECTION & CONTROL                  195.16    4,474.43    1,821.50        0.00
  STATION                             3,171.39  181,635.68   50,285.69        0.00
 TRANSMISSION SYSTEM ENG
  LINE ENGINEERING                        0.00        0.00       91.45        0.00
  LINE ENG/RIGHT OF WAY                   0.00        0.00        0.00        0.00
  LINE ENGINEERING/SURVEY                 0.00        0.00        0.00        0.00
  PROTECTION & CONTROL                    0.00        0.00        0.00        0.00
  STATION ENGINEERING                     0.00        0.00        0.00        0.00
 STATION CONSTRUCTION O&M ADM
  SYSTEM MAINT-TOOLS/EQUIP                0.00        0.00        0.00        0.00
 OPERATIONS CENTER                        0.00        0.00        0.00        0.00
ENERGY DELIVERY SUPPORT
 MEASURE & CUST SUPPORT
  MEASUREMENTS ENG & SUPT                 0.00        0.00        0.00        0.00
  METER OPERATIONS                       12.08      277.83      253.71        0.00
 TELECOMMUNICATIONS
  TELECOM ENGINEERING                     0.00        0.00        0.00        0.00
  TELECOM OPERATIONS                     15.00      276.00      247.50        0.00
 OPERATIONS IMPROVEMENT
  LAND MANAGEMENT-FORESTRY                0.00        0.00        0.00        0.00
  LAND MGMT-REAL ESTATE                   0.00        0.00        0.00        0.00
 ENERGY DELIVERY & CUSTOMER REL
  PLANNING & BUDGETING                    0.00        0.00        0.00        0.00
COAL TERMINAL
  COOK COAL TERMINAL                      0.00        0.00        0.00        0.00
  PUTNAM                                  0.00        0.00        0.00        0.00
FOSSIL POWER PLANT
  MANAGERIAL                              0.00        0.00        0.00        0.00
  ENERGY PRODUCTION                       0.00      336.15        0.00        0.00
  PRODUCTION SUPPORT                      0.00    3,892.33    6,661.60        0.00
  ADMINISTRATIVE & TECH SERV              0.00    2,360.89        0.00        0.00
HYDRO PLANT                               0.00        0.00        0.00        0.00
NUCLEAR GENERATION                        0.00        0.00        0.00        0.00
ADMINISTRATIVE SUPPORT
 ADMINISTRATIVE
  STATE PRES/ENVIR & GOV'T                0.00        0.00        0.00        0.00
  CORPORATE COMMUNICATIONS               32.90      953.57    2,862.29        0.00
  RATES                               1,716.40        0.00        0.00        0.00
  OTHER ADMIN GROUPS                    129.29   24,920.39    3,133.98        0.00
 ACCOUNTING
  ADMINISTRATIVE                          0.00        0.00        0.00        0.00
 CORPORATE SERVICES
  CORPORATE SERVICES-ADMIN                0.00        0.00        0.00        0.00
  FLEET MANAGEMENT                        0.00    1,444.09        0.00        0.00
  BUILDING SERVICES                       0.00        0.02        0.00        0.00
  OFFICE SERVICES                         0.00        0.00      474.81        0.00

LABOR FRINGES ON O&M LABOR            1,497.92   39,769.27   43,668.69        0.00
TOTAL O&M COSTS                      10,306.08  457,243.34  301,618.84        0.00
CONSTRUCTION, RETIRE, OTHER WI            0.00  138,793.63  455,814.62        0.00
MATERIAL & SUPPLY COSTS                   6.78   13,581.12    5,903.84        0.00
FACILITY COSTS                        1,140.00   46,908.00   29,160.00  392,580.00
INVESTMENT CARRYING CHARGES           1,644.00   58,092.00   30,576.00  316,368.00
COMPANY TOTAL                        13,096.86  714,618.09  823,073.30  708,948.00
  INDIANA MICHIGAN POWER COMPANY
1999 INTERCOMPANY BILLING COSTS INCURRED


COMPANY BENEFITING FROM WORK             Total       KGPCO        APCO        KPCO         I&M

ORGANIZATION PROVIDING SERVICE
O&M COSTS
MARKETING
  CONSUMER MARKETING                    960.00        0.00        0.00        0.00        0.00
  ECONOMIC DEVELOPMENT                    0.00        0.00        0.00        0.00        0.00
  BUSINESS SERVICES                       0.00        0.00        0.00        0.00        0.00
DISTRIBUTION REGIONS
  MANAGERIAL                         36,356.75        0.00        0.00        0.00        0.00
  CUSTOMER SERVICES                 677,807.62        0.00       21.45      100.49        0.00
  ENGENEERING & PLANNING              1,730.90        3.83      706.06       22.83        0.00
  ENGINEERING INFO & DRAFTING       196,240.44        0.00        0.00        0.00        0.00
  STORES                              9,649.05        0.00      280.93        0.00        0.00
  OPERATIONS-ADMINISTRATIVE             142.61        0.00        0.00        0.00        0.00
  OPERATIONS-METER                   57,779.93        0.00        0.00        0.00        0.00
  OPERATIONS-LINE                    37,828.91    1,007.12    4,168.21      726.12        0.00
ENERGY DISTRIBUTION SUPPORT
 DISTRIBUTION OPERATIONS
  DISTRIBUTION OPERATIONS            32,233.28      162.45    4,848.74    1,051.55        0.00
  RIGHT OF WAY MAINTENANCE          374,145.64       16.52    1,635.41        0.00        0.00
 DISTRIBUTION ENGINEERING
  DISTRIBUTION ENG&PLANNING          26,902.71       93.15    2,859.07      571.81        0.00
 DISTRIBUTION DATA SYSTEMS
  DATABASE APPLICATIONS                   0.00        0.00        0.00        0.00        0.00
  JOINT USE                           7,144.04       53.33    2,466.82      338.43        0.00
T&D MATERIAL DISTRIBUTION
  CENTRAL WAREHOUSE                     517.01        0.00        0.00        0.00        0.00
ENERGY TRANSMISSION
 TRANSMISSION REGIONS
  TRANSMISSION LINE                 312,017.04        0.00    7,007.01  230,897.05        0.00
  PROTECTION & CONTROL               61,118.44    1,149.59    1,553.46      880.05        0.00
  STATION                           190,226.30      293.48   10,267.06    4,621.38        0.00
 TRANSMISSION SYSTEM ENG
  LINE ENGINEERING                   24,306.76        0.00    1,942.87        0.00        0.00
  LINE ENG/RIGHT OF WAY               4,519.78        0.00        0.00        0.00        0.00
  LINE ENGINEERING/SURVEY                 0.00        0.00        0.00        0.00        0.00
  PROTECTION & CONTROL                    0.00        0.00        0.00        0.00        0.00
  STATION ENGINEERING                 1,875.08        0.00        0.00        0.00        0.00
 STATION CONSTRUCTION O&M ADM
  SYSTEM MAINT-TOOLS/EQUIP            3,764.21       10.04      301.09    1,378.75        0.00
 OPERATIONS CENTER                    8,627.58        0.00      574.80        0.00        0.00
ENERGY DELIVERY SUPPORT
 MEASURE & CUST SUPPORT
  MEASUREMENTS ENG & SUPT               (42.92)       0.00        0.00        0.00        0.00
  METER OPERATIONS                    1,580.52        0.00        0.00        0.00        0.00
 TELECOMMUNICATIONS
  TELECOM ENGINEERING                     0.00        0.00        0.00        0.00        0.00
  TELECOM OPERATIONS                  5,608.17        0.00        0.00      297.39        0.00
 OPERATIONS IMPROVEMENT
  LAND MANAGEMENT-FORESTRY                0.00        0.00        0.00        0.00        0.00
  LAND MGMT-REAL ESTATE                   0.00        0.00        0.00        0.00        0.00
 ENERGY DELIVERY & CUSTOMER REL
  PLANNING & BUDGETING                    0.00        0.00        0.00        0.00        0.00
COAL TERMINAL
  COOK COAL TERMINAL                      0.00        0.00        0.00        0.00        0.00
  PUTNAM                                  0.00        0.00        0.00        0.00        0.00
FOSSIL POWER PLANT
  MANAGERIAL                              0.00        0.00        0.00        0.00        0.00
  ENERGY PRODUCTION                     340.51        0.00      142.36        0.00        0.00
  PRODUCTION SUPPORT                  1,829.99        0.00    1,258.26        0.00        0.00
  ADMINISTRATIVE & TECH SERV            456.99        0.00      127.50       25.00        0.00
HYDRO PLANT                          50,470.24        0.00    4,197.04        0.00        0.00
NUCLEAR GENERATION                    4,630.90        0.00        5.56       62.30        0.00
ADMINISTRATIVE SUPPORT
 ADMINISTRATIVE
  STATE PRES/ENVIR & GOV'T           17,803.02      219.71    6,164.20    1,318.29        0.00
  CORPORATE COMMUNICATIONS           19,961.88      246.44    6,900.41    1,478.66        0.00
  RATES                               2,051.92        0.00        0.00        0.00        0.00
  OTHER ADMIN GROUPS                506,347.36      969.66     (621.41)   5,254.06        0.00
 ACCOUNTING
  ADMINISTRATIVE                      9,752.91      120.41    3,491.78      722.43        0.00
 CORPORATE SERVICES
  CORPORATE SERVICES-ADMIN            2,318.00       28.00      784.00      168.00        0.00
  FLEET MANAGEMENT                   96,640.78      513.81      931.81      694.62        0.00
  BUILDING SERVICES                  24,608.39        3.40      102.00    7,840.86        0.00
  OFFICE SERVICES                    67,528.60    1,307.08   46,724.45        0.38        0.00

LABOR FRINGES ON O&M LABOR          143,116.29      392.97    2,369.69    1,585.71        0.00
TOTAL O&M COSTS                    3,020,897.63   6,590.99  111,210.63  260,036.16        0.00
CONSTRUCTION, RETIRE, OTHER WI     2,307,315.67     774.54  148,664.32   91,857.45        0.00
MATERIAL & SUPPLY COSTS             740,245.70    6,713.21   53,270.88   43,565.02        0.00
FACILITY COSTS                     3,422,172.00       0.00    2,928.00    2,928.00        0.00
INVESTMENT CARRYING CHARGES         496,002.00        0.00   22,188.00   22,188.00        0.00
COMPANY TOTAL                      9,986,633.00  14,078.74  338,261.83  420,574.63        0.00
  INDIANA MICHIGAN POWER COMPANY
1999 INTERCOMPANY BILLING COSTS INCURRED


COMPANY BENEFITING FROM WORK              WPCO        OPCO         CSP       AEPSC

ORGANIZATION PROVIDING SERVICE
O&M COSTS
MARKETING
  CONSUMER MARKETING                      0.00      960.00        0.00        0.00
  ECONOMIC DEVELOPMENT                    0.00        0.00        0.00        0.00
  BUSINESS SERVICES                       0.00        0.00        0.00        0.00
DISTRIBUTION REGIONS
  MANAGERIAL                              0.00   36,347.22        9.53        0.00
  CUSTOMER SERVICES                       0.00  676,301.02    1,384.66        0.00
  ENGENEERING & PLANNING                  3.78      794.34      200.06        0.00
  ENGINEERING INFO & DRAFTING             0.00  195,850.22      390.22        0.00
  STORES                                  0.00    9,337.08       31.04        0.00
  OPERATIONS-ADMINISTRATIVE               0.00      142.61        0.00        0.00
  OPERATIONS-METER                    1,536.82   55,903.08      340.03        0.00
  OPERATIONS-LINE                         0.00   28,564.94    3,362.52        0.00
ENERGY DISTRIBUTION SUPPORT
 DISTRIBUTION OPERATIONS
  DISTRIBUTION OPERATIONS               162.45   17,486.97    8,521.12        0.00
  RIGHT OF WAY MAINTENANCE                0.00  372,296.51      197.20        0.00
 DISTRIBUTION ENGINEERING
  DISTRIBUTION ENG&PLANNING              94.28   21,305.90    1,978.50        0.00
 DISTRIBUTION DATA SYSTEMS
  DATABASE APPLICATIONS                   0.00        0.00        0.00        0.00
  JOINT USE                               0.82    3,412.76      871.88        0.00
T&D MATERIAL DISTRIBUTION
  CENTRAL WAREHOUSE                       0.00      517.01        0.00        0.00
ENERGY TRANSMISSION
 TRANSMISSION REGIONS
  TRANSMISSION LINE                     309.75   70,730.19    3,073.04        0.00
  PROTECTION & CONTROL                   55.87   56,565.82      913.65        0.00
  STATION                               318.19  166,805.36    7,920.83        0.00
 TRANSMISSION SYSTEM ENG
  LINE ENGINEERING                        0.00   14,921.26    7,442.63        0.00
  LINE ENG/RIGHT OF WAY                   0.00    4,519.78        0.00        0.00
  LINE ENGINEERING/SURVEY                 0.00        0.00        0.00        0.00
  PROTECTION & CONTROL                    0.00        0.00        0.00        0.00
  STATION ENGINEERING                     0.00    1,875.08        0.00        0.00
 STATION CONSTRUCTION O&M ADM
  SYSTEM MAINT-TOOLS/EQUIP               10.02    1,853.52      210.79        0.00
 OPERATIONS CENTER                        0.00    1,149.64    6,903.14        0.00
ENERGY DELIVERY SUPPORT
 MEASURE & CUST SUPPORT
  MEASUREMENTS ENG & SUPT                 0.00      (42.92)       0.00        0.00
  METER OPERATIONS                        0.00    1,580.52        0.00        0.00
 TELECOMMUNICATIONS
  TELECOM ENGINEERING                     0.00        0.00        0.00        0.00
  TELECOM OPERATIONS                      0.38    5,300.90        9.50        0.00
 OPERATIONS IMPROVEMENT
  LAND MANAGEMENT-FORESTRY                0.00        0.00        0.00        0.00
  LAND MGMT-REAL ESTATE                   0.00        0.00        0.00        0.00
 ENERGY DELIVERY & CUSTOMER REL
  PLANNING & BUDGETING                    0.00        0.00        0.00        0.00
COAL TERMINAL
  COOK COAL TERMINAL                      0.00        0.00        0.00        0.00
  PUTNAM                                  0.00        0.00        0.00        0.00
FOSSIL POWER PLANT
  MANAGERIAL                              0.00        0.00        0.00        0.00
  ENERGY PRODUCTION                       0.00      198.15        0.00        0.00
  PRODUCTION SUPPORT                      0.00      478.73       93.00        0.00
  ADMINISTRATIVE & TECH SERV              0.00       97.50      206.99        0.00
HYDRO PLANT                               0.00   46,144.96      128.24        0.00
NUCLEAR GENERATION                        7.49    1,592.77    2,962.78        0.00
ADMINISTRATIVE SUPPORT
 ADMINISTRATIVE
  STATE PRES/ENVIR & GOV'T              219.71    6,335.27    3,545.84        0.00
  CORPORATE COMMUNICATIONS              246.44    7,146.85    3,943.08        0.00
  RATES                                   0.00      939.02    1,112.90        0.00
  OTHER ADMIN GROUPS                    371.00  495,179.09    5,194.96        0.00
 ACCOUNTING
  ADMINISTRATIVE                        120.39    3,371.38    1,926.52        0.00
 CORPORATE SERVICES
  CORPORATE SERVICES-ADMIN               28.00      862.00      448.00        0.00
  FLEET MANAGEMENT                        0.00   93,984.90      515.64        0.00
  BUILDING SERVICES                       3.40   16,607.73       51.00        0.00
  OFFICE SERVICES                    15,492.36    3,383.02      621.31        0.00

LABOR FRINGES ON O&M LABOR              125.93  133,914.59    4,727.40        0.00
TOTAL O&M COSTS                      19,107.08 2,554,714.77  69,238.00        0.00
CONSTRUCTION, RETIRE, OTHER WI          998.69 1,899,800.80 165,219.87        0.00
MATERIAL & SUPPLY COSTS                 220.48  621,393.03   15,083.08        0.00
FACILITY COSTS                            0.00   21,492.00        0.00 3,394,824.00
INVESTMENT CARRYING CHARGES               0.00  162,708.00        0.00  288,918.00
COMPANY TOTAL                        20,326.25 5,260,108.60 249,540.95 3,683,742.00
      WHEELING POWER COMPANY
1999 INTERCOMPANY BILLING COSTS INCURRED


COMPANY BENEFITING FROM WORK             Total       KGPCO        APCO        KPCO         I&M

ORGANIZATION PROVIDING SERVICE
O&M COSTS
MARKETING
  CONSUMER MARKETING                      0.00        0.00        0.00        0.00        0.00
  ECONOMIC DEVELOPMENT                    0.00        0.00        0.00        0.00        0.00
  BUSINESS SERVICES                       0.00        0.00        0.00        0.00        0.00
DISTRIBUTION REGIONS
  MANAGERIAL                         41,711.85        0.00        0.00       39.00        0.00
  CUSTOMER SERVICES                   1,004.70        0.00        0.00        0.00        0.00
  ENGENEERING & PLANNING             50,666.03        0.00        0.00        0.00        0.00
  ENGINEERING INFO & DRAFTING             0.00        0.00        0.00        0.00        0.00
  STORES                                  0.00        0.00        0.00        0.00        0.00
  OPERATIONS-ADMINISTRATIVE               0.00        0.00        0.00        0.00        0.00
  OPERATIONS-METER                   61,675.90        0.00        0.00        0.00        0.00
  OPERATIONS-LINE                    10,119.73        0.00        0.00        0.00        0.00
ENERGY DISTRIBUTION SUPPORT
 DISTRIBUTION OPERATIONS
  DISTRIBUTION OPERATIONS                 0.00        0.00        0.00        0.00        0.00
  RIGHT OF WAY MAINTENANCE               48.32        0.00        3.44        1.73        0.00
 DISTRIBUTION ENGINEERING
  DISTRIBUTION ENG&PLANNING               0.00        0.00        0.00        0.00        0.00
 DISTRIBUTION DATA SYSTEMS
  DATABASE APPLICATIONS                   0.00        0.00        0.00        0.00        0.00
  JOINT USE                               0.00        0.00        0.00        0.00        0.00
T&D MATERIAL DISTRIBUTION
  CENTRAL WAREHOUSE                       0.00        0.00        0.00        0.00        0.00
ENERGY TRANSMISSION
 TRANSMISSION REGIONS
  TRANSMISSION LINE                       0.00        0.00        0.00        0.00        0.00
  PROTECTION & CONTROL                    0.00        0.00        0.00        0.00        0.00
  STATION                           343,298.61        0.00       12.00        6.00        0.00
 TRANSMISSION SYSTEM ENG
  LINE ENGINEERING                        0.00        0.00        0.00        0.00        0.00
  LINE ENG/RIGHT OF WAY                   0.00        0.00        0.00        0.00        0.00
  LINE ENGINEERING/SURVEY                 0.00        0.00        0.00        0.00        0.00
  PROTECTION & CONTROL                    0.00        0.00        0.00        0.00        0.00
  STATION ENGINEERING                     0.00        0.00        0.00        0.00        0.00
 STATION CONSTRUCTION O&M ADM
  SYSTEM MAINT-TOOLS/EQUIP                0.00        0.00        0.00        0.00        0.00
 OPERATIONS CENTER                        0.00        0.00        0.00        0.00        0.00
ENERGY DELIVERY SUPPORT
 MEASURE & CUST SUPPORT
  MEASUREMENTS ENG & SUPT                 0.00        0.00        0.00        0.00        0.00
  METER OPERATIONS                        0.00        0.00        0.00        0.00        0.00
 TELECOMMUNICATIONS
  TELECOM ENGINEERING                     0.00        0.00        0.00        0.00        0.00
  TELECOM OPERATIONS                     30.64        0.00        0.00        0.00        0.00
 OPERATIONS IMPROVEMENT
  LAND MANAGEMENT-FORESTRY                0.00        0.00        0.00        0.00        0.00
  LAND MGMT-REAL ESTATE                   0.00        0.00        0.00        0.00        0.00
 ENERGY DELIVERY & CUSTOMER REL
  PLANNING & BUDGETING                    0.00        0.00        0.00        0.00        0.00
COAL TERMINAL
  COOK COAL TERMINAL                      0.00        0.00        0.00        0.00        0.00
  PUTNAM                                  0.00        0.00        0.00        0.00        0.00
FOSSIL POWER PLANT
  MANAGERIAL                              0.00        0.00        0.00        0.00        0.00
  ENERGY PRODUCTION                       0.00        0.00        0.00        0.00        0.00
  PRODUCTION SUPPORT                      0.00        0.00        0.00        0.00        0.00
  ADMINISTRATIVE & TECH SERV              0.00        0.00        0.00        0.00        0.00
HYDRO PLANT                               0.00        0.00        0.00        0.00        0.00
NUCLEAR GENERATION                        0.00        0.00        0.00        0.00        0.00
ADMINISTRATIVE SUPPORT
 ADMINISTRATIVE
  STATE PRES/ENVIR & GOV'T                0.00        0.00        0.00        0.00        0.00
  CORPORATE COMMUNICATIONS            3,158.20        0.13        3.78        0.78        2.47
  RATES                                   0.00        0.00        0.00        0.00        0.00
  OTHER ADMIN GROUPS                  8,877.78        2.00    4,546.70       12.00       49.73
 ACCOUNTING
  ADMINISTRATIVE                          0.00        0.00        0.00        0.00        0.00
 CORPORATE SERVICES
  CORPORATE SERVICES-ADMIN                0.00        0.00        0.00        0.00        0.00
  FLEET MANAGEMENT                   20,903.32        0.00        0.00        0.00        0.00
  BUILDING SERVICES                  33,281.53        0.00      123.45        0.00        0.00
  OFFICE SERVICES                         0.00        0.00        0.00        0.00        0.00

LABOR FRINGES ON O&M LABOR           48,813.76        0.00       51.59        0.00        0.00
TOTAL O&M COSTS                     623,590.37        2.13    4,740.96       59.51       52.20
CONSTRUCTION, RETIRE, OTHER WI      268,352.23        0.00      326.50        7.80        0.00
MATERIAL & SUPPLY COSTS               4,582.69        0.00       60.07       42.22        0.00
FACILITY COSTS                            0.00        0.00        0.00        0.00        0.00
INVESTMENT CARRYING CHARGES               0.00        0.00        0.00        0.00        0.00
COMPANY TOTAL                       896,525.29        2.13    5,127.53      109.53       52.20
      WHEELING POWER COMPANY
1999 INTERCOMPANY BILLING COSTS INCURRED


COMPANY BENEFITING FROM WORK              WPCO        OPCO         CSP       AEPSC

ORGANIZATION PROVIDING SERVICE
O&M COSTS
MARKETING
  CONSUMER MARKETING                      0.00        0.00        0.00        0.00
  ECONOMIC DEVELOPMENT                    0.00        0.00        0.00        0.00
  BUSINESS SERVICES                       0.00        0.00        0.00        0.00
DISTRIBUTION REGIONS
  MANAGERIAL                              0.00   41,672.85        0.00        0.00
  CUSTOMER SERVICES                       0.00    1,004.70        0.00        0.00
  ENGENEERING & PLANNING                  0.00   50,666.03        0.00        0.00
  ENGINEERING INFO & DRAFTING             0.00        0.00        0.00        0.00
  STORES                                  0.00        0.00        0.00        0.00
  OPERATIONS-ADMINISTRATIVE               0.00        0.00        0.00        0.00
  OPERATIONS-METER                        0.00   61,675.90        0.00        0.00
  OPERATIONS-LINE                         0.00    8,355.38    1,764.35        0.00
ENERGY DISTRIBUTION SUPPORT
 DISTRIBUTION OPERATIONS
  DISTRIBUTION OPERATIONS                 0.00        0.00        0.00        0.00
  RIGHT OF WAY MAINTENANCE                0.00       33.50        9.65        0.00
 DISTRIBUTION ENGINEERING
  DISTRIBUTION ENG&PLANNING               0.00        0.00        0.00        0.00
 DISTRIBUTION DATA SYSTEMS
  DATABASE APPLICATIONS                   0.00        0.00        0.00        0.00
  JOINT USE                               0.00        0.00        0.00        0.00
T&D MATERIAL DISTRIBUTION
  CENTRAL WAREHOUSE                       0.00        0.00        0.00        0.00
ENERGY TRANSMISSION
 TRANSMISSION REGIONS
  TRANSMISSION LINE                       0.00        0.00        0.00        0.00
  PROTECTION & CONTROL                    0.00        0.00        0.00        0.00
  STATION                                 0.00  343,247.01       33.60        0.00
 TRANSMISSION SYSTEM ENG
  LINE ENGINEERING                        0.00        0.00        0.00        0.00
  LINE ENG/RIGHT OF WAY                   0.00        0.00        0.00        0.00
  LINE ENGINEERING/SURVEY                 0.00        0.00        0.00        0.00
  PROTECTION & CONTROL                    0.00        0.00        0.00        0.00
  STATION ENGINEERING                     0.00        0.00        0.00        0.00
 STATION CONSTRUCTION O&M ADM
  SYSTEM MAINT-TOOLS/EQUIP                0.00        0.00        0.00        0.00
 OPERATIONS CENTER                        0.00        0.00        0.00        0.00
ENERGY DELIVERY SUPPORT
 MEASURE & CUST SUPPORT
  MEASUREMENTS ENG & SUPT                 0.00        0.00        0.00        0.00
  METER OPERATIONS                        0.00        0.00        0.00        0.00
 TELECOMMUNICATIONS
  TELECOM ENGINEERING                     0.00        0.00        0.00        0.00
  TELECOM OPERATIONS                      0.00       30.64        0.00        0.00
 OPERATIONS IMPROVEMENT
  LAND MANAGEMENT-FORESTRY                0.00        0.00        0.00        0.00
  LAND MGMT-REAL ESTATE                   0.00        0.00        0.00        0.00
 ENERGY DELIVERY & CUSTOMER REL
  PLANNING & BUDGETING                    0.00        0.00        0.00        0.00
COAL TERMINAL
  COOK COAL TERMINAL                      0.00        0.00        0.00        0.00
  PUTNAM                                  0.00        0.00        0.00        0.00
FOSSIL POWER PLANT
  MANAGERIAL                              0.00        0.00        0.00        0.00
  ENERGY PRODUCTION                       0.00        0.00        0.00        0.00
  PRODUCTION SUPPORT                      0.00        0.00        0.00        0.00
  ADMINISTRATIVE & TECH SERV              0.00        0.00        0.00        0.00
HYDRO PLANT                               0.00        0.00        0.00        0.00
NUCLEAR GENERATION                        0.00        0.00        0.00        0.00
ADMINISTRATIVE SUPPORT
 ADMINISTRATIVE
  STATE PRES/ENVIR & GOV'T                0.00        0.00        0.00        0.00
  CORPORATE COMMUNICATIONS                0.00    3,148.95        2.09        0.00
  RATES                                   0.00        0.00        0.00        0.00
  OTHER ADMIN GROUPS                      0.00    2,964.86    1,302.49        0.00
 ACCOUNTING
  ADMINISTRATIVE                          0.00        0.00        0.00        0.00
 CORPORATE SERVICES
  CORPORATE SERVICES-ADMIN                0.00        0.00        0.00        0.00
  FLEET MANAGEMENT                        0.00   20,903.32        0.00        0.00
  BUILDING SERVICES                       0.00   33,169.23      (11.15)       0.00
  OFFICE SERVICES                         0.00        0.00        0.00        0.00

LABOR FRINGES ON O&M LABOR                0.00   48,665.64       96.53        0.00
TOTAL O&M COSTS                           0.00  615,538.01    3,197.56        0.00
CONSTRUCTION, RETIRE, OTHER WI            0.00  220,105.59   47,912.34        0.00
MATERIAL & SUPPLY COSTS                   0.00    3,336.17    1,144.23        0.00
FACILITY COSTS                            0.00        0.00        0.00        0.00
INVESTMENT CARRYING CHARGES               0.00        0.00        0.00        0.00
COMPANY TOTAL                             0.00  838,979.77   52,254.13        0.00
        OHIO POWER COMPANY
1999 INTERCOMPANY BILLING COSTS INCURRED


COMPANY BENEFITING FROM WORK             Total       KGPCO        APCO        KPCO         I&M

ORGANIZATION PROVIDING SERVICE
O&M COSTS
MARKETING
  CONSUMER MARKETING                 13,270.69      500.00        0.00      500.00        0.00
  ECONOMIC DEVELOPMENT               36,553.31        0.00        0.00        0.00        0.00
  BUSINESS SERVICES                 164,180.92        0.00        0.00        0.00        0.00
DISTRIBUTION REGIONS
  MANAGERIAL                         38,202.29        0.00    6,745.05      971.30    9,992.00
  CUSTOMER SERVICES                 525,429.34        0.00  129,544.11    3,968.44    2,889.19
  ENGENEERING & PLANNING            215,172.68        8.22   22,193.91    3,035.26      387.93
  ENGINEERING INFO & DRAFTING        88,042.75        0.00        0.00      135.43       93.36
  STORES                             43,976.83        0.00   36,441.41     (388.30)   1,002.75
  OPERATIONS-ADMINISTRATIVE         123,976.68        0.00   17,289.30   10,565.30   10,213.19
  OPERATIONS-METER                  177,719.76        0.00   52,149.79   22,912.13        0.00
  OPERATIONS-LINE                  1,522,080.08      21.11  501,981.68  110,098.91   30,380.35
ENERGY DISTRIBUTION SUPPORT
 DISTRIBUTION OPERATIONS
  DISTRIBUTION OPERATIONS             1,486.22        0.00        0.00        0.00        0.00
  RIGHT OF WAY MAINTENANCE           32,206.09        0.00    4,816.57    2,408.31    1,790.11
 DISTRIBUTION ENGINEERING
  DISTRIBUTION ENG&PLANNING               0.00        0.00        0.00        0.00        0.00
 DISTRIBUTION DATA SYSTEMS
  DATABASE APPLICATIONS                 694.51        0.00        0.00        0.00        0.00
  JOINT USE                          26,166.04      482.62        0.00    2,155.12        0.00
T&D MATERIAL DISTRIBUTION
  CENTRAL WAREHOUSE                     963.31        0.00      241.80        0.00      595.63
ENERGY TRANSMISSION
 TRANSMISSION REGIONS
  TRANSMISSION LINE                 846,634.81        0.00  110,100.45   40,498.64   27,094.76
  PROTECTION & CONTROL              135,054.47        0.81    6,257.38    2,692.55      888.26
  STATION                           789,013.80      757.87   40,363.95   54,820.98    9,337.07
 TRANSMISSION SYSTEM ENG
  LINE ENGINEERING                        0.00        0.00        0.00        0.00        0.00
  LINE ENG/RIGHT OF WAY                   0.00        0.00        0.00        0.00        0.00
  LINE ENGINEERING/SURVEY                 0.00        0.00        0.00        0.00        0.00
  PROTECTION & CONTROL                    0.00        0.00        0.00        0.00        0.00
  STATION ENGINEERING                     0.00        0.00        0.00        0.00        0.00
 STATION CONSTRUCTION O&M ADM
  SYSTEM MAINT-TOOLS/EQUIP           44,506.54        7.93   10,149.07    2,440.75   16,864.24
 OPERATIONS CENTER                 1,289,192.00     286.79   39,303.76    9,464.86   30,891.38
ENERGY DELIVERY SUPPORT
 MEASURE & CUST SUPPORT
  MEASUREMENTS ENG & SUPT            24,318.66        0.00       71.31      191.48        0.00
  METER OPERATIONS                  427,547.82       25.56    1,303.08      153.36  192,251.14
 TELECOMMUNICATIONS
  TELECOM ENGINEERING                     0.00        0.00        0.00        0.00        0.00
  TELECOM OPERATIONS                 87,226.44      793.23    7,068.60    1,829.06    3,418.08
 OPERATIONS IMPROVEMENT
  LAND MANAGEMENT-FORESTRY            6,710.53        1.35      118.55        6.75       37.82
  LAND MGMT-REAL ESTATE              14,145.87        0.00       25.42        5.58      139.52
 ENERGY DELIVERY & CUSTOMER REL
  PLANNING & BUDGETING                  244.19        0.00        0.00        0.00        0.00
COAL TERMINAL
  COOK COAL TERMINAL                      0.00        0.00        0.00        0.00        0.00
  PUTNAM                                  0.00        0.00        0.00        0.00        0.00
FOSSIL POWER PLANT
  MANAGERIAL                        107,384.00        0.00    1,284.71        0.00      138.12
  ENERGY PRODUCTION                  38,649.85        0.00      113.28      181.58      263.36
  PRODUCTION SUPPORT                 18,642.90        6.70   14,478.49      249.29      187.27
  ADMINISTRATIVE & TECH SERV         10,717.52        6.14      853.45       36.74      318.83
HYDRO PLANT                           9,176.08        0.00    9,176.08        0.00        0.00
NUCLEAR GENERATION                        0.00        0.00        0.00        0.00        0.00
ADMINISTRATIVE SUPPORT
 ADMINISTRATIVE
  STATE PRES/ENVIR & GOV'T           40,810.75        0.00        0.00        0.00        0.00
  CORPORATE COMMUNICATIONS           47,764.78      540.51   15,278.40    3,258.03   10,269.63
  RATES                              43,073.13        0.00        0.00        0.00        0.00
  OTHER ADMIN GROUPS                739,115.54   31,231.66  616,016.73  110,239.37  285,950.00
 ACCOUNTING
  ADMINISTRATIVE                      6,484.92       90.94    2,574.68      545.62    1,727.75
 CORPORATE SERVICES
  CORPORATE SERVICES-ADMIN               56.33        0.00       56.33        0.00        0.00
  FLEET MANAGEMENT                  287,603.76        1.48   16,445.83    5,795.72   15,164.77
  BUILDING SERVICES                 547,621.89    3,042.89  151,259.93   21,650.13   58,566.57
  OFFICE SERVICES                   676,379.95    8,657.04  270,498.65   51,140.75  163,204.86

LABOR FRINGES ON O&M LABOR          717,562.56      838.27  145,548.10   29,180.38   42,648.82
TOTAL O&M COSTS                    9,965,760.59  47,301.12 2,229,749.85 490,743.52  916,706.76
CONSTRUCTION, RETIRE, OTHER WI     8,435,099.99  12,932.09 1,747,725.18 418,038.50  848,714.44
MATERIAL & SUPPLY COSTS            4,377,118.25  43,427.37 1,326,639.62 424,753.33  200,590.29
FACILITY COSTS                     1,363,188.00       0.00  131,592.00   55,776.00   12,096.00
INVESTMENT CARRYING CHARGES        1,604,196.00       0.00  351,324.00  128,712.00   34,728.00
COMPANY TOTAL                      25,745,362.8 103,660.58 5,787,030.651,518,023.352,012,835.49
        OHIO POWER COMPANY
1999 INTERCOMPANY BILLING COSTS INCURRED


COMPANY BENEFITING FROM WORK              WPCO        OPCO          CSP       AEPSC

ORGANIZATION PROVIDING SERVICE
O&M COSTS
MARKETING
  CONSUMER MARKETING                  4,228.06        0.00     8,042.63        0.00
  ECONOMIC DEVELOPMENT                    0.00        0.00    36,553.31        0.00
  BUSINESS SERVICES                       0.00        0.00   164,180.92        0.00
DISTRIBUTION REGIONS
  MANAGERIAL                          4,111.29        0.00    16,382.65        0.00
  CUSTOMER SERVICES                 233,606.02        0.00   155,421.58        0.00
  ENGENEERING & PLANNING             81,220.03        0.00   108,327.33        0.00
  ENGINEERING INFO & DRAFTING        86,929.88        0.00       884.08        0.00
  STORES                                  0.00        0.00     6,920.97        0.00
  OPERATIONS-ADMINISTRATIVE          17,990.97        0.00    67,917.92        0.00
  OPERATIONS-METER                    9,831.08        0.00    92,826.76        0.00
  OPERATIONS-LINE                    97,048.59        0.00   782,549.44        0.00
ENERGY DISTRIBUTION SUPPORT
 DISTRIBUTION OPERATIONS
  DISTRIBUTION OPERATIONS                 0.00        0.00     1,486.22        0.00
  RIGHT OF WAY MAINTENANCE            3,774.69        0.00    19,416.41        0.00
 DISTRIBUTION ENGINEERING
  DISTRIBUTION ENG&PLANNING               0.00        0.00         0.00        0.00
 DISTRIBUTION DATA SYSTEMS
  DATABASE APPLICATIONS                   0.00        0.00       694.51        0.00
  JOINT USE                          15,170.08        0.00     8,358.22        0.00
T&D MATERIAL DISTRIBUTION
  CENTRAL WAREHOUSE                       0.00        0.00       125.88        0.00
ENERGY TRANSMISSION
 TRANSMISSION REGIONS
  TRANSMISSION LINE                  51,769.77        0.00   617,171.19        0.00
  PROTECTION & CONTROL               73,271.72        0.00    51,943.75        0.00
  STATION                           225,864.16        0.00   457,869.77        0.00
 TRANSMISSION SYSTEM ENG
  LINE ENGINEERING                        0.00        0.00         0.00        0.00
  LINE ENG/RIGHT OF WAY                   0.00        0.00         0.00        0.00
  LINE ENGINEERING/SURVEY                 0.00        0.00         0.00        0.00
  PROTECTION & CONTROL                    0.00        0.00         0.00        0.00
  STATION ENGINEERING                     0.00        0.00         0.00        0.00
 STATION CONSTRUCTION O&M ADM
  SYSTEM MAINT-TOOLS/EQUIP            1,615.58        0.00    13,428.97        0.00
 OPERATIONS CENTER                   34,723.03        0.00 1,174,522.18        0.00
ENERGY DELIVERY SUPPORT
 MEASURE & CUST SUPPORT
  MEASUREMENTS ENG & SUPT                 0.00        0.00    24,055.87        0.00
  METER OPERATIONS                    7,726.09        0.00   226,088.59        0.00
 TELECOMMUNICATIONS
  TELECOM ENGINEERING                     0.00        0.00         0.00        0.00
  TELECOM OPERATIONS                 49,056.69        0.00    25,060.78        0.00
 OPERATIONS IMPROVEMENT
  LAND MANAGEMENT-FORESTRY                1.35        0.00     6,544.71        0.00
  LAND MGMT-REAL ESTATE                   0.00        0.00    13,975.35        0.00
 ENERGY DELIVERY & CUSTOMER REL
  PLANNING & BUDGETING                    0.00        0.00       244.19        0.00
COAL TERMINAL
  COOK COAL TERMINAL                      0.00        0.00         0.00        0.00
  PUTNAM                                  0.00        0.00         0.00        0.00
FOSSIL POWER PLANT
  MANAGERIAL                              0.00        0.00   105,961.17        0.00
  ENERGY PRODUCTION                       0.00        0.00    38,091.63        0.00
  PRODUCTION SUPPORT                      6.71        0.00     3,714.44        0.00
  ADMINISTRATIVE & TECH SERV              6.11        0.00     9,496.25        0.00
HYDRO PLANT                               0.00        0.00         0.00        0.00
NUCLEAR GENERATION                        0.00        0.00         0.00        0.00
ADMINISTRATIVE SUPPORT
 ADMINISTRATIVE
  STATE PRES/ENVIR & GOV'T                0.00        0.00    40,810.75        0.00
  CORPORATE COMMUNICATIONS              571.97        0.00    17,846.24        0.00
  RATES                                   0.00        0.00    43,073.13        0.00
  OTHER ADMIN GROUPS                (47,686.68)       0.00  (256,635.54)       0.00
 ACCOUNTING
  ADMINISTRATIVE                         90.93        0.00     1,455.00        0.00
 CORPORATE SERVICES
  CORPORATE SERVICES-ADMIN                0.00        0.00         0.00        0.00
  FLEET MANAGEMENT                  142,671.78        0.00   107,524.18        0.00
  BUILDING SERVICES                  30,284.82        0.00   282,817.55        0.00
  OFFICE SERVICES                     7,937.58        0.00   174,941.07        0.00

LABOR FRINGES ON O&M LABOR          116,272.83        0.00   383,074.16        0.00
TOTAL O&M COSTS                    1,248,095.13       0.00 5,033,164.21        0.00
CONSTRUCTION, RETIRE, OTHER WI      465,030.91        0.00 4,942,658.87        0.00
MATERIAL & SUPPLY COSTS              76,931.85        0.00 2,304,775.79        0.00
FACILITY COSTS                       54,648.00        0.00   304,128.00  804,948.00
INVESTMENT CARRYING CHARGES          50,232.00        0.00   609,072.00  430,128.00
COMPANY TOTAL                      1,894,937.89       0.00 13,193,798.871,235,076.00
 COLUMBUS SOUTHERN POWER COMPANY
1999 INTERCOMPANY BILLING COSTS INCURRED


COMPANY BENEFITING FROM WORK             Total       KGPCO        APCO        KPCO         I&M

ORGANIZATION PROVIDING SERVICE
O&M COSTS
MARKETING
  CONSUMER MARKETING                 84,104.63    4,000.00        0.00        0.00        0.00
  ECONOMIC DEVELOPMENT                2,099.93        0.00        0.00        0.00        0.00
  BUSINESS SERVICES                   7,590.45        0.00        0.00        0.00        0.00
DISTRIBUTION REGIONS
  MANAGERIAL                         59,193.72        8.60    2,839.06    5,173.64      183.94
  CUSTOMER SERVICES                 452,890.91        0.86   11,911.47   67,497.56       16.34
  ENGENEERING & PLANNING            257,304.92        2.53   24,895.36   71,896.18       45.57
  ENGINEERING INFO & DRAFTING        63,381.52        0.00      998.11   19,256.80        0.00
  STORES                              4,889.96       38.49      698.47        0.00        0.00
  OPERATIONS-ADMINISTRATIVE         749,362.12        0.00   22,292.11   22,112.33        0.00
  OPERATIONS-METER                   16,046.72        0.00      385.37      138.89    1,299.09
  OPERATIONS-LINE                   374,377.37        0.00   19,083.91   72,359.25        3.86
ENERGY DISTRIBUTION SUPPORT
 DISTRIBUTION OPERATIONS
  DISTRIBUTION OPERATIONS           214,561.03       38.69    1,213.65    8,393.83    2,342.70
  RIGHT OF WAY MAINTENANCE          124,024.19        0.00    4,306.52   15,749.72        0.00
 DISTRIBUTION ENGINEERING
  DISTRIBUTION ENG&PLANNING         118,393.15       29.93      916.03   18,164.32    1,509.28
 DISTRIBUTION DATA SYSTEMS
  DATABASE APPLICATIONS              17,711.18        0.00        0.00        0.00    8,245.19
  JOINT USE                         127,701.18        0.00        0.00        0.00        0.00
T&D MATERIAL DISTRIBUTION
  CENTRAL WAREHOUSE                     282.84        0.00        0.00        0.00        0.00
ENERGY TRANSMISSION
 TRANSMISSION REGIONS
  TRANSMISSION LINE                  17,891.90        0.00   12,289.52      118.30      417.95
  PROTECTION & CONTROL              101,600.13        0.81   10,183.71    2,457.61      175.20
  STATION                           717,961.47      436.25   70,925.74   44,090.07   12,195.10
 TRANSMISSION SYSTEM ENG
  LINE ENGINEERING                        0.00        0.00        0.00        0.00        0.00
  LINE ENG/RIGHT OF WAY                   0.00        0.00        0.00        0.00        0.00
  LINE ENGINEERING/SURVEY                 0.00        0.00        0.00        0.00        0.00
  PROTECTION & CONTROL                    0.00        0.00        0.00        0.00        0.00
  STATION ENGINEERING                     0.00        0.00        0.00        0.00        0.00
 STATION CONSTRUCTION O&M ADM
  SYSTEM MAINT-TOOLS/EQUIP          114,662.54       10.54    3,051.38    1,277.12   18,476.68
 OPERATIONS CENTER                 2,091,887.54   1,731.87    5,533.40    1,175.78    3,723.40
ENERGY DELIVERY SUPPORT
 MEASURE & CUST SUPPORT
  MEASUREMENTS ENG & SUPT                 0.00        0.00        0.00        0.00        0.00
  METER OPERATIONS                        0.00        0.00        0.00        0.00        0.00
 TELECOMMUNICATIONS
  TELECOM ENGINEERING                     0.00        0.00        0.00        0.00        0.00
  TELECOM OPERATIONS                366,818.74    5,743.13   55,172.86   17,642.39   30,784.53
 OPERATIONS IMPROVEMENT
  LAND MANAGEMENT-FORESTRY          242,734.90        0.00      359.62      700.91      968.71
  LAND MGMT-REAL ESTATE             311,590.85    1,030.64        0.00    5,824.54   17,473.65
 ENERGY DELIVERY & CUSTOMER REL
  PLANNING & BUDGETING               88,272.00   88,272.00        0.00        0.00        0.00
COAL TERMINAL
  COOK COAL TERMINAL                      0.00        0.00        0.00        0.00        0.00
  PUTNAM                                  0.00        0.00        0.00        0.00        0.00
FOSSIL POWER PLANT
  MANAGERIAL                              0.00        0.00        0.00        0.00        0.00
  ENERGY PRODUCTION                 330,788.59        0.00  306,352.19        0.00   24,369.62
  PRODUCTION SUPPORT                (45,600.68)       0.00  (47,300.70)       0.00    1,469.64
  ADMINISTRATIVE & TECH SERV            143.61        0.00       75.64        0.00        0.00
HYDRO PLANT                               0.00        0.00        0.00        0.00        0.00
NUCLEAR GENERATION                        0.00        0.00        0.00        0.00        0.00
ADMINISTRATIVE SUPPORT
 ADMINISTRATIVE
  STATE PRES/ENVIR & GOV'T          712,071.39      106.90    2,993.20      534.50    1,924.20
  CORPORATE COMMUNICATIONS          129,754.83      132.98    2,985.18      719.16    2,168.53
  RATES                             245,666.63        0.00        0.00        0.00        0.00
  OTHER ADMIN GROUPS                147,600.32      162.83   89,064.52    4,226.62    6,644.10
 ACCOUNTING
  ADMINISTRATIVE                          0.00        0.00        0.00        0.00        0.00
 CORPORATE SERVICES
  CORPORATE SERVICES-ADMIN          119,632.77      145.09    4,191.51      870.50    2,756.69
  FLEET MANAGEMENT                  247,917.88       63.35    4,295.61   11,595.09    1,752.74
  BUILDING SERVICES                 245,141.03       99.61   20,848.26    2,916.57    2,144.96
  OFFICE SERVICES                  1,183,242.63  13,369.71  381,945.68   80,218.29  254,572.50

LABOR FRINGES ON O&M LABOR          702,451.22    1,266.69   53,449.88   41,194.28   28,603.94
TOTAL O&M COSTS                    10,746,146.1 116,691.50 1,065,957.26 516,304.25  424,268.11
CONSTRUCTION, RETIRE, OTHER WI     2,345,529.50   9,587.60  388,115.93  354,462.73    7,102.86
MATERIAL & SUPPLY COSTS             407,240.16     (115.84)  59,822.33   71,193.88   73,337.66
FACILITY COSTS                     3,003,000.00       0.00   19,140.00   48,648.00        0.00
INVESTMENT CARRYING CHARGES        1,752,708.00       0.00    6,708.00    2,148.00        0.00
COMPANY TOTAL                      18,254,623.7 126,163.26 1,539,743.52 992,756.86  504,708.63
  COLUMBUS SOUTHERN POWER COMPANY
1999 INTERCOMPANY BILLING COSTS INCURRED


COMPANY BENEFITING FROM WORK              WPCO         OPCO         CSP       AEPSC

ORGANIZATION PROVIDING SERVICE
O&M COSTS
MARKETING
  CONSUMER MARKETING                  1,677.23    78,427.40        0.00        0.00
  ECONOMIC DEVELOPMENT                    0.00     2,099.93        0.00        0.00
  BUSINESS SERVICES                       0.00     7,590.45        0.00        0.00
DISTRIBUTION REGIONS
  MANAGERIAL                              8.59    50,979.89        0.00        0.00
  CUSTOMER SERVICES                       0.86   373,463.82        0.00        0.00
  ENGENEERING & PLANNING                  2.52   160,462.76        0.00        0.00
  ENGINEERING INFO & DRAFTING             0.00    43,126.61        0.00        0.00
  STORES                                  0.00     4,153.00        0.00        0.00
  OPERATIONS-ADMINISTRATIVE               0.00   704,957.68        0.00        0.00
  OPERATIONS-METER                        0.00    14,223.37        0.00        0.00
  OPERATIONS-LINE                    10,574.25   272,356.10        0.00        0.00
ENERGY DISTRIBUTION SUPPORT
 DISTRIBUTION OPERATIONS
  DISTRIBUTION OPERATIONS             4,892.93   197,679.23        0.00        0.00
  RIGHT OF WAY MAINTENANCE            1,390.46   102,577.49        0.00        0.00
 DISTRIBUTION ENGINEERING
  DISTRIBUTION ENG&PLANNING           4,648.21    93,125.38        0.00        0.00
 DISTRIBUTION DATA SYSTEMS
  DATABASE APPLICATIONS                 454.95     9,011.04        0.00        0.00
  JOINT USE                               0.00   127,701.18        0.00        0.00
T&D MATERIAL DISTRIBUTION
  CENTRAL WAREHOUSE                       0.00       282.84        0.00        0.00
ENERGY TRANSMISSION
 TRANSMISSION REGIONS
  TRANSMISSION LINE                      16.90     5,049.23        0.00        0.00
  PROTECTION & CONTROL                1,218.96    87,563.84        0.00        0.00
  STATION                            17,619.32   572,694.99        0.00        0.00
 TRANSMISSION SYSTEM ENG
  LINE ENGINEERING                        0.00         0.00        0.00        0.00
  LINE ENG/RIGHT OF WAY                   0.00         0.00        0.00        0.00
  LINE ENGINEERING/SURVEY                 0.00         0.00        0.00        0.00
  PROTECTION & CONTROL                    0.00         0.00        0.00        0.00
  STATION ENGINEERING                     0.00         0.00        0.00        0.00
 STATION CONSTRUCTION O&M ADM
  SYSTEM MAINT-TOOLS/EQUIP              452.28    91,394.54        0.00        0.00
 OPERATIONS CENTER                   32,214.24 2,047,508.85        0.00        0.00
ENERGY DELIVERY SUPPORT
 MEASURE & CUST SUPPORT
  MEASUREMENTS ENG & SUPT                 0.00         0.00        0.00        0.00
  METER OPERATIONS                        0.00         0.00        0.00        0.00
 TELECOMMUNICATIONS
  TELECOM ENGINEERING                     0.00         0.00        0.00        0.00
  TELECOM OPERATIONS                  1,024.51   256,451.32        0.00        0.00
 OPERATIONS IMPROVEMENT
  LAND MANAGEMENT-FORESTRY                0.00   240,705.66        0.00        0.00
  LAND MGMT-REAL ESTATE                 647.30   286,614.72        0.00        0.00
 ENERGY DELIVERY & CUSTOMER REL
  PLANNING & BUDGETING                    0.00         0.00        0.00        0.00
COAL TERMINAL
  COOK COAL TERMINAL                      0.00         0.00        0.00        0.00
  PUTNAM                                  0.00         0.00        0.00        0.00
FOSSIL POWER PLANT
  MANAGERIAL                              0.00         0.00        0.00        0.00
  ENERGY PRODUCTION                       0.00        66.78        0.00        0.00
  PRODUCTION SUPPORT                      0.00       230.38        0.00        0.00
  ADMINISTRATIVE & TECH SERV              0.00        67.97        0.00        0.00
HYDRO PLANT                               0.00         0.00        0.00        0.00
NUCLEAR GENERATION                        0.00         0.00        0.00        0.00
ADMINISTRATIVE SUPPORT
 ADMINISTRATIVE
  STATE PRES/ENVIR & GOV'T              106.90   706,405.69        0.00        0.00
  CORPORATE COMMUNICATIONS              100.00   123,648.98        0.00        0.00
  RATES                                   0.00   245,666.63        0.00        0.00
  OTHER ADMIN GROUPS                    289.11    47,213.14        0.00        0.00
 ACCOUNTING
  ADMINISTRATIVE                          0.00         0.00        0.00        0.00
 CORPORATE SERVICES
  CORPORATE SERVICES-ADMIN            1,793.04   109,875.94        0.00        0.00
  FLEET MANAGEMENT                    1,964.97   228,246.12        0.00        0.00
  BUILDING SERVICES                  41,789.26   177,342.37        0.00        0.00
  OFFICE SERVICES                    13,408.25   439,728.20        0.00        0.00

LABOR FRINGES ON O&M LABOR            9,280.39   568,656.04        0.00        0.00
TOTAL O&M COSTS                     145,575.43 8,477,349.56        0.00        0.00
CONSTRUCTION, RETIRE, OTHER WI       49,697.61 1,536,562.77        0.00        0.00
MATERIAL & SUPPLY COSTS                 943.00   202,059.13        0.00        0.00
FACILITY COSTS                       11,028.00   284,952.00        0.00 2,639,232.00
INVESTMENT CARRYING CHARGES           8,688.00   169,884.00        0.00 1,565,280.00
COMPANY TOTAL                       215,932.04 10,670,807.46       0.00 4,204,512.00

                               EXHIBIT G

SEE EXHIBIT 27 FOR FINANCIAL DATA SCHEDULES.



EXHIBIT H

Organization chart showing the relationship of each EWG or foreign utility company in which the system holds an interest to other system companies.

Each direct or indirect subsidiary of AEP Co., Inc. listed below is owned by the company immediately above it not indented to the same degree. The percentage ownership is 100% except where noted.

American Electric Power Company, Inc.
  AEP Resources, Inc.
    AEP Resources Australia Pty., Ltd.
      Pacific Hydro Ltd. (20%) (FUCO)
    AEPR Australia Holdings Pty., Ltd.
      AEP Resources CitiPower I Pty. Ltd.
       Australia's Energy Partnership (a)
        Marregon (No. 2) Pty. Ltd.
         CitiPower Pty. (FUCO)
          CitiPower Trust (FUCO)
      AEP Resources CitiPower II Pty. Ltd.
       Australia's Energy Partnership (a)
        Marregon (No. 2) Pty. Ltd.
         CitiPower Pty. (FUCO)
          CitiPower Trust (FUCO)
    AEP Resources International, Limited
      AEP Pushan Power LDC (b)
        Nanyang General Light Electric Co., Ltd. (FUCO) (c)
      AEP Resources Project Management Company, Ltd.
        AEP Pushan Power LDC (b)
          Nanyang General Light Electric Co., Ltd. (FUCO) (c)
    Yorkshire Power Group Limited (d)
      Yorkshire Holdings plc
        Yorkshire Electricity Group plc (FUCO)
    AEP Holdings I C.V. (FUCO) (e)
      AEP Holdings II C.V. (FUCO) (f)
        AEP Energy Services Limited (FUCO)
        Intergen Denmark, Aps (FUCO) (g)

   AEP Delaware Investment Company (FUCO)
      AEP Holdings I C.V. (FUCO) (e)
        AEP Holdings II C.V. (FUCO) (f)
          AEP Energy Services Limited (FUCO)
          Intergen Denmark, Aps (FUCO) (g)
    AEP Delaware Investment Company II (FUCO)
      AEP Holdings II C.V. (FUCO) (f)
        AEP Energy Services Limited (FUCO)
        Intergen Denmark, Aps (FUCO) (g)

(a) Owned 99% by AEP Resources CitiPower I Pty. Ltd. and 1% by AEP Resources CitiPower II Pty. Ltd.
(b) Owned 99% by AEP Resources International, Limited and 1% by AEP Resources Project Management Company, Ltd.
(c) AEP Pushan Power LDC owns 70% and the remaining 30% is owned by two unaffiliated companies.
(d)  Owned 50% by AEP Resources, Inc.
(e)  Owned 99% by AEP Resources, Inc. and 1% by AEP Delaware Investment Company.
(f)  Owned 85% by AEP Holdings I C.V. and 15% by
     AEP Delaware Investment Company II.
(g)  Owned 50% by AEP Holdings II C.V. and 50% by an unaffiliated company.

   As of December 31, 1999 the direct and indirect investment as defined in Rule 53 by AEP Co., Inc. in EWG's and FUCO's was $885,141,000.

                               EXHIBIT I


In December 1999 the Company established AEP Energy Services Limited through AEP Holdings I C.V., a special purpose subsidiary of AEP Resources, Inc. Additionally in December 1999, AEP Resources, Inc., through its indirect subsidiary, AEP Holdings II C.V., acquired a 50% interest in Intergen
Denmark, Aps. Audited financial statements for American Electric Power Company's EWG's and FUCO's are not available, therefore unaudited statements are included in this filing.

The unaudited financial statements for AEP Energy Services Limited, AEPR Australia Holdings Pty., Ltd. and
Nanyang General Light Electric Co., Ltd. are filed confidentially pursuant to Rule 104(b) of the PUHCA.

Intergen Denmark, Aps, Pacific Hydro, Ltd. and Yorkshire Power Group Limited's financial statements are filed under Item 10.

                    SIGNATURE

     The undersigned system company has duly caused this annual report to besigned on its behalf by the undersigned, thereunto duly authorized, pursuant to the requirements of the Public Utility Holding Company
Act of 1935.



                    AMERICAN ELECTRIC POWER COMPANY,  INC.


                      By      /s/    Armando A.   Pena
                                     Armando A.  Pena
                                        Treasurer






April 26, 2000